Form 10-K, Exhibit 13
period 1999-11-26
GOLDMAN SACHS GROUP INC
filed 2000-02-14
CIK 886982

                                                                    Exhibit 13.1

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

     Goldman Sachs is a global investment banking and securities firm that provides a wide range of services worldwide to a substantial and diversified client base.

     Our activities are divided into two segments:

          GLOBAL CAPITAL MARKETS. This segment comprises Investment Banking, which includes Financial Advisory and Underwriting, and Trading and Principal Investments, which includes Fixed Income, Currency and Commodities (FICC), Equities and Principal Investments (Principal Investments primarily represents net revenues from our merchant banking investments); and

          ASSET MANAGEMENT AND SECURITIES SERVICES. This segment comprises Asset Management, Securities Services and Commissions.

     All references to 1999, 1998 and 1997 refer to our fiscal year ended, or the date, as the context requires, November 26, 1999, November 27, 1998 and November 28, 1997, respectively.

     When we use the terms "Goldman Sachs," "we" and "our," we mean, prior to our conversion to corporate form, The Goldman Sachs Group, L.P., a Delaware limited partnership, and its consolidated subsidiaries and, after our conversion to corporate form, The Goldman Sachs Group, Inc., a Delaware corporation, and its consolidated subsidiaries.

     In this discussion, we have included statements that may constitute "forward-looking statements" within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and beyond our control. These statements relate to our future plans and objectives, among other things. By identifying these statements for you in this manner, we are alerting you to the possibility that our actual results may differ, possibly materially, from the results indicated in these forward-looking statements. The factors noted below under "-- Results of Operations -- Certain Factors That May Affect Our Results of Operations," among others, could cause actual results to differ from those in our forward-looking statements.

                            INITIAL PUBLIC OFFERING

     On May 7, 1999, we converted from a partnership to a corporation and completed our initial public offering. In that offering, we sold 51,000,000 shares of common stock.

                              BUSINESS ENVIRONMENT

     We operated in a particularly favorable business environment in 1999, as global equity and many fixed income markets recovered from the turbulent conditions of the second half of 1998, though government bond markets in the United States and Europe experienced a significant rise in yields. The improved business environment provided a positive climate for our investment banking activities, as well as for our customer-driven and proprietary trading activities. Economic and market conditions were also favorable for wealth creation, which contributed positively to growth in our asset management businesses.

     The macroeconomic environment in 1999 was particularly healthy in the United States, where strong economic growth and low unemployment continued to be combined with low levels of inflation. Major U.S. equity markets reached record levels during the year as corporate earnings growth was strong and activity in the new issues and mergers and acquisitions arenas increased markedly. The pace of economic growth and the restoration of more normal conditions in financial markets prompted the Federal Reserve to raise interest rates three times during the second half of 1999, returning interest rates to levels in existence before the 1998 financial market crisis.

     European equity markets posted solid gains in 1999 as economic growth improved and cross-border business combinations increased to record levels following the introduction of the European Economic and Monetary Union (EMU) in January. The new European Central Bank held short-term interest rates at low levels for most of the year, despite a weakening in the euro against the U.S. dollar. In Asia, the economic recovery in Japan resulted in an appreciation of the yen versus the U.S. dollar and led Japanese equity markets higher. Financial markets throughout Asia benefited from renewed economic growth in the region.

                             RESULTS OF OPERATIONS

     The composition of our net revenues has varied over time as financial markets and the scope of our operations have changed. The composition of net revenues can also vary over the shorter term due to fluctuations in U.S. and global economic and market conditions. As a result, period-to-period comparisons may not be meaningful. In addition, Goldman Sachs' conversion to corporate form has affected, and will continue to affect, our operating results in several significant ways:

          1. FORMER PARTNER COMPENSATION. As a corporation, payments for services rendered by managing directors who, prior to our conversion to corporate form, were profit participating limited partners are included in compensation and benefits expense. In prior years, these payments were accounted for as distributions of partners' capital rather than as compensation and benefits expense. As a result, our 1998 and 1997 compensation and benefits expense understate the cost of doing business in corporate form.

          2. ONGOING STOCK-BASED COMPENSATION. As part of compensation, restricted stock units and other forms of stock-based compensation can be awarded to employees. Of the total restricted stock units that were granted at the end of 1999, approximately 50% require future service as a condition to the delivery of the underlying shares of common stock. In accordance with Accounting Principles Board Opinion No. 25, the restricted stock units with future service requirements will generally be recorded as compensation expense over the four-year service period following the date of grant as follows: 52%, 28%, 14% and 6% in years one, two, three and four, respectively.

          3. AMORTIZATION OF EMPLOYEE INITIAL PUBLIC OFFERING AWARDS. We have recorded, and will continue to record over the five-year vesting period following the date of grant, noncash expense related to the amortization of certain restricted stock units awarded to employees in connection with our initial public offering. These restricted stock units had a value of $1.76 billion on the date of grant, approximately 26% of which will be amortized as a noncash expense, after giving effect to forfeitures, in the 12 months following the date of grant. The remaining 74% of the value of these restricted stock units will be amortized over the next four years as follows: 26%, 26%, 15% and 7% in years two, three, four and five, respectively.

          4. INCOME TAXES. As a corporation, our operating results have become, and will continue to be, subject to U.S. federal, state and local corporate income taxes and, therefore, to a higher tax rate than we incurred as a partnership. Our effective tax rate for the period from May 7, 1999 to the end of the fiscal year, excluding the effect of nonrecurring items, was 40%.

     For a further discussion of the effect of these items on our actual and pro forma operating results, see "-- Operating Expenses" and "-- Pro Forma Operating Results" below and the notes to the consolidated financial statements.

CERTAIN FACTORS THAT MAY AFFECT OUR RESULTS OF OPERATIONS

     As an investment banking and securities firm, our businesses are materially affected by conditions in the financial markets and economic conditions generally, both in the United States and elsewhere around the world. The financial markets in the United States and elsewhere have achieved record or near record levels, and the favorable business environment in which we have operated will not continue indefinitely. In the event of a change in market conditions, our businesses could be adversely affected in many ways, including the following:

     - We generally maintain large trading and investment positions, including merchant banking investments, in the fixed income, currency, commodity and equity markets, and in real estate and other assets, and we may incur significant losses if market fluctuations or volatility adversely affect the value of these positions.

     - Unfavorable financial or economic conditions would likely reduce the number and size of transactions in which we provide underwriting, mergers and acquisitions advisory, and other services, and could thereby adversely affect our results of operations.

     - A market downturn would likely lead to a decline in the volume of transactions that we execute for our cus-tomers and, therefore, to a decline in the revenues we receive from commissions and spreads. A market downturn could also result in a decline in the fees we earn for managing assets. Moreover, even in the absence of a market downturn, below-market performance by our mutual funds could result in a decline in assets under management and therefore in the fees we receive.

     - Concentration of risk in the past has increased the losses that we have incurred in our arbitrage, market-making, block trading, underwriting, and lending businesses and may continue to do so in the future. In particular, in the case of block trading, we expect the trend toward an increase in the number and size of trades to continue.

     - A prolonged market downturn could impair our operating results for a long period of time. In such a downturn, our revenues may decline and, if we were unable to reduce expenses at the same pace, our profit margins would erode.

     If any of the variety of instruments and strategies we utilize to hedge or otherwise manage our exposure to various types of risk are not effective, we may incur losses. Our hedging strategies and other risk management techniques may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk, including risks that are unidentified or unanticipated.

     Liquidity, i.e., ready access to funds, is essential to our businesses. Our liquidity could be impaired by an inability to access the long-term or short-term debt capital markets, an inability to access the repurchase and securities lending markets, or an impairment of our ability to sell assets. Our ability to sell assets may be impaired if other market participants are seeking to sell similar assets at the same time. In addition, a reduction in our credit ratings could adversely affect our liquidity and competitive position and increase our borrowing costs.

     We are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. The amount and duration of our credit exposures have been increasing over the past several years. In addition, we have also experienced, due to competitive factors, pressure to extend credit against less liquid collateral and price more aggressively the credit risks that we take. Although we regularly review credit exposures to specific clients and counterparties and to specific industries, countries and regions that we believe may present credit concerns, default risk may arise from events or circumstances that are difficult to detect or foresee. In addition, concerns about, or a default by, one institution could lead to significant liquidity problems, losses or defaults by other institutions, which in turn could adversely affect Goldman Sachs.

OVERVIEW

     The following table sets forth a summary of our financial results:

                               FINANCIAL OVERVIEW

                                                              YEAR ENDED NOVEMBER
                                                    ----------------------------------------
                                                     1999(5)          1998           1997
                                                     -------          ----           ----
                                                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Net revenues......................................   $13,345         $8,520         $7,447
Pre-tax earnings(1)(2)(3).........................     1,992          2,921          3,014
Net earnings(2)...................................     2,708          2,428          2,746
Diluted earnings per share........................      5.57             --             --
Pro forma pre-tax earnings(4).....................     4,250             --             --
Pro forma net earnings(4).........................     2,550             --             --
Pro forma diluted earnings per share(4)...........      5.27             --             --

---------------
(1) Management believes that for periods prior to our conversion to corporate form, the best measure by which to assess Goldman Sachs' profitability is pre-tax earnings because, as a partnership, we generally were not subject to U.S. federal or state income taxes.

(2) Our pre-tax earnings and net earnings in 1999 were reduced by nonrecurring items recognized in connection with our conversion to corporate form. For a further discussion of these nonrecurring items, see "-- Operating Expenses" and "-- Provision for Taxes" below.

(3) Our pre-tax earnings in 1999 reflect payments for services rendered by managing directors who, prior to our conversion to corporate form, were profit participating limited partners. In prior years, these payments were accounted for as distributions of partners' capital rather than as compensation and benefits expense. As a result, these payments are not reflected in our operating expenses in 1998 or 1997 and, therefore, the pre-tax earnings in these years are not comparable with 1999.

(4) Pro forma disclosures reflect the results of Goldman Sachs as if our conversion to corporate form and related transactions had taken place at the beginning of 1999. See "-- Pro Forma Operating Results" below for a discussion of the pro forma adjustments.

(5) Includes 23 weeks as a partnership and 29 weeks as a corporation.

     1999 VERSUS 1998. Net revenues were $13.35 billion, an increase of 57% compared with 1998. Global Capital Markets experienced significant net revenue growth in both Trading and Principal Investments, as substantially all components of the business recovered from the global market turmoil of the second half of 1998, and Investment Banking, where we benefited from unprecedented levels of activity in mergers and acquisitions and equity new issues worldwide. Net revenues in Asset Management and Securities Services increased 16% compared with 1998, primarily due to growth in assets under management, increased equities commissions and higher average customer balances in securities lending and margin lending.

     Our net earnings of $2.71 billion, or $5.57 per diluted share, in 1999 were reduced by $672 million, or $1.38 per diluted share, due to nonrecurring items recognized in connection with our conversion to corporate form. For a further discussion of the nonrecurring charges and benefits affecting our operating results in 1999, see "-- Operating Expenses" and "-- Provision for Taxes" below.

     1998 VERSUS 1997. Our net revenues were $8.52 billion in 1998, an increase of 14% compared with 1997. Net revenue growth was strong in Asset Management and Securities Services, which increased 43%, primarily due to increased equities commissions, higher customer balances in securities lending and margin lending and growth in assets under management. Net revenues in Global Capital Markets increased 4% as strong net revenue growth in Investment Banking, resulting from higher levels of mergers and acquisitions activity, was substantially offset by lower net revenues in Trading and Principal Investments, primarily due to a 30% reduction in FICC net revenues.

     Pre-tax earnings in 1998 were $2.92 billion, a 3% decrease compared with $3.01 billion in the prior year. This decrease was due to losses incurred in our Trading and Principal Investments business during the global market turmoil of the second half of 1998.

     The following table sets forth the net revenues, operating expenses and pre-tax earnings of our segments:

                               RESULTS BY SEGMENT

                                                                  YEAR ENDED NOVEMBER
                                                            -------------------------------
                                                             1999         1998        1997
                                                             ----         ----        ----
                                                                     (IN MILLIONS)
Global Capital Markets
  Net revenues............................................  $10,132      $5,747      $5,513
  Operating expenses......................................    6,232       3,978       3,228
                                                            -------      ------      ------
  Pre-tax earnings........................................  $ 3,900      $1,769      $2,285
                                                            =======      ======      ======
Asset Management and Securities Services
  Net revenues............................................  $ 3,213      $2,773      $1,934
  Operating expenses......................................    2,396       1,621       1,205
                                                            -------      ------      ------
  Pre-tax earnings........................................  $   817      $1,152      $  729
                                                            =======      ======      ======
Total
  Net revenues............................................  $13,345      $8,520      $7,447
  Operating expenses......................................   11,353(1)    5,599       4,433
                                                            -------      ------      ------
  Pre-tax earnings........................................  $ 1,992      $2,921      $3,014
                                                            =======      ======      ======

---------------
(1) Includes the following expenses that have not been allocated to our segments: (i) nonrecurring employee initial public offering awards of $2.26 billion, (ii) the ongoing amortization of employee initial public offering awards of $268 million and (iii) a charitable contribution to The Goldman Sachs Foundation of $200 million made at the time of our initial public offering.

     Net revenues in our segments include allocations of interest income and expense to specific securities, commodities and other positions in relation to the cash generated by, or funding requirements of, the underlying positions. Net interest is allocated to the Trading and Principal Investments component of Global Capital Markets and the Securities Services component of Asset Management and Securities Services. See Note 13 to the consolidated financial statements for further information regarding our segments.

     The pre-tax earnings of our segments in 1999 reflect payments for services rendered by managing directors who, prior to our conversion to corporate form, were profit participating limited partners. In prior years, these payments were accounted for as distributions of partners' capital rather than as compensation and benefits expense. As a result, these payments are not reflected in the operating expenses of our segments in 1998 and 1997 and, therefore, the pre-tax earnings of our segments in these years are not comparable with 1999.

  GLOBAL CAPITAL MARKETS

     The components of the Global Capital Markets segment are set forth below:

     INVESTMENT BANKING. Goldman Sachs provides a broad range of investment banking services to a diverse group of corporations, financial institutions, governments and individuals. Our investment banking activities are divided into two categories:

     - FINANCIAL ADVISORY. Financial Advisory includes advisory assignments with respect to mergers and acquisitions, divestitures, corporate defense activities, restructurings and spin-offs; and

     - UNDERWRITING. Underwriting includes public offerings and private placements of equity and debt securities.

     TRADING AND PRINCIPAL INVESTMENTS. Our Trading and Principal Investments business facilitates transactions with a diverse group of corporations, financial institutions, governments and individuals and takes proprietary positions through market making in and trading of fixed income and equity products, currencies, commodities, and swaps and other derivatives. Trading and Principal Investments is divided into three categories:

     - FICC. We make markets in and trade fixed income products, currencies and commodities, structure and enter into a wide variety of derivative transactions, and engage in proprietary trading and arbitrage activities;

     - EQUITIES. We make markets in and trade equities and equity-related products, structure and enter into equity derivative transactions, and engage in proprietary trading and equity arbitrage; and

     - PRINCIPAL INVESTMENTS. Principal Investments primarily represents net revenues from our merchant banking investments.

     Net revenues from Principal Investments do not include management fees and the increased share of the income and gains from our merchant banking funds to which Goldman Sachs is entitled when the return on investments exceeds certain threshold returns to fund investors. These management fees and increased shares of income and gains are included in the net revenues of Asset Management and Securities Services.

     Substantially all of our inventory is marked-to-market daily and, therefore, its value and our net revenues are subject to fluctuations based on market movements. In addition, net revenues derived from our principal investments in privately held concerns and in real estate may fluctuate significantly depending on the revaluation or sale of these investments in any given period.

     The following table sets forth the net revenues of our Global Capital Markets segment:

                      GLOBAL CAPITAL MARKETS NET REVENUES

                                                            YEAR ENDED NOVEMBER
                                                        ---------------------------
                                                         1999       1998      1997
                                                         ----       ----      ----
                                                               (IN MILLIONS)
Financial Advisory....................................  $ 2,270    $1,774    $1,184
Underwriting..........................................    2,089     1,594     1,403
                                                        -------    ------    ------
Investment Banking....................................    4,359     3,368     2,587
                                                        -------    ------    ------
FICC..................................................    2,862     1,438     2,055
Equities..............................................    1,961       795       573
Principal Investments.................................      950       146       298
                                                        -------    ------    ------
Trading and Principal Investments.....................    5,773     2,379     2,926
                                                        -------    ------    ------
          Total.......................................  $10,132    $5,747    $5,513
                                                        =======    ======    ======

     1999 VERSUS 1998. Net revenues in Global Capital Markets were $10.13 billion, an increase of 76% compared with 1998, reflecting substantial growth in all major components of the business. Pre-tax earnings were $3.90 billion in 1999 compared with $1.77 billion in 1998. Operating expenses increased 57%, principally due to the inclusion of compensation expense related to services rendered by managing directors who, prior to our conversion to corporate form, were profit participating limited partners, higher levels of incentive compensation commensurate with growth in net revenues, and increased costs associated with global expansion and higher levels of business activity.

     INVESTMENT BANKING. Investment Banking generated net revenues of $4.36 billion for the full year, a 29% increase over 1998. Net revenue growth was strong in both Financial Advisory and Underwriting as our global presence and strong client base enabled us to capitalize on record levels of global mergers and acquisitions and new issue activity. Net revenue growth was driven by strong performances across all regions, particularly in the communications, media and entertainment, high technology, energy and power, and healthcare sectors.

     Financial Advisory revenues increased 28% compared with 1998. Goldman Sachs maintained its leading position in the advisory business and benefited from an increase in mergers and acquisitions activity across many industry sectors, in both Europe and the United States. Worldwide mergers and acquisitions activity rose to record levels with transactions valued at over $3 trillion announced during the period from January 1, 1999 to November 30, 1999.(1) Underwriting revenues increased 31% compared with 1998. Equity underwriting revenues benefited from favorable global economic conditions, which led major equity market indices higher and new issue activity to record levels. Our debt underwriting business

---------------

(1) Source: Thomson Financial Securities Data, formerly known as Securities Data Company.

generally benefited from a more stable economic environment in 1999.

     TRADING AND PRINCIPAL INVESTMENTS. Net revenues in Trading and Principal Investments were $5.77 billion compared with $2.38 billion in 1998, as substantially all components of the business recovered from the global market turmoil of the second half of 1998.

     Net revenues in FICC nearly doubled compared with 1998, primarily due to growth in our credit-sensitive businesses and commodities that was partially offset by lower net revenues in currencies. The credit-sensitive businesses (which include high-yield debt, bank loans and investment-grade corporate debt) benefited from improved economic conditions as credit spreads and market liquidity returned to more normal levels following the dislocation experienced during the second half of 1998. Net revenue growth in commodities benefited from increased customer activity, while reduced activity and volatility in the global foreign exchange markets contributed to a decline in net revenues from currencies.

     The significant net revenue growth in Equities was primarily due to strength in arbitrage and convertibles and increased customer flow in derivatives and global shares. Net revenue growth in arbitrage and convertibles was driven by improved market conditions following the turmoil in global markets during the second half of 1998 and by increased mergers and acquisitions and other corporate activity. Equity derivatives net revenues were substantially higher primarily as a result of increased customer activity worldwide. Increased transaction volumes in global equity markets contributed to the net revenue growth in our global shares businesses.

     Net revenues from Principal Investments increased dramatically due to mark-to-market gains on certain merchant banking investments, particularly in the high technology and telecommunications sectors.

     1998 VERSUS 1997. Net revenues in Global Capital Markets were $5.75 billion, an increase of 4% compared with 1997, as strong net revenue growth in Investment Banking was substantially offset by a reduction in net revenues in Trading and Principal Investments. Pre-tax earnings were $1.77 billion in 1998, a 23% decrease compared with 1997, as many of our businesses were adversely affected by market conditions from mid-August 1998 to mid-October 1998. Operating expenses increased 23%, primarily due to increased compensation related to growth in employment levels and additional expenses associated with temporary staff and consultants.

     INVESTMENT BANKING. Investment Banking achieved net revenues of $3.37 billion in 1998, an increase of 30% compared with 1997. Net revenue growth was strong in Financial Advisory and, to a lesser extent, in Underwriting as we capitalized on higher levels of activity in many industry groups, including communications, media and entertainment, financial institutions, general industrials and retail. Net revenue growth in Investment Banking was strong in all major regions in 1998 compared with the prior year.

     Financial Advisory revenues increased 50% compared with 1997, due to increased revenues from mergers and acquisitions advisory assignments, which principally resulted from consolidation within various industries and generally favorable U.S. and European stock markets. Despite a substantial decrease in the number of industry-wide underwriting transactions in August and September of 1998, Underwriting revenues increased 14% for the year, primarily due to increased revenues from equity and high-yield corporate debt underwriting activities.

     TRADING AND PRINCIPAL INVESTMENTS. Net revenues in Trading and Principal Investments were $2.38 billion in 1998, a decrease of 19% compared with 1997. This decrease in net revenues was concentrated in the second half of the year, when the Russian economic crisis, the turmoil in Asian and Latin American emerging markets, and the resulting move to higher credit quality fixed income securities by many investors led to substantial declines in global financial markets. For the full year, significant net revenue reductions in FICC and Principal Investments were partially offset by increased net revenues in Equities.

     Net revenues in FICC decreased 30% compared with 1997 due to an extraordinarily difficult environment in the second half of 1998. The net revenue reduction in FICC was concentrated in fixed income arbitrage and high-yield debt trading, which experienced losses in 1998 due to a reduction in liquidity and widening credit spreads in the second half of the year. An increase in net revenues from market making and trading in fixed income derivatives, currencies and commodities partially offset this decline.

     Net revenues in Equities increased 39% compared with 1997 as higher net revenues in derivatives and European shares were partially offset by losses in equity arbitrage. The derivatives business generated significantly higher net revenues due, in part, to strong customer demand for over-the-counter products, particularly in Europe. Net revenues from European shares increased as Goldman Sachs benefited from generally favorable equity markets and increased customer demand. The equity arbitrage losses were due principally to the underperformance of various equity positions versus their benchmark hedges, to widening of spreads in a variety of relative value trades, and to lower prices for event-oriented securities resulting from a reduction in announced mergers and acquisitions and other corporate activity in the second half of 1998.

     Net revenues from Principal Investments declined 51% compared with 1997 as investments in certain publicly held companies decreased in value during the second half of 1998. This decrease was partially offset by an increase in gains on the disposition of investments compared with the prior year.

ASSET MANAGEMENT AND SECURITIES SERVICES

     The components of the Asset Management and Securities Services segment are set forth below:

     - ASSET MANAGEMENT. Asset Management generates management fees by providing investment advisory services to a diverse client base of institutions and individuals;

     - SECURITIES SERVICES. Securities Services includes prime brokerage, financing services and securities lending, and our matched book businesses, all of which generate revenue primarily in the form of fees or interest rate spreads; and

     - COMMISSIONS. Commissions includes agency transactions for clients on major stock and futures exchanges and revenues from the increased share of the income and gains derived from our merchant banking funds.

     The following table sets forth the net revenues of our Asset Management and Securities Services segment:

             ASSET MANAGEMENT AND SECURITIES SERVICES NET REVENUES

                                                            YEAR ENDED NOVEMBER
                                                         --------------------------
                                                          1999      1998      1997
                                                          ----      ----      ----
                                                               (IN MILLIONS)
Asset Management.......................................  $  919    $  675    $  458
Securities Services....................................     772       730       487
Commissions............................................   1,522     1,368       989
                                                         ------    ------    ------
Total..................................................  $3,213    $2,773    $1,934
                                                         ======    ======    ======

     Our assets under supervision consist of assets under management and other client assets. Assets under management typically generate fees based on a percentage of their value and include our mutual funds, separate accounts managed for institutional and individual investors, our merchant banking funds and other alternative investment funds. Other client assets consist of assets in brokerage accounts of primarily high-net-worth individuals, on which we earn commissions.

     The following table sets forth our assets under supervision:

                            ASSETS UNDER SUPERVISION

                                                           AS OF NOVEMBER
                                                  --------------------------------
                                                    1999        1998        1997
                                                    ----        ----        ----
                                                           (IN MILLIONS)
Assets under management.........................  $258,045    $194,821    $135,929
Other client assets.............................   227,424     142,018     102,033
                                                  --------    --------    --------
Total...........................................  $485,469    $336,839    $237,962
                                                  ========    ========    ========

     1999 VERSUS 1998. Net revenues in Asset Management and Securities Services were $3.21 billion, an increase of 16% compared with 1998. All major components of the business contributed to the net revenue growth in 1999. Pre-tax earnings in Asset Management and Securities Services were $817 million in 1999 compared with

$1.15 billion in 1998. Operating expenses increased, principally due to the inclusion of compensation expense related to services rendered by managing directors who, prior to our conversion to corporate form, were profit participating limited partners and increased costs associated with the continuing expansion of the business.

     Asset Management revenues increased 36%, primarily reflecting a 32% increase in average assets under management as well as favorable changes in the composition of assets managed. In 1999, approximately 55% of the increase in assets under management was attributable to net asset inflows, with the remaining 45% reflecting market appreciation. Securities Services net revenues increased 6%, due to higher average customer balances in securities lending and margin lending, partially offset by reduced spreads in our fixed income matched book. Commissions rose by 11% as fees earned on higher transaction volumes in global equity markets were partially offset by a reduction in our increased share of gains from our merchant banking funds.

     1998 VERSUS 1997. Net revenues in Asset Management and Securities Services were $2.77 billion in 1998, an increase of 43% compared with 1997. All major components of the segment exhibited strong net revenue growth. Pre-tax earnings were $1.15 billion in 1998, an increase of 58% compared with 1997. Operating expenses increased 35% as higher employment levels led to increased compensation and benefits expenses.

     Asset Management revenues increased 47% during this period, reflecting a 41% increase in average assets under management compared with 1997. In 1998, approximately 80% of the increase in assets under management was attributable to net asset inflows, with the remaining 20% reflecting market appreciation. Net revenues from Securities Services increased 50%, primarily due to growth in our securities borrowing and lending businesses. Commissions increased 38% as generally strong and highly volatile equity markets resulted in increased transaction volumes in listed equity securities. Revenues from the increased share of income and gains from our merchant banking funds also contributed significantly to the increase in Commissions.

OPERATING EXPENSES

     In recent years, our operating expenses have increased as a result of numerous factors, including higher levels of employment and compensation, expansion of our asset management business, increased worldwide activities, greater levels of business complexity, and additional systems and consulting costs relating to various technology initiatives.

     Our operating expenses in 1999, excluding the nonrecurring charges associated with our initial public offering, increased significantly in part because, as a corporation, payments for services rendered by managing directors who, prior to our conversion to corporate form, were profit participating limited partners are included in compensation and benefits expense. In prior years, these payments were accounted for as distributions of partners' capital rather than as compensation and benefits expense. As a result, our 1998 and 1997 compensation and benefits expense understate the cost of doing business in corporate form.

     The following table sets forth our operating expenses and number of employees:

                        OPERATING EXPENSES AND EMPLOYEES

                                                           YEAR ENDED NOVEMBER
                                                      -----------------------------
                                                       1999       1998       1997
                                                       ----       ----       ----
                                                             ($ IN MILLIONS)
Compensation and benefits, excluding employee
  initial public offering awards....................  $ 6,459     $3,838     $3,097
Nonrecurring employee initial public offering
  awards(1).........................................    2,257         --         --
Amortization of employee initial public offering
  awards............................................      268         --         --
Brokerage, clearing and exchange fees...............      446        424        357
Market development..................................      364        287        206
Communications and technology.......................      306        265        208
Depreciation and amortization.......................      337        242        178
Occupancy...........................................      314        207        168
Professional services and other.....................      402        336        219
Charitable contribution.............................      200         --         --
                                                      -------    -------    -------
Total operating expenses............................  $11,353     $5,599     $4,433
                                                      =======    =======    =======
Employees at year end(2)............................   15,361     13,033     10,622

---------------
(1) Includes expense of $666 million related to the initial irrevocable contribution of shares of common stock to a defined contribution plan.

(2) Excludes employees of Goldman Sachs' property management subsidiaries. Substantially all of the costs of these employees are reimbursed to Goldman Sachs by the real estate investment funds to which these subsidiaries provide property management services.

     1999 VERSUS 1998. Operating expenses were $11.35 billion in 1999, a substantial increase over 1998, primarily due to nonrecurring charges associated with Goldman Sachs' conversion to corporate form and related transactions, the inclusion of compensation expense related to services rendered by managing directors who were profit participating limited partners, higher levels of compensation commensurate with higher net revenues and amortization of employee initial public offering awards. The nonrecurring charges included $2.26 billion for employee initial public offering awards and $200 million for the charitable contribution to The Goldman Sachs Foundation made at the time of our initial public offering.

     Compensation and benefits expense was $6.46 billion, an increase of 68% compared with 1998. The ratio of compensation and benefits to net revenues was 48% in 1999. Employment levels increased 18% during the year, reflecting growth in our core businesses. Expenses associated with our temporary staff and consultants were $430 million in 1999, an increase of 30% compared with 1998, reflecting increased global expansion and consulting costs associated with technology initiatives, including preparations for the Year 2000.

     Brokerage, clearing and exchange fees increased 5%, primarily due to higher transaction volumes in equity derivatives, U.S. and European equities, and commodities. Market development expenses increased 27%, principally due to higher levels of business activity and increased spending on advertising. Communications and technology expenses increased 15%, reflecting higher telecommunications and market data costs associated with growth in employment levels and additional spending on technology initiatives, including preparations for the Year 2000. Depreciation and amortization increased 39%, due to additional capital expenditures on leasehold improvements and technology-related and telecommunications equipment in support of higher levels of business activity. Occupancy expenses increased 52%, reflecting additional office space needed to accommodate growth in employment levels. Professional services and other expenses increased 20% due to Goldman Sachs' increased business activity.

     1998 VERSUS 1997. Operating expenses were $5.60 billion in 1998, an increase of 26% over 1997, primarily due to increased compensation and benefits expense.

     Compensation and benefits increased as a percentage of net revenues to 45% from 42% in 1997, principally as a result of increases in employment levels and in expenses associated with temporary staff and consultants. Employment levels increased 23% during the year, with particularly strong growth in asset management. Expenses associated with our temporary staff and consultants were $330 million in 1998, an increase of 85% compared with 1997, reflecting greater business activity, Goldman Sachs' global expansion, and consulting costs associated with various technology initiatives, including preparations for the Year 2000 and the establishment of the EMU.

     Brokerage, clearing and exchange fees increased 19%, primarily due to higher transaction volumes in European and U.S. equities and futures contracts. Market development expenses increased 39% and professional services and other expenses increased 53%, due to higher levels of business activity and Goldman Sachs' global expansion. Communications and technology expenses increased 27%, reflecting higher telecommunications and market data costs associated with higher employment levels and additional spending on technology initiatives. Depreciation and amortization increased 36%, principally due to capital expenditures on telecommunications and technology-related equipment and leasehold improvements. Occupancy expenses increased 23%, reflecting additional office space needed to accommodate higher employment levels.

PROVISION FOR TAXES

     The net tax benefit of $716 million in 1999 included nonrecurring net benefits of $1.78 billion recognized during the second quarter. These nonrecurring net benefits included $825 million related to our conversion to corporate form, $880 million related to the granting of employee initial public offering awards and $80 million related to the contribution of $200 million to The Goldman Sachs Foundation made at the time of our initial public offering. Goldman Sachs' effective tax rate for the period from May 7, 1999 to the end of 1999, excluding the effect of these nonrecurring items, was 40%. Our effective tax rate can vary from year to year depending on, among other factors, the geographic and business mix of our earnings. See Note 11 to the consolidated financial statements for further information regarding our provision for taxes.

     Prior to our conversion to corporate form, we generally were not subject to U.S. federal and state income taxes. As a partnership, we were primarily subject to local unincorporated business taxes and taxes in non-U.S. jurisdictions on certain of our operations.

PRO FORMA OPERATING RESULTS

     The following table sets forth our pro forma condensed consolidated statement of earnings for the year ended November 1999:

             PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

                                                           YEAR ENDED NOVEMBER 1999
                                                 ---------------------------------------------
                                                                 PRO FORMA
                                                 ACTUAL         ADJUSTMENTS          PRO FORMA
                                                 ------         -----------          ---------
                                                   ($ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Total revenues.............................      $25,363         $     --             $25,363
Interest expense...........................       12,018                7  (a)         12,025
                                                 -------         --------             -------
  Revenues, net of interest expense........       13,345               (7)             13,338
Compensation and benefits, excluding
  employee initial public offering
  awards...................................        6,459               --               6,459
Nonrecurring employee initial public
  offering awards..........................        2,257           (2,257) (b)             --
Amortization of employee initial public
  offering awards..........................          268              192  (c)            460
Other operating expenses...................        2,369             (200) (d)          2,169
                                                 -------         --------             -------
          Total operating expenses.........       11,353           (2,265)              9,088
Pre-tax earnings...........................        1,992            2,258               4,250
(Benefit)/provision for taxes..............         (716)           2,416  (e)          1,700
                                                 -------         --------             -------
Net earnings...............................      $ 2,708         $   (158)            $ 2,550
                                                 =======         ========             =======
Ratio of earnings to fixed charges.........         1.16x                                1.35x
Average common shares outstanding
  Basic....................................      475,883,756     (505,283) (f)       475,378,473
  Diluted..................................      485,803,960    (1,877,905)(g)       483,926,055
Earnings per share
  Basic....................................        $5.69                                $5.36
  Diluted..................................         5.57                                 5.27

     BASIS OF PRESENTATION. The pro forma condensed consolidated statement of earnings was prepared as if our conversion to corporate form and related transactions had taken place at the beginning of 1999.

     For purposes of calculating the ratio of earnings to fixed charges, "earnings" represent pre-tax earnings plus fixed charges and "fixed charges" represent interest expense plus that portion of rent expense that, in our opinion, approximates the interest factor included in rent expense.

     The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The pro forma condensed consolidated statement of earnings and accompanying notes should be read in conjunction with the consolidated financial statements and their notes.

     The pro forma condensed consolidated statement of earnings is not necessarily indicative of the results of operations that might have occurred had our conversion to corporate form and related transactions actually taken place at the beginning of 1999, or that may be expected to occur in the future.

NOTES TO PRO FORMA ADJUSTMENTS

     (a) Adjustment to reflect the additional interest expense on junior subordinated debentures issued to retired limited partners in exchange for their interests in The Goldman Sachs Group, L.P. and certain affiliates.

     (b) Adjustment to eliminate the nonrecurring effect of the expense related to restricted stock units, awarded to employees in connection with our conversion to corporate form, for which future service is not required as a condition to the delivery of the underlying common stock, and the initial irrevocable contribution of shares of common stock to our defined contribution plan.

     (c) Adjustment to reflect additional amortization for the full fiscal year related to certain restricted stock units awarded to employees in connection with our conversion to corporate form, which vest in equal installments in years three, four and five following the date of grant (May 7, 1999). These restricted stock units had a value of $1.76 billion at date of grant, approximately 26% of which will be amortized as a noncash expense, after giving effect to forfeitures, in the 12 months following the date of grant. The remaining 74% of the value of these restricted stock units will be amortized over the next four years as follows: 26%, 26%, 15% and 7% in years two, three, four and five, respectively.

     (d) Adjustment to eliminate the expense related to the charitable contribution to The Goldman Sachs Foundation made at the time of our initial public offering.

     (e) Adjustment to reflect a pro forma provision for taxes for Goldman Sachs in corporate form at an effective tax rate of 40%.

     (f) Adjustment to reflect the effect of share activity, primarily related to the acquisition of The Hull Group in September 1999, which is averaged over the period beginning on May 4, 1999 (the day trading in our common stock commenced) for actual purposes, and over the entire year for pro forma purposes.

     (g) Adjustment to diluted average common shares outstanding, which includes both common stock and nonvoting common stock outstanding, to reflect the additional dilutive effect of the common stock deliverable pursuant to the restricted stock units and stock options, awarded to employees in connection with our conversion to corporate form, for which future service is required as a condition to the delivery of the underlying common stock. For purposes of calculating pro forma diluted average common shares outstanding, we used the initial public offering price of $53 per share from the beginning of 1999 until May 4, 1999. Thereafter, we used actual daily closing prices.

                                GEOGRAPHIC DATA

     For a summary of the net revenues, pre-tax earnings and identifiable assets of Goldman Sachs by geographic region, see Note 13 to the consolidated financial statements.

                                   CASH FLOWS

     Our cash flows are primarily related to the operating and financing activities undertaken in connection with our trading and market-making transactions.

     YEAR ENDED NOVEMBER 1999. Cash and cash equivalents increased to $3.06 billion in 1999. Cash of $12.59 billion was used for operating activities, primarily to fund higher net trading assets due to increased levels of business activity. Cash of $654 million was used for investing activities, primarily for the purchase of telecommunications and technology-related equipment, leasehold improvements and the acquisition of The Hull Group in September 1999. Financing activities provided $13.46 billion of cash, reflecting an increase in long-term borrowings and net repurchase agreements, and proceeds from the issuance of common stock.

     YEAR ENDED NOVEMBER 1998. Cash and cash equivalents increased to $2.84 billion in 1998. Cash of $62 million was provided by operating activities. Cash of $656 million was used for investing activities, primarily for leasehold improvements and the purchase of telecommunications and technology-related equipment and certain financial instruments. Financing activities provided $2.10 billion of cash, reflecting an increase in the net issuance of long-term and short-term borrowings, partially offset by a decrease in net repurchase agreements, distributions to partners, cash outflows related to partners' capital allocated for income taxes and potential withdrawals, and the termination of our profit participation plans.

     YEAR ENDED NOVEMBER 1997. Cash and cash equivalents decreased to $1.33 billion in 1997. Operating activities provided cash of $70 million. Cash of $693 million was used for investing activities, primarily for the purchase of certain financial instruments and technology-related equipment. Cash of $258 million was used for financing activities, principally due to a decrease in net repurchase agreements, distributions to partners, and cash outflows related to partners' capital allocated for income taxes and potential withdrawals, partially offset by the net issuance of long-term and short-term borrowings.

                                   LIQUIDITY

MANAGEMENT OVERSIGHT OF LIQUIDITY

     Management believes that one of the most important issues for a company in the financial services sector is access to liquidity. Accordingly, Goldman Sachs has established a comprehensive structure to oversee its liquidity and funding policies.

     The Finance Committee has responsibility for establishing and assuring compliance with our asset and liability management policies and has oversight responsibility for managing liquidity risk, the size and composition of our balance sheet, and our credit ratings. See "-- Risk Management -- Risk Management Structure" below for a further description of the committees that participate in our risk management process. The Finance Committee meets monthly, and more often when necessary, to evaluate our liquidity position and funding requirements.

     Our Treasury Department manages our capital structure, funding, liquidity, and relationships with creditors and rating agencies on a global basis. The Treasury Department works jointly with our global funding desk in managing our borrowings. The global funding desk is primarily responsible for our transactional short-term funding activity.

LIQUIDITY POLICIES

     In order to maintain an appropriate level of liquidity, management has implemented several liquidity policies as outlined below.

     DIVERSIFICATION OF FUNDING SOURCES AND LIQUIDITY PLANNING. Goldman Sachs seeks to maintain diversified funding sources with both banks and nonbank lenders globally. Management believes that Goldman Sachs' relationships with its lenders are critical to its liquidity.

     Goldman Sachs also has access to diversified funding sources with numerous creditors, including banks, insurance companies, mutual funds, bank trust departments and other asset managers. We monitor our creditors to maintain broad and diversified credit.

     We access liquidity in a variety of markets in the United States as well as in Europe and Asia. We make extensive use of the repurchase agreement markets and have raised debt publicly as well as in the private placement and commercial paper markets, and through Eurobonds, money broker loans, commodity-based financings, letters of credit and promissory notes. We seek to structure our liabilities to avoid significant amounts of debt coming due on any one day or during any single week or year. In addition, we maintain and update annually a liquidity crisis plan that provides guidance in the event of a liquidity crisis. The annual update of this plan is reviewed and approved by our Finance Committee.

     ASSET LIQUIDITY. Goldman Sachs maintains a highly liquid balance sheet. Many of our assets are readily funded in the repurchase agreement markets, which generally have proven to be a consistent source of funding, even in periods of market stress. A substantial portion of our inventory turns over rapidly and is marked-to-market daily. We maintain long-term borrowings and stockholders' equity substantially in excess of our less liquid assets.

     DYNAMIC LIQUIDITY MANAGEMENT. Goldman Sachs seeks to manage the composition of its asset base and the maturity profile of its funding to ensure that it can liquidate its assets prior to its liabilities coming due, even in times of liquidity stress. We have traditionally been able to fund our liquidity needs through security-based and collateralized funding, such as repurchase transactions and securities lending, as well as short-term and long-term borrowings and equity capital. To further evaluate the adequacy of our liquidity management policies and guidelines, we perform weekly "stress funding" simulations of disruptions to our access to unsecured credit.

     EXCESS LIQUIDITY. In addition to maintaining a highly liquid balance sheet and a significant amount of longer term liabilities to assure liquidity even during adverse conditions, we seek to maintain a liquidity cushion that consists principally of unencumbered U.S. government and agency obligations to ensure the availability of immediate liquidity. This pool of highly liquid assets averaged $17.99 billion during 1999 and $14.17 billion during 1998.

     LIQUIDITY RATIO MAINTENANCE. It is Goldman Sachs' policy to further manage its liquidity by maintaining a "liquidity ratio" of at least 100%. This ratio measures the relationship between the loan value of our unencumbered assets and our short-term unsecured liabilities. The maintenance of this liquidity ratio is intended to ensure that we could fund our positions on a fully secured basis in the event that we were unable to replace our unsecured debt maturing within one year. Under this policy, we seek to maintain unencumbered assets in an amount that, if pledged or sold, would provide the funds necessary to replace unsecured obligations that are scheduled to mature (or where holders have the option to redeem) within the coming year.

     INTERCOMPANY FUNDING. Most of the liquidity of Goldman Sachs is raised by the parent company, The Goldman Sachs Group, Inc. The parent company then lends the necessary funds to its subsidiaries and affiliates. We carefully manage our intercompany exposure by generally requiring intercompany loans to have maturities equal to or shorter than the maturities of the aggregate borrowings of the parent company. This policy ensures that the subsidiaries' obligations to the parent company will generally mature in advance of the parent company's third-party long-term borrowings. In addition, many of the advances made to our subsidiaries and affiliates are secured by marketable securities or other liquid collateral. We generally fund our equity investments in subsidiaries with equity capital.

THE BALANCE SHEET

     Goldman Sachs maintains a highly liquid balance sheet that fluctuates significantly between financial statement dates. In the fourth quarter of 1998, we temporarily decreased our total assets to reduce risk and increase liquidity in response to difficult conditions in the global financial markets. The following table sets forth our total assets, adjusted assets, leverage ratios and book value per share:



                                                               AS OF NOVEMBER
                                                           ----------------------
                                                             1999         1998
                                                             ----         ----
                                                           ($ IN BILLIONS, EXCEPT
                                                             PER SHARE AMOUNTS)
Total assets.............................................   $  250       $  217
Adjusted assets(1).......................................      188          145
Leverage ratio(2)........................................    24.7x        34.5x
Adjusted leverage ratio(3)...............................    18.5x        23.0x
Book value per share(4)..................................   $20.94           --

---------------
(1) Adjusted assets represent total assets less securities purchased under agreements to resell, certain securities borrowed transactions and the increase in total assets related to certain provisions of Statement of Financial Accounting Standards No. 125.

(2) Leverage ratio equals total assets divided by equity capital.

(3) Adjusted leverage ratio equals adjusted assets divided by equity capital.

(4) Book value per share was based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 484,566,184 as of November 1999.

     As of November 1999 and November 1998, we held $2.62 billion and $2.21 billion, respectively, in high-yield debt and emerging market securities and $1.80 billion and $1.59 billion, respectively, in bank loans. These assets may be relatively illiquid during times of market stress. We seek to diversify our holdings of these assets by industry and by geographic location.

     As of November 1999, the aggregate carrying value of our principal investments held directly or through our merchant banking funds was $2.88 billion, which consisted of corporate principal investments with an aggregate carrying value of $1.95 billion and real estate investments with an aggregate carrying value of $928 million.

CREDIT RATINGS

     Goldman Sachs relies upon the debt capital markets to fund a significant portion of its day-to-day operations. The cost and availability of debt financing is influenced by our credit ratings. Credit ratings are also important to us when competing in certain markets and when seeking to engage in longer term transactions, including over-the-counter derivatives. A reduction in our credit ratings could increase our borrowing costs and limit our access to the capital markets. This, in turn, could reduce our earnings and adversely affect our liquidity.

     The following table sets forth our credit ratings as of November 1999:

                       SHORT-TERM    LONG-TERM
                          DEBT         DEBT
                       ----------    ---------
Moody's Investors
  Service, Inc.......         P-1       A1
Standard & Poor's
  Ratings Services...        A-1+       A+
Fitch IBCA, Inc......         F1+      AA-
CBRS Inc.............  A-1 (High)       A+

LONG-TERM DEBT

     As of November 1999, our consolidated long-term borrowings were $20.95 billion. Substantially all of these borrowings were unsecured and consisted principally of senior borrowings with maturities extending to 2024. The weighted average maturity of our long-term borrowings as of November 1999 was approximately five years. Substantially all of our long-term borrowings are swapped into U.S. dollar obligations with short-term floating rates of interest in order to minimize our exposure to interest rates and foreign exchange movements. See Note 5 to the consolidated financial statements for further information regarding our long-term borrowings.

                             REGULATED SUBSIDIARIES

     Many of our principal subsidiaries are subject to extensive regulation in the United States and elsewhere. Goldman, Sachs & Co., a registered U.S. broker-dealer, is regulated by the SEC, the Commodity Futures Trading Commission, the Chicago Board of Trade, the NYSE and the NASD. Goldman Sachs International, a registered U.K. broker-dealer, is subject to regulation by the Securities and Futures Authority Limited and the Financial Services Authority. Goldman Sachs (Japan) Ltd., a Tokyo-based broker-dealer, is subject to regulation by the Japanese Ministry of Finance, the Financial Supervisory Agency, the Tokyo Stock Exchange, the Tokyo International Financial Futures Exchange and the Japan Securities Dealers Association. Several other subsidiaries of Goldman Sachs are regulated by securities, investment advisory, banking, and other regulators and authorities around the world, such as the Bundesbank of Germany. Compliance with the rules of these regulators may prevent us from receiving distributions, advances or repayment of liabilities from these subsidiaries. See Note 12 to the consolidated financial statements for further information regarding our regulated subsidiaries.

                                RISK MANAGEMENT

     Goldman Sachs has a comprehensive risk management process to monitor, evaluate and manage the principal risks assumed in conducting its activities. These risks include market, credit, liquidity, operational, legal and reputational exposures.

RISK MANAGEMENT STRUCTURE

     Goldman Sachs seeks to monitor and control its risk exposure through a variety of separate but complementary financial, credit, operational and legal reporting systems. We believe that we have effective procedures for evaluating and managing the market, credit and other risks to which we are exposed. Nonetheless, the effectiveness of our policies and procedures for managing risk exposure can never be completely or accurately predicted or fully assured. For example, unexpectedly large or rapid movements or disruptions in one or more markets or other unforeseen developments can have a material adverse effect on our results of operations and financial condition. The consequences of these developments can include losses due to adverse changes in inventory values, decreases in the liquidity of trading positions, higher volatility in our earnings, increases in our credit exposure to customers and counterparties, and increases in general systemic risk.

     Goldman Sachs has established risk control procedures at several levels throughout the organization. Trading desk managers have the first line of responsibility for managing risk within prescribed limits. These managers have in-depth knowledge of the primary sources of risk in their individual markets and the instruments available to hedge our exposures.

     In addition, a number of committees are responsible for establishing trading limits, for monitoring adherence to these limits and for general oversight of our risk management process. These committees, which are described below, meet regularly and consist of senior members of both our revenue-producing units and departments that are independent of our revenue-producing units.

     MANAGEMENT COMMITTEE. All risk control functions ultimately report to the Management Committee. Through both direct and delegated authority, the Management Committee approves all of Goldman Sachs' operating activities, trading risk parameters, and customer review guidelines.

     RISK COMMITTEES.  The Firmwide Risk Committee:

     - reviews the activities of existing businesses;

     - approves new businesses and products;

     - approves divisional market risk limits and reviews business unit market risk limits;

     - approves inventory position limits for selected country exposures and business units;

     - approves sovereign credit risk limits and credit risk limits by ratings group; and

     - reviews scenario analyses based on abnormal or "catastrophic" market movements.

     The FICC Risk Committee sets market risk limits for individual business units and sets issuer-specific net inventory position limits. The Equities Risk Committee sets market risk limits for individual business units that consist of gross and net inventory position limits and, for equity derivatives, limits based on market move scenario analyses. The Asset Management Control Oversight and the Asset Management Risk committees oversee various operational, credit, pricing and business practice issues.

     GLOBAL COMPLIANCE AND CONTROL COMMITTEE. The Global Compliance and Control Committee provides oversight of our compliance and control functions, including internal audit; reviews our legal, reputational, operational and control risks; and periodically reviews the activities of existing businesses.

     COMMITMENTS COMMITTEE. The Commitments Committee approves equity and non-investment-grade debt underwriting commitments, loans extended by Goldman Sachs, and unusual financing structures and transactions that involve significant capital exposure. The Commitments Committee has delegated to the Credit Department the authority to approve underwriting commitments for investment-grade debt and certain other products.

     CREDIT POLICY COMMITTEE. The Credit Policy Committee establishes and reviews broad credit policies and parameters that are implemented by the Credit Department.

     FINANCE COMMITTEE. The Finance Committee is responsible for oversight of our capital, liquidity and funding needs and for setting certain inventory position limits.

     Segregation of duties and management oversight are fundamental elements of our risk management process. In addition to the committees described above, departments that are independent of the revenue-producing units, such as the Firmwide Risk, Credit, Controllers, Global Operations, Central Compliance, Management Controls and Legal departments, in part perform risk management functions, which include monitoring, analyzing and evaluating risk. Furthermore, the Controllers Department, in conjunction with the Firmwide Risk Department, independently reviews, on a regular basis, internal valuation models and the pricing of positions determined by individual business units.

RISK LIMITS

     Business unit risk limits are established by the various risk committees and may be further allocated by the business unit managers to individual trading desks.

     Market risk limits are monitored on a daily basis by the Firmwide Risk Department and are reviewed regularly by the appropriate risk committee. Limit violations are reported to the appropriate risk committee and the appropriate business unit managers.

     Inventory position limits are monitored by the Controllers Department and position limit violations are reported to the appropriate business unit managers and the Finance Committee. When inventory position limits are used to monitor market risk, they are also monitored by the Firmwide Risk Department, and violations are reported to the appropriate risk committee.

MARKET RISK

     The potential for changes in the market value of our trading positions is referred to as "market risk." Our trading positions result from underwriting, market-making and proprietary trading activities.

     Categories of market risk include exposures to interest rates, currency rates, equity prices and commodity prices.

     A description of each market risk category is set forth below:

     - Interest rate risks primarily result from exposures to changes in the level, slope and curvature of the yield curve, the volatility of interest rates, mortgage prepayment speeds and credit spreads.

     - Currency rate risks result from exposures to changes in spot prices, forward prices and volatilities of currency rates.

     - Equity price risks result from exposures to changes in prices and volatilities of individual equities, equity baskets and equity indices.

     - Commodity price risks result from exposures to changes in spot prices, forward prices and volatilities of commodities, such as electricity, natural gas, crude oil, petroleum products, and precious and base metals.

     We seek to manage these risk exposures through diversifying exposures, controlling position sizes and establishing hedges in related securities or derivatives. For example, we may hedge a portfolio of common stock by taking an offsetting position in a related equity-index futures contract. The ability to manage an exposure may, however, be limited by adverse changes in the liquidity of the security or the related hedge instrument and in the correlation of price movements between the security and related hedge instrument.

     In addition to applying business judgment, senior management uses a number of quantitative tools to manage our exposure to market risk. These tools include:

     - risk limits based on a summary measure of market risk exposure referred to as Value-at-Risk (VaR);

     - risk limits based on a scenario analysis that measures the potential effect on our trading net revenues of a significant widening of credit spreads;

     - inventory position limits for selected business units and country exposures; and

     - scenario analyses that measure the potential effect on our trading net revenues of abnormal market movements.

     We also estimate the broader potential impact of certain macroeconomic scenarios, including a sustained downturn, on our investment banking and merchant banking activities.

     VAR. VaR is the potential loss in value of Goldman Sachs' trading positions due to adverse market movements over a defined time horizon with a specified confidence level.

     For the VaR numbers reported below, a one-day time horizon and a 95% confidence level were used. This means that there is a one in 20 chance that daily trading net revenues will fall below the expected daily trading net revenues by an amount at least as large as the reported VaR. Thus, shortfalls from expected trading net revenues on a single trading day greater than the reported VaR would be anticipated to occur, on average, about once a month. Shortfalls on a single day can exceed reported VaR by significant amounts. Shortfalls can also accumulate over a longer time horizon such as a number of consecutive trading days.

     The VaR numbers below are shown separately for interest rate, currency, equity and commodity products, as well as for our overall trading positions. These VaR numbers include the underlying product positions and related hedges, which may include positions in other product areas. For example, the hedge of a foreign exchange forward may include an interest rate futures position and the hedge of a long corporate bond position may include a short position in the related equity.

     The modeling of the risk characteristics of our trading positions involves a number of assumptions and approximations. While management believes that these assumptions and approximations are reasonable, there is no uniform industry methodology for estimating VaR, and different assumptions and/or approximations could produce materially different VaR estimates.

     We use historical data to estimate our VaR, and, to better reflect asset volatilities and correlations, these historical data are weighted to give greater importance to more recent observations. Given its reliance on historical data, VaR is most effective in estimating risk exposures in markets in which there are no sudden fundamental changes or shifts in market conditions. An inherent limitation of VaR is that past changes in market risk factors, even when weighted toward more recent observations, may not produce accurate predictions of future market risk. Moreover, VaR calculated for a one-day time horizon does not fully capture the market risk of positions that cannot be liquidated or offset with hedges within one day.

     VaR also should be evaluated in light of the methodology's other limitations. For example, when calculating the VaR numbers shown below, we assume that asset returns are normally distributed. Nonlinear risk exposures on options and the potentially mitigating impact of intraday changes in related hedges would likely produce nonnormal asset returns. Different distributional assumptions could produce a materially different VaR.

     The following table sets forth the daily VaR for substantially all of our trading positions:

                                   DAILY VAR

                                          AS OF NOVEMBER      YEAR ENDED NOVEMBER 1999
                                          ---------------     ------------------------
RISK CATEGORIES                           1999      1998      AVERAGE     HIGH     LOW
---------------                           ----      ----      -------     ----     ---
                                                         (IN MILLIONS)
Interest rates..........................  $ 13      $ 27       $ 23       $35      $10
Currency rates..........................     4         9          9        25        4
Equity prices...........................    18        25         23        37       18
Commodity prices........................    12         7          9        13        3
Diversification effect(1)...............   (22)      (25)       (25)       --       --
                                          ----      ----       ----
Firmwide................................  $ 25(2)   $ 43       $ 39        56       23
                                          ====      ====       ====

---------------
(1) Equals the difference between firmwide daily VaR and the sum of the daily VaRs for the four risk categories. This effect arises because the four market risk categories are not perfectly correlated.

(2) Not necessarily indicative of future VaR levels.


     The following chart sets forth the daily VaR for substantially all of our trading positions during 1999:

                                  FIRMWIDE VAR

                              [CHART APPEARS HERE]

Description of VaR Chart: Depicted on page 42 of the Annual Report is a chart setting forth the daily VaR for substantially all of our trading positions during 1999. The horizontal axis is marked to indicate the start of each fiscal quarter. The vertical axis is marked to indicate VaR in millions of dollars. The values displayed in the chart start the fiscal year at $43 million, and end the fiscal year at $25 million. The maximum VaR, of approximately $56 million, was reached on February 16, 1999, and the minimum VaR, of approximately $23 million, was reached on November 24, 1999.

     The general decline in our VaR during 1999 reflects lower levels of market volatility and a decrease in trading exposures, particularly with respect to interest rates. As described above, the historical data used to estimate VaR is weighted to give greater importance to more recent observations and, accordingly, our VaR levels in the beginning of 1999 were significantly affected by the market turmoil of the second half of 1998.

TRADING NET REVENUES DISTRIBUTION

     Substantially all of our inventory positions are marked-to-market on a daily basis and changes are recorded in net revenues. The following chart sets forth the frequency distribution for substantially all of our daily trading net revenues for the year ended November 1999:

                             DAILY TRADING REVENUES

Daily Trading Net Revenues ($ in millions)          Number of Days
------------------------------------------          --------------
Less than (20)                                             2
(20)-(10)                                                  6
(10)-0                                                     19
0-10                                                       40
10-20                                                      58
20-30                                                      60
30-40                                                      40
40-50                                                      17
Greater than 50                                            9

     As part of our overall risk control process, daily trading net revenues are compared with the VaR calculated as of the end of the prior business day. During 1999, trading losses incurred on a single day exceeded our 95% one-day VaR on only one occasion.

NONTRADING RISK

     The market risk on our nontrading financial instruments, including our merchant banking investments, is measured using a sensitivity analysis that estimates the potential reduction in our net revenues associated with a 10% decline in the S&P 500. This sensitivity analysis is based on certain assumptions regarding the relationship between changes in the S&P 500 and changes in the fair value of the individual nontrading financial instruments. Different assumptions could produce materially different risk estimates. As of November 1999, our nontrading market risk was approximately $200 million.

CREDIT RISK

     Credit risk represents the loss that we would incur if a counterparty, or an issuer of securities or other instruments we hold, fails to perform under its contractual obligations to us. To reduce our credit exposures, we seek to enter into netting agreements with counterparties that permit us to offset receivables and payables with such counterparties. In addition, we attempt to further reduce credit risk by entering into agreements that enable us to obtain collateral from a counterparty or to terminate or reset the terms of transactions after specified time periods or upon the occurrence of credit-related events, by seeking third-party guarantees of the counterparty's obligations, and through the use of credit derivatives.

     For most businesses, counterparty credit limits are established by the Credit Department, which is independent of the revenue-producing departments, based on guidelines set by the Firmwide Risk and Credit Policy committees. For most products, we measure and limit credit exposures by reference to both current and potential exposure. We measure potential exposure based on projected worst-case market movements over the life of a transaction within a 95% confidence interval. We further seek to measure credit exposure through the use of scenario analyses and other quantitative tools. Our global credit management systems monitor current and potential credit exposure to individual counterparties and on an aggregate basis to counterparties and their affiliates. The systems also provide management, including the Firmwide Risk and Credit Policy committees, with information regarding overall credit risk by product, industry sector, country and region.

DERIVATIVE CONTRACTS

     Derivative contracts are financial instruments, such as futures, forwards, swaps or option contracts, that derive their value from underlying assets, indices, reference rates or a combination of these factors. Derivative instruments may be entered into by Goldman Sachs in privately negotiated contracts, which are often referred to as over-the-counter derivatives, or they may be listed and traded on an exchange.

     Most of our derivative transactions are entered into for trading purposes. We use derivatives in our trading activities to facilitate customer transactions, to take proprietary positions and as a means of risk management. We also enter into nontrading derivative contracts to manage the interest rate and currency exposure on our long-term borrowings.

     Derivatives are used in many of our businesses, and we believe that the associated market risk can only be understood relative to the underlying assets or risks being hedged, or as part of a broader trading strategy. Accordingly, the market risk of derivative positions is managed with all of our other nonderivative risk.

     Derivative contracts are reported on a net-by-counterparty basis on our consolidated statements of financial condition where management believes a legal right of setoff exists under an enforceable netting agreement. For an over-the-counter derivative, our credit exposure is directly with our counterparty and continues until the maturity or termination of such contract.

     The following table sets forth the distribution, by credit rating, of substantially all of our credit exposure with respect to over-the-counter derivatives as of November 1999, after taking into consideration the effect of netting agreements. The categories shown reflect our internally determined public rating agency equivalents.

                  OVER-THE-COUNTER DERIVATIVE CREDIT EXPOSURES

                                                                                         PERCENTAGE OF
                                                    COLLATERAL        EXPOSURE             EXPOSURE
CREDIT RATING EQUIVALENT                EXPOSURE     HELD(2)      NET OF COLLATERAL    NET OF COLLATERAL
------------------------                --------    ----------    -----------------    -----------------
                                                                ($ IN MILLIONS)
AAA/Aaa...............................  $ 2,603       $  452           $ 2,151                 11%
AA/Aa2................................    5,132          557             4,575                 24
A/A2..................................    9,663        2,211             7,452                 39
BBB/Baa2..............................    3,246          516             2,730                 14
BB/Ba2 or lower.......................    2,618          625             1,993                 11
Unrated(1)............................    2,486        2,228               258                  1
                                        -------       ------           -------                ---
                                        $25,748       $6,589           $19,159                100%
                                        =======       ======           =======                ===

---------------
(1) In lieu of making an individual assessment of the credit of unrated counterparties, we make a determination that the collateral held in respect of such obligations is sufficient to cover a substantial portion of our exposure. In making this determination, we take into account various factors, including legal uncertainties and market volatility.

(2) Collateral consists predominantly of cash and U.S. government and agency securities and is usually received under agreements entitling Goldman Sachs to require additional collateral upon specified increases in exposure or the occurrence of adverse credit events.

     Derivative transactions may also involve the legal risk that they are not authorized or appropriate for a counterparty, that documentation has not been properly executed or that executed agreements may not be enforceable against the counterparty. We attempt to minimize these risks by obtaining advice of counsel on the enforceability of agreements as well as on the authority of a counterparty to effect the derivative transaction.

OPERATIONAL RISKS

     OPERATIONAL RISK. Goldman Sachs may face reputational damage, financial loss or regulatory risk in the event of an operational failure or error. A systems failure or failure to enter a trade properly into our records may result in an inability to settle transactions in a timely manner or a breach of regulatory requirements. Settlement errors or delays may cause losses due to damages owed to counterparties or movements in prices. These operational and systems risks may arise in connection with our own systems or as a result of the failure of an agent acting on our behalf.

     The Global Operations Department is responsible for establishing, maintaining and approving policies and controls with respect to the accurate inputting and processing of transactions, clearance and settlement of transactions, the custody of securities and other instruments, and the detection and prevention of employee errors or improper or fraudulent activities. Its personnel work closely with Information Technology in creating systems to enable appropriate supervision and management of its policies. The Global Operations Department is also responsible, together with other areas of Goldman Sachs, including the Legal and Compliance departments, for ensuring compliance with applicable regulations with respect to the clearance and settlement of transactions and the margining of positions. The Network Management Department oversees our relationships with our clearance and settlement agents, regularly reviews agents' performance and meets with these agents to review operational issues.

     YEAR 2000. Goldman Sachs has dedicated resources over the past several years to address the potential hardware, software, and other computer and technology issues and related concerns associated with the transition to the Year 2000 and to confirm that our service providers took similar measures. As a result of those efforts, we have not experienced any material disruptions in our operations in connection with, or following, the transition to the Year 2000. We currently estimate that our Year 2000 costs will total approximately $185 million, of which $170 million had been spent through November 1999.

                            ACCOUNTING DEVELOPMENTS

     In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of Financial Accounting Standards Board Statement No. 133 -- an amendment of Financial Accounting Standards Board Statement No. 133," which deferred to fiscal years beginning after June 15, 2000 the effective date of the accounting and reporting requirements of Statement of Financial Accounting Standards No. 133. Statement of Financial Accounting Standards No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. This Statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative instrument depends on its intended use and the resulting designation. We intend to adopt the provisions of Statement of Financial Accounting Standards No. 133 deferred by Statement of Financial Accounting Standards No. 137 in fiscal 2001 and are currently assessing their effect.

     In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," effective for fiscal years beginning after December 15, 1998. Statement of Position No. 98-1 requires that certain costs of computer software developed or obtained for internal use be capitalized and amortized over the useful life of the related software. We previously expensed the cost of all software development in the period it was incurred. The adoption of Statement of Position No. 98-1 is not expected to have a material effect on our results of operations or financial condition. We intend to adopt the provisions of Statement of Position No. 98-1 in fiscal 2000.