Form 10-K, Exhibit 13
period 1999-11-26
GOLDMAN SACHS GROUP INC
filed 2000-02-14
CIK 886982

                                                                    Exhibit 13.2

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Directors and Shareholders,
The Goldman Sachs Group, Inc.:

     In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of earnings, changes in stockholders' equity and partners' capital, cash flows and comprehensive income present fairly, in all material respects, the consolidated financial position of The Goldman Sachs Group, Inc. and Subsidiaries (the "firm") as of November 26, 1999 and November 27, 1998, and the results of their consolidated operations and their consolidated cash flows for each of the three fiscal years in the period ended November 26, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the firm's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP

New York, New York
January 21, 2000.

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                                 YEAR ENDED NOVEMBER
                                                          ---------------------------------
                                                             1999         1998       1997
                                                             ----         ----       ----
                                                           (IN MILLIONS, EXCEPT SHARE AND
                                                                 PER SHARE AMOUNTS)
Revenues
Global capital markets
  Investment banking....................................      $ 4,359    $ 3,368    $ 2,587
  Trading and principal investments.....................        5,758      2,015      2,303
Asset management and securities services................        2,524      2,085      1,456
Interest income.........................................       12,722     15,010     14,087
                                                          -----------    -------    -------
          Total revenues................................       25,363     22,478     20,433
Interest expense........................................       12,018     13,958     12,986
                                                          -----------    -------    -------
  Revenues, net of interest expense.....................       13,345      8,520      7,447
Operating expenses
Compensation and benefits, excluding employee initial
  public offering awards................................        6,459      3,838      3,097
Nonrecurring employee initial public offering
  awards(1).............................................        2,257         --         --
Amortization of employee initial public offering
  awards................................................          268         --         --
Brokerage, clearing and exchange fees...................          446        424        357
Market development......................................          364        287        206
Communications and technology...........................          306        265        208
Depreciation and amortization...........................          337        242        178
Occupancy...............................................          314        207        168
Professional services and other.........................          402        336        219
Charitable contribution.................................          200         --         --
                                                          -----------    -------    -------
          Total operating expenses......................       11,353      5,599      4,433
Pre-tax earnings........................................        1,992      2,921      3,014
(Benefit)/provision for taxes...........................         (716)       493        268
                                                          -----------    -------    -------
Net earnings............................................      $ 2,708    $ 2,428    $ 2,746
                                                          ===========    =======    =======
Earnings per share
  Basic.................................................      $  5.69         --         --
  Diluted...............................................         5.57         --         --
Average common shares outstanding
  Basic.................................................  475,883,756         --         --
  Diluted...............................................  485,803,960         --         --

---------------
(1) Includes expense of $666 million related to the initial irrevocable contribution of shares of common stock to a defined contribution plan.

  The accompanying notes are an integral part of these consolidated financial statements.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                    AS OF NOVEMBER
                                                                 --------------------
                                                                   1999        1998
                                                                   ----        ----
                                                                 (IN MILLIONS, EXCEPT
                                                                 SHARE AND PER SHARE
                                                                       AMOUNTS)
Assets
Cash and cash equivalents......................................  $  3,055    $  2,836
Cash and securities segregated in compliance with U.S.
  federal and other regulations................................     9,135       7,887
Receivables from brokers, dealers and clearing
  organizations................................................     4,490       4,321
Receivables from customers and counterparties..................    30,140      14,953
Securities borrowed............................................    78,418      69,158
Securities purchased under agreements to resell................    37,106      37,484
Right to receive securities....................................     1,604       7,564
Financial instruments owned, at fair value
  Commercial paper, certificates of deposit and time
    deposits...................................................     1,435       1,382
  U.S. government, federal agency and sovereign
    obligations................................................    22,193      24,789
  Corporate debt...............................................     9,821      10,744
  Equities and convertible debentures..........................    16,381      11,066
  State, municipal and provincial obligations..................       756         918
  Derivative contracts.........................................    30,661      21,299
  Physical commodities.........................................       562         481
Other assets...................................................     4,734       2,498
                                                                 --------    --------
                                                                 $250,491    $217,380
                                                                 ========    ========
Liabilities and Equity
Short-term borrowings, including commercial paper..............  $ 37,756    $ 27,430
Payables to brokers, dealers and clearing organizations........     2,129         730
Payables to customers and counterparties.......................    57,405      46,208
Securities loaned..............................................     9,169      11,088
Securities sold under agreements to repurchase.................    40,183      36,257
Obligation to return securities................................     1,595       9,783
Financial instruments sold, but not yet purchased, at fair
  value
  U.S. government, federal agency and sovereign obligations....    19,170      22,360
  Corporate debt...............................................     2,642       1,441
  Equities and convertible debentures..........................    14,002       6,406
  Derivative contracts.........................................    28,488      24,722
  Physical commodities.........................................       586         966
Other liabilities and accrued expenses.........................     6,269       3,699
Long-term borrowings...........................................    20,952      19,906
                                                                 --------    --------
                                                                  240,346     210,996
Commitments and contingencies
Partners' capital allocated for income taxes and potential
  withdrawals..................................................        --          74
Partners' capital..............................................        --       6,310
Preferred stock, par value $0.01 per share; 150,000,000
  shares authorized, no shares issued and outstanding..........        --          --
Common stock, par value $0.01 per share; 4,000,000,000
  shares authorized, 441,421,899 shares issued and
  outstanding..................................................         4          --
Restricted stock units; 76,048,404 units issued and
  outstanding..................................................     4,339          --
Nonvoting common stock, par value $0.01 per share;
  200,000,000 shares authorized, 7,440,362 shares issued and
  outstanding..................................................        --          --
Additional paid-in capital.....................................     7,359          --
Retained earnings..............................................       444          --
Unearned compensation..........................................    (2,038)         --
Accumulated other comprehensive income.........................        37          --
                                                                 --------    --------
                                                                   10,145       6,310
                                                                 --------    --------
                                                                 $250,491    $217,380
                                                                 ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

              CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS'
                          EQUITY AND PARTNERS' CAPITAL

                                                                    YEAR ENDED NOVEMBER
                                                              -------------------------------
                                                               1999         1998       1997
                                                               ----         ----       ----
                                                              (IN MILLIONS, EXCEPT PER SHARE
                                                                         AMOUNTS)
Partners' capital
  Balance, beginning of year................................  $ 6,310      $ 6,107    $ 5,309
  Transfer of beginning partners' capital allocated for
    income taxes and potential withdrawals..................       74           --         --
  Net earnings..............................................    2,264 (1)    2,428      2,746
  Capital contributions.....................................       48            9         89
  Return on capital and certain distributions to partners...     (306)        (619)      (557)
  Termination of profit participation plans.................       --         (368)        --
  Transfers to partners' capital allocated for income taxes
    and potential withdrawals, net..........................       --       (1,247)    (1,480)
  Distributions of remaining partners' capital..............   (4,520)(2)       --         --
  Exchange of partnership interests for shares of common
    stock...................................................   (3,901)          --         --
  Transfer to accumulated other comprehensive income........       31           --         --
                                                              -------      -------    -------
  Balance, end of year......................................       --        6,310      6,107
Common stock, par value $0.01 per share
  Balance, beginning of year................................       --           --         --
  Common stock issued.......................................        4           --         --
                                                              -------      -------    -------
  Balance, end of year......................................        4           --         --
Restricted stock units
  Balance, beginning of year................................       --           --         --
  Restricted stock units granted, net of forfeitures of $42
    million.................................................    4,339           --         --
                                                              -------      -------    -------
  Balance, end of year......................................    4,339           --         --
Nonvoting common stock, par value $0.01 per share
  Balance, beginning of year................................       --           --         --
  Nonvoting common stock issued.............................       --           --         --
                                                              -------      -------    -------
  Balance, end of year......................................       --           --         --
Additional paid-in capital
  Balance, beginning of year................................       --           --         --
  Exchange of partnership interests for shares of common
    stock...................................................    3,901           --         --
  Issuance of common stock..................................    2,891           --         --
  Issuance of common stock contributed to a defined
    contribution plan.......................................      674           --         --
  Dividends paid............................................     (107)(3)       --         --
                                                              -------      -------    -------
  Balance, end of year......................................    7,359           --         --
Retained earnings
  Balance, beginning of year................................       --           --         --
  Net earnings..............................................      444 (4)       --         --
                                                              -------      -------    -------
  Balance, end of year......................................      444           --         --
Unearned compensation
  Balance, beginning of year................................       --           --         --
  Restricted stock units granted, net of forfeitures of $23
    million.................................................   (2,311)          --         --
  Amortization of restricted stock units....................      273           --         --
                                                              -------      -------    -------
  Balance, end of year......................................   (2,038)          --         --
Accumulated other comprehensive income
  Balance, beginning of year................................       --           --         --
  Transfer from partners' capital...........................      (31)          --         --
  Currency translation adjustment...........................       68           --         --
                                                              -------      -------    -------
  Balance, end of year......................................       37           --         --
                                                              -------      -------    -------
                                                              $10,145      $ 6,310    $ 6,107
                                                              =======      =======    =======

---------------

(1) Represents net earnings of the partnership from November 28, 1998 through May 6, 1999.

(2) Represents the retired limited partners' exchanges of partnership interests for cash and junior subordinated debentures, the redemption of senior limited partnership interests for cash and other distributions of partners' capital in accordance with the partnership agreement.

(3) Represents two quarterly dividends of $0.12 per common share each.

(4) Represents net earnings of the corporation from May 7, 1999 through November 26, 1999.

  The accompanying notes are an integral part of these consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    YEAR ENDED NOVEMBER
                                                              --------------------------------
                                                                1999        1998        1997
                                                                ----        ----        ----
                                                                       (IN MILLIONS)
Cash flows from operating activities
  Net earnings..............................................  $  2,708    $  2,428    $  2,746
  Noncash items included in net earnings
    Depreciation and amortization...........................       337         242         178
    Deferred income taxes...................................    (1,387)         23          32
    Stock-based compensation................................     2,989          --          --
Changes in operating assets and liabilities
  Cash and securities segregated in compliance with U.S.
    federal and other regulations...........................    (1,248)     (2,984)       (670)
  Net receivables from brokers, dealers and clearing
    organizations...........................................     1,453        (789)     (1,599)
  Net payables to customers and counterparties..............    (3,990)     14,664       5,029
  Securities borrowed, net..................................   (11,179)    (21,158)    (10,814)
  Financial instruments owned, at fair value................   (13,718)        148      (7,439)
  Financial instruments sold, but not yet purchased, at fair
    value...................................................     9,059       7,559      11,702
  Other, net................................................     2,387         (71)        905
                                                              --------    --------    --------
    Net cash (used for)/provided by operating activities....   (12,589)         62          70
Cash flows from investing activities
  Property, leasehold improvements and equipment............      (656)       (476)       (259)
  Financial instruments owned, at fair value................       189        (180)       (360)
  Acquisitions, net of cash acquired........................      (187)         --         (74)
                                                              --------    --------    --------
    Net cash used for investing activities..................      (654)       (656)       (693)
Cash flows from financing activities
  Short-term borrowings, net................................       755       2,193       1,082
  Securities sold under agreements to repurchase, net.......     4,304      (5,909)     (4,717)
  Issuance of long-term borrowings..........................    11,000      10,527       7,734
  Repayment of long-term borrowings.........................      (753)     (2,058)     (1,855)
  Capital contributions.....................................        48           9          89
  Dividends paid............................................      (107)         --          --
  Returns on capital and certain distributions to
    partners................................................      (306)       (619)       (557)
  Termination of the profit participation plans.............        --        (368)         --
  Proceeds from issuance of common stock....................     2,633          --          --
  Partners' capital distributions, net......................    (4,112)         --          --
  Partners' capital allocated for income taxes and potential
    withdrawals.............................................        --      (1,673)     (2,034)
                                                              --------    --------    --------
    Net cash provided by/(used for) financing activities....    13,462       2,102        (258)
    Net increase/(decrease) in cash and cash equivalents....       219       1,508        (881)
  Cash and cash equivalents, beginning of year..............     2,836       1,328       2,209
                                                              --------    --------    --------
  Cash and cash equivalents, end of year....................  $  3,055    $  2,836    $  1,328
                                                              ========    ========    ========

---------------

SUPPLEMENTAL DISCLOSURES:

     Cash payments for interest approximated the related expense for each of the fiscal years presented. Payments of income taxes were $463 million for the year ended November 1999 and were immaterial for the years ended November 1998 and 1997.

Noncash activities:

     In connection with the firm's conversion to corporate form, junior subordinated debentures of $371 million were issued to retired limited partners in exchange for their partnership interests.

     Common stock issued in connection with acquisitions was $245 million in 1999.

  The accompanying notes are an integral part of these consolidated financial statements.

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                 YEAR ENDED NOVEMBER
                                                                 -------------------
                                                               1999      1998      1997
                                                               ----      ----      ----
                                                                    (IN MILLIONS)
Net earnings................................................  $2,708    $2,428    $2,746
Other comprehensive income, net of tax
  Currency translation adjustment...........................      37       (31)      (28)
                                                              ------    ------    ------
Comprehensive income........................................  $2,745    $2,397    $2,718
                                                              ======    ======    ======

  The accompanying notes are an integral part of these consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1/DESCRIPTION OF BUSINESS

     The Goldman Sachs Group, Inc. (Group Inc.), a Delaware corporation, together with its consolidated subsidiaries (collectively, the firm), is a global investment banking and securities firm that provides a wide range of financial services worldwide to a substantial and diversified client base. On May 7, 1999, the firm converted from a partnership to a corporation and completed its initial public offering.

     The firm's activities are divided into two business segments:

     GLOBAL CAPITAL MARKETS. This segment comprises Investment Banking, which includes Financial Advisory and Underwriting, and Trading and Principal Investments, which includes Fixed Income, Currency and Commodities (FICC), Equities and Principal Investments (Principal Investments primarily represents net revenues from the firm's merchant banking investments); and

     ASSET MANAGEMENT AND SECURITIES SERVICES. This segment comprises Asset Management, Securities Services and Commissions.

NOTE 2/SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Group Inc. and its U.S. and international subsidiaries including Goldman, Sachs & Co. (GS&Co.) and J. Aron & Company in New York, Goldman Sachs International (GSI) in London and Goldman Sachs (Japan) Ltd. (GSJL) in Tokyo. Certain reclassifications have been made to prior-year amounts to conform to the current-year presentation. All material intercompany transactions and balances have been eliminated.

     These consolidated financial statements have been prepared in accordance with generally accepted accounting principles that require management to make estimates and assumptions regarding trading inventory valuations, the outcome of pending litigation, and other matters that affect the consolidated financial statements and related disclosures. These estimates and assumptions are based on judgment and available information and, consequently, actual results could be materially different from these estimates.

     Unless otherwise stated herein, all references to 1999, 1998 and 1997 refer to the firm's fiscal year ended, or the date, as the context requires, November 26, 1999, November 27, 1998 and November 28, 1997, respectively.

  CASH AND CASH EQUIVALENTS

     The firm defines cash equivalents as highly liquid overnight deposits held in the ordinary course of business.

  REPURCHASE AGREEMENTS AND COLLATERALIZED FINANCING ARRANGEMENTS

     Securities purchased under agreements to resell and securities sold under agreements to repurchase, principally U.S. government, federal agency and investment-grade non-U.S. sovereign obligations, represent short-term collateralized financing transactions and are carried at their contractual amounts plus accrued interest. These amounts are presented on a net-by-counterparty basis where management believes a legal right of setoff exists under an enforceable netting agreement. The firm takes possession of securities purchased under agreements to resell, monitors the market value of these securities on a daily basis and obtains additional collateral as appropriate.

     Securities borrowed and loaned are recorded on the statements of financial condition based on the amount of cash collateral advanced or received. These transactions are generally collateralized by either cash, securities or letters of credit. The firm takes possession of securities borrowed, monitors the market value of securities loaned and obtains additional collateral as appropriate. Income or expense is recognized as interest over the life of the transaction.

  FINANCIAL INSTRUMENTS

     Gains and losses on financial instruments and commission income and related expenses are recorded on a trade date basis in the consolidated statements of earnings. The consolidated statement of financial condition as of November 1999 generally reflects purchases and sales of financial instruments, including agency transactions, on a trade date basis. The consolidated statement of financial condition as of November 1998 generally reflects these transactions on a settlement date basis. Recording these transactions on a trade date basis would not have resulted in a material adjustment to the consolidated statement of financial condition as of November 1998.

     Substantially all financial instruments used in the firm's trading and nontrading activities are carried at fair value or amounts that approximate fair value, and unrealized gains and losses are recognized in earnings. Fair value is based generally on listed market prices or broker or dealer price quotations. To the extent that prices are not readily available, or if liquidating the firm's position is reasonably expected to affect market prices, fair value is based on either internal valuation models or management's estimate of amounts that could be realized under current market conditions, assuming an orderly liquidation over a reasonable period of time. Certain over-the-counter (OTC) derivative instruments are valued using pricing models that consider, among other factors, current and contractual market prices, time value, and yield curve and/or volatility factors of the underlying positions. The fair value of the firm's trading and nontrading assets and liabilities is discussed further in Notes 3, 4 and 5.

  PRINCIPAL INVESTMENTS

     Principal investments are carried at fair value, generally based upon quoted market prices or comparable substantial third-party transactions. Where fair value is not readily ascertainable, principal investments are recorded at cost or management's estimate of the realizable value.

     The firm is entitled to receive merchant banking overrides (i.e., an increased share of a fund's income and gains) when the return on the fund's investments exceeds certain threshold returns. Overrides are based on investment performance over the life of each merchant banking fund, and future investment underperformance may require amounts previously distributed to the firm to be returned to the funds. Accordingly, overrides are recognized in earnings only when management determines that the probability of return is remote. Overrides are included in "Asset management and securities services" on the consolidated statements of earnings.

  DERIVATIVE CONTRACTS

     Derivatives used for trading purposes are reported at fair value and are included in "Derivative contracts" on the consolidated statements of financial condition. Gains and losses on derivatives used for trading purposes are generally included in "Trading and principal investments" on the consolidated statements of earnings.

     Derivatives used for nontrading purposes include interest rate futures contracts and interest rate and currency swap agreements, which are primarily utilized to convert a substantial portion of the firm's fixed rate debt into U.S. dollar-based floating rate obligations. Gains and losses on these derivatives are generally deferred and recognized as adjustments to interest expense over the life of the derivative contract. Gains and losses resulting from the early termination of derivatives used for nontrading purposes are generally deferred and recognized over the remaining life of the underlying debt. If the underlying debt is terminated prior to its stated maturity, gains and losses on these transactions, including the associated hedges, are recognized in earnings immediately.

     Derivatives are reported on a net-by-counterparty basis on the consolidated statements of financial condition where management believes a legal right of setoff exists under an enforceable netting agreement.

  PROPERTY, LEASEHOLD IMPROVEMENTS AND EQUIPMENT

     Depreciation and amortization generally are computed using accelerated cost recovery methods for all property and equipment and for leasehold improvements where the term of the lease is greater than the economic useful life of the asset. All other leasehold improvements are amortized on a straight-line basis over the term of the lease.

  GOODWILL

     The cost of acquired companies in excess of the fair value of net assets at acquisition date is recorded as goodwill and amortized over periods of 15 to 20 years on a straight-line basis.

  INVESTMENT BANKING

     Underwriting revenues and fees from mergers and acquisitions and other corporate finance advisory assignments are recorded when the underlying transaction is completed under the terms of the engagement. Syndicate expenses related to securities offerings in which the firm acts as an underwriter or agent are deferred until the related revenue is recognized.

  EARNINGS PER SHARE

     Earnings per share (EPS) is computed in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share." Basic EPS is calculated by dividing net earnings by the weighted average number of common shares outstanding. Common shares outstanding includes common stock and nonvoting common stock as well as restricted stock units for which no future service is required as a condition to the delivery of the underlying common stock. Diluted EPS includes the determinants of basic EPS and, in addition, reflects the dilutive effect of common stock deliverable pursuant to the restricted stock units and stock options for which future service is required as a condition to the delivery of the underlying common stock.

  STOCK-BASED COMPENSATION

     The firm has elected to account for stock-based employee compensation plans in accordance with Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," as permitted by SFAS No. 123, "Accounting for Stock-Based Compensation." In accordance with APB No. 25, compensation expense is not recognized for stock options that have no intrinsic value on the date of grant. Compensation expense is recognized immediately for restricted stock units for which future service is not required as a condition to the delivery of the underlying shares of common stock. For restricted stock units with future service requirements, compensation expense is recognized over the relevant vesting period using an accelerated amortization methodology.

  INCOME TAXES

     The firm accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of tax benefits or expenses on the temporary differences between the financial reporting and tax bases of its assets and liabilities. As a partnership, the firm was primarily subject to unincorporated business taxes and taxes in foreign jurisdictions on certain of its operations. As a corporation, the earnings of the firm are subject to U.S. federal, foreign, state and local taxes. As a result of its conversion to corporate form, the firm recognized the tax effect of the change in its income tax rate on both its deferred tax assets and liabilities and the earnings attributable to the period from May 7, 1999 to the end of the fiscal year. The firm's tax assets and liabilities are presented as a component of "Other assets" and "Other liabilities and accrued expenses," respectively, on the consolidated statements of financial condition.

  FOREIGN CURRENCY TRANSLATION

     Assets and liabilities denominated in non-U.S. currencies are translated at rates of exchange prevailing on the date of the statement of financial condition, and revenues and expenses are translated at average rates of exchange for the fiscal year. Gains or losses on translation of the financial statements of a non-U.S. operation, where the functional currency is other than the U.S. dollar, are reflected as a separate component of equity. Gains or losses on foreign currency transactions are included in the consolidated statements of earnings.

     As a partnership, the firm reported the cumulative translation adjustment as a component of "Partners' capital allocated for income taxes and potential withdrawals" on the consolidated statement of financial condition. Effective with the firm's conversion to corporate form, the cumulative translation adjustment is reported as "Accumulated other comprehensive income" on the consolidated statement of financial condition.

  ACCOUNTING DEVELOPMENTS

     In June 1999, the Financial Accounting Standards Board issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 -- an amendment of FASB Statement No. 133," which deferred to fiscal years beginning after June 15, 2000 the effective date of the accounting and reporting requirements of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively, referred to as derivatives), and for hedging activities. This Statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative instrument depends on its intended use and the resulting designation. The firm intends to adopt the provisions of SFAS No. 133 deferred by SFAS No. 137 in fiscal 2001 and is currently assessing their effect.

     In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position (SOP) No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," effective for fiscal years beginning after December 15, 1998. SOP No. 98-1 requires that certain costs of computer software developed or obtained for internal use be capitalized and amortized over the useful life of the related software. The firm previously expensed the cost of all software development in the period it was incurred. The adoption of SOP No. 98-1 is not expected to have a material effect on the firm's results of operations or financial condition. The firm intends to adopt the provisions of SOP No. 98-1 in fiscal 2000.

NOTE 3/FINANCIAL INSTRUMENTS

     Financial instruments, including both cash instruments and derivatives, are used to manage market risk, facilitate customer transactions, engage in proprietary transactions and meet financing objectives. These instruments can be either executed on an exchange or negotiated in the OTC market.

     Transactions involving financial instruments sold, but not yet purchased, entail an obligation to purchase a financial instrument at a future date. The firm may incur a loss if the market value of the financial instrument subsequently increases prior to the purchase of the instrument.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Substantially all of the firm's assets and liabilities are carried at fair value or amounts that approximate fair value.

     Trading assets and liabilities, including derivative contracts used for trading purposes, are carried at fair value and reported as financial instruments owned and financial instruments sold, but not yet purchased, on the consolidated statements of financial condition. Nontrading assets and liabilities are generally carried at fair value or amounts that approximate fair value.

     Nontrading assets include cash and cash equivalents; cash and securities segregated in compliance with U.S. federal and other regulations; receivables from brokers, dealers and clearing organizations; receivables from customers and counterparties; securities borrowed; securities purchased under agreements to resell; right to receive securities; and certain investments, primarily those made in connection with the firm's merchant banking activities.

     Nontrading liabilities include short-term borrowings; payables to brokers, dealers and clearing organizations; payables to customers and counterparties; securities loaned; securities sold under agreements to repurchase; obligation to return securities; other liabilities and accrued expenses; and long-term borrowings. The fair value of the firm's long-term borrowings and associated hedges is discussed in Note 5.

  TRADING AND PRINCIPAL INVESTMENTS

     The firm's Trading and Principal Investments business, a component of the Global Capital Markets segment, facilitates customer transactions and takes proprietary positions through market making in and trading of securities, currencies, commodities and swaps, and other derivatives. Derivative financial instruments are often used to hedge cash instruments or other derivative financial instruments as an integral part of the firm's strategies. As a result, it is necessary to view the results of any activity on a fully integrated basis, including cash positions, the effect of related derivatives and the financing of the underlying positions.

     Net revenues include allocations of interest income and expense to specific securities, commodities and other positions in relation to the cash generated by, or funding requirements of, the underlying positions.

     The following table sets forth the net revenues of Trading and Principal
Investments:

                                                            YEAR ENDED NOVEMBER
                                                         --------------------------
                                                          1999      1998      1997
                                                          ----      ----      ----
                                                               (IN MILLIONS)
FICC...................................................  $2,862    $1,438    $2,055
Equities...............................................   1,961       795       573
Principal Investments..................................     950       146       298
                                                         ------    ------    ------
          Total........................................  $5,773    $2,379    $2,926
                                                         ======    ======    ======

  RISK MANAGEMENT

     The firm seeks to monitor and control its risk exposure through a variety of separate but complementary financial, credit, operational and legal reporting systems. Management believes that it has effective procedures for evaluating and managing the market, credit and other risks to which it is exposed. The Management Committee, the firm's primary decision-making body, determines (both directly and through delegated authority) the types of business in which the firm engages, approves guidelines for accepting customers for all product lines, outlines the terms under which customer business is conducted and establishes the parameters for the risks that the firm is willing to undertake in its business.

     The Firmwide Risk Committee, which reports to senior management and meets weekly, is responsible for managing and monitoring all of the firm's risk exposures. In addition, the firm maintains segregation of duties, with credit review and risk-monitoring functions performed by groups that are independent from revenue-producing departments.

     MARKET RISK. The potential for changes in the market value of the firm's trading positions is referred to as "market risk." The firm's trading positions result from underwriting, market-making and proprietary trading activities.

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

     These risk exposures are managed through diversification, by controlling position sizes and by establishing hedges in related securities or derivatives. For example, the firm may hedge a portfolio of common stock by taking an offsetting position in a related equity-index futures contract. The ability to manage these exposures may, however, be limited by adverse changes in the liquidity of the security or the related hedge instrument and in the correlation of price movements between the security and the related hedge instrument.

     CREDIT RISK. Credit risk represents the loss that the firm would incur if a counterparty or issuer of securities or other instruments held by the firm fails to perform its contractual obligations to the firm. To reduce credit exposures, the firm seeks to enter into netting agreements with counterparties that permit the firm to offset receivables and payables with such counterparties. In addition, the firm attempts to further reduce credit risk by entering into agreements that enable us to obtain collateral from a counterparty, to terminate or reset the terms of transactions after specified time periods or upon the occurrence of credit-related events, by seeking third-party guarantees of the counterparty's obligations, and through the use of credit derivatives.

     Credit concentrations may arise from trading, underwriting and securities borrowing activities and may be impacted by changes in economic, industry or political factors. The firm's concentration of credit risk is monitored actively by the Credit Policy Committee. As of

November 1999 and 1998, U.S. government and federal agency obligations represented 7% of the firm's total assets. In addition, most of the firm's securities purchased under agreements to resell are collateralized by U.S. government, federal agency and other sovereign obligations.

  DERIVATIVE ACTIVITIES

     Most of the firm's derivative transactions are entered into for trading purposes. The firm uses derivatives in its trading activities to facilitate customer transactions, to take proprietary positions and as a means of risk management. The firm also enters into nontrading derivative contracts to manage the interest rate and currency exposure on its long-term borrowings. Nontrading derivatives related to the firm's long-term borrowings are discussed in Note 5.

     Derivative contracts are financial instruments, such as futures, forwards, swaps or option contracts, that derive their value from underlying assets, indices, reference rates or a combination of these factors. Derivatives may involve future commitments to purchase or sell financial instruments or commodities, or to exchange currency or interest payment streams. The amounts exchanged are based on the specific terms of the contract with reference to specified rates, securities, commodities or indices.

     Derivative contracts exclude certain cash instruments, such as mortgage-backed securities, interest-only and principal-only obligations, and indexed debt instruments, that derive their values or contractually required cash flows from the price of some other security or index. Derivatives also exclude option features that are embedded in cash instruments, such as the conversion features and call provisions embedded in bonds. The firm has elected to include commodity-related contracts in its derivative disclosure, although not required to do so, as these contracts may be settled in cash or are readily convertible into cash.

     The gross notional (or contractual) amounts of derivative financial instruments represent the volume of these transactions and not the amounts potentially subject to market risk. In addition, measurement of market risk is meaningful only when all related and offsetting transactions are taken into consideration.

     Gross notional (or contractual) amounts of derivative financial instruments used for trading purposes with off-balance-sheet market risk are set forth below:

                                                         AS OF NOVEMBER
                                                    ------------------------
                                                       1999          1998
                                                       ----          ----
                                                         (IN MILLIONS)
Interest Rate
Financial futures and forward settlement
  contracts.......................................  $  422,465    $  406,302
Swap agreements...................................   2,581,100     1,848,977
Written option contracts..........................     509,841       423,561

Equity
Financial futures and forward settlement
  contracts.......................................      10,082         7,405
Swap agreements...................................       3,423         2,752
Written option contracts..........................     113,653        54,856

Currency and Commodity
Financial futures and forward settlement
  contracts.......................................     460,941       420,138
Swap agreements...................................     110,159        51,502
Written option contracts..........................     193,989       183,929

     Market risk on purchased option contracts is limited to the market value of the option; therefore, purchased option contracts have no off-balance-sheet market risk.

     The gross notional (or contractual) amounts of purchased option contracts used for trading purposes are set forth below:

                                                          AS OF NOVEMBER
                                                       --------------------
                                                         1999        1998
                                                         ----        ----
                                                          (IN MILLIONS)
Purchased Option Contracts
Interest rate........................................  $484,104    $509,770
Equity...............................................   114,680      59,571
Currency and commodity...............................   210,421     186,748

     The firm utilizes replacement cost as a measure of derivative credit risk. Replacement cost, as reported in "Financial instruments owned, at fair value" on the consolidated statements of financial condition, represents amounts receivable from various counterparties, net of any unrealized losses, owed where management believes a legal right of setoff exists under an enforceable netting agreement. Replacement cost for purchased option contracts is the market value of the contract. The firm controls its credit risk through an established credit approval process, by monitoring counterparty limits, obtaining collateral where appropriate and, in some cases, entering into enforceable netting agreements.

     The fair value of derivative financial instruments used for trading purposes, computed in accordance with the firm's netting policy, is set forth below:

                                                            AS OF NOVEMBER
                                           ------------------------------------------------
                                                    1999                      1998
                                           ----------------------    ----------------------
                                           ASSETS     LIABILITIES    ASSETS     LIABILITIES
                                           ------     -----------    ------     -----------
                                                            (IN MILLIONS)
Year End
Forward settlement contracts.............  $ 4,555      $ 4,625      $ 4,061      $ 4,201
Swap agreements..........................   12,052       11,587       10,000       11,475
Option contracts.........................   14,018       12,274        7,140        9,038
                                           -------      -------      -------      -------
Total....................................  $30,625      $28,486      $21,201      $24,714
                                           =======      =======      =======      =======
Monthly Average
Forward settlement contracts.............  $ 3,877      $ 3,619      $ 4,326      $ 3,979
Swap agreements..........................   10,414       11,210        7,340        8,158
Option contracts.........................    9,249        9,707        6,696        8,958
                                           -------      -------      -------      -------
Total....................................  $23,540      $24,536      $18,362      $21,095
                                           =======      =======      =======      =======

NOTE 4/SHORT-TERM BORROWINGS

     The firm obtains secured short-term financing principally through the use of repurchase agreements and securities lending agreements, collateralized mainly by U.S. government, federal agency, investment-grade foreign sovereign obligations and equity securities. The firm obtains unsecured short-term borrowings through issuance of commercial paper, promissory notes and bank loans. The carrying value of these short-term obligations approximates fair value due to their short-term nature.

     Short-term borrowings are set forth below:

                                                           AS OF NOVEMBER
                                                         ------------------
                                                          1999       1998
                                                          ----       ----
                                                           (IN MILLIONS)
Commercial paper.......................................  $ 9,403    $10,008
Promissory notes.......................................   11,061     10,763
Bank loans and other(1)................................   17,292      6,659
                                                         -------    -------
Total(2)...............................................  $37,756    $27,430
                                                         =======    =======

---------------
(1) As of November 1999 and November 1998, short-term borrowings included $10.82 billion and $2.96 billion, respectively, of long-term borrowings maturing within one year.

(2) As of November 1999 and November 1998, weighted average interest rates for short-term borrowings, including commercial paper, were 5.66% and 5.19%, respectively.

     The firm maintains unencumbered securities with a market value in excess of all uncollateralized short-term borrowings.

NOTE 5/LONG-TERM BORROWINGS

     The firm's long-term borrowings are set forth below:

                                                           AS OF NOVEMBER
                                                         ------------------
                                                          1999       1998
                                                          ----       ----
                                                           (IN MILLIONS)
Fixed Rate Obligations(1)
  U.S. dollar..........................................  $ 8,236    $ 5,260
  Non-U.S. dollar......................................    1,980      2,066
Floating Rate Obligations(2)
  U.S. dollar..........................................    9,697     11,858
  Non-U.S. dollar......................................    1,039        722
                                                         -------    -------
Total(3)...............................................  $20,952    $19,906
                                                         =======    =======

---------------
(1) During 1999 and 1998, interest rates on U.S. dollar fixed rate obligations ranged from 5.56% to 12.00% and from 5.74% to 10.10%, respectively. During 1999 and 1998, non-U.S. dollar fixed rate obligations interest rates ranged from 0.85% to 9.51% and from 1.90% to 9.51%, respectively.

(2) Floating interest rates generally are based on LIBOR, the U.S. treasury bill rate or the federal funds rate. Certain equity-linked and indexed instruments are included in floating rate obligations.

(3) Long-term borrowings bear fixed or floating interest rates and have maturities that range from one to 30 years from the date of issue.

     Long-term borrowings by maturity date are set forth below:

                                                      AS OF NOVEMBER
                             ----------------------------------------------------------------
                                          1999                              1998
                             ------------------------------    ------------------------------
                              U.S.      NON-U.S.                U.S.      NON-U.S.
                             DOLLAR      DOLLAR      TOTAL     DOLLAR      DOLLAR      TOTAL
                             ------     --------     -----     ------     --------     -----
                                                      (IN MILLIONS)
Maturity Dates
1999.......................  $    --     $   --     $    --    $ 2,443     $  199     $ 2,642
2000.......................    2,527        114       2,641      4,293        272       4,565
2001.......................    3,145        327       3,472      2,261        148       2,409
2002.......................    1,638        594       2,232      1,669        265       1,934
2003.......................    1,522        404       1,926      1,409        412       1,821
2004.......................    1,857        134       1,991      1,310         43       1,353
2005 - Thereafter..........    7,244      1,446       8,690      3,733      1,449       5,182
                             -------     ------     -------    -------     ------     -------
          Total............  $17,933     $3,019     $20,952    $17,118     $2,788     $19,906
                             =======     ======     =======    =======     ======     =======

     The firm enters into nontrading derivative contracts, such as interest rate and currency swap agreements, to effectively convert a substantial portion of its fixed rate long-term borrowings into U.S. dollar-based floating rate obligations. Accordingly, the aggregate carrying value of these long-term borrowings and related hedges approximates fair value.

     The effective weighted average interest rates for long-term borrowings, after hedging activities, are set forth below:

                                                          AS OF NOVEMBER
                                                -----------------------------------
                                                      1999               1998
                                                ----------------    ---------------
                                                AMOUNT     RATE     AMOUNT     RATE
                                                ------     ----     ------     ----
                                                          ($ IN MILLIONS)
Fixed rate obligations........................  $   650    10.17%   $   222    8.09%
Floating rate obligations.....................   20,302     6.03     19,684    5.63
                                                -------             -------
          Total...............................  $20,952     6.16    $19,906    5.66

     As of November 1999 and November 1998, the notional amounts of the related swap agreements used for nontrading purposes were $12.94 billion and $10.21 billion, respectively.

     The fair value and carrying value of these agreements are set forth below:

                                                              AS OF NOVEMBER
                                             ------------------------------------------------
                                                     1999                       1998
                                             ---------------------      ---------------------
                                             ASSETS    LIABILITIES      ASSETS    LIABILITIES
                                             ------    -----------      ------    -----------
                                                              (IN MILLIONS)
Fair value.................................   $ 3         $159           $519         $7
Carrying value.............................    36            2             98          8

NOTE 6/COMMITMENTS AND CONTINGENCIES

  LITIGATION

     The firm is involved in a number of judicial, regulatory and arbitration proceedings concerning matters arising in connection with the conduct of its businesses. Management believes, based on currently available information, that the results of such proceedings, in the aggregate, will not have a material adverse effect on the firm's financial condition, but might be material to the firm's operating results for any particular period, depending, in part, upon the operating results for such period.

  LEASES

     The firm has obligations under long-term noncancelable lease agreements, principally for office space, expiring on various dates through 2019. Certain agreements are subject to periodic escalation charges for increases in real estate taxes and other charges. Minimum rental commitments, net of minimum sublease rentals, under noncancelable leases for 2000 and the succeeding four years and thereafter and rent charged to operating expense for the last three years are set forth below:

                                                          (IN MILLIONS)
Minimum Rental Commitments
2000....................................................     $  203
2001....................................................        183
2002....................................................        182
2003....................................................        181
2004....................................................        154
2005 - Thereafter.......................................        836
                                                             ------
          Total.........................................     $1,739
                                                             ======
Net Rent Expense
1999....................................................     $  154
1998....................................................        104
1997....................................................         87

  OTHER COMMITMENTS

     The firm acts as an investor in merchant banking transactions, which includes making long-term investments in equity and debt securities in privately negotiated transactions, corporate acquisitions and real estate transactions. In connection with these activities, the firm had commitments to invest up to $1.09 billion and $1.39 billion in corporate and real estate merchant banking investment funds and a bridge loan fund as of November 1999 and November 1998, respectively.

     In connection with loan origination and participation, the firm had loan commitments of $9.38 billion and $1.51 billion as of November 1999 and November 1998, respectively. These commitments are agreements to lend to counterparties, have fixed termination dates and are contingent on all conditions to borrowing set forth in the contract having been met. Since these commitments may expire unused, the total commitment amount does not necessarily reflect the actual future cash flow requirements.

     The firm also had outstanding guarantees of $575 million and $790 million relating to its fund management activities as of November 1999 and November 1998, respectively.

     The firm had pledged securities of $35.83 billion and $22.88 billion as collateral for securities borrowed of approximately equivalent value as of November 1999 and November 1998, respectively.

     The firm had commitments to enter into repurchase and resale agreements of $30.58 billion and $46.26 billion as of November 1999 and November 1998, respectively.

     The firm provides letters of credit issued by various banks to counterparties in lieu of securities or cash to satisfy various collateral and margin deposit requirements. Letters of credit outstanding were $10.30 billion and $8.81 billion as of November 1999 and November 1998, respectively.

NOTE 7/EQUITY CAPITAL

     On May 7, 1999, the firm converted from a partnership to a corporation and completed its initial public offering. In that offering, the firm sold 51,000,000 shares of common stock. In addition, the firm completed a number of transactions to have Group Inc. succeed to the business of The Goldman Sachs Group, L.P. These transactions included the exchange of the partnership interests of the participating limited partners (PLPs), retired limited partners, Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association for shares of common stock. As of November 1999, the firm had equity of $10.15 billion.

     Shares of nonvoting common stock are convertible into shares of common stock on a one-for-one basis upon transfer by Sumitomo Bank Capital Markets, Inc., the beneficial owner of such shares as of November 1999, to a third party, and in certain other circumstances.

     As of November 1998, the firm had $6.31 billion in partners' capital, which included both the general partner's and limited partners' capital. Partners' capital allocated for income taxes and potential withdrawals represented management's estimate of net amounts distributable, primarily to the PLPs, under the Partnership Agreement, for items including, among other things, income taxes and capital withdrawals.

NOTE 8/EARNINGS PER SHARE

     The computations of basic and diluted EPS are set forth below:

                                                                YEAR ENDED
                                                              NOVEMBER 1999
                                                              -------------
                                                        (IN MILLIONS, EXCEPT SHARE
                                                          AND PER SHARE AMOUNTS)
Numerator for basic and diluted EPS -- earnings
  available to common stockholders....................              $2,708
                                                               ===========
Denominator for basic EPS -- weighted average number
  of common shares....................................         475,883,756
Effect of dilutive securities
  Restricted stock units..............................           5,657,350
  Stock options.......................................           4,262,854
                                                               -----------
Dilutive potential common shares......................           9,920,204
                                                               -----------
Denominator for diluted EPS -- weighted average number
  of common shares and dilutive potential common
  shares..............................................         485,803,960
                                                               ===========
Basic EPS.............................................              $ 5.69
Diluted EPS...........................................                5.57

NOTE 9/EMPLOYEE BENEFIT PLANS

     The firm sponsors various pension plans and certain other postretirement benefit plans, primarily healthcare and life insurance, which cover most employees worldwide. The firm also provides certain benefits to former or inactive employees prior to retirement. A summary of these plans is set forth below:

  DEFINED BENEFIT PENSION PLANS AND POSTRETIREMENT PLANS

     The firm maintains a defined benefit pension plan for substantially all U.S. employees. Employees of certain non-U.S. subsidiaries participate in various local defined benefit plans. These plans generally provide benefits based on years of credited service and a percentage of the employee's eligible compensation. In addition, the firm has unfunded postretirement benefit plans that provide medical and life insurance for eligible retirees, employees and dependents in the United States.

     The following tables provide a summary of the changes in the plans' projected benefit obligations and the fair value of assets for 1999 and 1998, and a statement of the funded status of the plans as of November 1999 and November 1998:

                                                  NOVEMBER 1999                     NOVEMBER 1998
                                         -------------------------------   -------------------------------
                                          U.S.     NON-U.S.     POST-       U.S.     NON-U.S.     POST-
                                         PENSION   PENSION    RETIREMENT   PENSION   PENSION    RETIREMENT
                                         -------   --------   ----------   -------   --------   ----------
                                                                   (IN MILLIONS)
Benefit Obligation
Balance, beginning of year.............   $108       $120        $ 60       $ 90       $ 77        $ 52
Service cost...........................      4         15           3          3         11           2
Interest cost..........................      8          5           4          7          4           4
Actuarial (gain)/loss..................    (10)        (4)         (4)        10         30           4
Benefits paid..........................     (2)        (4)         (2)        (2)        (1)         (2)
Effect of foreign exchange rates.......     --          6          --         --         (1)         --
                                          ----       ----        ----       ----       ----        ----
Balance, end of year...................   $108       $138        $ 61       $108       $120        $ 60
                                          ====       ====        ====       ====       ====        ====
Fair Value of Plan Assets
Balance, beginning of year.............   $133       $ 75        $ --       $131       $ 56        $ --
Actual return on plan assets...........     17         11          --          4         11          --
Firm contributions.....................     --         26           2         --         10           3
Benefits paid..........................     (2)        (4)         (2)        (2)        (1)         (3)
Effect of foreign exchange rates.......     --          2          --         --         (1)         --
                                          ----       ----        ----       ----       ----        ----
Balance, end of year...................   $148       $110        $ --       $133       $ 75        $ --
                                          ====       ====        ====       ====       ====        ====
Prepaid/(Accrued) Benefit Cost
Funded Status..........................   $ 40       $(28)       $(61)      $ 25       $(45)       $(60)
Unrecognized actuarial loss............      2         14           5         20         23           9
Unrecognized transition obligation.....    (37)        23          --        (40)        22          --
Unrecognized prior service cost........     --         --          (2)        --         --          (2)
                                          ----       ----        ----       ----       ----        ----
Prepaid/(accrued) benefit cost.........   $  5       $  9        $(58)      $  5       $ --        $(53)
                                          ====       ====        ====       ====       ====        ====

     For plans in which the accumulated benefit obligation exceeded plan assets, the projected benefit obligation and aggregate accumulated benefit obligation was $138 million and $121 million as of November 1999, respectively, and $85 million and $85 million as of November 1998, respectively. The fair value of plan assets for these plans was $110 million and $57 million as of November 1999 and November 1998, respectively. For plans in which the accumulated benefit obligation exceeded the fair value of plan assets, the effect of recognizing this amount would not have been material to the consolidated statements of financial condition or comprehensive income.

     The components of pension expense/(income) and postretirement expense are set forth below:

                                            YEAR ENDED NOVEMBER 1999          YEAR ENDED NOVEMBER 1998
                                         -------------------------------   -------------------------------
                                          U.S.     NON-U.S.     POST-       U.S.     NON-U.S.     POST-
                                         PENSION   PENSION    RETIREMENT   PENSION   PENSION    RETIREMENT
                                         -------   --------   ----------   -------   --------   ----------
                                                                   (IN MILLIONS)
Service cost...........................   $  4       $15          $3        $  3       $11          $2
Interest cost..........................      8         5           4           7         4           4
Expected return on plan assets.........    (10)       (5)         --         (10)       (4)         --
Net amortization.......................     (2)        3          --          (3)        2          --
                                          ----       ---          --        ----       ---          --
Total..................................   $ --       $18          $7        $ (3)      $13          $6
                                          ====       ===          ==        ====       ===          ==

     The weighted average assumptions used to develop net periodic pension cost and the actuarial present value of the projected benefit obligation are set forth below. The assumptions represent a weighted average of the assumptions used for the U.S. and international plans and are based on the economic environment of each applicable country.

                                                              YEAR ENDED NOVEMBER
                                                              --------------------
                                                              1999    1998    1997
                                                              ----    ----    ----
Defined Benefit Pension Plans
U.S. Plans
  Discount rate.............................................  7.5%    7.0%    7.5%
  Rate of increase in future compensation levels............  5.0     5.0     5.0
  Expected long-term rate of return on plan assets..........  7.5     7.5     7.5
International Plans
  Discount rate.............................................  4.6     5.0     5.7
  Rate of increase in future compensation levels............  4.3     4.7     5.3
  Expected long-term rate of return on plan assets..........  6.0     6.0     7.0
Postretirement Plans
  Discount rate.............................................  7.5     7.0     7.5
  Rate of increase in future compensation levels............  5.0     5.0     5.0

     For measurement purposes, a 6.6% annual rate of increase in the per capita cost of covered healthcare benefits was assumed for the fiscal year ending November 2000. The rate was assumed to decrease gradually to 5.0% for the fiscal year ending November 2008 and remain at that level thereafter.

     The assumed cost of healthcare has an effect on the amounts reported for the firm's healthcare plans. A 1% change in the assumed healthcare cost trend rate would have the following effects:

                                                         1% INCREASE     1% DECREASE
                                                         ------------    ------------
                                                         1999    1998    1999    1998
                                                         ----    ----    ----    ----
                                                                (IN MILLIONS)
Cost...................................................   $1      $1     $(1)    $(1)
Obligation.............................................    9       9      (8)     (7)

  DEFINED CONTRIBUTION PLANS

     The firm contributes to employer-sponsored U.S. and international defined contribution plans. The firm's contribution to these plans was $94 million, $70 million and $68 million for 1999, 1998 and 1997, respectively.

     The firm has also established a nonqualified defined contribution plan (the
Plan) for certain senior employees. Shares of common stock contributed to the Plan in 1999 and outstanding as of November 1999 were 12,660,685. The shares of common stock will vest and generally be distributable to the participant on specified future dates if the participant satisfies certain conditions and the participant's employment with the firm has not been terminated, with certain exceptions for terminations of employment due to death or a change in control. Dividends on the underlying shares of common stock are paid currently to the participants. Forfeited shares remain in the Plan and are reallocated to other participants. Contributions to the Plan are expensed on the date of grant. Plan expense in 1999 was $674 million, including $666 million granted in connection with the firm's initial public offering.


NOTE 10/EMPLOYEE INCENTIVE PLANS

  STOCK INCENTIVE PLAN

     The firm sponsors a stock incentive plan that provides for grants of incentive stock options, nonqualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units and other stock-based awards. The stock incentive plan also permits the making of loans to purchase shares of common stock.

     The total number of shares of common stock that may be issued under the stock incentive plan through fiscal 2002 may not exceed 300,000,000 shares and, in each fiscal year thereafter, may not exceed 5% of the issued and outstanding shares of common stock, determined as of the last day of the immediately preceding fiscal year, increased by the number of shares available for awards in previous fiscal years but not covered by awards granted in such years. As of November 1999, 183,440,631 shares were available for grant under the stock incentive plan.

  RESTRICTED STOCK UNITS

     The firm issued restricted stock units to employees in 1999 under the stock incentive plan, primarily in connection with its initial public offering and as part of year-end compensation. Of the total restricted stock units outstanding as of November 1999, (i) 40,344,481 units required future service as a condition to the delivery of the underlying shares of common stock, and (ii) 35,703,923 units did not require future service. In all cases, delivery of the underlying shares of common stock is conditioned on the grantee's satisfying certain other requirements outlined in the award agreements.

     The activity related to these restricted stock units during 1999 is set forth below:

                                                       RESTRICTED STOCK UNITS OUTSTANDING
                                                       -----------------------------------
                                                       NO FUTURE SERVICE    FUTURE SERVICE
                                                           REQUIRED            REQUIRED
                                                       -----------------    --------------
                                                       (IN MILLIONS, EXCEPT UNIT AMOUNTS)
Outstanding, beginning of year.......................              --                 --
  Granted............................................      36,127,314         40,780,999
  Forfeited..........................................        (355,177)          (436,518)
  Delivered..........................................         (68,214)                --
                                                          -----------        -----------
Outstanding, end of year.............................      35,703,923         40,344,481
                                                          ===========        ===========
Noncash compensation expense, net of forfeitures.....          $2,042               $273

     The future noncash compensation expense related to the restricted stock units for which future service is required is set forth below:

                                                          COMPENSATION
                                                             EXPENSE
                                                          ------------
                                                          (IN MILLIONS)
2000..................................................       $  733
2001..................................................          610
2002..................................................          429
2003..................................................          214
2004..................................................           52
                                                             ------
Total.................................................       $2,038
                                                             ======



  STOCK OPTIONS

     Stock options granted to employees during 1999 will generally become exercisable in equal installments on or about the third, fourth and fifth anniversaries of the date of grant if the grantee has satisfied certain conditions and the grantee's employment with the firm has not been terminated, with certain exceptions for terminations of employment due to death, retirement, extended absence or a change in control. Once service requirements have been met, these options will generally remain exercisable, subject to satisfaction of certain conditions, until the tenth anniversary of the date of grant. Pursuant to APB No. 25, compensation expense was not recognized for those options that had no intrinsic value on the date of grant. The dilutive effect of these options is included in diluted common shares outstanding under SFAS No. 128.

     The activity of these stock options during 1999 is set forth below:

                                    OPTIONS      WEIGHTED AVERAGE       WEIGHTED AVERAGE
                                  OUTSTANDING     EXERCISE PRICE     REMAINING LIFE (YEARS)
                                  -----------    ----------------    ----------------------
Outstanding, beginning of
  year..........................          --          $   --                    --
  Granted.......................  40,863,172           52.91                    --
  Exercised.....................          --              --                    --
  Forfeited.....................    (503,506)          53.00                    --
                                  ----------
Outstanding, end of year........  40,359,666           52.91                  9.42
                                  ==========

     The weighted average fair value of options granted through November 1999 was $16.13 per option. Fair value is estimated as of the grant date based on a binomial option pricing model using the following weighted average assumptions:

Risk-free interest rate....................................      6.1%
Expected life..............................................  7 years
Expected volatility........................................     30.0%
Dividend yield.............................................      1.0%

  PRO FORMA EFFECT OF SFAS NO. 123

     If the firm were to recognize compensation expense under the fair value-based method of SFAS No. 123 with respect to options granted, net earnings would have decreased resulting in pro forma net earnings and EPS as follows:

                                                         YEAR ENDED
                                                       NOVEMBER 1999
                                                       -------------
                                                    (IN MILLIONS, EXCEPT
                                                     PER SHARE AMOUNTS)
Net earnings, as reported.......................           $2,708
Pro forma net earnings..........................            2,650
EPS, as reported
Basic...........................................           $ 5.69
Diluted.........................................             5.57
Pro forma EPS
Basic...........................................           $ 5.57
Diluted.........................................             5.45

     In the table above, pro forma compensation expense associated with option grants is recognized over the relevant vesting period. The effect of applying SFAS No. 123 in the pro forma disclosure above is not representative of the potential pro forma effect on net earnings in future periods.

NOTE 11/INCOME TAXES

     Prior to its conversion to corporate form, the firm operated as a partnership and generally was not subject to U.S. federal and state income taxes. The earnings of the firm, however, were subject to local unincorporated business taxes. In addition, certain non-U.S. subsidiaries were subject to income taxes in their local jurisdictions. The partners of the firm's predecessor partnership were taxed on their proportionate share of the partnership's taxable income or loss. Effective with the conversion from a partnership to a corporation on May 7, 1999, the firm became subject to U.S. federal, state and local corporate income taxes.

     The components of the net tax (benefit)/expense reflected on the consolidated statements of earnings are set forth below:

                                                             YEAR ENDED NOVEMBER
                                                             -------------------
                                                            1999      1998    1997
                                                            ----      ----    ----
                                                                (IN MILLIONS)
Current Taxes
U.S. federal.............................................  $    16    $ 16    $  5
State and local..........................................       67      28      87
Non-U.S. ................................................      588     426     144
                                                           -------    ----    ----
          Total current tax expense......................      671     470     236

Deferred Taxes
U.S. federal.............................................     (688)     --      --
State and local..........................................     (342)     (3)     (4)
Non-U.S. ................................................     (357)     26      36
                                                           -------    ----    ----
          Total deferred tax (benefit)/expense...........   (1,387)     23      32
                                                           -------    ----    ----
Net tax (benefit)/expense................................  $  (716)   $493    $268
                                                           =======    ====    ====

     Deferred income taxes reflect the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities. These temporary differences result in taxable or deductible amounts in future years and are measured using the tax rates and laws that will be in effect when such differences are expected to reverse. In connection with the conversion from a partnership to a corporation, the firm recognized a deferred tax benefit related to the revaluation of net deferred tax assets recorded as a partnership. Additionally, deferred tax assets were recorded as a result of acquisitions during 1999.

     Significant components of the firm's deferred tax assets and liabilities are set forth below:

                                                              AS OF NOVEMBER
                                                              --------------
                                                               1999     1998
                                                               ----     ----
                                                              (IN MILLIONS)
Deferred Tax Assets
Compensation and benefits...................................  $1,397    $44
Foreign tax credits.........................................     140     --
Depreciation and amortization...............................      57     14
Other, net..................................................     226     14
                                                              ------    ---
                                                               1,820     72
Less: valuation allowance(1)................................     (83)    --
                                                              ------    ---
          Total deferred tax assets.........................   1,737     72
                                                              ------    ---
Deferred Tax Liabilities
Unrealized gains............................................     257     33
                                                              ------    ---
          Total deferred tax liabilities....................     257     33
                                                              ------    ---
Net deferred tax assets.....................................  $1,480    $39
                                                              ======    ===

---------------
(1) Relates primarily to the ability to recognize tax benefits associated with non-U.S. operations.

     A reconciliation of the U.S. federal statutory income tax rate to the firm's effective income tax rate is set forth below:

                                                             YEAR ENDED NOVEMBER
                                                         ----------------------------
                                                         1999     1998)(1)    1997(1)
                                                         ----     --------    -------
U.S. federal statutory income tax rate.................   35.0%       --%        --%
Increase related to:
State and local taxes, net of U.S. income tax
  effects..............................................    5.0       0.9        2.8
Foreign................................................     --      15.5        6.0
Other..................................................     --       0.5        0.1
                                                         -----      ----        ---
Rate before one-time events............................   40.0      16.9        8.9
Revaluation of deferred tax assets upon change in tax
  status...............................................  (41.4)(2)     --        --
Rate benefit for partnership period....................  (37.7)(3)     --        --
Other..................................................    3.2        --         --
                                                         -----      ----        ---
Total tax (benefit)/expense............................  (35.9)%    16.9%       8.9%
                                                         =====      ====        ===

---------------
(1) The U.S. federal statutory income tax rate is not applicable to 1998 or 1997 because the firm operated as a partnership and generally was not subject to corporate federal income taxes. U.S. federal taxes paid by subsidiary corporations are included in "Other" for 1998 and 1997.

(2) The deferred tax benefit recognized upon the firm's change in tax status from partnership to corporate form primarily reflects the revaluation of the deferred tax assets and liabilities at the firm's corporate income tax rate.

(3) The rate benefit for the partnership period relates to the firm's earnings prior to its conversion to corporate form, which generally were not subject to corporate income taxes.

NOTE 12/REGULATED SUBSIDIARIES

     GS&Co. is a registered U.S. broker-dealer subsidiary, which is subject to the Securities and Exchange Commission's "Uniform Net Capital Rule," and has elected to compute its net capital in accordance with the "Alternative Net Capital Requirement" of that rule. As of November 1999 and November 1998, GS&Co. had regulatory net capital, as defined, of $2.92 billion and $3.25 billion, respectively, which exceeded the amounts required by $2.31 billion and $2.70 billion, respectively.

     GSI, a registered U.K. broker-dealer and subsidiary of Group Inc., is subject to the capital requirements of the Securities and Futures Authority Limited, and GSJL, a Tokyo-based broker-dealer, is subject to the capital requirements of the Japanese Ministry of Finance and the Financial Supervisory Agency. As of November 1999 and November 1998, GSI and GSJL were in compliance with their local capital adequacy requirements.

     Certain other subsidiaries of the firm are also subject to capital adequacy requirements promulgated by authorities of the countries in which they operate. As of November 1999 and November 1998, these subsidiaries were in compliance with their local capital adequacy requirements.

NOTE 13/BUSINESS SEGMENTS

     In reporting to management, the firm's operating results are categorized into the following two principal segments: Global Capital Markets; and Asset Management and Securities Services.

GLOBAL CAPITAL MARKETS

     The Global Capital Markets segment includes services related to the following:

     INVESTMENT BANKING. The firm provides a broad range of investment banking services to a diverse group of corporations, financial institutions, governments and individuals. The firm's investment banking activities are divided into two categories:

     - FINANCIAL ADVISORY. Financial Advisory includes advisory assignments with respect to mergers and acquisitions, divestitures, corporate defense activities, restructurings and spin-offs; and

     - UNDERWRITING. Underwriting includes public offerings and private placements of equity and debt securities.

     TRADING AND PRINCIPAL INVESTMENTS. The firm's Trading and Principal Investments business facilitates transactions with a diverse group of corporations, financial institutions, governments and individuals and takes proprietary positions through market making in and trading of fixed income and equity products, currencies, commodities, and swaps and other derivatives. Trading and Principal Investments is divided into three categories:

     - FICC. The firm makes markets in and trades fixed income products, currencies and commodities, structures and enters into a wide variety of derivative transactions, and engages in proprietary trading and arbitrage activities;

     - EQUITIES. The firm makes markets in and trades equities and equity-related products, structures and enters into equity derivative transactions, and engages in proprietary trading and equity arbitrage; and

     - PRINCIPAL INVESTMENTS. Principal Investments primarily represents net revenues from the firm's merchant banking investments.

ASSET MANAGEMENT AND SECURITIES SERVICES

     The Asset Management and Securities Services segment includes services related to the following:

     - ASSET MANAGEMENT. Asset Management generates management fees by providing investment advisory services to a diverse client base of institutions and individuals;

     - SECURITIES SERVICES. Securities Services includes prime brokerage, financing services and securities lending and the firm's matched book businesses, all of which generate revenue primarily in the form of fees or interest rate spreads; and

     - COMMISSIONS. Commissions include agency transactions for clients on major stock and futures exchanges and revenues from the increased share of the income and gains derived from the firm's merchant banking funds.

  BASIS OF PRESENTATION

     In reporting segments, certain of the firm's business lines have been aggregated where they have similar economic characteristics and are similar in each of the following areas: (i) the nature of the services they provide, (ii) their methods of distribution, (iii) the types of clients they serve and (iv) the regulatory environments in which they operate.

     The firm allocates revenues and expenses between the two segments. Due to the integrated nature of the business segments, estimates and judgments have been made in allocating certain revenue and expense items. Transactions between segments are based on specific criteria or approximate third-party rates. Total operating expenses include corporate items that have not been allocated to either business segment. The allocation process is based on the manner in which management views the business of the firm.

     The segment information presented in the table below is prepared according to the following methodologies:

     - Revenues and expenses directly associated with each segment are included in determining pre-tax earnings.

     - Net revenues in the firm's segments include allocations of interest income and expense to specific securities, commodities and other positions in relation to the cash generated by, or funding requirements of, the underlying positions. Net interest is allocated to the Trading and Principal Investments component of Global Capital Markets and the Securities Services component of Asset Management and Securities Services. Net interest is included within segment net revenues as it is consistent with the way in which management assesses segment performance.

     - Overhead expenses not directly allocable to specific segments are allocated ratably based on direct segment expenses.

     - The nonrecurring expenses associated with the firm's conversion to corporate form and related transactions are not allocated to individual segments as management excludes them in evaluating segment performance.

  SEGMENT OPERATING RESULTS

     Management believes that the following information provides a reasonable representation of each segment's contribution to consolidated pre-tax earnings and total assets:

                                                        YEAR ENDED NOVEMBER
                                                  --------------------------------
                                                    1999        1998        1997
                                                    ----        ----        ----
                                                           (IN MILLIONS)
Global Capital Markets
  Net revenues(1)...............................  $ 10,132    $  5,747    $  5,513
  Operating expenses(2).........................     6,232       3,978       3,228
                                                  --------    --------    --------
  Pre-tax earnings(3)...........................  $  3,900    $  1,769    $  2,285
                                                  ========    ========    ========
  Segment assets................................  $127,515    $102,724    $ 99,974
                                                  ========    ========    ========
Asset Management and Securities Services
  Net revenues(1)...............................  $  3,213    $  2,773    $  1,934
  Operating expenses(2).........................     2,396       1,621       1,205
                                                  --------    --------    --------
  Pre-tax earnings(3)...........................  $    817    $  1,152    $    729
                                                  ========    ========    ========
  Segment assets................................  $121,693    $114,293    $ 78,193
                                                  ========    ========    ========
Total
  Net revenues(1)...............................  $ 13,345    $  8,520    $  7,447
  Operating expenses(2).........................    11,353(5)    5,599       4,433
                                                  --------    --------    --------
  Pre-tax earnings..............................  $  1,992    $  2,921    $  3,014
                                                  ========    ========    ========
  Total assets(4)...............................  $250,491    $217,380    $178,401
                                                  ========    ========    ========

---------------
(1) Net revenues include net interest as set forth in the table below:

                                                     YEAR ENDED NOVEMBER
                                                   ------------------------
                                                   1999     1998      1997
                                                   ----     ----      ----
                                                        (IN MILLIONS)
Global Capital Markets...........................  $ 15    $  364    $  623
Asset Management and Securities Services.........   689       688       478
                                                   ----    ------    ------
Total net interest...............................  $704    $1,052    $1,101
                                                   ====    ======    ======

(2) Operating expenses include depreciation and amortization as set forth in the table below:

                                                      YEAR ENDED NOVEMBER
                                                      --------------------
                                                      1999    1998    1997
                                                      ----    ----    ----
                                                         (IN MILLIONS)
Global Capital Markets..............................  $228    $158    $119
Asset Management and Securities Services............   109      84      59
                                                      ----    ----    ----
Total depreciation and amortization.................  $337    $242    $178
                                                      ====    ====    ====

(3) The pre-tax earnings of the firm's segments in 1999 reflect payments for services rendered by managing directors who, prior to the firm's conversion to corporate form, were profit participating limited partners. In prior years, these payments were accounted for as distributions of partners' capital rather than as compensation and benefits expense. As a result, these payments are not reflected in the operating expenses of the firm's segments in 1998 and 1997 and, therefore, the pre-tax earnings of the firm's segments in these years are not comparable with 1999.

(4) Includes deferred tax assets relating to the firm's conversion to corporate form and certain other assets that management believes are not allocable to a particular segment.

(5) Includes the following expenses that have not been allocated to the firm's segments: (i) nonrecurring employee initial public offering awards of $2.26 billion, (ii) the ongoing amortization of employee initial public offering awards of $268 million and (iii) the charitable contribution to The Goldman Sachs Foundation of $200 million made at the time of the firm's initial public offering.

     The following table sets forth the net revenues of the firm's two segments:

                                                            YEAR ENDED NOVEMBER
                                                        ---------------------------
                                                         1999       1998      1997
                                                         ----       ----      ----
                                                               (IN MILLIONS)
Financial Advisory....................................  $ 2,270    $1,774    $1,184
Underwriting..........................................    2,089     1,594     1,403
                                                        -------    ------    ------
Investment Banking....................................    4,359     3,368     2,587
                                                        -------    ------    ------
FICC..................................................    2,862     1,438     2,055
Equities..............................................    1,961       795       573
Principal Investments.................................      950       146       298
                                                        -------    ------    ------
Trading and Principal Investments.....................    5,773     2,379     2,926
                                                        -------    ------    ------
Total Global Capital Markets..........................   10,132     5,747     5,513
                                                        -------    ------    ------
Asset Management......................................      919       675       458
Securities Services...................................      772       730       487
Commissions...........................................    1,522     1,368       989
                                                        -------    ------    ------
Total Asset Management and Securities Services........    3,213     2,773     1,934
                                                        -------    ------    ------
Total net revenues....................................  $13,345    $8,520    $7,447
                                                        =======    ======    ======

  GEOGRAPHIC INFORMATION

     Due to the highly integrated nature of international financial markets, the firm manages its businesses based on the profitability of the enterprise as a whole. Accordingly, management believes that profitability by geographic region is not necessarily meaningful.

     The firm's revenues, expenses and identifiable assets are generally allocated based on the country of domicile of the legal entity providing the service.

 The following table sets forth the total net revenues, pre-tax earnings, and identifiable assets of the firm and its consolidated subsidiaries by geographic region allocated on the basis described above:

                                                      YEAR ENDED NOVEMBER
                                             -------------------------------------
                                               1999           1998         1997
                                               ----           ----         ----
                                                         (IN MILLIONS)
Net Revenues
United States..............................  $   8,536      $   5,133    $   4,724
Other Americas.............................        327            308          379
United Kingdom.............................      3,103          1,893        1,570
Other Europe...............................        375            333          190
Asia.......................................      1,004            853          584
                                             ---------      ---------    ---------
Total net revenues.........................  $  13,345      $   8,520    $   7,447
                                             =========      =========    =========
Pre-tax Earnings(1)
United States..............................  $   2,878      $   1,315    $   1,737
Other Americas.............................        184            209          302
United Kingdom.............................      1,203            746          625
Other Europe...............................        198            216           89
Asia.......................................        254            435          261
Other......................................     (2,725)(3)         --           --
                                             ---------      ---------    ---------
Total pre-tax earnings.....................  $   1,992      $   2,921    $   3,014
                                             =========      =========    =========
Identifiable Assets
United States..............................  $ 238,875      $ 213,971    $ 189,622
Other Americas.............................      6,118          6,596        8,512
United Kingdom.............................    119,350         94,025       69,260
Other Europe...............................     11,737          8,820        7,555
Asia.......................................     18,088         19,536       13,085
Eliminations and other(2)..................   (143,677)      (125,568)    (109,633)
                                             ---------      ---------    ---------
Total identifiable assets..................  $ 250,491      $ 217,380    $ 178,401
                                             =========      =========    =========

---------------
(1) The pre-tax earnings of the firm in 1999 reflect payments for services rendered by managing directors who, prior to the firm's conversion to corporate form, were profit participating limited partners. In prior years, these payments were accounted for as distributions of partners' capital rather than as compensation and benefits expense. As a result, these payments are not reflected in the firm's operating expenses in 1998 and 1997 and, therefore, the pre-tax earnings in these years are not comparable with 1999.

(2) Reflects eliminations and certain assets that are not allocable to a particular geographic region.

(3) Includes the following expenses that have not been allocated to the firm's geographic regions: (i) nonrecurring employee initial public offering awards of $2.26 billion, (ii) the ongoing amortization of employee initial public offering awards of $268 million and (iii) the charitable contribution to The Goldman Sachs Foundation of $200 million made at the time of the firm's initial public offering.

NOTE 14/SUBSEQUENT EVENTS

     On December 20, 1999, the Board of Directors of Group Inc. declared a dividend of $0.12 per share to be paid on February 24, 2000 to voting and nonvoting common shareholders of record on January 24, 2000.