Form 10-K, Exhibit 13
period 1999-11-26
GOLDMAN SACHS GROUP INC
filed 2000-02-14
CIK 886982

                                                                    Exhibit 13.3
                       SUPPLEMENTAL FINANCIAL INFORMATION

QUARTERLY RESULTS (UNAUDITED)

     The following represents the firm's unaudited quarterly results for 1999 and 1998. These quarterly results conform with generally accepted accounting principles and reflect all adjustments, consisting only of normal recurring adjustments, that are, in the opinion of management, necessary for a fair presentation of the results.

                                                      1999 FISCAL QUARTER
                                                      -------------------
                                            FIRST     SECOND       THIRD     FOURTH
                                            -----     ------       -----     ------
                                             (IN MILLIONS, EXCEPT PER SHARE DATA)
Total revenues............................  $5,856    $ 6,355      $6,440    $6,712
Interest expense..........................   2,861      2,886       3,032     3,239
                                            ------    -------      ------    ------
Revenues, net of interest expense.........   2,995      3,469       3,408     3,473
Operating expenses........................   1,807      4,956       2,326     2,264
                                            ------    -------      ------    ------
Pre-tax earnings/(loss)...................   1,188     (1,487)(1)   1,082     1,209
Provision/(benefit) for taxes.............     181     (1,827)(2)     444       486
                                            ------    -------      ------    ------
  Net earnings............................  $1,007    $   340      $  638    $  723
                                            ======    =======      ======    ======
Earnings per share
  Basic...................................      --    $  0.72      $ 1.34    $ 1.51
  Diluted.................................      --       0.71        1.32      1.48
Dividends paid per share..................      --         --        0.12      0.12

---------------
(1) Includes nonrecurring expenses of $2.26 billion associated with the firm's conversion to corporate form and the firm's charitable contribution to The Goldman Sachs Foundation of $200 million made at the time of the firm's initial public offering.

(2) Includes a net tax benefit of $825 million related to the firm's conversion to corporate form, a benefit of $880 million related to the granting of employee initial public offering awards and a benefit of $80 million related to the charitable contribution to The Goldman Sachs Foundation.

                                                         1998 FISCAL QUARTER
                                                         --------------------
                                               FIRST      SECOND      THIRD      FOURTH
                                               -----      ------      -----      ------
                                                            (IN MILLIONS)
Total revenues...............................  $5,903     $6,563      $5,735     $4,277
Interest expense.............................   3,431      3,574       3,591      3,362
                                               ------     ------      ------     ------
Revenues, net of interest expense............   2,472      2,989       2,144        915
Operating expenses...........................   1,450      1,952       1,389        808
                                               ------     ------      ------     ------
Pre-tax earnings.............................   1,022      1,037         755        107
Provision for taxes..........................     138        190         102         63
                                               ------     ------      ------     ------
  Net earnings...............................  $  884     $  847      $  653     $   44
                                               ======     ======      ======     ======

STOCK PRICE RANGE

    Our common stock commenced trading on the New York Stock Exchange under the symbol "GS" on May 4, 1999. Prior to that date, there was no public market for our common stock. The following table sets forth, for the periods indicated, the high and low closing prices per share for our common stock as reported by the Consolidated Tape Association:

                                                          1999 FISCAL QUARTER
                                  --------------------------------------------------------------------
                                      FIRST             SECOND            THIRD             FOURTH
                                  --------------    --------------    --------------    --------------
                                  HIGH      LOW     HIGH      LOW     HIGH      LOW     HIGH      LOW
                                  ----      ---     ----      ---     ----      ---     ----      ---
Closing price (in dollars)......     --       --    74.13    64.50    72.25    55.81    82.81    57.69

                                       74