Form 10-K405, Exhibit 13
period 2000-11-24
GOLDMAN SACHS GROUP INC/
filed 2001-02-16
CIK 886982

                                                                    Exhibit 13.2

REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS,
THE GOLDMAN SACHS GROUP, INC.:

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of earnings, changes in shareholders' equity and partners' capital, cash flows and comprehensive income present fairly, in all material respects, the financial position of The Goldman Sachs Group, Inc. and its Subsidiaries (the "Company") as of November 24, 2000 and November 26, 1999, and the results of their operations and their cash flows for each of the three fiscal years in the period ended November 24, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.






/s/ PricewaterhouseCoopers LLP
New York, New York
January 19, 2001


46      Goldman Sachs Annual Report 2000

-----------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF EARNINGS
-----------------------------------------------------------------------------------------------------------

                                                                                      YEAR ENDED NOVEMBER
-----------------------------------------------------------------------------------------------------------
(in millions, except per share amounts)                               2000           1999           1998
-----------------------------------------------------------------------------------------------------------
Revenues
Global capital markets
  Investment banking                                                 $ 5,339        $ 4,359        $ 3,368
  Trading and principal investments                                    6,528          5,758          2,015
Asset management and securities services                               3,737          2,524          2,085
Interest income                                                       17,396         12,722         15,010
                                                                      ------------------------------------
  Total revenues                                                      33,000         25,363         22,478
Interest expense                                                      16,410         12,018         13,958
                                                                      ------------------------------------
  Revenues, net of interest expense                                   16,590         13,345          8,520

Operating expenses
Compensation and benefits                                              7,773          6,459          3,838
Nonrecurring employee initial public
  offering and acquisition awards                                        290          2,257             --
Amortization of employee initial public offering
  and acquisition awards                                                 428            268             --
Brokerage, clearing and exchange fees                                    573            446            424
Market development                                                       506            364            287
Communications and technology                                            435            306            265
Depreciation and amortization                                            486            337            242
Occupancy                                                                440            314            207
Professional services and other                                          639            402            336
Charitable contribution                                                   --            200             --
                                                                     -------------------------------------
  Total operating expenses                                            11,570         11,353          5,599
Pre-tax earnings                                                       5,020          1,992          2,921
Provision/(benefit) for taxes                                          1,953           (716)           493
                                                                     -------------------------------------
Net earnings                                                         $ 3,067        $ 2,708        $ 2,428
----------------------------------------------------------------------------------------------------------

Earnings per share

Basic                                                                $  6.33        $  5.69             --
Diluted                                                                 6.00           5.57             --
Average common shares outstanding
Basic                                                                  484.6          475.9             --
Diluted                                                                511.5          485.8             --
----------------------------------------------------------------------------------------------------------










The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
--------------------------------------------------------------------------------

                                                              AS OF NOVEMBER
--------------------------------------------------------------------------------

(in millions, except share and per share amounts)           2000         1999
--------------------------------------------------------------------------------
Assets
Cash and cash equivalents                               $  3,870       $  3,055
Cash and securities segregated in compliance with
 U.S. federal and other regulations                       17,132          9,135
Receivables from brokers, dealers and clearing
 organizations                                             6,226          4,490
Receivables from customers and counterparties             33,060         30,140
Securities borrowed                                       82,409         78,418
Securities purchased under agreements to resell           37,324         37,106
Right to receive securities                                4,264          1,604
Financial instruments owned, at fair value
  Commercial paper, certificates of deposit and time
    deposits                                                 866          1,435
  U.S. government, federal agency and sovereign
    obligations                                           24,038         22,193
  Corporate debt                                          13,317          9,821
  Equities and convertible debentures                     21,481         16,381
  State, municipal and provincial obligations                499            756
  Derivative contracts                                    34,627         30,661
  Physical commodities                                       432            562
Other assets                                              10,215          4,734
                                                        -----------------------
                                                        $289,760       $250,491
--------------------------------------------------------------------------------

Liabilities and Shareholders' Equity
Short-term borrowings, including commercial paper       $ 33,471       $ 37,756
Payables to brokers, dealers and clearing
 organizations                                             3,871          2,129
Payables to customers and counterparties                  78,277         57,405
Securities loaned                                          9,215          9,169
Securities sold under agreements to repurchase            30,996         40,183
Obligation to return securities                            3,355          1,595
Financial instruments sold, but not yet purchased,
 at fair value
  U.S. government, federal agency and sovereign
    obligations                                           23,580         19,170
  Corporate debt                                           3,988          2,642
  Equities and convertible debentures                      8,829         14,002
  Derivative contracts                                    37,815         28,488
  Physical commodities                                       677            586
Other liabilities and accrued expenses                     7,761          6,269
Long-term borrowings                                      31,395         20,952
                                                        -----------------------
                                                         273,230        240,346
Commitments and contingencies

Shareholders' Equity
Preferred stock, par value $0.01 per share;
 150,000,000 shares authorized, no shares issued and
 outstanding                                                  --             --
Common stock, par value $0.01 per share;
 4,000,000,000 shares authorized, 489,964,838 and
 441,421,899 shares issued as of November 2000 and
 November 1999, respectively                                   5              4
Restricted stock units                                     4,760          4,339
Nonvoting common stock, par value $0.01 per share;
 200,000,000 shares authorized, no shares issued and
 outstanding as of November 2000; 7,440,362 shares
 issued and outstanding as of November 1999                   --             --
Additional paid-in capital                                11,127          7,359
Retained earnings                                          3,294            444
Unearned compensation                                     (1,878)        (2,038)
Accumulated other comprehensive (loss)/income               (130)            37
Treasury stock, at cost, par value $0.01 per share;
 6,490,145 shares as of November 2000                       (648)            --
                                                        -----------------------
  Total shareholders' equity                              16,530         10,145
                                                        -----------------------
                                                        $289,760       $250,491
--------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.


48   Goldman Sachs Annual Report 2000

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS'
EQUITY AND PARTNERS' CAPITAL
--------------------------------------------------------------------------------


                                                                                  YEAR ENDED NOVEMBER
-------------------------------------------------------------------------------------------------------------
(in millions, except per share amounts)                                       2000        1999         1998
-------------------------------------------------------------------------------------------------------------
Partners' capital
  Balance, beginning of year                                                 $    --     $ 6,310     $ 6,107
  Transfer of beginning partners' capital allocated for income taxes and
    potential withdrawals                                                         --          74          --
  Net earnings                                                                    --       2,264(1)    2,428
  Capital contributions                                                           --          48           9
  Return on capital and certain distributions to partners                         --        (306)       (619)
  Termination of profit participation plans                                       --          --        (368)
  Transfer to partners' capital allocated for income taxes and potential
    withdrawals, net                                                              --          --      (1,247)
  Distributions of remaining partners' capital                                    --      (4,520)(2)      --
  Exchange of partnership interests for shares of common stock                    --      (3,901)         --
  Transfer to accumulated other comprehensive income                              --          31          --
                                                                             -------------------------------
  Balance, end of year                                                            --          --       6,310
Common stock, par value $0.01 per share
  Balance, beginning of year                                                       4          --          --
  Issued                                                                           1           4          --
                                                                             -------------------------------
  Balance, end of year                                                             5           4          --
Restricted stock units
  Balance, beginning of year                                                   4,339          --          --
  Granted                                                                      1,150       4,381          --
  Delivered                                                                     (507)         --          --
  Forfeited                                                                     (222)        (42)         --
                                                                             -------------------------------
  Balance, end of year                                                         4,760       4,339          --
Nonvoting common stock, par value $0.01 per share
  Balance, beginning of year                                                      --          --          --
  Issued                                                                          --          --          --
  Exchanged                                                                       --          --          --
                                                                             -------------------------------
  Balance, end of year                                                            --          --          --
Additional paid-in capital
  Balance, beginning of year                                                   7,359          --          --
  Exchange of partnership interests for shares of common stock                    --       3,901          --
  Issuance of common stock                                                     3,651       2,891          --
  Issuance of common stock contributed to a defined contribution plan              1         674          --
  Tax benefit related to delivery of equity-based awards                         116          --          --
  Dividends paid                                                                  --        (107)(3)      --
                                                                             -------------------------------
  Balance, end of year                                                        11,127       7,359          --
Retained earnings
  Balance, beginning of year                                                     444          --          --
  Net earnings                                                                 3,067         444(4)       --
  Dividends paid                                                                (217)         --          --
                                                                             -------------------------------
  Balance, end of year                                                         3,294         444          --
Unearned compensation
  Balance, beginning of year                                                  (2,038)         --          --
  Restricted stock units granted                                                (842)     (2,334)         --
  Restricted stock units forfeited                                               163          23          --
  Amortization of restricted stock units                                         839         273          --
                                                                             -------------------------------
  Balance, end of year                                                        (1,878)     (2,038)         --
Accumulated other comprehensive (loss)/income
  Balance, beginning of year                                                      37          --          --
  Transfer from partners' capital                                                 --         (31)         --
  Currency translation adjustment                                               (167)         68          --
                                                                             -------------------------------
  Balance, end of year                                                          (130)         37          --
Treasury stock, at cost, par value $0.01 per share
  Balance, beginning of year                                                      --          --          --
  Shares repurchased                                                            (648)         --          --
                                                                             -------------------------------
  Balance, end of year                                                          (648)         --          --
                                                                             -------------------------------
                                                                             $16,530     $10,145     $ 6,310
------------------------------------------------------------------------------------------------------------

(1) Represents net earnings of the partnership from November 28, 1998 through May 6, 1999.
(2) Represents the retired limited partners' exchanges of partnership interests for cash and junior subordinated debentures, the redemption of senior limited partnership interests for cash and other distributions of partners' capital in accordance with the partnership agreement.
(3) Represents two quarterly dividends of $0.12 per common share each.
(4) Represents net earnings of the corporation from May 7, 1999 through
    November 26, 1999.
The accompanying notes are an integral part of these consolidated financial statements.
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------------------

                                                             YEAR ENDED NOVEMBER
--------------------------------------------------------------------------------------
(in millions)                                           2000        1999        1998
--------------------------------------------------------------------------------------
Cash flows from operating activities
  Net earnings                                        $  3,067    $  2,708    $  2,428
  Noncash items included in net earnings
    Depreciation and amortization                          486         337         242
    Deferred income taxes                                 (352)     (1,387)         23
    Stock-based compensation                             1,345       2,989          --
  Changes in operating assets and liabilities
    Cash and securities segregated in compliance
      with U.S. federal and other regulations           (5,389)     (1,248)     (2,984)
    Net receivables from brokers, dealers and
      clearing organizations                               336       1,453        (789)
    Net payables to customers and counterparties        14,570      (3,990)     14,664
    Securities borrowed, net                              (916)    (11,179)    (21,158)
    Financial instruments owned, at fair value          (8,386)    (13,718)        148
    Financial instruments sold, but not yet
      purchased, at fair value                           5,507       9,059       7,559
    Other, net                                             867       2,387         (71)
                                                      --------    --------    --------
      Net cash provided by/(used for) operating
        activities                                      11,135     (12,589)         62
Cash flows from investing activities
  Property, leasehold improvements and equipment        (1,552)       (656)       (476)
  Financial instruments owned, at fair value              (116)        189        (180)
  Business combinations, net of cash acquired           (1,988)       (187)         --
                                                      --------    --------    --------
       Net cash used for investing activities           (3,656)       (654)       (656)
Cash flows from financing activities
  Short-term borrowings, net                           (11,550)        755       2,193
  Issuance of long-term borrowings                      16,060      11,000      10,527
  Repayment of long-term borrowings                       (782)       (753)     (2,058)
  Securities sold under agreements to repurchase,
    net                                                 (9,528)      4,304      (5,909)
  Common stock repurchased                                (648)         --          --
  Dividends paid                                          (217)       (107)         --
  Proceeds from issuance of common stock                     1       2,633          --
  Capital contributions                                     --          48           9
  Returns on capital and certain distributions to
    partners                                                --        (306)       (619)
  Termination of the profit participation plans             --          --        (368)
  Partners' capital distributions, net                      --      (4,112)         --
  Partners' capital allocated for income taxes and
    potential withdrawals                                   --          --      (1,673)
                                                      --------    --------    --------
      Net cash (used for)/provided by financing
        activities                                      (6,664)     13,462       2,102
    Net increase in cash and cash equivalents              815         219       1,508
Cash and cash equivalents, beginning of year             3,055       2,836       1,328
                                                      --------    --------    --------
Cash and cash equivalents, end of year                $  3,870    $  3,055    $  2,836
--------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURES:

Cash payments for interest approximated the related expense for each of the fiscal years presented.

Payments of income taxes were $1.96 billion and $463 million for the years ended November 2000 and November 1999, respectively, and were immaterial for the year ended November 1998.

Noncash activities:

Common stock issued in connection with business combinations was $3.41 billion and $245 million for the years ended November 2000 and November 1999, respectively.

In connection with the firm's conversion to corporate form in 1999, junior subordinated debentures of $371 million were issued to retired limited partners in exchange for their partnership interests.

The accompanying notes are an integral part of these consolidated financial statements.

50   Goldman Sachs Annual Report 2000

-------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
-------------------------------------------------------------------------------

                                                             YEAR ENDED NOVEMBER
--------------------------------------------------------------------------------------
(in millions)                                           2000        1999        1998
--------------------------------------------------------------------------------------
Net earnings                                          $  3,067    $  2,708    $  2,428
Currency translation adjustment, net of tax               (167)         37         (31)
                                                      --------------------------------
Comprehensive income                                  $  2,900    $  2,745    $  2,397
--------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


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

The firm's activities are divided into two segments:

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


NOTE 2/SIGNIFICANT ACCOUNTING POLICIES


BASIS OF PRESENTATION

The consolidated financial statements include the accounts of Group Inc. and its U.S. and international subsidiaries including Goldman, Sachs & Co. (GS&Co.), J. Aron & Company and Spear, Leeds & Kellogg, L.P. in New York, Goldman Sachs International (GSI) in London and Goldman Sachs (Japan) Ltd.
(GSJL) in Tokyo. Certain reclassifications have been made to prior-year amounts to conform to the current-year presentation. All material intercompany transactions and balances have been eliminated.

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

Unless otherwise stated herein, all references to 2000, 1999 and 1998 refer to the firm's fiscal year ended, or the date, as the context requires, November 24, 2000, November 26, 1999 and November 27, 1998, respectively.


CASH AND CASH EQUIVALENTS

The firm defines cash equivalents as highly liquid overnight deposits held in the ordinary course of business.


REPURCHASE AGREEMENTS AND COLLATERALIZED FINANCING ARRANGEMENTS

Securities purchased under agreements to resell and securities sold under agreements to repurchase, principally U.S. government, federal agency and investment-grade non-U.S. sovereign obligations, represent short-term collateralized financing transactions and are carried at their contractual amounts plus accrued interest. These amounts are presented on a net-by-counterparty basis when the applicable requirements of Financial Accounting Standards Board Interpretation No. 41 are satisfied. The firm takes possession of securities purchased under agreements to resell, monitors the market value of these securities on a daily basis and obtains additional collateral as appropriate.

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


FINANCIAL INSTRUMENTS

Gains and losses on financial instruments and commission income and related expenses are recorded on a trade date basis in the consolidated statements of earnings. The consolidated statements of financial condition generally reflect purchases and sales of financial instruments, including agency transactions, on a trade date basis.

Substantially all financial instruments used in the firm's trading and nontrading activities are carried at fair value or amounts that approximate fair value, and unrealized gains and losses are recognized in earnings. Fair value is based generally on listed market prices or broker or dealer price quotations. To the extent that prices are not readily available, or if liquidating the firm's position is reasonably expected to affect market prices, fair value is based on either internal valuation models or management's estimate of amounts that could be realized under current market conditions, assuming an orderly liquidation over a reason-


52 Goldman Sachs Annual Report 2000
able period of time. Certain over-the-counter (OTC) derivative instruments are valued using pricing models that consider, among other factors, current and contractual market prices, time value, and yield curve and/or volatility factors of the underlying positions. The fair value of the firm's trading and nontrading assets and liabilities is discussed further in Notes 4, 5 and 6.


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


PROPERTY, LEASEHOLD IMPROVEMENTS AND EQUIPMENT

Depreciation and amortization generally are computed using accelerated cost recovery methods for all property and equipment and for leasehold improvements where the term of the lease is greater than the economic useful life of the asset. All other leasehold improvements are amortized on a straight-line basis over the term of the lease. Certain internal use software costs are capitalized and amortized on a straight-line basis over the expected useful life.


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


EARNINGS PER SHARE

Earnings per share (EPS) is computed in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share." Basic EPS is calculated by dividing net earnings by the weighted average number of common shares outstanding. Common shares outstanding includes common stock and nonvoting common stock as well as restricted stock units for which no future service is required as a condition to the delivery of the underlying common stock. Diluted EPS includes the determinants of basic EPS and, in addition, reflects the dilutive effect of the common stock deliverable pursuant to stock options and to restricted stock units for which future service is required as a condition to the delivery of the underlying common stock.


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


INCOME TAXES

The firm accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of tax benefits or expenses on the temporary differences between the financial reporting and tax bases of its assets and liabilities. As a partnership, the firm was primarily subject to unincorporated business taxes and taxes in foreign jurisdictions on certain of its operations. As a corporation, the earnings of the firm are subject to U.S. federal, foreign, state and local taxes. As a result of its conversion to corporate form, the firm recognized the tax effect of the change in its income tax rate on both its deferred tax assets and liabilities and the earnings attributable to the period from May 7, 1999 to the end of fiscal year 1999. The firm's tax assets and liabilities are presented as a component of "Other assets" and "Other liabilities and accrued expenses," respectively, on the consolidated statements of financial condition.


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


NOTE 3/SPEAR, LEEDS & KELLOGG

On October 31, 2000, the firm completed its combination with SLK LLC (SLK), a leader in securities clearing and execution, floor-based market making and off-floor market making. The combination was accounted for under the purchase method of accounting for business combinations. In exchange for the membership interests in SLK and subordinated debt of certain retired members, the firm issued 35.3 million shares of common stock valued at $3.5 billion, issued $149 million in debentures and paid $2.1 billion in cash. The purchase price has been preliminarily allocated to tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the effective date of the combination. The excess of consideration paid over the estimated fair value of net assets acquired has been recorded as goodwill. Goodwill and identifiable intangible assets of approximately $4.0 billion will be amortized as a charge to earnings over a weighted average life of approximately 20 years. The final allocation of the purchase price will be determined after appraisals and a comprehensive evaluation of the fair value of the SLK assets acquired and liabilities assumed are completed. The firm does not expect the change in amortization expense to be material.

As part of the combination with SLK, the firm established a $702 million retention pool of restricted stock units for all SLK employees. A charge of $290 million ($180 million after taxes) related to restricted stock units for which future service was not required as a condition to the delivery of the underlying shares of common stock was included in the firm's operating results in the fourth quarter of 2000. The remaining restricted stock units, for which future service is required, will be amortized over the five-year service period following the date of the consummation of the combination as follows: 25%, 25%, 25%, 18% and 7% in years one, two, three, four and five, respectively.


54 Goldman Sachs Annual Report 2000

The following table sets forth the unaudited pro forma combined operating results of the firm and SLK for the years ended November 2000 and November 1999. These pro forma results were prepared as if the firm's combination with SLK had taken place at the beginning of the periods presented.

                           PRO FORMA OPERATING RESULTS
                                  (unaudited)

                                                         YEAR ENDED NOVEMBER
--------------------------------------------------------------------------------
(in millions, except per share amounts)                 2000              1999
--------------------------------------------------------------------------------
Revenues, net of interest expense                   $   18,630        $   14,652
Net earnings                                             3,459             2,595
Basic EPS                                                 6.66              5.06
Diluted EPS                                               6.32              4.97
--------------------------------------------------------------------------------


NOTE 4/FINANCIAL INSTRUMENTS

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

Trading assets and liabilities, including derivative contracts used for trading purposes, are carried at fair value and reported as "Financial instruments owned" and "Financial instruments sold, but not yet purchased," on the consolidated statements of financial condition. Nontrading assets and liabilities are generally carried at fair value or amounts that approximate fair value.

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

Nontrading liabilities include short-term borrowings; payables to brokers, dealers and clearing organizations; payables to customers and counterparties; securities loaned; securities sold under agreements to repurchase; obligation to return securities; other liabilities and accrued expenses; and long-term borrowings. The fair value of the firm's long-term borrowings and associated hedges is discussed in Note 6.


TRADING AND PRINCIPAL INVESTMENTS

The firm's Trading and Principal Investments business, a component of the Global Capital Markets segment, facilitates customer transactions, takes proprietary positions through market making in and trading of securities, currencies, commodities and swaps, and other derivatives, and engages in floor-based market making as a specialist on U.S. equities and options exchanges. Derivative financial instruments are often used to hedge cash instruments or other derivative financial instruments as an integral part of the firm's strategies. As a result, it is necessary to view the results of any activity on a fully integrated basis, including cash positions, the effect of related derivatives and the financing of the underlying positions.

Net revenues include allocations of interest income and interest expense to specific securities, commodities and other positions in relation to the cash generated by, or funding requirements of, the underlying positions. See Note 14 for further information regarding the firm's segments.

The following table sets forth the net revenues of Trading and Principal
Investments:

                                                 YEAR ENDED NOVEMBER
--------------------------------------------------------------------------------
(in millions)                            2000             1999             1998
--------------------------------------------------------------------------------
FICC                                    $3,004           $2,862           $1,438
Equities                                 3,489            1,961              795
Principal Investments                      134              950              146
                                        ----------------------------------------
Total                                   $6,627           $5,773           $2,379
--------------------------------------------------------------------------------

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

MARKET RISK. The potential for changes in the market value of the firm's trading positions is referred to as "market risk." The firm's trading positions result from underwriting, market making, specialist and proprietary trading activities.

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

Credit concentrations may arise from trading, underwriting and securities borrowing activities and may be impacted by changes in economic, industry or political factors. The firm's concentration of credit risk is monitored actively by the Credit Policy Committee. As of November 2000 and 1999, U.S. government and federal agency obligations represented 6% and 7%, respectively, of the firm's total assets. In addition, most of the firm's securities purchased under agreements to resell are collateralized by U.S. government, federal agency and other sovereign obligations.


DERIVATIVE ACTIVITIES

Most of the firm's derivative transactions are entered into for trading purposes. The firm uses derivatives in its trading activities to facilitate customer transactions, to take proprietary positions and as a means of risk management. The firm also enters into nontrading derivative contracts to manage the interest rate and currency exposure on its long-term borrowings. Nontrading derivatives related to the firm's long-term borrowings are discussed in Note 6.

Derivative contracts are financial instruments, such as futures, forwards, swaps or option contracts, that derive their value from underlying assets, indices, reference rates or a combination of these factors. Derivatives may involve future commitments to purchase or sell financial instruments or commodities, or to exchange currency or interest pay-


56 Goldman Sachs Annual Report 2000
ment streams. The amounts exchanged are based on the specific terms of the contract with reference to specified rates, securities, commodities or indices.

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

                                                                  AS OF NOVEMBER
--------------------------------------------------------------------------------------
(in millions)                                                2000              1999
--------------------------------------------------------------------------------------
Interest Rate
Financial futures and forward settlement contracts        $  320,811        $  422,465
Swap agreements                                            3,588,814         2,581,100
Written option contracts                                     350,977           509,841
--------------------------------------------------------------------------------------
Equity
Financial futures and forward settlement contracts            12,508            10,082
Swap agreements                                                4,520             3,423
Written option contracts                                     115,327           113,653
--------------------------------------------------------------------------------------
Currency and Commodity
Financial futures and forward settlement contracts           415,282           460,941
Swap agreements                                              185,288           110,159
Written option contracts                                     226,058           193,989
--------------------------------------------------------------------------------------

Market risk on purchased option contracts is limited to the market value of the option; therefore, purchased option contracts have no off-balance-sheet market risk. The gross notional (or contractual) amounts of purchased option contracts used for trading purposes are set forth below:


                                                                  AS OF NOVEMBER
--------------------------------------------------------------------------------------
(in millions)                                                2000              1999
--------------------------------------------------------------------------------------
Purchased Option Contracts
Interest rate                                               $427,176          $484,104
Equity                                                       123,645           114,680
Currency and commodity                                       212,583           210,421
--------------------------------------------------------------------------------------

The firm utilizes replacement cost as its measure of derivative credit risk. Replacement cost, as reported in "Financial instruments owned, at fair value" on the consolidated statements of financial condition, represents amounts receivable from various counterparties, net of any unrealized losses, where management believes a legal right of setoff exists under an enforceable netting agreement.

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

The fair value of derivative financial instruments used for trading purposes, computed in accordance with the firm's netting policy, is set forth below:


                                                        AS OF NOVEMBER
------------------------------------------------------------------------------------------
                                             2000                          1999
------------------------------------------------------------------------------------------
(in millions)                        Assets      Liabilities       Assets      Liabilities
------------------------------------------------------------------------------------------
Year End
Forward settlement contracts        $ 6,315        $ 6,748        $ 4,555        $ 4,625
Swap agreements                      15,767         15,879         12,052         11,587
Option contracts                     12,543         15,118         14,018         12,274
                                    ------------------------------------------------------
Total                               $34,625        $37,745        $30,625        $28,486
------------------------------------------------------------------------------------------
Monthly Average
Forward settlement contracts        $ 5,040        $ 4,862        $ 3,877        $ 3,619
Swap agreements                      14,720         14,639         10,414         11,210
Option contracts                     13,438         13,727          9,249          9,707
                                    ------------------------------------------------------
Total                               $33,198        $33,228        $23,540        $24,536
------------------------------------------------------------------------------------------


NOTE 5/SHORT-TERM BORROWINGS

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


Short-term borrowings are set forth below:

                                                           AS OF NOVEMBER
--------------------------------------------------------------------------------
(in millions)                                         2000                 1999
--------------------------------------------------------------------------------
Commercial paper                                    $10,721              $ 9,403
Promissory notes                                     14,516               11,061
Bank loans and other(1)                               8,234               17,292
                                                    ----------------------------
Total(2)                                            $33,471              $37,756
--------------------------------------------------------------------------------


(1) As of November 2000 and November 1999, short-term borrowings included $4.06 billion and $10.82 billion of long-term borrowings maturing within one year, respectively.

(2) As of November 2000 and November 1999, weighted average interest rates for short-term borrowings, including commercial paper, were 6.43% and 5.66%, respectively.

The firm maintains unencumbered securities with a market value in excess of all uncollateralized short-term borrowings.


58 Goldman Sachs Annual Report 2000

NOTE 6/LONG-TERM BORROWINGS

The firm's long-term borrowings are set forth below:

                                                            AS OF NOVEMBER
--------------------------------------------------------------------------------
(in millions)                                           2000               1999
--------------------------------------------------------------------------------
Fixed Rate Obligations(1)
  U.S. dollar                                         $11,825            $ 8,236
  Non-U.S. dollar                                       3,238              1,980
Floating Rate Obligations(2)
  U.S. dollar                                          13,873              9,697
  Non-U.S. dollar                                       2,459              1,039
                                                      --------------------------
Total(3)                                              $31,395            $20,952
--------------------------------------------------------------------------------

(1) During 2000 and 1999, interest rates on U.S. dollar fixed rate obligations ranged from 5.75% to 12.00%, and from 5.56% to 12.00%, respectively. During 2000 and 1999, non-U.S. dollar fixed rate obligations interest rates ranged from 0.55% to 8.88%, and from 0.85% to 9.51%, respectively.

(2) Floating interest rates generally are based on LIBOR, the U.S. treasury bill rate or the federal funds rate. Certain equity-linked and indexed instruments are included in floating rate obligations.

(3) Long-term borrowings have maturities that range from one to 30 years from the date of issue.


Long-term borrowings by maturity date are set forth below:


                                                       AS OF NOVEMBER
---------------------------------------------------------------------------------------------------
                                         2000                                   1999
---------------------------------------------------------------------------------------------------
                            U.S.       Non-U.S.                   U.S.        Non-U.S.
(in millions)              Dollar       Dollar       Total       Dollar        Dollar      Total
---------------------------------------------------------------------------------------------------
Maturity Dates
2000                      $    --       $   --      $    --      $ 2,527       $  114      $ 2,641
2001                        3,506           --        3,506        3,145          327        3,472
2002                        6,041          804        6,845        1,638          594        2,232
2003                        2,853          341        3,194        1,522          404        1,926
2004                        2,011          116        2,127        1,857          134        1,991
2005                        4,256        2,562        6,818        1,421          172        1,593
2006 - Thereafter           7,031        1,874        8,905        5,823        1,274        7,097
                          -------------------------------------------------------------------------
Total                     $25,698       $5,697      $31,395      $17,933       $3,019      $20,952
---------------------------------------------------------------------------------------------------

The firm enters into nontrading derivative contracts, such as interest rate and currency swap agreements, to effectively convert a substantial portion of its fixed rate long-term borrowings into U.S. dollar-based floating rate obligations.

Accordingly, the aggregate carrying value of these long-term borrowings and related hedges approximates fair value.

The effective weighted average interest rates for long-term borrowings, after hedging activities, are set forth below:

                                                 AS OF NOVEMBER
------------------------------------------------------------------------------------
                                          2000                         1999
------------------------------------------------------------------------------------
($ in millions)                   Amount        Rate           Amount          Rate
------------------------------------------------------------------------------------
Fixed rate obligations           $   852       10.41%         $   650        10.17%
Floating rate obligations         30,543        6.96           20,302         6.03
------------------------------------------------------------------------------------
Total                            $31,395        7.06          $20,952         6.16
------------------------------------------------------------------------------------

As of November 2000 and November 1999, the notional amounts of the related swap agreements used for nontrading purposes were $26.26 billion and $12.94 billion, respectively. The fair value and carrying value of these agreements are set forth below:

                                                  AS OF NOVEMBER
------------------------------------------------------------------------------------
                                       2000                        1999
------------------------------------------------------------------------------------
(in millions)                   Assets      Liabilities     Assets       Liabilities
------------------------------------------------------------------------------------
Fair value                        $3           $442           $ 3           $159
Carrying value                     2             70            36              2
------------------------------------------------------------------------------------

NOTE 7/COMMITMENTS AND CONTINGENCIES

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


LEASES

The firm has obligations under long-term noncancelable lease agreements, principally for office space, expiring on various dates through 2029. Certain agreements are subject to periodic escalation provisions for increases in real estate taxes and other charges. Minimum rental commitments, net of minimum sublease rentals, under noncancelable leases for 2001 and the succeeding four years and thereafter and rent charged to operating expense for the last three years are set forth below:

(in millions)
--------------------------------------------------------------------------------
Minimum Rental Commitments
2001                                                                    $  355
2002                                                                       334
2003                                                                       335
2004                                                                       391
2005                                                                       374
2006-Thereafter                                                          2,524
                                                                        ------
Total                                                                   $4,313
--------------------------------------------------------------------------------
Net Rent Expense
2000                                                                    $  240
1999                                                                       154
1998                                                                       104
--------------------------------------------------------------------------------


OTHER COMMITMENTS

The firm had commitments to enter into repurchase and resale agreements of $37.36 billion and $30.58 billion as of November 2000 and November 1999, respectively.

The firm had pledged securities of $34.91 billion and $35.83 billion as collateral for securities borrowed of approximately equivalent value as of November 2000 and November 1999, respectively.

In connection with loan origination and participation, the firm had loan commitments of $10.43 billion and $9.38 billion as of November 2000 and November 1999, respectively. These commitments are agreements to lend to counterparties, have fixed termination dates and are contingent on all conditions to borrowing set forth in the contract having been met. Since these commitments may expire unused, the total commitment amount does not necessarily reflect the actual future cash flow requirements.

The firm provides letters of credit issued by various banks to counterparties in lieu of securities or cash to satisfy various collateral and margin deposit requirements. Letters of credit outstanding were $9.61 billion and $10.30 billion as of November 2000 and November 1999, respectively.

The firm acts as an investor in merchant banking transactions, which includes making long-term investments in equity and debt securities in privately negotiated transactions, corporate acquisitions and real estate transactions. In connection with these activities, the firm had commitments to invest up to $1.74 billion and $1.09 billion in corporate and real estate merchant banking investment funds and a bridge loan fund as of November 2000 and November 1999, respectively.


60 Goldman Sachs Annual Report 2000

The firm also had outstanding guarantees of $284 million and $575 million relating primarily to its fund management activities as of November 2000 and November 1999, respectively.


NOTE 8/EQUITY CAPITAL

On August 21, 2000, Sumitomo Bank Capital Markets, Inc. exchanged all 7.4 million shares of its nonvoting common stock, par value $0.01 per share, of Group Inc. for an equal number of shares of voting common stock.

On March 20, 2000, the Board of Directors of Group Inc. approved a common stock repurchase program authorizing the repurchase of up to 15 million shares of the firm's common stock. For the year ended November 2000, the firm repurchased approximately 6.5 million shares of its common stock at a cost of $648 million.

On May 7, 1999, the firm converted from a partnership to a corporation and completed its initial public offering. In that offering, the firm sold 51 million shares of common stock. In addition, the firm completed a number of transactions to have Group Inc. succeed to the business of The Goldman Sachs Group, L.P. These transactions included the exchange of the partnership interests of the participating limited partners, retired limited partners, Sumitomo Bank Capital Markets, Inc. and Kamehameha Activities Association for shares of common stock.


NOTE 9/EARNINGS PER SHARE

The computations of basic and diluted EPS are set forth below:


                                                                                 YEAR ENDED NOVEMBER
--------------------------------------------------------------------------------------------------------
(in millions, except per share amounts)                                          2000             1999
--------------------------------------------------------------------------------------------------------
Numerator for basic and diluted EPS -- earnings
  available to common shareholders                                           $   3,067        $   2,708
--------------------------------------------------------------------------------------------------------
Denominator for basic EPS -- weighted average number of common shares            484.6            475.9
Effect of dilutive securities
  Restricted stock units                                                          16.2              5.6
  Stock options                                                                   10.7              4.3
                                                                             ---------------------------
Dilutive potential common shares                                                  26.9              9.9
                                                                             ---------------------------
Denominator for diluted EPS -- weighted average number
  of common shares and dilutive potential common shares                          511.5            485.8
--------------------------------------------------------------------------------------------------------
Basic EPS                                                                    $    6.33        $    5.69
Diluted EPS                                                                       6.00             5.57
--------------------------------------------------------------------------------------------------------

NOTE 10/EMPLOYEE BENEFIT PLANS

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

The following table provides a summary of the changes in the plans' projected benefit obligations and the fair value of assets for 2000 and 1999, and a statement of the funded status of the plans as of November 2000 and November 1999:

                                                              NOVEMBER 2000                          NOVEMBER 1999
----------------------------------------------------------------------------------------------------------------------------------
                                                  U.S.         Non-U.S.      Post-         U.S.         Non-U.S.       Post-
(in millions)                                   Pension       Pension(1)   retirement    Pension        Pension     retirement
----------------------------------------------------------------------------------------------------------------------------------
Benefit Obligation
Balance, beginning of year                        $ 108         $ 148         $ 61         $ 108         $ 120         $ 60
Service cost                                          4            28            2             4            15            3
Interest cost                                         8             7            4             8             5            4
Plan amendments                                      --             1           --            --            --           --
Actuarial loss/(gain)                                 2             6           (9)          (10)           (4)          (4)
Benefits paid                                        (2)           (6)          (2)           (2)           (4)          (2)
Effect of foreign exchange rates                     --           (21)          --            --             6           --
                                                  --------------------------------------------------------------------------------
Balance, end of year                              $ 120         $ 163         $ 56         $ 108         $ 138         $ 61
----------------------------------------------------------------------------------------------------------------------------------
Fair Value of Plan Assets
Balance, beginning of year                        $ 148         $ 116         $ --         $ 133         $  75         $ --
Actual return on plan assets                          2             6           --            17            11           --
Firm contributions                                   --            29            2            --            26            2
Benefits paid                                        (2)           (6)          (2)           (2)           (4)          (2)
Effect of foreign exchange rates                     --           (17)          --            --             2           --
                                                  --------------------------------------------------------------------------------
Balance, end of year                              $ 148         $ 128         $ --         $ 148         $ 110         $ --
----------------------------------------------------------------------------------------------------------------------------------
Prepaid/(Accrued) Benefit Cost
Funded status                                     $  28         $ (35)        $(56)        $  40         $ (28)        $(61)
Unrecognized actuarial loss/(gain)                   11            19           (5)            2            14            5
Unrecognized transition (asset)/obligation          (34)           19           --           (37)           23           --
Unrecognized prior service cost                      --             3           (2)           --            --           (2)
                                                  --------------------------------------------------------------------------------
Prepaid/(accrued) benefit cost                    $   5         $   6         $(63)        $   5         $   9         $(58)
----------------------------------------------------------------------------------------------------------------------------------


(1) Includes certain plans for the fiscal year ended November 1999 that had previously been deemed immaterial.

For plans in which the accumulated benefit obligation exceeded plan assets, the projected benefit obligation and aggregate accumulated benefit obligation was $57 million and $35 million as of November 2000, respectively, and $138 million and $121 million as of November 1999, respectively. The fair value of plan assets for these plans was $19 million and $110 million as of November 2000 and November 1999, respectively. For plans in which the accumulated benefit obligation exceeded the fair value of plan assets, the effect of recognizing this amount would not have been material to the consolidated statements of financial condition or comprehensive income.


62 Goldman Sachs Annual Report 2000

The components of pension (income)/expense and postretirement expense are set forth below:

                                                        YEAR ENDED
-------------------------------------------------------------------------------------
                                            U.S.           Non-U.S.         Post-
(in millions)                             Pension          Pension        retirement
-------------------------------------------------------------------------------------
November 2000
  Service cost                              $  4             $ 28             $ 2
  Interest cost                                8                7               4
  Expected return on plan assets             (10)              (8)             --
  Net amortization                            (3)               1              --
                                            -----------------------------------------
    Total                                   $ (1)            $ 28             $ 6
-------------------------------------------------------------------------------------
November 1999
  Service cost                              $  4             $ 15             $ 3
  Interest cost                                8                5               4
  Expected return on plan assets             (10)              (5)             --
  Net amortization                            (2)               3              --
                                            -----------------------------------------
    Total                                   $ --             $ 18             $ 7
-------------------------------------------------------------------------------------
November 1998
  Service cost                              $  3             $ 11             $ 2
  Interest cost                                7                4               4
  Expected return on plan assets             (10)              (4)             --
  Net amortization                            (3)               2              --
                                            -----------------------------------------
    Total                                   $ (3)            $ 13             $ 6
-------------------------------------------------------------------------------------


The weighted average assumptions used to develop net periodic pension cost and the actuarial present value of the projected benefit obligation are set forth below. The assumptions represent a weighted average of the assumptions used for the U.S. and international plans and are based on the economic environment of each applicable country.

                                                           YEAR ENDED NOVEMBER
--------------------------------------------------------------------------------
                                                          2000     1999    1998
--------------------------------------------------------------------------------
Defined Benefit Pension Plans
U.S. Plans
  Discount rate                                            7.5%     7.5%     7.0%
  Rate of increase in future compensation levels           5.0      5.0      5.0
  Expected long-term rate of return on plan assets         8.5      7.5      7.5
International Plans
  Discount rate                                            4.7      4.6      5.0
  Rate of increase in future compensation levels           4.3      4.3      4.7
  Expected long-term rate of return on plan assets         5.8      6.0      6.0
--------------------------------------------------------------------------------
Postretirement Plans
  Discount rate                                            7.5      7.5      7.0
  Rate of increase in future compensation levels           5.0      5.0      5.0
--------------------------------------------------------------------------------

For measurement purposes, a 7.6% annual rate of increase in the per capita cost of covered healthcare benefits was assumed for the fiscal year ending November 2001. The rate was assumed to decrease gradually to 5.0% for the fiscal year ending November 2008 and remain at that level thereafter.

The assumed cost of healthcare has an effect on the amounts reported for the firm's healthcare plans. A 1% change in the assumed healthcare cost trend rate would have the following effects:

                                                  1% INCREASE      1% DECREASE
--------------------------------------------------------------------------------
(in millions)                                   2000     1999    2000     1999
--------------------------------------------------------------------------------
Cost                                             $1       $1      $(1)     $(1)
Obligation                                        7        9       (6)      (8)
--------------------------------------------------------------------------------


DEFINED CONTRIBUTION PLANS

The firm contributes to employer-sponsored U.S. and international defined contribution plans. The firm's contribution to these plans was $129 million, $94 million and $70 million for 2000, 1999 and 1998, respectively.

The firm has also established a nonqualified defined contribution plan (the
Plan) for certain senior employees. Shares of common stock contributed to the Plan and outstanding as of November 2000 were 12.7 million. The shares of common stock will vest and generally be distributable to the participant on specified future dates if the participant satisfies certain conditions and the participant's employment with the firm has not been terminated, with certain exceptions for terminations of employment due to death or a change in control. Dividends on the underlying shares of common stock are paid currently to the participants. Forfeited shares remain in the Plan and are reallocated to other participants. Contributions to the Plan are expensed on the date of grant. Plan expense was immaterial for the year ended November 2000 and was $674 million for the year ended November 1999, which included $666 million granted in connection with the firm's initial public offering.


NOTE 11/EMPLOYEE INCENTIVE PLANS

STOCK INCENTIVE PLAN

The firm sponsors a stock incentive plan that provides for grants of incentive stock options, nonqualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units and other stock-based awards.

The total number of shares of common stock that may be issued under the stock incentive plan through fiscal 2002 may not exceed 300 million shares and, in each fiscal year thereafter, may not exceed 5% of the issued and outstanding shares of common stock, determined as of the last day of the immediately preceding fiscal year, increased by the number of shares available for awards in previous fiscal years but not covered by awards granted in such years. As of November 2000 and November 1999, 156.2 million shares and 183.4 million shares were available for grant under the stock incentive plan, respectively.


RESTRICTED STOCK UNITS

The firm issued restricted stock units to employees under the stock incentive plan, primarily in connection with its initial public offering and as part of year-end compensation. Of the total restricted stock units outstanding as of November 2000 and November 1999, (i) 46.3 million units and 40.3 million units, respectively, required future service as a condition to the delivery of the underlying shares of common stock, and (ii) 33.5 million units and 35.7 million units, respectively, did not require future service. In all cases, delivery of the underlying shares of common stock is conditioned on the grantee's satisfying certain other requirements outlined in the award agreements.


64 Goldman Sachs Annual Report 2000

The activity related to these restricted stock units during 2000 and 1999 is set forth below:

                                                RESTRICTED STOCK UNITS OUTSTANDING
-----------------------------------------------------------------------------------
                                                 NO FUTURE SERVICE  FUTURE SERVICE
                                                     REQUIRED          REQUIRED
-----------------------------------------------------------------------------------
Outstanding, November 1998                                  --                --
  Granted                                           36,127,314        40,780,999
  Forfeited                                           (355,177)         (436,518)
  Delivered                                            (68,214)               --
                                                  ---------------------------------
Outstanding, November 1999                          35,703,923        40,344,481
  Granted(1)                                         6,401,796        10,900,941
  Forfeited                                         (1,189,406)       (2,752,278)
  Delivered                                         (9,571,298)               --
  Vested                                             2,157,204        (2,157,204)
                                                  ---------------------------------
Outstanding, November 2000                          33,502,219        46,335,940
-----------------------------------------------------------------------------------


(1) Includes restricted stock units granted in connection with the combination with SLK and restricted stock units granted to employees, subsequent to November 2000, as part of year-end compensation for fiscal 2000.

Noncash compensation expense, net of forfeitures, was $1.35 billion and $2.32 billion for the years ended November 2000 and November 1999, respectively.


STOCK OPTIONS

Stock options granted to employees will generally become exercisable in installments on or about the third, fourth and fifth anniversaries of the date of grant if the grantee has satisfied certain conditions and the grantee's employment with the firm has not been terminated, with certain exceptions for terminations of employment due to death, retirement, extended absence or a change in control. Once service requirements have been met, these options will generally remain exercisable, subject to satisfaction of certain conditions, until the tenth anniversary of the date of grant. Pursuant to APB No. 25, compensation expense was not recognized for those options that had no intrinsic value on the date of grant. The dilutive effect of these options is included in diluted common shares outstanding under SFAS No. 128.

The activity of these stock options during 2000 and 1999 is set forth below:

                                                               WEIGHTED        WEIGHTED
                                                               AVERAGE          AVERAGE
                                                               EXERCISE        REMAINING
                                        OPTIONS                PRICE          LIFE (YEARS)
------------------------------------------------------------------------------------------
Outstanding, November 1998                     --             $   --
Granted                                40,863,172              52.91
Exercised                                      --                 --
Forfeited                                (503,506)             53.00
                                       ----------
Outstanding, November 1999             40,359,666              52.91              9.42
Granted(1)                             19,685,230              82.89
Exercised                                 (18,901)             48.13
Forfeited                              (2,590,237)             52.88
                                       ----------
Outstanding, November 2000             57,435,758              63.19              8.96
------------------------------------------------------------------------------------------
Exercisable, November 2000                131,432             $48.13
------------------------------------------------------------------------------------------


(1) Includes stock options granted to employees, subsequent to November 2000, as part of year-end compensation for fiscal 2000.

The weighted average fair value of options granted during 2000 and 1999 was $28.13 per option and $16.13 per option, respectively. Fair value was estimated as of the grant date based on a binomial option pricing model using the following weighted average assumptions:

                                                       YEAR ENDED NOVEMBER
--------------------------------------------------------------------------------
                                                   2000                   1999
--------------------------------------------------------------------------------
Risk-free interest rate                              5.6%                   6.1%
Expected volatility                                 35.0                   30.0
Dividend yield                                       0.6                    1.0
Expected life                                     7 years                7 years
--------------------------------------------------------------------------------


PRO FORMA EFFECT OF SFAS NO. 123

If the firm were to recognize compensation expense under the fair value-based method of SFAS No. 123 with respect to options granted, net earnings would have decreased resulting in pro forma net earnings and EPS as set forth below:

                                                      YEAR ENDED NOVEMBER
-------------------------------------------------------------------------------
(in millions, except per share amounts)            2000                 1999
-------------------------------------------------------------------------------
Net earnings, as reported                       $   3,067            $   2,708
Pro forma net earnings                              2,971                2,650

EPS, as reported
Basic                                           $    6.33            $    5.69
Diluted                                              6.00                 5.57

Pro forma EPS
Basic                                           $    6.13            $    5.57
Diluted                                              5.81                 5.45
-------------------------------------------------------------------------------


In the preceding table, pro forma compensation expense associated with option grants is recognized over the relevant vesting period.


NOTE 12/INCOME TAXES

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


66 Goldman Sachs Annual Report 2000

The components of the net tax expense/(benefit) reflected on the consolidated statements of earnings are set forth below:

                                                        YEAR ENDED NOVEMBER
------------------------------------------------------------------------------------
(in millions)                                  2000            1999          1998
------------------------------------------------------------------------------------
Current Taxes
U.S. federal                                $ 1,063         $    16         $  16
State and local                                 285              67            28
Non-U.S                                         957             588           426
                                            ----------------------------------------
  Total current tax expense                   2,305             671           470
                                            ----------------------------------------

Deferred Taxes
U.S. federal                                   (299)           (688)           --
State and local                                  49            (342)           (3)
Non-U.S                                        (102)           (357)           26
                                            ----------------------------------------
  Total deferred tax (benefit)/expense         (352)         (1,387)           23
                                            ----------------------------------------
  Net tax expense/(benefit)                 $ 1,953         $  (716)        $ 493
------------------------------------------------------------------------------------


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

Significant components of the firm's deferred tax assets and liabilities are set forth below:

                                                           AS OF NOVEMBER
--------------------------------------------------------------------------------
(in millions)                                         2000                1999
--------------------------------------------------------------------------------
Deferred Tax Assets
Compensation and benefits                           $ 1,781             $ 1,397
Foreign tax credits                                     114                 140
Depreciation and amortization                            --                  57
Other, net                                              219                 226
                                                    ---------------------------
                                                      2,114               1,820
Less: valuation allowance(1)                            (37)                (83)
                                                    ---------------------------
  Total deferred tax assets                           2,077               1,737
                                                    ---------------------------

Deferred Tax Liabilities
Depreciation and amortization                            35                  --
Unrealized gains                                        158                 257
                                                    ---------------------------
  Total deferred tax liabilities                        193                 257
                                                    ---------------------------
Net deferred tax assets                             $ 1,884             $ 1,480
--------------------------------------------------------------------------------


(1) Relates primarily to the ability to recognize tax benefits associated with non-U.S. operations.


The decrease of $46 million in the valuation allowance was primarily due to increased utilization of foreign tax credits. Foreign tax credits of $114 million will begin to expire in 2005.

A reconciliation of the U.S. federal statutory income tax rate to the firm's effective income tax rate is set forth below:

                                                                                YEAR ENDED NOVEMBER
---------------------------------------------------------------------------------------------------------------
                                                                      2000            1999             1998(1)
---------------------------------------------------------------------------------------------------------------
U.S. federal statutory income tax rate                                35.0%           35.0%               --%
Increase related to
State and local taxes, net of U.S. income tax effects                  4.3             5.0               0.9
Foreign                                                                 --              --              15.5
Other                                                                 (0.4)             --               0.5
                                                                      -----------------------------------------
Rate before one-time events                                           38.9            40.0              16.9
Revaluation of deferred tax assets upon change in tax status            --           (41.4)(2)            --
Rate benefit for partnership period                                     --           (37.7)(3)            --
Other                                                                   --             3.2                --
                                                                      -----------------------------------------
Effective income tax rate                                             38.9%          (35.9)%            16.9%
---------------------------------------------------------------------------------------------------------------


(1) The U.S. federal statutory income tax rate is not applicable to 1998 because the firm operated as a partnership and generally was not subject to corporate federal income taxes. U.S. federal taxes paid by subsidiary corporations are included in "Other" for 1998.

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

A tax benefit of approximately $116 million, related to the delivery of restricted stock units and the exercise of options, was included in "Additional paid-in capital" on the consolidated statements of financial condition and changes in shareholders' equity and partners' capital as of November 2000.


NOTE 13/REGULATED SUBSIDIARIES

GS&Co. and Spear, Leeds & Kellogg, L.P. are registered U.S. broker-dealers and futures commission merchants subject to Rule 15c3-1 of the Securities and Exchange Commission and Rule 1.17 of the Commodity Futures Trading Commission which specify uniform minimum net capital requirements, as defined, for their registrants. They have elected to compute their net capital in accordance with the "Alternative Net Capital Requirement" as permitted by Rule 15c3-1. As of November 2000 and November 1999, GS&Co. had regulatory net capital, as defined, of $4.50 billion and $2.92 billion, respectively, which exceeded the amounts required by $3.81 billion and $2.31 billion, respectively. As of November 2000, Spear, Leeds & Kellogg, L.P. had regulatory net capital, as defined, of $837 million, which exceeded the amounts required by $803 million.

GSI, a registered U.K. broker-dealer, is subject to the capital requirements of the Securities and Futures Authority Limited, and GSJL, a Tokyo-based broker-dealer, is subject to the capital requirements of the Financial Services Agency. As of November 2000 and November 1999, GSI and GSJL were in compliance with their local capital adequacy requirements.

Certain other subsidiaries of the firm are also subject to capital adequacy requirements promulgated by authorities of the countries in which they operate. As of November 2000 and November 1999, these subsidiaries were in compliance with their local capital adequacy requirements.


NOTE 14/BUSINESS SEGMENTS

In reporting to management, the firm's operating results are categorized into the following two principal segments: Global Capital Markets, and Asset Management and Securities Services.


GLOBAL CAPITAL MARKETS

The Global Capital Markets segment includes services related to the following:

INVESTMENT BANKING. The firm provides a broad range of investment banking services to a diverse group of corporations, financial institutions, governments and individuals.


68 Goldman Sachs Annual Report 2000

The firm's investment banking activities are divided into two categories:

   - FINANCIAL ADVISORY. Financial Advisory includes advisory assignments with respect to mergers and acquisitions, divestitures, corporate defense activities, restructurings and spin-offs; and

   - UNDERWRITING. Underwriting includes public offerings and private placements of equity and debt securities.

TRADING AND PRINCIPAL INVESTMENTS. The firm's Trading and Principal Investments business facilitates transactions with a diverse group of corporations, financial institutions, governments and individuals and takes proprietary positions through market making in and trading of fixed income and equity products, currencies, commodities, and swaps and other derivatives. In addition, the firm engages in floor-based market making as a specialist on U.S. equities and options exchanges. Trading and Principal Investments is divided into three categories:

   - FICC. The firm makes markets in and trades fixed income products, currencies and commodities, structures and enters into a wide variety of derivative transactions, and engages in proprietary trading and arbitrage activities;

   - EQUITIES. The firm makes markets in, acts as a specialist for, and trades equities and equity-related products, structures and enters into equity derivative transactions, and engages in proprietary trading and equity arbitrage; and

   - PRINCIPAL INVESTMENTS. Principal Investments primarily represents net revenues from the firm's merchant banking investments.


ASSET MANAGEMENT AND SECURITIES SERVICES

The Asset Management and Securities Services segment includes services related to the following:

   - ASSET MANAGEMENT. Asset Management generates management fees by providing investment advisory services to a diverse client base of institutions and individuals;

   - SECURITIES SERVICES. Securities Services includes prime brokerage, financing services and securities lending, and the firm's matched book businesses, all of which generate revenue primarily in the form of fees or interest rate spreads; and

   - COMMISSIONS. Commissions include clearing and agency transactions for clients on major stock, options and futures exchanges and revenues from the increased share of the income and gains derived from the firm's merchant banking funds.


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

   - Net revenues in the firm's segments include allocations of interest income and interest expense to specific securities, commodities and other positions in relation to the cash generated by, or funding requirements of, the underlying positions. Net interest is included within segment net revenues as it is consistent with the way in which management assesses segment performance.

   - Overhead expenses not directly allocable to specific segments are allocated ratably based on direct segment expenses.

   - The nonrecurring expenses associated with the firm's acquisition awards and conversion to corporate form and related transactions are not allocated to individual segments as management excludes them in evaluating segment performance.

SEGMENT OPERATING RESULTS

Management believes that the following information provides a reasonable representation of each segment's contribution to consolidated pre-tax earnings and total assets:

                                                                          YEAR ENDED NOVEMBER
--------------------------------------------------------------------------------------------------------------
(in millions)                                                  2000                1999                1998(6)
--------------------------------------------------------------------------------------------------------------
Global Capital Markets     Net revenues(1)                   $ 11,998            $ 10,132             $  5,747
                           Operating expenses(2)                7,844               6,232                3,978
                                                             -------------------------------------------------
                           Pre-tax earnings                  $  4,154            $  3,900             $  1,769
                           -----------------------------------------------------------------------------------
                           Segment assets                    $149,459            $127,515             $102,724
--------------------------------------------------------------------------------------------------------------
Asset Management           Net revenues(1)                   $  4,592            $  3,213             $  2,773
and Securities Services    Operating expenses(2)                3,008               2,396                1,621
                                                             -------------------------------------------------
                           Pre-tax earnings                  $  1,584            $    817             $  1,152
                           -----------------------------------------------------------------------------------
                           Segment assets                    $139,215            $121,693             $114,293
--------------------------------------------------------------------------------------------------------------
Total                      Net revenues(1)                   $ 16,590            $ 13,345             $  8,520
                           Operating expenses(2)               11,570              11,353                5,599
                                                             -------------------------------------------------
                           Pre-tax earnings                  $  5,020(4)         $  1,992(5)          $  2,921
                           -----------------------------------------------------------------------------------
                           Total assets(3)                   $289,760            $250,491             $217,380
--------------------------------------------------------------------------------------------------------------

(1)   Net revenues include net interest as set forth in the table below:


                                                         YEAR ENDED NOVEMBER
--------------------------------------------------------------------------------
  (in millions)                                         2000      1999    1998
--------------------------------------------------------------------------------
  Global Capital Markets                                $131     $ 15   $  364
  Asset Management and Securities Services               855      689      688
                                                        ------------------------
  Total net interest                                    $986     $704   $1,052
--------------------------------------------------------------------------------

(2) Operating expenses include depreciation and amortization as set forth in the table below:

                                                         YEAR ENDED NOVEMBER
--------------------------------------------------------------------------------
  (in millions)                                         2000      1999    1998
--------------------------------------------------------------------------------
  Global Capital Markets                                $336     $228     $158
  Asset Management and Securities Services               150      109       84
                                                        ------------------------
  Total depreciation and amortization                   $486     $337     $242
--------------------------------------------------------------------------------

(3) Includes deferred tax assets relating to the firm's conversion to corporate form, acquisition awards and certain assets that management believes are not allocable to a particular segment.

(4) Pre-tax earnings for the year ended November 2000 include the following expenses that have not been allocated to the firm's segments: (i) the ongoing amortization of employee initial public offering and acquisition awards of $428 million and (ii) the acquisition awards of $290 million related to the firm's combination with SLK.

(5) Pre-tax earnings for the year ended November 1999 include the following expenses that have not been allocated to the firm's segments: (i) nonrecurring employee initial public offering awards of $2.26 billion,
      (ii) the ongoing amortization of employee initial public offering awards of $268 million and (iii) the charitable contribution to The Goldman Sachs Foundation of $200 million made at the time of the firm's initial public offering.

(6) As a partnership, payments for services rendered by profit participating limited partners were accounted for as distributions of partners' capital rather than as compensation and benefits expense. As a result, pre-tax earnings in 1998 are not comparable with 2000 or 1999.


70 Goldman Sachs Annual Report 2000

The following table sets forth the net revenues of the firm's two segments:

                                                        YEAR ENDED NOVEMBER
--------------------------------------------------------------------------------
(in millions)                                          2000     1999     1998
--------------------------------------------------------------------------------
Financial Advisory                                   $ 2,592  $ 2,270   $1,774
Underwriting                                           2,779    2,089    1,594
                                                     ---------------------------
Investment Banking                                     5,371    4,359    3,368
                                                     ---------------------------
FICC                                                   3,004    2,862    1,438
Equities                                               3,489    1,961      795
Principal Investments                                    134      950      146
                                                     ---------------------------
Trading and Principal Investments                      6,627    5,773    2,379
--------------------------------------------------------------------------------
Total Global Capital Markets                          11,998   10,132    5,747
--------------------------------------------------------------------------------
Asset Management                                       1,345      919      675
Securities Services                                      940      772      730
Commissions                                            2,307    1,522    1,368
--------------------------------------------------------------------------------
Total Asset Management and Securities Services         4,592    3,213    2,773
--------------------------------------------------------------------------------
Total net revenues                                   $16,590  $13,345   $8,520
--------------------------------------------------------------------------------

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

The following table sets forth the total net revenues, pre-tax earnings, and identifiable assets of the firm and its consolidated subsidiaries by geographic region allocated on the basis described above:

                                                          AS OF OR FOR YEAR ENDED NOVEMBER
---------------------------------------------------------------------------------------------------
(in millions)                                     2000                 1999                 1998(4)
---------------------------------------------------------------------------------------------------
Net Revenues
United States                                  $   9,767            $   8,536            $   5,133
Other Americas                                       189                  327                  308
United Kingdom                                     4,400                3,103                1,893
Other Europe                                         622                  375                  333
Asia                                               1,612                1,004                  853
                                               ---------------------------------------------------
Total net revenues                             $  16,590            $  13,345            $   8,520
---------------------------------------------------------------------------------------------------
Pre-tax Earnings
United States                                  $   2,845            $   2,878            $   1,315
Other Americas                                       104                  184                  209
United Kingdom                                     1,882                1,203                  746
Other Europe                                         391                  198                  216
Asia                                                 516                  254                  435
Other                                               (718)              (2,725)                  --
                                               ---------------------------------------------------
Total pre-tax earnings                         $   5,020(2)         $   1,992(3)         $   2,921
---------------------------------------------------------------------------------------------------
Identifiable Assets
United States                                  $ 287,938            $ 238,875            $ 213,971
Other Americas                                     7,791                6,118                6,596
United Kingdom                                   121,257              119,350               94,025
Other Europe                                       7,979               11,737                8,820
Asia                                              16,848               18,088               19,536
Eliminations and other(1)                       (152,053)            (143,677)            (125,568)
                                               ---------------------------------------------------
Total identifiable assets                      $ 289,760            $ 250,491            $ 217,380
---------------------------------------------------------------------------------------------------


(1) Reflects eliminations and certain assets that are not allocable to a particular geographic region.

(2) Pre-tax earnings for the year ended November 2000 include the following expenses that have not been allocated to the firm's segments: (i) the ongoing amortization of employee initial public offering and acquisition awards of $428 million and (ii) the acquisition awards of $290 million related to the firm's combination with SLK.

(3) Pre-tax earnings for the year ended November 1999 include the following expenses that have not been allocated to the firm's segments: (i) nonrecurring employee initial public offering awards of $2.26 billion,
      (ii) the ongoing amortization of employee initial public offering awards of $268 million and (iii) the charitable contribution to The Goldman Sachs Foundation of $200 million made at the time of the firm's initial public offering.

(4) As a partnership, payments for services rendered by profit participating limited partners were accounted for as distributions of partners' capital rather than as compensation and benefits expense. As a result, pre-tax earnings in 1998 are not comparable with 2000 or 1999.


NOTE 15/SUBSEQUENT EVENT

The Board of Directors of Group, Inc. declared a dividend of $0.12 per share to be paid on February 22, 2001 to common shareholders of record on January 22, 2001.


72 Goldman Sachs Annual Report 2000