Form 10-K405, Exhibit 13
period 2000-11-24
GOLDMAN SACHS GROUP INC/
filed 2001-02-16
CIK 886982

                                                                    Exhibit 13.3

SUPPLEMENTAL FINANCIAL INFORMATION

QUARTERLY RESULTS (UNAUDITED)

The following represents the firm's unaudited quarterly results for 2000 and 1999. These quarterly results conform with generally accepted accounting principles and reflect all adjustments, consisting only of normal recurring adjustments, that are, in the opinion of the management, necessary for a fair presentation of the results.


                                                             2000 FISCAL QUARTER
--------------------------------------------------------------------------------------------------
(in millions, except per share amounts)          First        Second        Third         Fourth
--------------------------------------------------------------------------------------------------
Total revenues                                  $7,964        $8,196        $8,851        $7,989
Interest expense                                 3,471         4,041         4,324         4,574
                                                --------------------------------------------------
Revenues, net of interest expense                4,493         4,155         4,527         3,415
Operating expenses                               3,014         2,897         3,154         2,505
                                                --------------------------------------------------
Pre-tax earnings                                 1,479         1,258         1,373           910(1)
Provision for taxes                                592           503           549           309
                                                --------------------------------------------------
  Net earnings                                  $  887        $  755        $  824        $  601(1)
--------------------------------------------------------------------------------------------------
Earnings per share
  Basic                                         $ 1.83        $ 1.56        $ 1.71        $ 1.23
  Diluted                                         1.76          1.48          1.62          1.16(2)
Dividends paid per share                          0.12          0.12          0.12          0.12
--------------------------------------------------------------------------------------------------


(1) The fourth quarter pre-tax earnings and net earnings included a charge of $290 million and $180 million, respectively, related to the firm's combination with SLK.

(2) Excluding the charges related to the combination with SLK, the firm's diluted earnings per share were $1.50.

                                                                 1999 FISCAL QUARTER
------------------------------------------------------------------------------------------------------
(in millions, except per share amounts)         First         Second            Third         Fourth
------------------------------------------------------------------------------------------------------
Total revenues                                 $5,856        $ 6,355            $6,440        $6,712
Interest expense                                2,861          2,886             3,032         3,239
                                               -------------------------------------------------------
Revenues, net of interest expense               2,995          3,469             3,408         3,473
Operating expenses                              1,807          4,956             2,326         2,264
                                               -------------------------------------------------------
Pre-tax earnings/(loss)                         1,188         (1,487)(1)         1,082         1,209
Provision/(benefit) for taxes                     181         (1,827)(2)           444           486
                                               -------------------------------------------------------
  Net earnings                                 $1,007        $   340            $  638        $  723
------------------------------------------------------------------------------------------------------
Earnings per share
  Basic                                            --        $  0.72            $ 1.34        $ 1.51
  Diluted                                          --           0.71              1.32          1.48
Dividends paid per share                           --             --              0.12          0.12
------------------------------------------------------------------------------------------------------

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

COMMON STOCK PRICE RANGE

On May 4, 1999, the firm's common stock commenced trading on the New York Stock Exchange under the symbol "GS." Prior to that date, there was no public market for the firm's common stock. The following table sets forth, for the fiscal quarters indicated, the high and low closing prices per share of the firm's common stock as reported by the Consolidated Tape Association.

                                                         CLOSING PRICE
----------------------------------------------------------------------------------
                                                      2000              1999
----------------------------------------------------------------------------------
                                                 High      Low      High     Low
----------------------------------------------------------------------------------
First Quarter                                  $ 94.19   $74.50   $   --   $   --
Second Quarter                                  121.31    69.81    74.13    64.50
Third Quarter                                   120.75    72.00    72.25    55.81
Fourth Quarter                                  132.00    79.94    82.81    57.69
--------------------------------------------------------------------------------

As of January 31, 2001, there were approximately 1,930 holders of record of the firm's common stock.

On January 31, 2001, the last reported sales price for the firm's common stock on the New York Stock Exchange was $113.75 per share.


74 Goldman Sachs Annual Report 2000