Form 10-K405, Exhibit 13
period 2000-11-24
GOLDMAN SACHS GROUP INC/
filed 2001-02-16
CIK 886982

                                                                    Exhibit 13.4


SELECTED FINANCIAL DATA

                                                                                  AS OF OR FOR YEAR ENDED NOVEMBER
------------------------------------------------------------------------------------------------------------------------------------
($ and share amounts in millions, except per share amounts)       2000(5)         1999(6)         1998         1997         1996
------------------------------------------------------------------------------------------------------------------------------------
Income Statement Data
Total revenues                                                  $ 33,000        $ 25,363        $ 22,478     $ 20,433     $ 17,289
Interest expense                                                  16,410          12,018          13,958       12,986       11,160
                                                                --------------------------------------------------------------------
Net revenues                                                      16,590          13,345           8,520        7,447        6,129
Compensation and benefits(1)                                       7,773           6,459           3,838        3,097        2,421
Nonrecurring employee initial public offering and
  acquisition awards                                                 290           2,257              --           --           --
Amortization of employee initial public offering and
  acquisition awards                                                 428             268              --           --           --
Other operating expenses                                           3,079           2,369           1,761        1,336        1,102
                                                                --------------------------------------------------------------------
Pre-tax earnings(1)                                             $  5,020        $  1,992        $  2,921     $  3,014     $  2,606
------------------------------------------------------------------------------------------------------------------------------------
Balance Sheet Data
Total assets                                                    $289,760        $250,491        $217,380     $178,401     $152,046
Long-term borrowings                                              31,395          20,952          19,906       15,667       12,376
Total liabilities                                                273,230         240,346         210,996      171,864      145,753
Shareholders' equity                                              16,530          10,145              --           --           --
Partners' capital                                                     --              --           6,310        6,107        5,309
------------------------------------------------------------------------------------------------------------------------------------
Common Share Data
Earnings per share -- basic                                     $   6.33        $   5.69              --           --           --
Earnings per share -- diluted                                       6.00            5.57              --           --           --
Dividends paid per share                                            0.48            0.24              --           --           --
Book value per share                                               32.18           20.94              --           --           --
Average common shares outstanding -- basic                         484.6           475.9              --           --           --
Average common shares outstanding -- diluted                       511.5           485.8              --           --           --
------------------------------------------------------------------------------------------------------------------------------------
Pro Forma Data (unaudited)(2)
Pro forma net earnings                                                --        $  2,550              --           --           --
Pro forma diluted earnings per share                                  --            5.27              --           --           --
Pro forma diluted shares                                              --           483.9              --           --           --
------------------------------------------------------------------------------------------------------------------------------------
Selected Data (unaudited)
Employees
  United States                                                   14,755           9,746           8,349        6,879        5,818
  International                                                    7,872           5,615           4,684        3,743        3,159
                                                                --------------------------------------------------------------------
Total employees(3)                                                22,627 (7)      15,361          13,033       10,622        8,977
------------------------------------------------------------------------------------------------------------------------------------
Assets under supervision(4)
  Assets under management                                       $293,842        $258,045        $194,821     $135,929     $ 94,599
  Other client assets                                            197,876         227,424         142,018      102,033       76,892
                                                                --------------------------------------------------------------------
Total assets under supervision                                  $491,718        $485,469        $336,839     $237,962     $171,491
------------------------------------------------------------------------------------------------------------------------------------

(1) As a partnership, payments for services rendered by profit participating limited partners were accounted for as distributions of partners' capital rather than as compensation and benefits expense. As a result, pre-tax earnings in 1998, 1997 and 1996 are not comparable with 2000 or 1999.

(2) On May 7, 1999, the firm converted from a partnership to a corporation and completed its initial public offering. Pro forma results reflect the results of Goldman Sachs as if its conversion to corporate form and related transactions had taken place at the beginning of 1999. For more detailed information concerning pro forma results, see "Management's Discussion and Analysis -- Results of Operations -- Overview."

(3) Excludes employees of Goldman Sachs' property management subsidiaries. Substantially all of the costs of these employees are reimbursed to Goldman Sachs by the real estate investment funds to which these subsidiaries provide property management services.

(4) Substantially all assets under supervision are valued as of calendar month-end.

(5) In 2000, pre-tax earnings included a charge of $290 million ($180 million after taxes) related to the firm's combination with SLK. Excluding this charge, diluted earnings per share were $6.35.

(6) In 1999, pre-tax earnings were reduced by nonrecurring expenses of $2.26 billion associated with the conversion to corporate form and the charitable contribution to The Goldman Sachs Foundation of $200 million made at the time of the initial public offering.

(7)   Includes 2,600 employees related to the combination with SLK.


                                                                              75