Form 10-K405, Exhibit 13
period 2001-11-30
GOLDMAN SACHS GROUP INC/
filed 2002-02-22
CIK 886982

EXHIBIT 13.1

MANAGEMENT’S DISCUSSION AND ANALYSIS

Goldman Sachs is a leading global investment banking and securities firm that provides a wide range of services worldwide to a substantial and diversified client base.

Our activities are divided into two segments:

Global Capital Markets–This segment comprises Investment Banking, which includes Financial Advisory and Underwriting, and Trading and Principal Investments, which includes Fixed Income, Currency and Commodities (FICC), Equities and Principal Investments (Principal Investments primarily represents net revenues from our merchant banking investments); and

Asset Management and Securities Services–This segment comprises Asset Management, Securities Services and Commissions.

All references to 2001, 2000 and 1999 refer to our fiscal year ended, or the date, as the context requires, November 30, 2001, November 24, 2000 and November 26, 1999, respectively.

When we use the terms “Goldman Sachs,” “we,” “us” and “our,” we mean, after our conversion to corporate form in May 1999, The Goldman Sachs Group, Inc., a Delaware corporation, and its consolidated subsidiaries and, prior to our conversion to corporate form, The Goldman Sachs Group, L.P., a Delaware limited partnership, and its consolidated subsidiaries.

In this discussion, we have included statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and beyond our control. These statements relate to our future plans and objectives, among other things. By identifying these statements for you in this manner, we are alerting you to the possibility that our actual results may differ, possibly materially, from the results indicated in these forward-looking statements. Important factors, among others, that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements are discussed below under “—Results of Operations—Certain Factors That May Affect Our Results of Operations.”

BUSINESS ENVIRONMENT

The slowdown in economic growth that began in the second half of fiscal 2000 worsened throughout 2001 as the global economy grew at its slowest pace in a decade. This difficult economic environment coupled with lower corporate earnings, weakness in global equity markets and significantly reduced investment banking activity provided a challenging business climate for financial institutions. Reflecting this environment, industry-wide completed mergers and acquisitions declined 39% and industry-wide equity underwriting volume declined 49% during the year.(1) While the fixed income markets benefited from lower interest rates, the equity markets were characterized by lower valuations and declining volatility. In addition, the terrorist attack against the United States in September exacerbated these difficult economic and market conditions.

The U.S. economy entered a recession in early 2001, reflecting a decline in capital spending, inventory liquidation and lower employment levels. Real gross domestic product growth slowed in 2001 to approximately 1%, down from over 4% in 2000. In an attempt to stimulate economic growth, the U.S. Federal Reserve aggressively lowered overnight interest rates during our fiscal year by an aggregate of 450 basis points to 2%, the lowest rate in four decades. Subsequent to our fiscal year end, the overnight lending rate was lowered an additional 25 basis points. In addition, uncertainty regarding corporate earnings and the extent of the global economic downturn, along with a decrease in consumer confidence, contributed to the continued decline in U.S. equity markets in 2001.

The European economy slowed in 2001 primarily driven by reductions in domestic and foreign demand. The weakening economic environment throughout Europe coupled with the general slowdown in global economic activity prompted the European Central Bank and the Bank of England to lower interest rates by 150 basis points and 200 basis points, respectively, during the year. Business and investor confidence declined on recessionary concerns leading to lower valuations in the region’s equity markets.

In Japan, lower levels of corporate investment and consumer spending, as well as a decline in export demand, resulted in reductions in economic activity. In March, the Bank of Japan adopted a target for bank reserves that, in effect, signified a return to a zero-interest-rate policy. The possibility of a near-term economic recovery diminished as the outlook for economic reforms remained uncertain. The uncertainty surrounding the economy, along with lingering concerns as to the state of Japan’s banking system and budget deficit, contributed to significant declines in the Japanese equity markets.

(1)	Source: Thomson Financial Securities Data—January 1, 2001 through November 30, 2001 and January 1, 2000 through November 24, 2000.

GOLDMAN SACHS ANNUAL REPORT 2001	page 26

Growth in other Asian economies also slowed significantly in 2001. Weak domestic demand along with the slowdown in export demand, in particular technology spending in the United States, led to declines in real gross domestic product for many countries in the region.

RESULTS OF OPERATIONS

The composition of our net revenues has varied over time as financial markets and the scope of our operations have changed.

Financial Overview

The following table sets forth an overview of our financial results:

The composition of net revenues can also vary over the shorter term due to fluctuations in U.S. and global economic and market conditions. In addition, our operating results have been affected by Goldman Sachs’ conversion to corporate form in May 1999 and its combination with SLK LLC (SLK) in October 2000. As a result, period-to-period comparisons may not be meaningful.

Financial Overview

	YEAR ENDED NOVEMBER

						PRO FORMA
($ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)	2001	2000	(1)	1999	(2)	1999	(3)

Net revenues	$15,811	$16,590		$13,345		$13,338

Pre-tax earnings	3,696	5,020		1,992		4,250

Net earnings	2,310	3,067		2,708		2,550

Diluted earnings per share	4.26	6.00		5.57		5.27

Return on tangible shareholders’ equity(4)	17.8%	28.9%

(1)	As part of the combination with SLK, a $702 million retention pool of restricted stock units was established for SLK employees. A charge of $290 million ($180 million after taxes) related to restricted stock units for which future service was not required as a condition to the delivery of the underlying shares of common stock was included in our operating results in 2000. Excluding this charge, our diluted earnings per share were $6.35.

(2)	Net earnings in 1999 were reduced by $672 million, or $1.38 per diluted share, due to nonrecurring items recognized in connection with our conversion to corporate form. The nonrecurring items included $2.26 billion ($1.38 billion after taxes) for employee initial public offering awards and $200 million ($120 million after taxes) for the charitable contribution to The Goldman Sachs Foundation partially offset by a tax benefit of $825 million related to our conversion to corporate form.

(3)	Pro forma net earnings reflect the results of Goldman Sachs as if our conversion to corporate form and related transactions had taken place at the beginning of 1999.

Pro forma results do not give effect to the following items due to their nonrecurring nature:

• the employee initial public offering awards of restricted stock units, for which future service was not required as a condition to the delivery of the underlying shares of common stock;

• the initial irrevocable contribution of shares of common stock to our defined contribution plan;

• the recognition of certain net tax assets; and

• a contribution to The Goldman Sachs Foundation, a charitable foundation.

Pro forma results give effect to the following items:

• interest expense on junior subordinated debentures issued to retired limited partners in exchange for their partnership interests;

• the amortization of the restricted stock units awarded to employees in connection with our initial public offering, for which future service was required as a condition to the delivery of the underlying shares of common stock; and

• the provision for income taxes in corporate form.

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

(4)	Return on tangible shareholders’ equity is computed by dividing net earnings by average tangible shareholders’ equity. Tangible shareholders’ equity equals total shareholders’ equity less goodwill and other intangible assets. Return on tangible shareholders’ equity for 2000 excludes the charge related to our combination with SLK.

page 27	GOLDMAN SACHS ANNUAL REPORT 2001

The following table sets forth the net revenues, operating expenses and pre-tax earnings of our segments:

Results by Segment

		YEAR ENDED NOVEMBER

(IN MILLIONS)		2001		2000		1999

Global Capital Markets	Net revenues	$10,185		$11,998		$10,132

	Operating expenses	8,251		7,844		6,232

	Pre-tax earnings	$1,934		$4,154		$3,900

Asset Management and	Net revenues	$5,626		$4,592		$3,213

Securities Services	Operating expenses	3,501		3,008		2,396

	Pre-tax earnings	$2,125		$1,584		$817

Total	Net revenues	$15,811		$16,590		$13,345

	Operating expenses	12,115	(1)	11,570	(2)	11,353	(3)

	Pre-tax earnings	$3,696		$5,020		$1,992

(1)	Includes the amortization of employee initial public offering awards of $363 million that has not been allocated to our segments.

(2)	Includes the following expenses that have not been allocated to our segments: (i) the amortization of employee initial public offering and acquisition awards of $428 million and (ii) the acquisition awards of $290 million related to our combination with SLK.

(3)	Includes the following expenses that have not been allocated to our segments: (i) nonrecurring employee initial public offering awards of $2.26 billion, (ii) the amortization of employee initial public offering awards of $268 million and (iii) the charitable contribution to The Goldman Sachs Foundation of $200 million made at the time of our initial public offering.

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

Global Capital Markets

The components of the Global Capital Markets segment are set forth below:

Investment Banking–Goldman Sachs provides a broad range of investment banking services to a diverse group of corporations, financial institutions, governments and individuals. Our investment banking activities are divided into two categories:

•	Financial Advisory–Financial Advisory includes advisory assignments with respect to mergers and acquisitions, divestitures, corporate defense activities, restructurings and spin-offs; and

•	Underwriting–Underwriting includes public offerings and private placements of equity and debt securities.

Trading and Principal Investments–Our Trading and Principal Investments business facilitates transactions with a diverse group of corporations, financial institutions, governments and individuals and takes proprietary positions through market making in and trading of fixed income and equity products, currencies, commodities, and swaps and other derivatives. In addition, we engage in floor-based and electronic market making as a specialist on U.S. equities and options exchanges. Trading and Principal Investments is divided into three categories:

•	FICC–We make markets in and trade fixed income products, currencies and commodities, structure and enter into a wide variety of derivative transactions, and engage in proprietary trading and arbitrage activities;

•	Equities–We make markets in, act as a specialist for, and trade equities and equity-related products, structure and enter into equity derivative transactions, and engage in proprietary trading and equity arbitrage; and

•	Principal Investments–Principal Investments primarily represents net revenues from our merchant banking investments.

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

GOLDMAN SACHS ANNUAL REPORT 2001	page 28

Substantially all of our inventory is marked-to-market daily and, therefore, its value and our net revenues are subject to fluctuations based on market movements. In addition, net revenues derived from our principal investments in privately held concerns and in real estate may fluctuate significantly depending on the revaluation or sale of these investments in any given period.

The following table sets forth the operating results of our Global Capital Markets segment:

Global Capital Markets Operating Results

	YEAR ENDED NOVEMBER

(IN MILLIONS)	2001	2000	1999

Financial Advisory	$2,070	$2,592	$2,270

Underwriting	1,766	2,779	2,089

Investment Banking	3,836	5,371	4,359

FICC	4,047	3,004	2,862

Equities	2,923	3,489	1,961

Principal Investments	(621)	134	950

Trading and Principal Investments	6,349	6,627	5,773

Total net revenues	10,185	11,998	10,132

Operating expenses	8,251	7,844	6,232

Pre-tax earnings	$1,934	$4,154	$3,900

2001 versus 2000–Net revenues in Global Capital Markets decreased 15% compared with 2000 to $10.19 billion. Operating expenses increased 5%, principally due to the inclusion of SLK and the growth in employment levels during 2000, partially offset by lower discretionary compensation and the effect of expense reduction initiatives implemented in 2001. Pre-tax earnings were $1.93 billion in 2001 compared with $4.15 billion in 2000.

Investment Banking–Investment Banking generated net revenues of $3.84 billion compared with $5.37 billion for 2000, as the slowdown in global economic growth led to significantly lower equity valuations and reduced investment banking activity.

Net revenues in Financial Advisory decreased 20% from the prior year to $2.07 billion, primarily reflecting a 39% decline in industry-wide completed mergers and acquisitions.(1) Net revenues in our Underwriting business declined 36% to $1.77 billion, primarily reflecting a 49% decline in industry-wide equity underwriting volumes.(1) Debt underwriting net revenues were essentially unchanged from 2000. The reduction in Investment Banking net revenues was primarily due to lower levels of activity in the communications, media and entertainment, telecommunications, high technology and industrial sectors. Our investment banking backlog at the end of 2001 was significantly lower than at the end of 2000.

Trading and Principal Investments–Net revenues in Trading and Principal Investments were $6.35 billion for 2001 compared with $6.63 billion in 2000, as negative net revenues in Principal Investments and declines in Equities were partially offset by higher net revenues in FICC.

Net revenues in FICC were $4.05 billion, up 35% compared with 2000, as we capitalized on lower interest rates, increased volatility and strong customer demand. This increase in net revenues was driven by strong performances in commodities, currencies, our credit-sensitive businesses (which include high-yield debt, bank loans and investment-grade corporate debt) and fixed income derivatives.

Equities net revenues were $2.92 billion compared with $3.49 billion in 2000, primarily reflecting declining volatility and customer flow, the introduction of decimalization and lower net revenues in equity arbitrage, partially offset by the contribution from SLK.

Principal Investments experienced negative net revenues of $621 million for 2001 due to mark-to-market losses on both private and public investments, primarily in the high technology and telecommunications sectors.

(1)	Source: Thomson Financial Securities Data—January 1, 2001 through November 30, 2001 and January 1, 2000 through November 24, 2000.

page 29	GOLDMAN SACHS ANNUAL REPORT 2001

2000 versus 1999–Net revenues in Global Capital Markets increased 18% to $12.0 billion, reflecting strong performances in both Investment Banking and Trading and Principal Investments. Operating expenses increased 26%, principally due to higher levels of compensation commensurate with growth in net revenues, and increased costs associated with global expansion, higher employment levels and increased business activity. Pre-tax earnings were $4.15 billion compared with $3.90 billion in 1999.

Investment Banking–Investment Banking generated net revenues of $5.37 billion, a 23% increase over 1999. Net revenue growth was strong in all major regions, particularly in the high technology and communications, media and entertainment sectors.

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

Trading and Principal Investments–Net revenues in Trading and Principal Investments were $6.63 billion for the year, an increase of 15% compared with 1999, as significant net revenue growth in Equities was partially offset by a decline in Principal Investments.

Net revenues in FICC increased 5% compared with 1999, primarily due to increased activity in fixed income derivatives and currencies, partially offset by lower net revenues in our credit-sensitive businesses. Fixed income derivatives and currencies benefited from an increase in customer activity, while the credit-sensitive businesses were negatively affected by market uncertainty and wider credit spreads. Additionally, net revenues declined in government bonds due to increased volatility and in commodities due to reduced deal flow in metals.

Equities net revenues rose 78% compared with 1999, primarily due to significant growth in equity derivatives and our global shares businesses. Equity derivatives benefited from favorable market conditions and increased customer flow. Our European and U.S. shares businesses also grew due to record transaction volumes and increased market volatility.

Principal Investments net revenues decreased substantially, as market declines in the high technology and telecommunications sectors led to unrealized losses on many of our merchant banking investments. Realized gains, primarily in our real estate portfolio, were substantially offset by these unrealized losses.

Asset Management and Securities Services

The components of the Asset Management and Securities Services segment are set forth below:

•	Asset Management–Asset Management generates management fees by providing investment advisory services to a diverse client base of institutions and individuals;

•	Securities Services–Securities Services includes prime brokerage, financing services and securities lending, and our matched book businesses, all of which generate revenues primarily in the form of fees or interest rate spreads; and

•	Commissions–Commissions include fees from executing and clearing client transactions on major stock, options and futures markets worldwide. Commissions also include revenues from the increased share of the income and gains derived from our merchant banking funds.

In January 2002, we began to implement a new fee-based pricing structure in our Nasdaq trading business. Previously we did not charge explicit fees in this business but rather earned market-making revenues based generally on the difference between bid and ask prices. Such market-making net revenues are reported in our Equities trading results. As a result of the change to the fee-based pricing structure, a substantial portion of our Nasdaq net revenues will be reported in Commissions beginning in the first quarter of 2002.

(1)	Source: Thomson Financial Securities Data.

GOLDMAN SACHS ANNUAL REPORT 2001	page 30

The following table sets forth the operating results of our Asset Management and Securities Services segment:

Asset Management and Securities Services Operating Results

	YEAR ENDED NOVEMBER

(IN MILLIONS)	2001	2000	1999

Asset Management	$1,473	$1,345	$919

Securities Services	1,133	940	772

Commissions	3,020	2,307	1,522

Total net revenues	5,626	4,592	3,213

Operating expenses	3,501	3,008	2,396

Pre-tax earnings	$2,125	$1,584	$817

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

The following table sets forth our assets under supervision:

Assets Under Supervision

	AS OF NOVEMBER 30

(IN MILLIONS)	2001	2000	1999

Assets under management	$350,718	$293,842	$258,045

Other client assets	152,192	197,876	227,424

Total	$502,910	$491,718	$485,469

2001 versus 2000–Net revenues in Asset Management and Securities Services were $5.63 billion, an increase of 23% compared with 2000. All major components of the business contributed to the net revenue growth in 2001. Operating expenses increased 16%, primarily due to the inclusion of SLK and the growth in employment levels during 2000, partially offset by lower discretionary compensation and the effect of expense reduction initiatives implemented in 2001. Pre-tax earnings in Asset Management and Securities Services were $2.13 billion in 2001 compared with $1.58 billion in 2000.

Asset Management net revenues of $1.47 billion increased 10% compared with 2000, primarily reflecting an increase of 11% in average assets under management. Net inflows of $67 billion, principally in money market assets, were partially offset by declines in equity asset values due to market depreciation. Securities Services net revenues of $1.13 billion increased 21% over 2000, primarily due to increased spreads in our fixed income matched book and the contribution from SLK, partially offset by lower net revenues in securities lending and margin lending. Commissions increased 31% compared with 2000 to $3.02 billion, principally reflecting the contribution from SLK’s clearing and execution business.

2000 versus 1999–Asset Management and Securities Services net revenues were $4.59 billion, an increase of 43% compared with 1999. Operating expenses rose 26% compared with 1999, primarily due to higher levels of compensation commensurate with growth in net revenues, and increased costs associated with global expansion, higher employment levels and increased business activity. Pre-tax earnings in Asset Management and Securities Services increased to $1.58 billion in 2000 compared with $817 million in 1999.

Asset Management net revenues were 46% higher than 1999, primarily reflecting a 31% increase in average assets under management as well as favorable changes in the composition of assets managed. Assets under management grew 14% over 1999, with net inflows of $40 billion, partially offset by market

page 31	GOLDMAN SACHS ANNUAL REPORT 2001

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

Operating Expenses

The following table sets forth our operating expenses and number of employees:

Operating Expenses and Employees

	YEAR ENDED NOVEMBER

($ IN MILLIONS)	2001	2000	1999

Compensation and benefits	$7,700	$7,773	$6,459

Nonrecurring employee initial public offering and acquisition awards	—	290	2,257

Amortization of employee initial public offering and acquisition awards	464	428	268

Non-compensation expenses	3,951	3,079	2,369	(2)

Total operating expenses	$12,115	$11,570	$11,353

Employees at year end(1)	22,677	22,627	15,361

(1)	Excludes employees of Goldman Sachs’ property management subsidiaries. Substantially all of the costs of these employees are reimbursed to Goldman Sachs by the real estate investment funds to which these companies provide property management services.

(2)	Includes the charitable contribution to The Goldman Sachs Foundation of $200 million made at the time of our initial public offering.

2001 versus 2000–Operating expenses were $12.12 billion for 2001, 7% above 2000 excluding the SLK charge of $290 million.

Compensation and benefits of $7.70 billion were essentially unchanged from the prior year as lower discretionary compensation was offset by incremental expense related to the inclusion of SLK. The ratio of compensation and benefits to net revenues for 2001 was 49% compared with 47% for 2000. Substantially all of the equity-based compensation in 2001 was in the form of stock options. Employment levels were essentially unchanged from November 2000. Expenses associated with our temporary staff and consultants were $720 million in 2001, an increase of 6% compared with 2000.

Non-compensation expenses were $3.95 billion, an increase of 28% compared with 2000, primarily due to higher brokerage, clearing and exchange fees, intangible asset amortization, communications and technology costs, and occupancy and other fixed asset related expenses. In addition to the inclusion of SLK, the increase in our non-compensation expenses in 2001 was primarily due to growth in employment levels during 2000 partially offset by the effect of expense reduction initiatives implemented in 2001.

Certain properties occupied by Goldman Sachs were affected by the terrorist attack of September 11, 2001. We recorded expenses related to the attack in 2001, which were not material and were wholly offset by an expected insurance recovery. These expenses, and the related insurance recovery, pertain to write-offs of damaged technology and telecommunications equipment, certain employee-related expenditures and other business recovery costs.

2000 versus 1999–Operating expenses in 2000 were $11.57 billion compared with $11.35 billion in 1999. Excluding the charge related to our combination with SLK in 2000 and the nonrecurring charges associated with our initial public offering in 1999, operating expenses increased 27%.

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

GOLDMAN SACHS ANNUAL REPORT 2001	page 32

consultants were $680 million in 2000, an increase of 58% compared with 1999, reflecting greater business activity, global expansion and consulting costs associated with various technology initiatives.

Non-compensation expenses were $3.08 billion, 42% above 1999 excluding the $200 million charitable contribution to The Goldman Sachs Foundation, primarily due to higher professional fees related to technology initiatives, increased brokerage, clearing and exchange fees, market development expenditures, communication and technology costs, and occupancy and other fixed asset related expenses. This increase was primarily due to incremental costs associated with global expansion, higher employment levels and increased business activity. Increased investment in technology-related expenditures also contributed to the increase in non-compensation expenses.

Provision for Taxes

Our provision for taxes in 2001 and 2000 was $1.39 billion and $1.95 billion, respectively, compared with a net tax benefit of $716 million in 1999.

The effective tax rate for 2001 was 37.5% compared with 38.9% in 2000. In 1999, Goldman Sachs’ effective tax rate for the period from May 7, 1999 to the end of 1999, excluding the effect of nonrecurring items related to our conversion to corporate form, was 40.0%. The decline in the effective tax rate in 2000 and the further decline in 2001 were primarily due to lower state and local taxes. Our effective tax rate can vary from year to year depending on, among other factors, the geographic and business mix of our earnings. See Note 12 to the consolidated financial statements for further information regarding our provision for taxes.

The net tax benefit of $716 million in 1999 included non-recurring net benefits of $1.78 billion. These nonrecurring net benefits included $825 million related to our conversion to corporate form, $880 million related to the granting of employee initial public offering awards and $80 million related to a contribution of $200 million to The Goldman Sachs Foundation made at the time of our initial public offering. Prior to our conversion to corporate form, we generally were not subject to U.S. federal and state income taxes. As a partnership, we were primarily subject to local unincorporated business taxes and taxes in non-U.S. jurisdictions on certain of our operations.

Certain Factors That May Affect
Our Results of Operations

As an investment banking and securities firm, our businesses are materially affected by conditions in the financial markets and economic conditions generally, both in the United States and elsewhere around the world. In recent years, the financial markets in the United States and elsewhere have been volatile and a number of financial indices have declined substantially. The terrorist attack of September 11, 2001 and related developments have created further uncertainty in the financial markets and have negatively impacted the U.S. economy.

Uncertain or unfavorable economic and market conditions may adversely affect our business and profitability in many ways, including the following:

•	Market fluctuations and volatility may adversely affect the value of our trading, specialist and investment positions, including our fixed income, currency, commodity and equity positions and our merchant banking investments.

•	The number and size of transactions in which we provide underwriting, mergers and acquisitions advisory, and other services may decline further. In particular, a continuation of industry-wide declines in the volume of equity underwritings and mergers and acquisitions is likely to have a continuing adverse effect on our results of operations.

•	The volume of transactions that we execute for our customers and as a specialist may decline, which would reduce the revenues we receive from commissions and spreads. We may also suffer a decline in the fees we earn for managing assets. Moreover, even in the absence of uncertain or unfavorable economic or market conditions, investment performance by our asset management business below the performance of benchmarks or competitors could result in a decline in assets under management and therefore in the fees we receive.

•	Concentration of risk in the past has increased the losses that we have incurred in our arbitrage, market-making, block trading, merchant banking, underwriting and lending businesses and may continue to do so in the future.

•	In our specialist businesses, we may be obligated by stock exchange rules to maintain an orderly market, including by purchasing shares in a declining market. This may result in our incurring trading losses and an increase in our need for liquidity.

page 33	GOLDMAN SACHS ANNUAL REPORT 2001

If any of the variety of instruments and strategies we utilize to hedge or otherwise manage our exposure to various types of risk are not effective, we may incur losses. Our hedging strategies and other risk management techniques may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk.

Liquidity, i.e., ready access to funds, is essential to our businesses. Our liquidity could be impaired by an inability to access the long-term or short-term debt markets, an inability to access the repurchase and securities lending markets, or an inability to sell assets. This situation may arise due to circumstances that we may be unable to control, such as a general market disruption, perceptions about our creditworthiness or an operational problem that affects third parties or us. Further, our ability to sell assets may be impaired if other market participants are seeking to sell similar assets at the same time.

Our credit ratings are important to our liquidity. A reduction in our credit ratings could adversely affect our liquidity and competitive position, increase our borrowing costs or trigger our obligations under certain bilateral provisions in some of our trading and collateralized financing contracts. Under such provisions, counterparties could be permitted to terminate such contracts with Goldman Sachs or require us to post additional collateral. Termination of our trading and collateralized financing contracts could cause us to sustain losses and impair our liquidity by requiring us to make significant cash payments.

We are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. The amount and duration of our credit exposures have been increasing over the past several years. In addition, we have also experienced, due to competitive factors, pressure to extend credit against less liquid collateral and price more aggressively the credit risks we take. In particular, as a clearing member firm, we finance our customer positions and we could be held responsible for the defaults or misconduct of our customers. Although we regularly review credit exposures to specific clients and counterparties and to specific industries, countries and regions that we believe may present credit concerns, default risk may arise from events or circumstances that are difficult to detect or foresee. In addition, concerns about, or a default by, one institution could lead to significant liquidity problems, losses or defaults by other institutions, which in turn could adversely affect Goldman Sachs.

Our ability to conduct business may be adversely impacted by a disruption in the infrastructure that supports our businesses and the communities in which they are located. This may include a disruption involving electrical, communications, transportation or other services used by Goldman Sachs or third parties with which we conduct business.

GEOGRAPHIC DATA

For a summary of the net revenues, pre-tax earnings and identifiable assets of Goldman Sachs by geographic region, see Note 14 to the consolidated financial statements.

CASH FLOWS

Our cash flows are primarily related to the operating and financing activities undertaken in connection with our trading and market-making transactions.

Year Ended November 2001–Cash and cash equivalents increased to $6.91 billion in 2001. Cash of $15.18 billion was used for operating activities. Cash of $1.91 billion was used for investing activities, primarily for leasehold improvements and the purchase of telecommunications and technology-related equipment. Cash of $20.12 billion was provided by financing activities, reflecting increases in net repurchase agreements and proceeds from the net issuances of long-term borrowings, partially offset by a decrease in short-term borrowings and common stock repurchases.

Year Ended November 2000–Cash and cash equivalents increased to $3.87 billion in 2000. Operating activities provided cash of $11.14 billion. Cash of $3.66 billion was used for investing activities, primarily for our combination with SLK and purchases of technology-related equipment. Cash of $6.66 billion was used for financing activities as decreases in short-term borrowings and net repurchase agreements were partially offset by proceeds from the net issuances of long-term borrowings.

Year Ended November 1999–Cash and cash equivalents increased to $3.06 billion in 1999. Cash of $12.59 billion was used for operating activities, primarily to fund higher net trading assets due to increased levels of business activity. Cash of $654 million was used for investing activities, primarily for the purchase of telecommunications and technology-related equipment, leasehold improvements and the acquisition of The Hull Group in September 1999. Financing activities provided $13.46 billion of cash, reflecting an increase in long-term borrowings and repurchase agreements, and proceeds from the issuance of common stock.

GOLDMAN SACHS ANNUAL REPORT 2001	page 34

LIQUIDITY

Management Oversight of Liquidity

Management believes that one of the most important issues for a company in the financial services sector is access to liquidity. Accordingly, Goldman Sachs has established a comprehensive structure to oversee its liquidity and funding policies.

The Finance Committee has responsibility for establishing and assuring compliance with our asset and liability management policies and has oversight responsibility for managing liquidity risk, the size and composition of our balance sheet, and our credit ratings. The Finance Committee meets monthly, and more often when necessary, to evaluate our liquidity position and funding requirements. See
“—Risk Management—Risk Management Structure” below for a further description of the committees that participate in our risk management process.

Our Corporate Treasury Department manages our capital structure, funding, liquidity, collateral, and relationships with creditors and rating agencies on a global basis. The Corporate Treasury Department works jointly with our global funding desks to manage our borrowings. The global funding desks are primarily responsible for our transactional short-term funding activity.

Liquidity Policies

In order to maintain an appropriate level of liquidity, management has implemented several liquidity policies as outlined below:

Excess Liquidity–To assure liquidity even during adverse conditions, we maintain a liquidity cushion that consists principally of unencumbered U.S. government and agency obligations that may be sold or pledged to provide immediate liquidity. This pool of highly liquid assets averaged $24.55 billion during 2001 and $18.19 billion during 2000. We also maintain smaller unencumbered collateral excesses in Europe and Japan in order to respond to local liquidity issues.

Asset Liquidity–Goldman Sachs maintains a highly liquid balance sheet. Many of our assets are readily funded in the repurchase agreement and securities lending markets, which generally have proven to be a consistent source of funding, even in periods of market stress. A substantial portion of our inventory turns over rapidly and is marked-to-market daily. We maintain long-term borrowings and shareholders’ equity substantially in excess of our less liquid assets.

Dynamic Liquidity Management–Goldman Sachs seeks to manage the composition of its asset base and the maturity profile of its funding such that it should be able to liquidate its assets prior to its liabilities coming due, even in times of liquidity stress. We have traditionally been able to fund our liquidity needs through security-based and collateralized funding, such as repurchase transactions and securities lending, as well as short-term and long-term borrowings and equity capital. To further evaluate the adequacy of our liquidity management policies and guidelines, we perform weekly “stress funding” simulations of disruptions to our access to unsecured credit.

Liquidity Ratio Maintenance–It is Goldman Sachs’ policy to manage its liquidity by maintaining a “liquidity ratio” of at least 100%. Under this policy, we seek to maintain unencumbered assets in an amount that, if pledged or sold, would provide the funds necessary to replace unsecured obligations that are scheduled to mature (or where holders have the option to redeem) within the coming year. The maintenance of this liquidity ratio is intended to permit us to fund our positions on a fully secured basis in the event that we were unable to replace our unsecured debt maturing within one year.

Diversification of Funding Sources and Liquidity Planning–Goldman Sachs seeks to maintain broad and diversified funding sources globally. These diversified funding sources include insurance companies, mutual funds, banks, bank trust departments, corporations, individuals and other asset managers. Management believes that Goldman Sachs’ relationships with its lenders are critical to its liquidity.

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

Intercompany Funding–Most of the unsecured liquidity of Goldman Sachs is raised by the parent company, The Goldman Sachs Group, Inc. The parent company then lends the necessary funds to its subsidiaries and affiliates. We carefully manage our intercompany exposure by generally requiring intercompany loans to have maturities equal to or shorter than the maturities

page 35	GOLDMAN SACHS ANNUAL REPORT 2001

of the aggregate borrowings of the parent company. This policy ensures that the subsidiaries’ obligations to the parent company will generally mature in advance of the parent company’s third-party long-term borrowings. In addition, many of our subsidiaries and affiliates pledge collateral to cover their intercompany borrowings. We generally fund our equity investments in subsidiaries with equity capital.

The Balance Sheet

Goldman Sachs maintains a highly liquid balance sheet that fluctuates significantly between financial statement dates. The following table sets forth our total assets, adjusted assets, leverage ratios and book value per share:

	AS OF NOVEMBER

($ IN BILLIONS, EXCEPT PER SHARE AMOUNTS)	2001	2000

Total assets	$312	$284	(5)

Adjusted assets(1)	240	217

Leverage ratio(2)	17.1x	17.2x

Adjusted leverage ratio(3)	13.2x	13.1x

Book value per share(4)	$36.33	$32.18

(1)	Adjusted assets represent total assets less securities purchased under agreements to resell, certain securities borrowed transactions and the increase in total assets related to certain provisions of Statement of Financial Accounting Standards (SFAS) No. 140.

(2)	Leverage ratio equals total assets divided by shareholders’ equity.

(3)	Adjusted leverage ratio equals adjusted assets divided by shareholders’ equity.

(4)	Book value per share is based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 501.8 million as of November 2001 and 513.7 million as of November 2000.

(5)	In accordance with SFAS No. 140, total assets as of November 2000 exclude collateral of $5.35 billion previously recognized under SFAS No. 125.

As of November 2001 and 2000, we held approximately $3.10 billion and $2.74 billion, respectively, in high-yield debt and emerging market securities and $3.45 billion and $2.83 billion, respectively, in bank loans. These assets may be relatively illiquid during times of market stress. We seek to diversify our holdings of these assets by industry and by geographic location.

As of November 2001 and 2000, the aggregate carrying value of our principal investments held directly or through our merchant banking funds was approximately $2.85 billion and $3.52 billion, respectively. These carrying values were comprised of corporate principal investments with an aggregate carrying value of approximately $1.85 billion and $2.51 billion, respectively, and real estate investments with an aggregate carrying value of approximately $1.00 billion and $1.01 billion, respectively.

CREDIT RATINGS

Goldman Sachs relies upon the short-term and long-term debt capital markets to fund a significant portion of its day-to-day operations. The cost and availability of debt financing is influenced by our credit ratings. Credit ratings are also important to us when competing in certain markets and when seeking to engage in longer-term transactions including over-the-counter (OTC) derivatives. We believe our credit ratings are determined primarily based on the credit rating agencies’ assessment of the external operating environment, our liquidity, market and credit risk management practices, the level and variability of our earnings base, our franchise, reputation and management and our capital base. An adverse change in any of these factors could result in a reduction in our credit ratings which, in turn, could increase our borrowing costs, limit our access to the capital markets or require us to post additional collateral, or permit counterparties to terminate transactions, pursuant to our obligations under bilateral provisions in certain of our trading and collateralized financing contracts. This could reduce our earnings and adversely affect our liquidity.

The following table sets forth our credit ratings as of November 2001:

	SHORT-TERM	LONG-TERM
	DEBT	DEBT

Fitch	F1+	AA-

Moody’s Investors Service	P-1	A1

Standard & Poor’s(1)	A-1+	A+

(1)	On July 16, 2001 Standard & Poor’s affirmed Goldman Sachs’ credit ratings but revised its outlook from “stable” to “negative.”

As of November 2001, additional collateral that would have been callable in the event of a one level reduction in our long-term credit ratings, pursuant to bilateral agreements with certain counterparties, was not material.

GOLDMAN SACHS ANNUAL REPORT 2001	page 36

Contractual Obligations and Contingent Commitments

Goldman Sachs has contractual obligations to make future payments under long-term debt and long-term noncancelable lease agreements and has contingent commitments under a variety of commercial arrangements as disclosed in the notes to the consolidated financial statements. The following tables set forth these contractual obligations and contingent commitments as of November 2001:

Contractual Obligations

				2007 -
(IN MILLIONS)	2002	2003 - 2004	2005 - 2006	THEREAFTER	TOTAL

Long-term borrowings by contract maturity	$—	$9,472	$9,840	$11,704	$31,016

Minimum rental commitments	354	729	594	2,241	3,918

Substantially all of our long-term borrowings were unsecured and consisted principally of senior borrowings with maturities extending to 2024. The weighted average maturity of our longterm borrowings as of November 2001 was approximately 4.75 years. A substantial portion of our long-term borrowings are swapped into U.S. dollar obligations with short-term floating rates of interest in order to minimize our exposure to interest rates and foreign exchange movements. See Note 6 to the consolidated financial statements for further information regarding our long-term borrowings.

As of November 2001, our minimum rental commitments, net of minimum sublease rentals, under noncancelable leases was $3.92 billion. These lease commitments, principally for office space, expire on various dates through 2029. Certain agreements are subject to periodic escalation provisions for increases in real estate taxes and other charges.

Goldman Sachs also obtains unsecured short-term borrowings through issuance of commercial paper, promissory notes and bank loans. The carrying value of these short-term obligations approximates fair value due to their short-term nature.

Short-term borrowings as of November 2001 are set forth below:

Short-Term Borrowings

(IN MILLIONS)

Commercial paper	$8,353

Promissory notes	15,281

Bank loans and other	13,963

Total	$37,597

Our liquidity depends to an important degree on our ability to refinance these borrowings on a continuous basis. Investors who hold our outstanding commercial paper and promissory notes have no obligation to purchase new instruments when the outstanding instruments mature. For a discussion of factors that could impair our ability to access these and other markets, see “—Results of Operations—Certain Factors That May Affect Our Results of Operations.” See Note 5 to the consolidated financial statements for further information regarding our short- term borrowings.

page 37	GOLDMAN SACHS ANNUAL REPORT 2001

Contingent Commitments

	AMOUNT OF COMMITMENT EXPIRATION BY PERIOD

				2007 -
(IN MILLIONS)	2002	2003 - 2004	2005 - 2006	THEREAFTER	TOTAL

Commitments to extend credit	$4,090	$8,301	$359	$597	$13,347

Commitments under letters of credit issued by banks to counterparties	11,477	12	9	—	11,498

Other commercial commitments(1)	74	327	850	711	1,962

Total	$15,641	$8,640	$1,218	$1,308	$26,807

(1)	Includes our merchant banking commitments and guarantees related to construction debt obligations and our fund management activities.

As of November 2001, we had commitments to enter into repurchase and resale agreements of $47.54 billion. See Note 7 to the consolidated financial statements for additional information on our commitments and contingencies.

REGULATED SUBSIDIARIES

Many of our principal subsidiaries are subject to extensive regulation in the United States and elsewhere. Goldman, Sachs & Co. and Spear, Leeds & Kellogg, L.P. are registered U.S. broker-dealers and futures commissions merchants, and are regulated by the Securities and Exchange Commission, the Commodity Futures Trading Commission, the Chicago Board of Trade, the New York Stock Exchange and The National Association of Securities Dealers, Inc. Goldman Sachs International, a registered U.K. broker-dealer, is subject to regulation by the Financial Services Authority. Goldman Sachs (Japan) Ltd., a Tokyo-based broker-dealer, is subject to regulation by the Financial Services Agency, the Tokyo Stock Exchange, the Tokyo International Financial Futures Exchange and the Japan Securities Dealers Association. Several other subsidiaries of Goldman Sachs are regulated by securities, investment advisory, banking, and other regulators and authorities around the world, such as the Bundesbank of Germany, the Securities and Futures Commission in Hong Kong and the Monetary Authority of Singapore. Compliance with the rules of these regulators may prevent us from receiving distributions, advances or repayment of liabilities from these subsidiaries. See Note 13 to the consolidated financial statements for further information regarding our regulated subsidiaries.

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

GOLDMAN SACHS ANNUAL REPORT 2001	page 38

Management Committee–All risk control functions ultimately report to the Management Committee. Through both direct and delegated authority, the Management Committee approves all of Goldman Sachs’ operating activities, trading risk parameters and customer review guidelines.

Risk Committees–The Firmwide Risk Committee:

•	reviews the activities of existing businesses;

•	approves new businesses and products;

•	approves divisional market risk limits and reviews business unit market risk limits;

•	approves inventory position limits for selected country exposures and business units;

•	approves sovereign credit risk limits and credit risk limits by ratings group; and

•	reviews scenario analyses based on abnormal or “catastrophic” market movements.

The FICC and Equities Risk Committees set market risk limits for their respective product lines based on a number of measures including Value at Risk (VaR), scenario analyses and inventory levels. The Asset Management Control Oversight and the Asset Management Risk Committees oversee various operational, credit, pricing and business practice issues.

Global Compliance and Control Committee–The Global Compliance and Control Committee provides oversight of our compliance and control functions, including internal audit, and reviews our legal, reputational, operational and control risks.

Commitments Committee–The Commitments Committee approves equity and non-investment-grade debt underwriting commitments, loans extended by Goldman Sachs, and unusual financing structures and transactions that involve significant capital exposure. The Commitments Committee has delegated to the Credit Department the authority to approve underwriting commitments for investment-grade debt and certain other products.

Credit Policy Committee–The Credit Policy Committee establishes and reviews broad credit policies and parameters that are implemented by the Credit Department.

Operational Risk Committee–The Operational Risk Committee provides oversight of the ongoing development and implementation of our operational risk policies, framework and methodologies and monitors the effectiveness of operational risk management.

Finance Committee–The Finance Committee is responsible for oversight of our capital, liquidity and funding needs and for setting certain inventory position limits.

Segregation of duties and management oversight are fundamental elements of our risk management process. In addition to the committees described above, departments that are independent of the revenue-producing units, such as the Firmwide Risk, Credit, Controllers, Global Operations, Compliance, Management Controls and Legal departments, in part perform risk management functions, which include monitoring, analyzing and evaluating risk. Furthermore, the Controllers Department, in conjunction with the Firmwide Risk Department, independently reviews, on a regular basis, internal valuation models and the pricing of positions determined by individual business units.

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

Market Risk

The potential for changes in the market value of our trading positions is referred to as “market risk.” Our trading positions result from underwriting, market-making, specialist and proprietary trading activities.

page 39	GOLDMAN SACHS ANNUAL REPORT 2001

Categories of market risk include exposures to interest rates, currency rates, equity prices and commodity prices. A description of each market risk category is set forth below:

•	Interest rate risks primarily result from exposures to changes in the level, slope and curvature of the yield curve, the volatility of interest rates, mortgage prepayment speeds and credit spreads.

•	Currency rate risks result from exposures to changes in spot prices, forward prices and volatilities of currency rates.

•	Equity price risks result from exposures to changes in prices and volatilities of individual equities, equity baskets and equity indices.

•	Commodity price risks result from exposures to changes in spot prices, forward prices and volatilities of commodities, such as electricity, natural gas, crude oil, petroleum products and precious and base metals.

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

In addition to applying business judgment, senior management uses a number of quantitative tools to manage our exposure to market risk. These tools include:

•	risk limits based on a summary measure of market risk exposure referred to as VaR;

•	risk limits based on scenario analyses that measure the potential effects on our trading net revenues of various market events, including a large widening of credit spreads, a substantial decline in equity markets and significant moves in emerging markets; and

•	inventory position limits for selected business units and country exposures.

We also estimate the broader potential impact of abnormal market movements and certain macroeconomic scenarios on our investment banking, merchant banking, asset management and security services activities as well as our trading revenues.

VaR–VaR is the potential loss in value of Goldman Sachs’ trading positions due to adverse market movements over a defined time horizon with a specified confidence level.

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

The VaR numbers below are shown separately for interest rate, currency, equity and commodity products, as well as for our overall trading positions. These VaR numbers include the underlying product positions and related hedges, which may include positions in other product areas. For example, the hedge of a foreign exchange forward may include an interest rate futures position, and the hedge of a long corporate bond position may include a short position in the related equity.

The modeling of the risk characteristics of our trading positions involves a number of assumptions and approximations. While management believes that these assumptions and approximations are reasonable, there is no uniform industry methodology for estimating VaR, and different assumptions and/or approximations could produce materially different VaR estimates.

We use historical data to estimate our VaR and, to better reflect current asset volatilities, we generally weight historical data to give greater importance to more recent observations. Given its reliance on historical data, VaR is most effective in estimating risk exposures in markets in which there are no sudden fundamental changes or shifts in market conditions. An inherent limitation of VaR is that the distribution of past changes in market risk factors may not produce accurate predictions of future market risk. Different VaR methodologies and distributional assumptions could produce a materially different VaR. Moreover, VaR calculated for a one-day time horizon does not fully capture the market risk of positions that cannot be liquidated or offset with hedges within one day.

GOLDMAN SACHS ANNUAL REPORT 2001	page 40

The following table sets forth the daily VaR for substantially all of our trading positions:

Daily VaR

	AS OF NOVEMBER		YEAR ENDED NOVEMBER 2001
(IN MILLIONS)
RISK CATEGORIES	2001	2000	AVERAGE	HIGH	LOW

Interest rates	$39	$11	$20	$45	$10

Currency rates	13	11	15	27	6

Equity prices	21	17	20	38	15

Commodity prices	12	7	9	14	5

Diversification effect(1)	(33)	(21)	(25)

Firmwide	$52	$25	$39	58	25

(1)	Equals the difference between firmwide daily VaR and the sum of the daily VaRs for the four risk categories. This effect arises because the four market risk categories are not perfectly correlated.

The increase in firmwide VaR to $52 million as of November 2001 from $25 million as of November 2000 was primarily due to significant increases in market volatility in 2001, particularly during the fourth quarter. As previously noted, the historical data used to calculate VaR is weighted to give greater importance to more recent observations.

The following chart presents the daily VaR for substantially all of our trading positions during 2001:

page 41	GOLDMAN SACHS ANNUAL REPORT 2001

Trading Net Revenues Distribution

Substantially all of our inventory positions are marked-to-market on a daily basis and changes are recorded in net revenues. The following chart sets forth the frequency distribution for substantially all of our daily trading net revenues for the year ended November 2001:

As part of our overall risk control process, daily trading net revenues are compared with VaR calculated as of the end of the prior business day. Trading losses incurred on a single day exceeded our 95% one-day VaR on one occasion during 2001.

Nontrading Risk

The market risk for financial instruments in the firm’s nontrading portfolio, including our merchant banking investments, is measured using a sensitivity analysis that estimates the potential reduction in our net revenues associated with a 10% decline in equity markets. This sensitivity analysis is based on certain assumptions regarding the relationship between changes in the stock price indices and changes in the fair value of the individual financial instruments in our nontrading portfolio. Different assumptions could produce materially different risk estimates. As of November 2001, the sensitivity of our nontrading portfolio to a 10% equity market decline was $155 million.

Credit Risk

Credit risk represents the loss that we would incur if a counterparty, or an issuer of securities or other instruments we hold, fails to perform under its contractual obligations to us. To reduce our credit exposures, we seek to enter into netting agreements with counterparties that permit us to offset receivables and payables with such counterparties. In addition, we attempt to further reduce credit risk with certain counterparties by entering into agreements that enable us to obtain collateral from a counterparty or to terminate or reset the terms of transactions after specified time periods or upon the occurrence of credit-related events, by seeking third-party guarantees of the counterparty’s obligations, and through the use of credit derivatives and through other structures and techniques.

         For most businesses, counterparty credit limits are established by the Credit Department, which is independent of the revenue producing departments, based on guidelines set by the Firmwide Risk and Credit Policy Committees. For most products, we measure and limit credit exposures by reference to both current and potential exposure. We typically measure potential exposure based on projected worst-case market movements over the life of a transaction within a 95% confidence interval. For collateralized transactions we also evaluate potential exposure over a shorter collection period, and give effect to the value of received collateral. We further seek to measure credit exposure through the use of scenario analyses, stress tests and other quantitative tools. Our global credit management systems monitor current and potential credit exposure to individual counterparties and on an aggregate basis to counterparties and their affiliates.

GOLDMAN SACHS ANNUAL REPORT 2001	page 42

The systems also provide management, including the Firmwide Risk and Credit Policy Committees, with information regarding overall credit risk by product, industry sector, country and region.

Derivatives

Derivative contracts are financial instruments, such as futures, forwards, swaps or option contracts, that derive their value from underlying assets, indices, reference rates or a combination of these factors. Derivative instruments may be privately negotiated contracts, which are often referred to as OTC derivatives, or they may be listed and traded on an exchange.

Most of our derivative transactions are entered into for trading purposes. We use derivatives in our trading activities to facilitate customer transactions, to take proprietary positions and as a means of risk management. We also enter into derivative contracts to manage the interest rate and currency exposure on our long-term borrowings.

Derivatives are used in many of our businesses, and we believe that the associated market risk can only be understood relative to the underlying assets or risks being hedged, or as part of a broader trading strategy. Accordingly, the market risk of derivative positions is managed with all of our other nonderivative risk.

Derivative contracts are reported on a net-by-counterparty basis on our consolidated statements of financial condition where management believes a legal right of setoff exists under an enforceable netting agreement. For an OTC derivative, our credit exposure is directly with our counterparty and continues until the maturity or termination of such contract.

The following table sets forth the distribution, by credit rating, of substantially all of our exposure with respect to OTC derivatives as of November 2001, after taking into consideration the effect of netting agreements. The categories shown reflect our internally determined public rating agency equivalents.

Over-the-Counter Derivative Credit Exposure

($ IN MILLIONS)

				EXPOSURE	PERCENTAGE OF
		COLLATERAL		NET OF	EXPOSURE NET
CREDIT RATING EQUIVALENT	EXPOSURE	HELD	(2)	COLLATERAL	OF COLLATERAL

AAA/Aaa	$3,604	$117		$3,487	13%

AA/Aa2	6,651	491		6,160	24

A/A2	9,763	606		9,157	35

BBB/Baa2	5,512	532		4,980	19

BB/Ba2 or lower	2,915	666		2,249	9

Unrated(1)	938	862		76	—

	$29,383	$3,274		$26,109	100%

(1)	In lieu of making an individual assessment of the credit of unrated counterparties, we make a determination that the collateral held in respect of such obligations is sufficient to cover a substantial portion of our exposure. In making this determination, we take into account various factors, including legal uncertainties and market volatility.

(2)	Collateral is usually received under agreements entitling Goldman Sachs to require additional collateral upon specified increases in exposure or the occurrence of adverse credit events.

page 43	GOLDMAN SACHS ANNUAL REPORT 2001

The following tables set forth our OTC derivative credit exposure, net of collateral, by remaining contractual maturity:

Exposure Net of Collateral

($ IN MILLIONS)

	0 – 6	6 – 12	1– 5	5 YEARS
CREDIT RATING EQUIVALENT	MONTHS	MONTHS	YEARS	OR GREATER	TOTAL	(2)

AAA/Aaa	$238	$106	$896	$2,247	$3,487

AA/Aa2	1,529	520	1,618	2,493	6,160

A/A2	1,706	692	2,196	4,563	9,157

BBB/Baa2	1,443	886	1,699	952	4,980

BB/Ba2 or lower	887	464	630	268	2,249

Unrated(1)	20	5	28	23	76

	$5,823	$2,673	$7,067	$10,546	$26,109

	0 – 6	6 – 12	1– 5	5 YEARS
PRODUCT	MONTHS	MONTHS	YEARS	OR GREATER	TOTAL	(2)

Interest rate contracts	$699	$336	$4,532	$9,532	$15,099

Currency contracts	2,769	837	836	798	5,240

Commodity contracts	1,835	1,121	1,343	164	4,463

Equity contracts	520	379	356	52	1,307

	$5,823	$2,673	$7,067	$10,546	$26,109

(1)	In lieu of making an individual assessment of the credit of unrated counterparties, we make a determination that the collateral held in respect of such obligations is sufficient to cover a substantial portion of our exposure. In making this determination, we take into account various factors, including legal uncertainties and market volatility.

(2)	Where we have obtained collateral from a counterparty under a master trading agreement that covers multiple products and transactions, we have allocated the collateral ratably based on exposure before giving effect to such collateral.

Derivatives transactions may also involve the legal risk that they are not authorized or appropriate for a counterparty, that docu- mentation has not been properly executed or that executed agreements may not be enforceable against the counterparty. We attempt to minimize these risks by obtaining advice of counsel on the enforceability of agreements as well as on the authority of a counterparty to effect the derivative transaction.

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

The Global Operations Department is responsible for establishing, maintaining and approving policies and controls with respect to the accurate inputting and processing of transactions, clearance and settlement of transactions, the custody of securities and other instruments, and the detection and prevention of employee errors or improper or fraudulent activities. Its personnel work closely with Technology in creating systems to enable appropriate supervision and management of its policies. The Global Operations Department is also responsible, together with other areas of Goldman Sachs, including the Legal and Compliance departments, for ensuring compliance with applicable regulations with respect to the clearance and settlement of transactions and the margining of positions. The Network Management Department oversees our relationships with our clearance and settlement agents, regularly reviews agents’ performance and meets with these agents to review operational issues. The Operational Risk Department is responsible for establishing, maintaining and approving our operational risk management framework and policies for the overall effective management of operational risk.

GOLDMAN SACHS ANNUAL REPORT 2001	page 44

OFF-BALANCE-SHEET ARRANGEMENTS

In the normal course of business, Goldman Sachs securitizes commercial and residential mortgages and home equity loans, government and corporate bonds, lease and trade receivables, and other types of financial assets through unconsolidated limited-purpose entities. We have also invested in investment grade, real estate and mortgage-related assets through other unconsolidated limited-purpose entities. Our financial interests in, and derivative transactions with, unconsolidated limited-purpose entities are accounted for at fair value, in the same manner as transactions with non-limited-purpose entities. As of November 2001, there were no material additional financial commitments required from Goldman Sachs in respect of these entities. See Note 4 to the consolidated financial statements for additional information about our securitization activities.

In addition, Goldman Sachs facilitated the establishment of certain limited-purpose entities in connection with the construction of an office complex in Jersey City, New Jersey, which we intend to occupy. Future minimum rental commitments associated with this office complex and a guarantee provided by Goldman Sachs on related construction debt obligations are disclosed in Note 7 to the consolidated financial statements.

CRITICAL ACCOUNTING POLICIES

“Financial instruments owned” and “Financial instruments sold, but not yet purchased” on the consolidated statements of financial condition are carried at fair value or amounts that approximate fair value, with related unrealized gains or losses recognized in our results of operations. The determination of fair value is fundamental to our financial condition and results of operations and, in certain circumstances, it requires management to make complex judgments.

Fair value is based generally on listed market prices or broker or dealer price quotations. If prices are not readily determinable or if liquidating our positions is reasonably expected to affect market prices, fair value is based on either internal valuation models or management’s estimate of amounts that could be realized under current market conditions, assuming an orderly liquidation over a reasonable period of time. Certain financial instruments, including OTC derivative instruments, are valued using pricing models that consider, among other factors, contractual and market prices, correlations, time value, credit, yield curve volatility factors and/or prepayment rates of the underlying positions. The use of different pricing models and assumptions could produce materially different estimates of fair value.

See Note 2 to the consolidated financial statements for a summary of our significant accounting policies.

ACCOUNTING DEVELOPMENTS

In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires that companies use the purchase method of accounting for all business combinations initiated after June 30, 2001 and addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. SFAS No. 142 addresses the initial recognition and measurement of intangible assets acquired outside a business combination and the recognition and measurement of goodwill and other intangible assets subsequent to acquisition. Under the new standards, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but, instead, will be tested at least annually for impairment. Other intangible assets will continue to be amortized over their useful lives. We adopted the new standards on accounting for goodwill and other intangible assets on December 1, 2001, the beginning of fiscal 2002. Application of the non-amortization provisions of SFAS No. 142 is currently expected to result in an increase in net earnings of approximately $95 million in 2002. Cash flows will not be affected. During 2002, we will perform the required impairment tests of goodwill and indefinite-lived intangible assets as of December 1, 2001. We do not expect these tests to have a material effect on our financial condition or results of operations.

page 45	GOLDMAN SACHS ANNUAL REPORT 2001