Form 10-K405, Exhibit 13
period 2001-11-30
GOLDMAN SACHS GROUP INC/
filed 2002-02-22
CIK 886982

Exhibit 13.2

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of
The Goldman Sachs Group, Inc.:

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of earnings, changes in shareholders’ equity and partners’ capital, cash flows and comprehensive income present fairly, in all material respects, the financial position of The Goldman Sachs Group, Inc. and its Subsidiaries (the Company) as of November 30, 2001 and November 24, 2000, and the results of their operations and their cash flows for each of the three fiscal years in the period ended November 30, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
New York, New York
January 28, 2002

GOLDMAN SACHS ANNUAL REPORT 2001	page 46

CONSOLIDATED STATEMENTS OF EARNINGS

	YEAR ENDED NOVEMBER

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)	2001	2000	1999

Revenues

Global capital markets

Investment banking	$3,677	$5,339	$4,359

Trading and principal investments	6,254	6,528	5,758

Asset management and securities services	4,587	3,737	2,524

Interest income	16,620	17,396	12,722

Total revenues	31,138	33,000	25,363

Interest expense	15,327	16,410	12,018

Revenues, net of interest expense	15,811	16,590	13,345

Operating expenses

Compensation and benefits	7,700	7,773	6,459

Nonrecurring employee initial public offering and acquisition awards	—	290	2,257

Amortization of employee initial public offering and acquisition awards	464	428	268

Brokerage, clearing and exchange fees	843	573	446

Market development	406	506	364

Communications and technology	604	435	306

Depreciation and amortization	613	441	323

Amortization of goodwill and other intangible assets	260	45	14

Occupancy	591	440	314

Professional services and other	634	639	402

Charitable contribution	—	—	200

Total non-compensation expenses	3,951	3,079	2,369

Total operating expenses	12,115	11,570	11,353

Pre-tax earnings	3,696	5,020	1,992

Provision/(benefit) for taxes	1,386	1,953	(716)

Net earnings	$2,310	$3,067	$2,708

Earnings per share

Basic	$4.53	$6.33	$5.69

Diluted	4.26	6.00	5.57

Dividends declared per common share	0.48	0.48	0.24

Average common shares outstanding

Basic	509.7	484.6	475.9

Diluted	541.8	511.5	485.8

The accompanying notes are an integral part of these consolidated financial statements.

page 47	GOLDMAN SACHS ANNUAL REPORT 2001

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	AS OF NOVEMBER

(IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)	2001	2000

Assets

Cash and cash equivalents	$6,909	$3,870

Cash and securities segregated in compliance with U.S. federal and other regulations	22,134	17,132

Receivables from brokers, dealers and clearing organizations	5,453	6,226

Receivables from customers and counterparties	28,010	33,060

Securities borrowed	101,164	82,409

Securities purchased under agreements to resell	27,651	37,324

Financial instruments owned, at fair value	99,654	94,174

Financial instruments owned and pledged as collateral, at fair value	9,231	—

Total financial instruments owned, at fair value	108,885	94,174

Other assets	12,012	10,215

Total assets	$312,218	$284,410

Liabilities and shareholders’ equity

Short-term borrowings, including commercial paper	$37,597	$33,471

Payables to brokers, dealers and clearing organizations	4,014	3,871

Payables to customers and counterparties	93,283	78,277

Securities loaned	6,862	9,215

Securities sold under agreements to repurchase	39,369	30,996

Financial instruments sold, but not yet purchased, at fair value	74,717	72,894

Other liabilities and accrued expenses	7,129	7,761

Long-term borrowings	31,016	31,395

Total liabilities	293,987	267,880

Commitments and contingencies

Shareholders’ equity

Preferred stock, par value $0.01 per share; 150,000,000 shares authorized, no shares issued and outstanding	—	—

Common stock, par value $0.01 per share; 4,000,000,000 shares authorized, 499,017,511 and 489,964,838 shares issued as of November 2001 and November 2000, respectively, and 476,228,933 and 483,474,693 shares outstanding as of November 2001 and November 2000, respectively	5	5

Restricted stock units	4,542	4,760

Nonvoting common stock, par value $0.01 per share; 200,000,000 shares authorized, no shares issued and outstanding	—	—

Additional paid-in capital	11,785	11,127

Retained earnings	5,373	3,294

Unearned compensation	(1,220)	(1,878)

Accumulated other comprehensive loss	(168)	(130)

Treasury stock, at cost, par value $0.01 per share; 22,788,578 and 6,490,145 shares as of November 2001 and November 2000, respectively	(2,086)	(648)

Total shareholders’ equity	18,231	16,530

Total liabilities and shareholders’ equity	$312,218	$284,410

The accompanying notes are an integral part of these consolidated financial statements.

GOLDMAN SACHS ANNUAL REPORT 2001	page 48

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY AND PARTNERS’ CAPITAL

	YEAR ENDED NOVEMBER

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)	2001	2000	1999

Partners’ capital

Balance, beginning of year	$—	$—	$6,310

Transfer of beginning partners’ capital allocated for income taxes and potential withdrawals	—	—	74

Net earnings	—	—	2,264	(1)

Capital contributions	—	—	48

Return on capital and certain distributions to partners	—	—	(306)

Distributions of remaining partners’ capital	—	—	(4,520	)(2)

Exchange of partnership interests for shares of common stock	—	—	(3,901)

Transfer to accumulated other comprehensive income	—	—	31

Balance, end of year	—	—	—

Common stock, par value $0.01 per share

Balance, beginning of year	5	4	—

Issued	—	1	4

Balance, end of year	5	5	4

Restricted stock units

Balance, beginning of year	4,760	4,339	—

Granted	648	1,150	4,381

Delivered	(600)	(507)	—

Forfeited	(266)	(222)	(42)

Balance, end of year	4,542	4,760	4,339

Nonvoting common stock, par value $0.01 per share

Balance, beginning of year	—	—	—

Exchanged	—	—	—

Balance, end of year	—	—	—

Additional paid-in capital

Balance, beginning of year	11,127	7,359	—

Exchange of partnership interests for shares of common stock	—	—	3,901

Issuance of common stock	535	3,651	2,891

Issuance of common stock contributed to a defined contribution plan	—	1	674

Tax benefit related to delivery of equity-based awards	123	116	—

Dividends declared	—	—	(107)

Balance, end of year	11,785	11,127	7,359

Retained earnings

Balance, beginning of year	3,294	444	—

Net earnings	2,310	3,067	444	(3)

Dividends declared	(231)	(217)	—

Balance, end of year	5,373	3,294	444

Unearned compensation

Balance, beginning of year	(1,878)	(2,038)	—

Restricted stock units granted	(375)	(842)	(2,334)

Restricted stock units forfeited	108	163	23

Amortization of restricted stock units	925	839	273

Balance, end of year	(1,220)	(1,878)	(2,038)

Accumulated other comprehensive (loss)/income

Balance, beginning of year	(130)	37	—

Transfer from partners’ capital	—	—	(31)

Currency translation adjustment	(38)	(167)	68

Balance, end of year	(168)	(130)	37

Treasury stock, at cost, par value $0.01 per share

Balance, beginning of year	(648)	—	—

Shares repurchased	(1,438)	(648)	—

Balance, end of year	(2,086)	(648)	—

	$18,231	$16,530	$10,145

(1)	Represents net earnings of the partnership from November 28, 1998 through May 6, 1999.

(2)	Represents the retired limited partners’ exchanges of partnership interests for cash and junior subordinated debentures, the redemption of senior limited partnership interests for cash and other distributions of partners’ capital in accordance with the partnership agreement.

(3)	Represents net earnings of the corporation from May 7, 1999 through November 26, 1999.

The accompanying notes are an integral part of these consolidated financial statements.

page 49	GOLDMAN SACHS ANNUAL REPORT 2001

CONSOLIDATED STATEMENTS OF CASH FLOWS

	YEAR ENDED NOVEMBER

(IN MILLIONS)	2001	2000	1999

Cash flows from operating activities

Net earnings	$2,310	$3,067	$2,708

Noncash items included in net earnings

Depreciation and amortization	613	441	323

Amortization of goodwill and other intangible assets	260	45	14

Deferred income taxes	52	(352)	(1,387)

Stock-based compensation	789	1,345	2,989

Changes in operating assets and liabilities

Cash and securities segregated in compliance with U.S. federal and other regulations	(5,002)	(5,389)	(1,248)

Net receivables from brokers, dealers and clearing organizations	931	336	1,453

Net payables to customers and counterparties	20,056	14,570	(3,990)

Securities borrowed, net	(21,098)	(916)	(11,179)

Financial instruments owned, at fair value	(14,390)	(8,386)	(13,718)

Financial instruments sold, but not yet purchased, at fair value	1,809	5,507	9,059

Other, net	(1,506)	867	2,387

Net cash (used for)/provided by operating activities	(15,176)	11,135	(12,589)

Cash flows from investing activities

Property, leasehold improvements and equipment	(1,370)	(1,552)	(656)

Business combinations, net of cash acquired	(314)	(1,988)	(187)

Other, net	(225)	(116)	189

Net cash used for investing activities	(1,909)	(3,656)	(654)

Cash flows from financing activities

Short-term borrowings, net	(2,803)	(11,550)	755

Issuance of long-term borrowings	6,694	16,060	11,000

Repayment of long-term borrowings	(144)	(782)	(753)

Securities sold under agreements to repurchase, net of agreements to resell	18,046	(9,528)	4,304

Common stock repurchased	(1,438)	(648)	—

Dividends paid	(231)	(217)	(107)

Proceeds from issuance of common stock	—	1	2,633

Capital contributions	—	—	48

Returns on capital and certain distributions to partners	—	—	(306)

Partners’ capital distributions, net	—	—	(4,112)

Net cash provided by/(used for) financing activities	20,124	(6,664)	13,462

Net increase in cash and cash equivalents	3,039	815	219

Cash and cash equivalents, beginning of year	3,870	3,055	2,836

Cash and cash equivalents, end of year	$6,909	$3,870	$3,055

SUPPLEMENTAL DISCLOSURES:

Cash payments for interest approximated the related expense for each of the fiscal years presented.

Payments of income taxes were $1.30 billion, $1.96 billion and $463 million for the years ended November 2001, November 2000 and November 1999, respectively.

Noncash activities:

The value of common stock issued in connection with business combinations was $223 million, $3.41 billion and $245 million for the years ended November 2001, November 2000 and November 1999, respectively.

In connection with the firm’s conversion to corporate form in 1999, junior subordinated debentures of $371 million were issued to retired limited partners in exchange for their partnership interests.

The accompanying notes are an integral part of these consolidated financial statements.

GOLDMAN SACHS ANNUAL REPORT 2001	page 50

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	YEAR ENDED NOVEMBER

(IN MILLIONS)	2001	2000	1999

Net earnings	$2,310	$3,067	$2,708

Currency translation adjustment, net of tax	(38)	(167)	37

Comprehensive income	$2,272	$2,900	$2,745

The accompanying notes are an integral part of these consolidated financial statements.

page 51	GOLDMAN SACHS ANNUAL REPORT 2001

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 DESCRIPTION OF BUSINESS

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

The firm’s activities are divided into two segments:

Global Capital Markets–This segment comprises Investment Banking, which includes Financial Advisory and Underwriting, and Trading and Principal Investments, which includes Fixed Income, Currency and Commodities (FICC), Equities and Principal Investments (Principal Investments primarily represents net revenues from the firm’s merchant banking investments); and

Asset Management and Securities Services–This segment comprises Asset Management, Securities Services and Commissions.

NOTE 2 SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements include the accounts of Group Inc., its wholly-owned subsidiaries and other entities in which the firm has a controlling financial interest. In determining whether to consolidate an entity, management considers, among other factors, the nature and extent of the firm’s ownership and financial interests and other attributes of control. The firm’s principal U.S. and international subsidiaries include Goldman, Sachs & Co. (GS&Co.), J. Aron & Company and Spear, Leeds & Kellogg, L.P. in New York, Goldman Sachs International (GSI) in London and Goldman Sachs (Japan) Ltd. (GSJL) in Tokyo. All material intercompany transactions and balances have been eliminated.

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

Unless otherwise stated herein, all references to 2001, 2000 and 1999 refer to the firm’s fiscal year ended, or the date, as the context requires, November 30, 2001, November 24, 2000 and November 26, 1999, respectively. Certain reclassifications have been made to prior-year amounts to conform to the current-year presentation.

Cash and Cash Equivalents

The firm defines cash equivalents as highly liquid overnight deposits held in the ordinary course of business.

Transfers of Financial Assets

The firm accounts for transfers of financial assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—a replacement of FASB Statement No. 125.” In general, transfers are accounted for as sales under SFAS No. 140 when the firm has relinquished control over the transferred assets. Transfers that are not accounted for as sales are accounted for as repurchase agreements and collateralized financing arrangements.

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

GOLDMAN SACHS ANNUAL REPORT 2001	page 52

As of November 2001, the firm adopted the provisions of SFAS No. 140 relating to the accounting for collateral. SFAS No. 140 eliminates the requirement under SFAS No. 125 to report collateral received from certain repurchase agreements and collateralized financing arrangements. Comparative restatement prior to November 2001 was required. Accordingly, collateral previously recognized in the consolidated statement of financial condition as of November 2000 of $5.35 billion has been derecognized in these financial statements. SFAS No. 140 also requires certain disclosures regarding collateral and separate classification of certain pledged assets on the consolidated statements of financial condition. Comparative reclassification of these pledged assets and related disclosures prior to November 2001 were not required and, accordingly, were not reflected in these financial statements.

Financial Instruments

Gains and losses on financial instruments and commission income and related expenses are recorded on a trade date basis in the consolidated statements of earnings. The consolidated statements of financial condition generally reflect purchases and sales of financial instruments on a trade date basis.

“Financial instruments owned” and “Financial instruments sold, but not yet purchased” on the consolidated statements of financial condition are carried at fair value or amounts that approximate fair value, with related unrealized gains or losses recognized in the consolidated statements of earnings. Fair value is based generally on listed market prices or broker or dealer price quotations. If prices are not readily determinable or if liquidating the firm’s position is reasonably expected to affect market prices, fair value is based on either internal valuation models or management’s estimate of amounts that could be realized under current market conditions, assuming an orderly liquidation over a reasonable period of time. Certain financial instruments, including over-the-counter (OTC) derivative instruments, are valued using pricing models that consider, among other factors, contractual and market prices, correlations, time value, credit, yield curve, volatility factors and/or prepayment rates of the underlying positions.

Derivatives–On November 25, 2000, the firm adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. The adoption of this statement did not have a material effect on the firm’s statements of financial condition or the results of operations. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on the statement of financial condition and measure those instruments at fair value. The accounting for changes in the fair value of a derivative instrument depends on its intended use and the resulting designation.

Most of the firm’s derivative transactions are entered into for trading purposes. The firm uses derivatives in its trading activities to facilitate customer transactions, to take proprietary positions and as a means of risk management. Risk exposures are managed through diversification, by controlling position sizes and by establishing hedges in related securities or derivatives. For example, the firm may hedge a portfolio of common stock by taking an offsetting position in a related equity-index futures contract. Gains and losses on derivatives used for trading purposes are generally included in “Trading and principal investments” on the consolidated statements of earnings.

The firm also enters into derivative contracts, which are designated as fair-value hedges, to manage the interest rate and currency exposure on its long-term borrowings. These derivatives generally include interest rate futures contracts, interest rate swap agreements and currency swap agreements, which are primarily utilized to convert a substantial portion of the firm’s fixed rate debt into U.S. dollar-based floating rate obligations. The gains and losses associated with the ineffective portion of these fair-value hedges are included in “Trading and principal investments” on the consolidated statements of earnings and are not material for the year ended November 2001.

Principal Investments–Principal investments are carried at fair value, generally based upon quoted market prices or comparable substantial third-party transactions. Where fair value is not readily determinable, principal investments are initially recorded at cost. The carrying value of such investments is adjusted when changes in the underlying fair values are readily determinable, generally as evidenced by listed market prices or transactions that directly affect the value of such investments. Downward adjustments are made if management determines that realizable value is less than the carrying value.

The firm is entitled to receive merchant banking overrides (i.e., an increased share of a fund’s income and gains) when the return on the fund’s investments exceeds certain threshold

page 53	GOLDMAN SACHS ANNUAL REPORT 2001

returns. Overrides are based on investment performance over the life of each merchant banking fund, and future investment underperformance may require amounts previously distributed to the firm to be returned to the funds. Accordingly, overrides are recognized in the consolidated statements of earnings only when management determines that the probability of return is remote. Overrides are included in “Asset management and securities services” on the consolidated statements of earnings.

Property, Leasehold Improvements and Equipment

Depreciation and amortization generally are computed using accelerated cost recovery methods for property and equipment and for leasehold improvements where the term of the lease is greater than the economic useful life of the asset. All other leasehold improvements are amortized on a straight-line basis over the term of the lease. Certain internal use software costs are capitalized and amortized on a straight-line basis over the expected useful life. Property, leasehold improvements and equipment, net of depreciation and amortization are included in “Other assets” on the consolidated statements of financial condition.

Goodwill and Identifiable Intangible Assets

The cost of acquired companies in excess of the fair value of net assets at acquisition date is recorded as goodwill, and through November 2001 was amortized over periods of 15 to 20 years on a straight-line basis. Subsequent to November 2001, goodwill will no longer be amortized but, instead, will be tested at least annually for impairment, in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” Identifiable intangible assets consist primarily of specialist rights and customer lists and are amortized over a weighted average life of approximately 21 years.

Investment Banking

Underwriting revenues and fees from mergers and acquisitions and other corporate finance advisory assignments are recorded when the underlying transaction is completed under the terms of the engagement. Syndicate expenses related to securities offerings in which the firm acts as an underwriter or agent are deferred until the related revenue is recognized. Expense reimbursements related to advisory activities are recorded as a reduction of related non-compensation expenses.

Earnings Per Share

Earnings per share (EPS) is computed in accordance with SFAS No. 128, “Earnings Per Share.” Basic EPS is calculated by dividing net earnings by the weighted average number of common shares outstanding. Common shares outstanding includes common stock and nonvoting common stock as well as restricted stock units for which no future service is required as a condition to the delivery of the underlying common stock. Diluted EPS includes the determinants of basic EPS and, in addition, reflects the dilutive effect of the common stock deliverable pursuant to stock options and to restricted stock units for which future service is required as a condition to the delivery of the underlying common stock.

Stock-Based Compensation

The firm has elected to account for stock-based employee compensation plans in accordance with Accounting Principles Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees,” as permitted by SFAS No. 123, “Accounting for Stock-Based Compensation.” In accordance with APB No. 25, compensation expense is not recognized for stock options that have no intrinsic value on the date of grant. Compensation expense is recognized immediately for restricted stock units for which future service is not required as a condition to the delivery of the underlying shares of common stock. For restricted stock units with future service requirements, compensation expense is recognized over the relevant vesting period using either accelerated or straight-line amortization methodologies, as determined by the applicable vesting provisions.

GOLDMAN SACHS ANNUAL REPORT 2001	page 54

Income Taxes

The firm accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of tax benefits or expenses on the temporary differences between the financial reporting and tax bases of its assets and liabilities. As a partnership, the firm was primarily subject to unincorporated business taxes and taxes in foreign jurisdictions on certain of its operations. As a corporation, the earnings of the firm are subject to U.S. federal, foreign, state and local taxes. As a result of its conversion to corporate form, the firm recognized the tax effect of the change in its income tax rate on both its deferred tax assets and liabilities and the earnings attributable to the period from May 7, 1999 to the end of fiscal year 1999. The firm’s tax assets and liabilities are presented as a component of “Other assets” and “Other liabilities and accrued expenses,” respectively, on the consolidated statements of financial condition.

Foreign Currency Translation

Assets and liabilities denominated in non-U.S. currencies are translated at rates of exchange prevailing on the date of the statement of financial condition, and revenues and expenses are translated at average rates of exchange for the fiscal year. Gains or losses on translation of the financial statements of a non-U.S. operation, where the functional currency is other than the U.S. dollar, are reflected as a separate component of equity and included in the consolidated statements of comprehensive income. Gains or losses on foreign currency transactions are included in the consolidated statements of earnings.

NOTE 3 SPEAR, LEEDS & KELLOGG

On October 31, 2000, the firm completed its combination with SLK LLC (SLK), a leader in securities clearing and execution, floor-based market making and off-floor market making. The combination was accounted for under the purchase method of accounting for business combinations. In exchange for the membership interests in SLK and subordinated debt of certain retired members, the firm issued 35.3 million shares of common stock valued at $3.5 billion, issued $149 million in debentures and paid $2.1 billion in cash. The purchase price was allocated to tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the effective date of the combination. The excess of consideration paid over the estimated fair value of net assets acquired was $4.2 billion, of which $2.4 billion was recorded as goodwill and $1.8 billion was recorded as identifiable intangible assets.

As part of the combination with SLK, the firm established a $702 million retention pool of restricted stock units for SLK employees. A charge of $290 million ($180 million after taxes) related to restricted stock units for which future service was not required as a condition to the delivery of the underlying shares of common stock was included in the firm’s operating results in 2000. The remaining restricted stock units, for which future service is required, are being amortized over the five-year vesting period following the date of consummation.

The following table sets forth the unaudited pro forma combined operating results of the firm and SLK for the years ended November 2000 and November 1999. These pro forma results were prepared as if the firm’s combination with SLK had taken place at the beginning of the periods presented.

Pro Forma Operating Results
(unaudited)

	YEAR ENDED NOVEMBER

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)	2000	1999

Revenues, net of interest expense	$18,630	$14,652

Net earnings	3,459	2,595

Basic EPS	6.66	5.06

Diluted EPS	6.32	4.97

page 55	GOLDMAN SACHS ANNUAL REPORT 2001

NOTE 4 FINANCIAL INSTRUMENTS

Financial instruments, including both cash instruments and derivatives, are used to manage market risk, facilitate customer transactions, engage in proprietary transactions and meet financing objectives. These instruments can be either executed on an exchange or negotiated in the OTC market.

Transactions involving financial instruments sold, but not yet purchased, generally entail an obligation to purchase a financial instrument at a future date. The firm may incur a loss if the market value of the financial instrument subsequently increases prior to the purchase of the instrument.

Fair Value of Financial Instruments

The following table sets forth the firm’s total financial instruments owned, including those pledged as collateral, at fair value, and financial instruments sold, but not yet purchased, at fair value:

	AS OF NOVEMBER

	2001		2000

(IN MILLIONS)	ASSETS	LIABILITIES	ASSETS	LIABILITIES

Commercial paper, certificates of deposit and time deposits	$1,351	$—	$866	$—

U.S. government, federal agency and sovereign obligations	31,173	18,606	22,926	21,483

Corporate debt	16,697	6,453	13,348	4,090

Equities and convertible debentures	20,075	12,201	21,481	8,829

State, municipal and provincial obligations	771	—	494	—

Derivative contracts	38,521	36,660	34,627	37,815

Physical commodities	297	797	432	677

Total	$108,885	$74,717	$94,174	$72,894

Credit Concentrations

Credit concentrations may arise from trading, underwriting and securities borrowing activities and may be impacted by changes in economic, industry or political factors. As of November 2001 and 2000, U.S. government and federal agency obligations represented 7% and 6%, respectively, of the firm’s total assets. In addition, most of the firm’s securities purchased under agreements to resell are collateralized by U.S. government, federal agency and other sovereign obligations.

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

GOLDMAN SACHS ANNUAL REPORT 2001	page 56

Derivative contracts are reported on a net-by-counterparty basis on the firm’s consolidated statements of financial condition where management believes a legal right of setoff exists under an enforceable netting agreement. The fair value of derivative financial instruments, computed in accordance with the firm’s netting policy, is set forth below:

	AS OF NOVEMBER

	2001		2000(1)

(IN MILLIONS)	ASSETS	LIABILITIES	ASSETS	LIABILITIES

Forward settlement contracts	$5,265	$4,491	$6,315	$6,748

Swap agreements	18,438	15,931	15,770	16,321

Option contracts	14,818	16,238	12,543	15,118

Total	$38,521	$36,660	$34,628	$38,187

(1)	Includes the fair value of nontrading derivative contracts previously accounted for under the accrual basis.

Securitization Activities

The firm securitizes commercial and residential mortgages and home equity loans, government and corporate bonds, lease and trade receivables, and other types of financial assets. Gains or losses on securitizations are determined with reference to the carrying amount of the financial assets transferred, which is allocated to the assets sold and the retained interests, if any, based on their relative fair values at the date of transfer. During 2001, the firm securitized $94.2 billion of financial assets, including $50.3 billion of agency mortgage-backed securities. Retained interests in these securitized assets were not material as of November 2001.

Secured Borrowing and Lending Activities

The firm enters into secured borrowing and lending transactions to obtain securities for settlement, to finance inventory positions and to meet customers’ needs. In these transactions, the firm either provides or receives collateral, including U.S. government, federal agency and investment-grade non-U.S. sovereign obligations.

The firm receives collateral in connection with resale agreements, securities lending transactions, derivative transactions, customer margin loans and other secured lending activities. In many cases, the firm is permitted to sell or repledge securities held as collateral. These securities may be used to secure repurchase agreements, enter into securities lending or derivative transactions, or cover short positions. As of November 2001, the fair value of securities received as collateral by the firm that it was permitted to sell or repledge was $267.7 billion, of which $224.4 billion was sold or repledged.

The firm also pledges its own assets to collateralize repurchase agreements and other secured financings. As of November 2001, the carrying value of securities included in “Financial instruments owned, at fair value” that had been loaned or pledged to counterparties that did not have the right to sell or repledge was $22.3 billion.

page 57	GOLDMAN SACHS ANNUAL REPORT 2001

NOTE 5 SHORT-TERM BORROWINGS

The firm obtains secured short-term financing principally through the use of repurchase agreements and securities lending agreements, collateralized mainly by U.S. government, federal agency, mortgage-backed, investment-grade foreign sovereign obligations and equity securities. The firm obtains unsecured short-term borrowings through issuance of commercial paper, promissory notes and bank loans. The carrying value of these short-term obligations approximates fair value due to their short-term nature.

Short-term borrowings are set forth below:

	AS OF NOVEMBER

(IN MILLIONS)	2001	2000

Commercial paper	$8,353	$10,721

Promissory notes	15,281	14,516

Bank loans and other(1)	13,963	8,234

Total(2)	$37,597	$33,471

(1)	As of November 2001 and November 2000, short-term borrowings included $7.20 billion and $4.06 billion of long-term borrowings maturing within one fiscal year, respectively.

(2)	As of November 2001 and November 2000, weighted average interest rates for short-term borrowings, including commercial paper, were 3.05% and 6.43%, respectively.

The firm maintains unencumbered securities with a market value in excess of all uncollateralized short-term borrowings.

NOTE 6 LONG-TERM BORROWINGS

The firm’s long-term borrowings are set forth below:

	AS OF NOVEMBER

(IN MILLIONS)	2001	2000

Fixed rate obligations(1)

U.S. dollar	$14,462	$11,825

Non-U.S. dollar	3,425	3,238

Floating rate obligations(2)

U.S. dollar	10,415	13,873

Non-U.S. dollar	2,714	2,459

Total(3)	$31,016	$31,395

(1)	During 2001 and 2000, interest rates on U.S. dollar fixed rate obligations ranged from 5.90% to 12.00%, and from 5.75% to 12.00%, respectively. During 2001 and 2000, non-U.S. dollar fixed rate obligations interest rates ranged from 1.20% to 8.88%, and from 0.55% to 8.88%, respectively.

(2)	Floating interest rates generally are based on LIBOR, the U.S. treasury bill rate or the federal funds rate. Certain equity-linked and indexed instruments are included in floating rate obligations.

(3)	Long-term borrowings have maturities that range from one to 30 years from the date of issue.

Long-term borrowings by fiscal maturity date are set forth below:

	AS OF NOVEMBER

	2001			2000

	U.S.	NON-U.S.		U.S.	NON-U.S.
(IN MILLIONS)	DOLLAR	DOLLAR	TOTAL	DOLLAR	DOLLAR	TOTAL

2002	$—	$—	$—	$9,484	$779	$10,263

2003	5,810	371	6,181	2,856	366	3,222

2004	3,172	119	3,291	1,618	116	1,734

2005	4,694	2,608	7,302	4,707	2,562	7,269

2006	1,734	804	2,538	1,143	27	1,170

2007-thereafter	9,467	2,237	11,704	5,890	1,847	7,737

Total	$24,877	$6,139	$31,016	$25,698	$5,697	$31,395

GOLDMAN SACHS ANNUAL REPORT 2001	page 58

The firm enters into derivative contracts, such as interest rate futures contracts, interest rate swap agreements and currency swap agreements, to effectively convert a substantial portion of its fixed rate long-term borrowings into U.S. dollar-based floating rate obligations. Accordingly, the aggregate carrying value of these long-term borrowings and related hedges approximates fair value.

The effective weighted average interest rates for long-term borrowings, after hedging activities, are set forth below:

	AS OF NOVEMBER

	2001		2000

($ IN MILLIONS)	AMOUNT	RATE	AMOUNT	RATE

Fixed rate obligations	$757	10.58%	$852	10.41%

Floating rate obligations	30,259	3.02	30,543	6.96

Total	$31,016	3.20	$31,395	7.06

NOTE 7 COMMITMENTS AND CONTINGENCIES

Litigation

The firm is involved in a number of judicial, regulatory and arbitration proceedings concerning matters arising in connection with the conduct of its businesses. Management believes, based on currently available information, that the results of such proceedings, in the aggregate, will not have a material adverse effect on the firm’s financial condition, but may be material to the firm’s operating results for any particular period, depending, in part, upon the operating results for such period.

Leases

The firm has obligations under long-term noncancelable lease agreements, principally for office space, expiring on various dates through 2029. Certain agreements are subject to periodic escalation provisions for increases in real estate taxes and other charges. Minimum rental commitments, net of minimum sublease rentals, under noncancelable leases for 2002 and the succeeding four years and thereafter and rent charged to operating expense for the last three years are set forth below:

(IN MILLIONS)

Minimum rental commitments

2002	$354

2003	347

2004	382

2005	300

2006	294

2007-thereafter	2,241

Total	$3,918

Net rent expense

2001	$299

2000	240

1999	154

Other Commitments

The firm had commitments to enter into repurchase and resale agreements of $47.54 billion and $37.36 billion as of November 2001 and November 2000, respectively.

page 59	GOLDMAN SACHS ANNUAL REPORT 2001

In connection with its lending activities, the firm issued commitments of $13.35 billion and $10.43 billion as of November 2001 and November 2000, respectively. These commitments are agreements to lend to counterparties, have fixed termination dates and are contingent on all conditions to borrowing set forth in the contract having been met. Since these commitments may expire unused, the total commitment amount does not necessarily reflect the actual future cash flow requirements.

The firm provides letters of credit issued by various banks to counterparties in lieu of securities or cash to satisfy various collateral and margin deposit requirements. Letters of credit outstanding were $11.50 billion and $9.61 billion as of November 2001 and November 2000, respectively.

The firm acts as an investor in merchant banking transactions, which includes making long-term investments in equity and debt securities in privately negotiated transactions, corporate acquisitions and real estate transactions. In connection with these activities, the firm had commitments to invest up to $1.63 billion and $1.74 billion in corporate and real estate merchant banking investment funds and a bridge loan fund as of November 2001 and November 2000, respectively.

The firm had outstanding commitments and guarantees of $134 million and $284 million relating primarily to client and fund management activities as of November 2001 and November 2000, respectively. The firm also had a guarantee on construction debt obligations of $199 million as of November 2001.

NOTE 8 EQUITY CAPITAL

Dividends declared per common share were $0.48 in 2001 and 2000 and $0.24 in 1999. On December 19, 2001, the Board of Directors of Group Inc. (the Board) declared a dividend of $0.12 per share to be paid on February 21, 2002 to common shareholders of record on January 22, 2002.

The Board authorized the repurchase of an additional 15 million shares of common stock pursuant to the firm’s existing share repurchase program. The total share authorization under the repurchase program was 30 million shares as of November 2001, of which approximately 23 million shares had been repurchased at a cost of $2.09 billion.

On August 21, 2000, SMBC Capital Markets, Inc., formerly Sumitomo Bank Capital Markets, Inc., exchanged all 7.4 million shares of its nonvoting common stock, par value $0.01 per share, of Group Inc. for an equal number of shares of voting common stock.

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

NOTE 9 EARNINGS PER SHARE

The computations of basic and diluted EPS are set forth below:

	YEAR ENDED NOVEMBER

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)	2001		2000	1999

Numerator for basic and diluted EPS—earnings available to common shareholders	$2,310		$3,067	$2,708

Denominator for basic EPS—weighted average number of common shares	509.7		484.6	475.9

Effect of dilutive securities

Restricted stock units	22.0		16.2	5.6

Stock options	10.1		10.7	4.3

Dilutive potential common shares	32.1		26.9	9.9

Denominator for diluted EPS—weighted average number of common shares and dilutive potential common shares	541.8	(1)	511.5	485.8

Basic EPS	$4.53		$6.33	$5.69

Diluted EPS	4.26		6.00	5.57

(1)	The exercise prices for approximately one million options exceeded average market prices. Accordingly, these antidilutive options were excluded from the diluted EPS computation.

GOLDMAN SACHS ANNUAL REPORT 2001	page 60

NOTE 10 EMPLOYEE BENEFIT PLANS

The firm sponsors various pension plans and certain other postretirement benefit plans, primarily healthcare and life insurance, which cover most employees worldwide. The firm also provides certain benefits to former or inactive employees prior to retirement. A summary of these plans is set forth below:

Defined Benefit Pension Plans and Postretirement Plans

The firm maintains a defined benefit pension plan for substantially all U.S. employees. Employees of certain non-U.S. subsidiaries participate in various local defined benefit plans. These plans generally provide benefits based on years of credited service and a percentage of the employee’s eligible compensation. In addition, the firm has largely-unfunded postretirement benefit plans that provide medical and life insurance for eligible retirees, employees and dependents in the United States.

The following table provides a summary of the changes in the plans’ benefit obligations and the fair value of assets for 2001 and 2000 and a statement of the funded status of the plans as of November 2001 and November 2000:

	AS OF OR FOR YEAR ENDED NOVEMBER

	2001			2000

	U.S.	NON-U.S.	POST-	U.S.	NON-U.S.	POST-
(IN MILLIONS)	PENSION	PENSION	RETIREMENT (1)	PENSION	PENSION	RETIREMENT

Benefit obligation

Balance, beginning of year	$120	$163	$59	$108	$148	$61

Service cost	4	35	6	4	28	2

Interest cost	9	7	5	8	7	4

Plan amendments	—	—	—	—	1	—

Actuarial loss/(gain)	9	(12)	18	2	6	(9)

Benefits paid	(2)	(7)	(4)	(2)	(6)	(2)

Effect of foreign exchange rates	—	(2)	—	—	(21)	—

Balance, end of year	$140	$184	$84	$120	$163	$56

Fair value of plan assets

Balance, beginning of year	$148	$128	$15	$148	$116	$—

Actual return on plan assets	(8)	(18)	(3)	2	6	—

Firm contributions	—	61	4	—	29	2

Benefits paid	(2)	(7)	(4)	(2)	(6)	(2)

Effect of foreign exchange rates	—	—	—	—	(17)	—

Balance, end of year	$138	$164	$12	$148	$128	$—

Prepaid/(accrued) benefit cost

Funded status	$(2)	$(20)	$(72)	$28	$(35)	$(56)

Unrecognized actuarial loss/(gain)	40	36	12	11	19	(5)

Unrecognized transition (asset)/obligation	(31)	16	2	(34)	19	—

Unrecognized prior service cost	—	3	(1)	—	3	(2)

Prepaid/(accrued) benefit cost	$7	$35	$(59)	$5	$6	$(63)

(1)	Includes certain plans that had previously been deemed immaterial for the fiscal year ended November 2000.

For plans in which the accumulated benefit obligation exceeded plan assets, the aggregate projected benefit obligation and accumulated benefit obligation was $63 million and $46 million, respectively, as of November 2001, and $57 million and $35 million, respectively, as of November 2000. The fair value of plan assets for each of these plans was $35 million and $19 million as of November 2001 and November 2000, respectively.

page 61	GOLDMAN SACHS ANNUAL REPORT 2001

The components of pension (income)/expense and postretirement expense are set forth below:

	YEAR ENDED NOVEMBER

(IN MILLIONS)	2001	2000	1999

U.S. pension

Service cost	$4	$4	$4

Interest cost	9	8	8

Expected return on plan assets	(12)	(10)	(10)

Net amortization	(3)	(3)	(2)

Total	$(2)	$(1)	$—

Non-U.S. pension

Service cost	$35	$28	$15

Interest cost	7	7	5

Expected return on plan assets	(9)	(8)	(5)

Net amortization	1	1	3

Total	$34	$28	$18

Postretirement

Service cost	$6	$2	$3

Interest cost	5	4	4

Expected return on plan assets	(1)	—	—

Net amortization	—	—	—

Total	$10	$6	$7

The weighted average assumptions used to develop net periodic pension cost and the actuarial present value of the projected benefit obligation are set forth below. The assumptions represent a weighted average of the assumptions used for the U.S. and non-U.S. plans and are based on the economic environment of each applicable country.

	YEAR ENDED NOVEMBER

	2001	2000	1999

Defined benefit pension plans

U.S. pension

Discount rate	7.0%	7.5%	7.5%

Rate of increase in future compensation levels	5.0	5.0	5.0

Expected long-term rate of return on plan assets	8.5	8.5	7.5

Non-U.S. pension

Discount rate	4.9	4.7	4.6

Rate of increase in future compensation levels	4.1	4.3	4.3

Expected long-term rate of return on plan assets	5.7	5.8	6.0

Postretirement plans

Discount rate	7.0%	7.5%	7.5%

Rate of increase in future compensation levels	5.0	5.0	5.0

Expected long-term rate of return on plan assets	8.5	—	—

For measurement purposes, a 9.5% annual growth rate in the per capita cost of covered healthcare benefits was assumed for the fiscal year ending November 2002. The rate was assumed to decrease ratably to 5.0% for the fiscal year ending November 2011 and remain at that level thereafter.

GOLDMAN SACHS ANNUAL REPORT 2001	page 62

The assumed cost of healthcare has an effect on the amounts reported for the firm’s postretirement plans. A 1% change in the assumed healthcare cost trend rate would have the following effects:

	1% INCREASE		1% DECREASE

(IN MILLIONS)	2001	2000	2001	2000

Cost	$2	$1	$(1)	$(1)

Obligation	10	7	(9)	(6)

Defined Contribution Plans

The firm contributes to employer-sponsored U.S. and non-U.S. defined contribution plans. The firm’s contribution to these plans was $193 million, $129 million and $94 million for 2001, 2000 and 1999, respectively. Contributions in 2001 reflect a full year of contributions to the defined contribution plans included as a result of the firm’s combination with SLK.

The firm has also established a nonqualified defined contribution plan (the Plan) for certain senior employees. Shares of common stock contributed to the Plan and outstanding as of November 2001 were 12.5 million. The shares of common stock will vest and generally be distributable to the participant on specified future dates if the participant satisfies certain conditions and the participant’s employment with the firm has not been terminated, with certain exceptions for terminations of employment due to death or a change in control. Dividends on the underlying shares of common stock are paid currently to the participants. Forfeited shares remain in the Plan and are reallocated to other participants. Contributions to the Plan are expensed on the date of grant. Plan expense was immaterial for the years ended November 2001 and November 2000 and was $674 million for the year ended November 1999, which included $666 million granted in connection with the firm’s initial public offering.

NOTE 11 EMPLOYEE INCENTIVE PLANS

Stock Incentive Plan

The firm sponsors a stock incentive plan that provides for grants of incentive stock options, nonqualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units and other stock-based awards.

The total number of shares of common stock that may be issued under the stock incentive plan through fiscal 2002 may not exceed 300 million shares and, in each fiscal year thereafter, may not exceed 5% of the issued and outstanding shares of common stock, determined as of the last day of the immediately preceding fiscal year, increased by the number of shares available for awards in previous fiscal years but not covered by awards granted in such years. As of November 2001 and November 2000, 135.0 million shares and 156.2 million shares, respectively, were available for grant under the stock incentive plan, after considering stock-based compensation awards that were issued subsequent to year end, as part of year-end compensation.

Restricted Stock Units

The firm issued restricted stock units to employees under the stock incentive plan, primarily in connection with its initial public offering, acquisitions and as part of year-end compensation. Of the total restricted stock units outstanding as of November 2001 and November 2000, (i) 41.7 million units and 46.3 million units, respectively, required future service as a condition to the delivery of the underlying shares of common stock, and (ii) 25.6 million units and 33.5 million units, respectively, did not require future service. In all cases, delivery of the underlying shares of common stock is conditioned on the grantee’s satisfying certain other requirements outlined in the award agreements.

page 63	GOLDMAN SACHS ANNUAL REPORT 2001

The activity related to these restricted stock units is set forth below:

	RESTRICTED STOCK UNITS OUTSTANDING

	NO FUTURE	FUTURE
	SERVICE	SERVICE
	REQUIRED	REQUIRED

Outstanding, November 1998	—	—

Granted	36,127,314	40,780,999

Forfeited	(355,177)	(436,518)

Delivered	(68,214)	—

Outstanding, November 1999	35,703,923	40,344,481

Granted(1)	6,401,796	10,900,941

Forfeited	(1,189,406)	(2,752,278)

Delivered	(9,571,298)	—

Vested	2,157,204	(2,157,204)

Outstanding, November 2000	33,502,219	46,335,940

Granted	116,968	1,638,536

Forfeited	(975,713)	(3,065,731)

Delivered	(10,253,224)	—

Vested	3,239,683	(3,239,683)

Outstanding, November 2001	25,629,933	41,669,062

(1)	Includes restricted stock units granted in connection with the combination with SLK and restricted stock units granted to employees, subsequent to year end, as part of year-end compensation.

Noncash compensation expense, net of forfeitures, was $789 million, $1.35 billion and $2.32 billion for the years ended November 2001, November 2000 and November 1999, respectively.

Stock Options

Stock options granted to employees will generally become exercisable either in installments on or about the third, fourth and fifth anniversaries of the date of grant or entirely on or about the third anniversary of the date of grant, if the grantee has satisfied certain conditions and the grantee’s employment with the firm has not been terminated, with certain exceptions for terminations of employment due to death, retirement, extended absence or a change in control. Once service requirements have been met, these options will generally remain exercisable, subject to satisfaction of certain conditions, until the tenth anniversary of the date of grant. Pursuant to APB No. 25, compensation expense was not recognized for those options that had no intrinsic value on the date of grant. The dilutive effect of these options is included in diluted common shares outstanding in accordance with SFAS No. 128.

GOLDMAN SACHS ANNUAL REPORT 2001	page 64

The activity related to these stock options is set forth below:

		WEIGHTED	WEIGHTED
		AVERAGE	AVERAGE
	OPTIONS	EXERCISE	REMAINING
	OUTSTANDING	PRICE	LIFE (YEARS)

Outstanding, November 1998	—	$—

Granted	40,863,172	52.91

Exercised	—	—

Forfeited	(503,506)	53.00

Outstanding, November 1999	40,359,666	52.91	9.42

Granted(1)	19,685,230	82.89

Exercised	(18,901)	48.13

Forfeited	(2,590,237)	52.88

Outstanding, November 2000	57,435,758	63.19	8.96

Granted(1)	29,004,359	91.89

Exercised	(104,155)	52.03

Forfeited	(1,969,077)	64.46

Outstanding, November 2001	84,366,885	73.04	8.65

Exercisable, November 2001	237,952	$48.13	7.83

(1)	Includes stock options granted to employees, subsequent to year end, as part of year-end compensation.

The options outstanding as of November 2001 are set forth below:

		WEIGHTED	WEIGHTED
		AVERAGE	AVERAGE
	OPTIONS	EXERCISE	REMAINING
EXERCISE PRICE	OUTSTANDING	PRICE	LIFE (YEARS)

$45.00–$ 59.99	36,395,783	$52.92	7.42

$60.00–$ 74.99	—	—	—

$75.00–$ 89.99	19,101,939	82.88	9.00

$90.00–$104.99	28,869,163	91.90	9.97

	84,366,885

The weighted average fair value of options granted during 2001, 2000 and 1999 was $30.82 per option, $28.13 per option and $16.13 per option, respectively. Fair value was estimated as of the grant date based on a binomial option pricing model using the following weighted average assumptions:

	YEAR ENDED NOVEMBER

	2001	2000	1999

Risk-free interest rate	5.2%	5.6%	6.1%

Expected volatility	35.0	35.0	30.0

Dividend yield	0.5	0.6	1.0

Expected life	7 years	7 years	7 years

page 65	GOLDMAN SACHS ANNUAL REPORT 2001

Pro Forma Effect of SFAS No. 123

If the firm were to recognize compensation expense under the fair value-based method of SFAS No. 123 with respect to options granted, net earnings would have decreased resulting in pro forma net earnings and EPS as set forth below:

	YEAR ENDED NOVEMBER

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)	2001	2000	1999

Net earnings, as reported	$2,310	$3,067	$2,708

Pro forma net earnings	1,965	2,971	2,650

EPS, as reported

Basic	$4.53	$6.33	$5.69

Diluted	4.26	6.00	5.57

Pro forma EPS

Basic	$3.86	$6.13	$5.57

Diluted	3.63	5.81	5.45

In the preceding table, pro forma compensation expense associated with option grants is recognized over the relevant vesting period.

NOTE 12 INCOME TAXES

Prior to its conversion to corporate form, the firm operated as a partnership and generally was not subject to U.S. federal and state income taxes. The earnings of the firm, however, were subject to local unincorporated business taxes. In addition, certain non-U.S. subsidiaries were subject to income taxes in their local jurisdictions. The partners of the firm’s predecessor partnership were taxed on their proportionate share of the partnership’s taxable income or loss. Effective with the conversion from a partnership to a corporation on May 7, 1999, the firm became subject to U.S. federal, state and local corporate income taxes.

The components of the net tax expense/(benefit) reflected on the consolidated statements of earnings are set forth below:

	YEAR ENDED NOVEMBER

(IN MILLIONS)	2001	2000	1999

Current taxes

U.S. federal	$781	$1,063	$16

State and local	64	285	67

Non-U.S	489	957	588

Total current tax expense	1,334	2,305	671

Deferred taxes

U.S. federal	(9)	(299)	(688)

State and local	95	49	(342)

Non-U.S	(34)	(102)	(357)

Total deferred tax expense/(benefit)	52	(352)	(1,387)

Net tax expense/(benefit)	$1,386	$1,953	$(716)

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

GOLDMAN SACHS ANNUAL REPORT 2001	page 66

Significant components of the firm’s deferred tax assets and liabilities are set forth below:

	AS OF NOVEMBER

(IN MILLIONS)	2001	2000

Deferred tax assets

Compensation and benefits	$1,768	$1,781

Foreign tax credits	—	114

Other, net	197	219

	1,965	2,114

Less: valuation allowance(1)	(7)	(37)

Total deferred tax assets	1,958	2,077

Deferred tax liabilities

Depreciation and amortization	111	35

Unrealized gains	20	158

Total deferred tax liabilities	131	193

Net deferred tax assets	$1,827	$1,884

(1)	Relates primarily to the ability to recognize tax benefits associated with non-U.S. operations.

The decrease of $30 million in the valuation allowance was primarily due to increased utilization of foreign tax credits. Acquired net operating loss carryforwards of $75 million are subject to annual limitations on utilization. These loss carryforwards will begin to expire in 2018.

A reconciliation of the U.S. federal statutory income tax rate to the firm’s effective income tax rate is set forth below:

	YEAR ENDED NOVEMBER

	2001	2000	1999

U.S. federal statutory income tax rate	35.0%	35.0%	35.0%

Increase related to state and local taxes, net of U.S. income tax effects	2.8	4.3	5.0

Revaluation of deferred tax assets upon change in tax status pursuant to initial public offering	—	—	(41.4	)(1)

Rate benefit for partnership period	—	—	(37.7	)(2)

Other	(0.3)	(0.4)	3.2

Effective income tax rate	37.5%	38.9%	(35.9)%

(1)	The deferred tax benefit recognized upon the firm’s change in tax status from partnership to corporate form primarily reflects the revaluation of the deferred tax assets and liabilities at the firm’s corporate income tax rate.

(2)	The rate benefit for the partnership period relates to the firm’s earnings prior to its conversion to corporate form, which generally were not subject to corporate income taxes.

Tax benefits of approximately $123 million during 2001 and $116 million in 2000, related to the delivery of restricted stock units and the exercise of options, were credited directly to “Additional paid-in capital” on the consolidated statements of financial condition and changes in shareholders’ equity and partners’ capital.

page 67	GOLDMAN SACHS ANNUAL REPORT 2001

NOTE 13 REGULATED SUBSIDIARIES

GS&Co. and Spear, Leeds & Kellogg, L.P. are registered U.S. broker-dealers and futures commission merchants subject to Rule 15c3-1 of the Securities and Exchange Commission and Rule 1.17 of the Commodity Futures Trading Commission, which specify uniform minimum net capital requirements, as defined, for their registrants. They have elected to compute their net capital in accordance with the “Alternative Net Capital Requirement” as permitted by Rule 15c3-1. As of November 2001 and November 2000, GS&Co. had regulatory net capital, as defined, of $4.59 billion and $4.50 billion, respectively, which exceeded the amounts required by $3.91 billion and $3.81 billion, respectively. As of November 2001 and November 2000, Spear, Leeds & Kellogg, L.P. had regulatory net capital, as defined, of $952 million and $837 million, respectively, which exceeded the amounts required by $907 million and $803 million, respectively.

GSI, a registered U.K. broker-dealer, is subject to the capital requirements of the Financial Services Authority, and GSJL, a Tokyo-based broker-dealer, is subject to the capital requirements of the Financial Services Agency. As of November 2001 and November 2000, GSI and GSJL were in compliance with their local capital adequacy requirements.

Certain other subsidiaries of the firm are also subject to capital adequacy requirements promulgated by authorities of the countries in which they operate. As of November 2001 and November 2000, these subsidiaries were in compliance with their local capital adequacy requirements.

NOTE 14 BUSINESS SEGMENTS

In reporting to management, the firm’s operating results are categorized into the following two principal segments: Global Capital Markets, and Asset Management and Securities Services.

Global Capital Markets

The Global Capital Markets segment includes services related to the following:

Investment Banking –The firm provides a broad range of investment banking services to a diverse group of corporations, financial institutions, governments and individuals. The firm’s investment banking activities are divided into two categories:

•	Financial Advisory –Financial Advisory includes advisory assignments with respect to mergers and acquisitions, divestitures, corporate defense activities, restructurings and spin-offs; and

•	Underwriting –Underwriting includes public offerings and private placements of equity and debt securities.

Trading and Principal Investments –The firm’s Trading and Principal Investments business facilitates transactions with a diverse group of corporations, financial institutions, governments and individuals and takes proprietary positions through market making in and trading of fixed income and equity products, currencies, commodities, and swaps and other derivatives. In addition, the firm engages in floor-based and electronic

GOLDMAN SACHS ANNUAL REPORT 2001	page 68

market making as a specialist on U.S. equities and options exchanges. Trading and Principal Investments is divided into three categories:

•	FICC –The firm makes markets in and trades fixed income products, currencies and commodities, structures and enters into a wide variety of derivative transactions, and engages in proprietary trading and arbitrage activities;

•	Equities –The firm makes markets in, acts as a specialist for, and trades equities and equity-related products, structures and enters into equity derivative transactions, and engages in proprietary trading and equity arbitrage; and

•	Principal Investments–Principal Investments primarily represents net revenues from the firm’s merchant banking investments.

Asset Management and Securities Services

The Asset Management and Securities Services segment includes services related to the following:

•	Asset Management –Asset Management generates management fees by providing investment advisory services to a diverse client base of institutions and individuals;

•	Securities Services –Securities Services includes prime brokerage, financing services and securities lending, and the firm’s matched book businesses, all of which generate revenues primarily in the form of fees or interest rate spreads; and

•	Commissions –Commissions include fees from executing and clearing client transactions on major stock, options and futures markets worldwide. Commissions also include revenues from the increased share of the income and gains derived from the firm’s merchant banking funds.

Basis of Presentation

In reporting segments, certain of the firm’s business lines have been aggregated where they have similar economic characteristics and are similar in each of the following areas: (i) the nature of the services they provide, (ii) their methods of distribution, (iii) the types of clients they serve and (iv) the regulatory environments in which they operate.

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

The segment information presented in the table below is prepared according to the following methodologies:

•	Revenues and expenses directly associated with each segment are included in determining pre-tax earnings.

•	Net revenues in the firm’s segments include allocations of interest income and interest expense to specific securities, commodities and other positions in relation to the cash generated by, or funding requirements of, the underlying positions. Net interest is included within segment net revenues as it is consistent with the way in which management assesses segment performance.

•	Overhead expenses not directly allocable to specific segments are allocated ratably based on direct segment expenses.

•	The nonrecurring expenses associated with the firm’s acquisition awards and conversion to corporate form and related transactions are not allocated to individual segments as management excludes them in evaluating segment performance.

page 69	GOLDMAN SACHS ANNUAL REPORT 2001

Segment Operating Results

Management believes that the following information provides a reasonable representation of each segment’s contribution to consolidated pre-tax earnings and total assets:

		AS OF OR FOR YEAR ENDED NOVEMBER

(IN MILLIONS)		2001		2000		1999

Global Capital Markets	Net revenues(1)	$10,185		$11,998		$10,132

	Operating expenses(2)	8,251		7,844		6,232

	Pre-tax earnings	$1,934		$4,154		$3,900

	Segment assets	$163,376		$149,497		$127,529

Asset Management	Net revenues(1)	$5,626		$4,592		$3,213

and Securities Services	Operating expenses(2)	3,501		3,008		2,396

	Pre-tax earnings	$2,125		$1,584		$817

	Segment assets	$148,004		$133,827		$119,536

Total	Net revenues(1)	$15,811		$16,590		$13,345

	Operating expenses(2)	12,115	(4)	11,570	(5)	11,353	(6)

	Pre-tax earnings	$3,696		$5,020		$1,992

	Total assets(3)	$312,218		$284,410		$248,348

(1)	Net revenues include net interest as set forth in the table below:

	YEAR ENDED NOVEMBER

(IN MILLIONS)	2001	2000	1999

Global Capital Markets	$254	$131	$15

Asset Management and Securities Services	1,039	855	689

Total net interest	$1,293	$986	$704

(2)	Operating expenses include depreciation and amortization as set forth in the table below:

	YEAR ENDED NOVEMBER

(IN MILLIONS)	2001	2000	1999

Global Capital Markets	$558	$336	$228

Asset Management and Securities Services	315	150	109

Total depreciation and amortization	$873	$486	$337

(3)	Includes deferred tax assets relating to the firm’s conversion to corporate form and certain assets that management believes are not allocable to a particular segment.

(4)	Includes the amortization of employee initial public offering awards of $363 million that has not been allocated to the firm’s segments.

(5)	Includes the following expenses that have not been allocated to the firm’s segments: (i) the amortization of employee initial public offering and acquisition awards of $428 million and (ii) the acquisition awards of $290 million related to the firm’s combination with SLK.

(6)	Includes the following expenses that have not been allocated to the firm’s segments: (i) nonrecurring employee initial public offering awards of $2.26 billion, (ii) the amortization of employee initial public offering awards of $268 million and (iii) the charitable contribution to The Goldman Sachs Foundation of $200 million made at the time of the firm’s initial public offering.

GOLDMAN SACHS ANNUAL REPORT 2001	page 70

The following table sets forth the net revenues of the firm’s two segments:

	YEAR ENDED NOVEMBER

(IN MILLIONS)	2001	2000	1999

Financial Advisory	$2,070	$2,592	$2,270

Underwriting	1,766	2,779	2,089

Investment Banking	3,836	5,371	4,359

FICC	4,047	3,004	2,862

Equities	2,923	3,489	1,961

Principal Investments	(621)	134	950

Trading and Principal Investments	6,349	6,627	5,773

Total Global Capital Markets	10,185	11,998	10,132

Asset Management	1,473	1,345	919

Securities Services	1,133	940	772

Commissions	3,020	2,307	1,522

Total Asset Management and Securities Services	5,626	4,592	3,213

Total net revenues	$15,811	$16,590	$13,345

page 71	GOLDMAN SACHS ANNUAL REPORT 2001

Geographic Information

Due to the highly integrated nature of international financial markets, the firm manages its businesses based on the profitability of the enterprise as a whole. Accordingly, management believes that profitability by geographic region is not necessarily meaningful. The firm’s revenues, expenses and identifiable assets are generally allocated based on the country of domicile of the legal entity providing the service.

The following table sets forth the total net revenues, pre-tax earnings, and identifiable assets of the firm and its consolidated subsidiaries by geographic region allocated on the basis described above:

	AS OF OR FOR YEAR ENDED NOVEMBER

(IN MILLIONS)	2001		2000		1999

Net revenues

United States	$10,181		$9,767		$8,536

Other Americas	234		189		327

United Kingdom	3,483		4,400		3,103

Other Europe	473		622		375

Asia	1,440		1,612		1,004

Total net revenues	$15,811		$16,590		$13,345

Pre-tax earnings

United States	$2,487		$2,845		$2,878

Other Americas	191		104		184

United Kingdom	665		1,882		1,203

Other Europe	241		391		198

Asia	475		516		254

Other	(363	)(2)	(718	)(3)	(2,725	)(4)

Total pre-tax earnings	$3,696		$5,020		$1,992

Identifiable assets

United States	$337,061		$287,938		$238,875

Other Americas	5,985		7,791		6,118

United Kingdom	131,812		121,257		119,350

Other Europe	8,129		7,979		11,737

Asia	25,367		16,848		18,088

Eliminations and other(1)	(196,136)		(157,403)		(145,820)

Total identifiable assets	$312,218		$284,410		$248,348

(1)	Reflects eliminations and certain assets that are not allocable to a particular geographic region.

(2)	Includes the amortization of employee initial public offering awards of $363 million that has not been allocated to the firm’s segments.

(3)	Includes the following expenses that have not been allocated to the firm’s segments: (i) the amortization of employee initial public offering and acquisition awards of $428 million and (ii) the acquisition awards of $290 million related to the firm’s combination with SLK.

(4)	Includes the following expenses that have not been allocated to the firm’s segments: (i) nonrecurring employee initial public offering awards of $2.26 billion, (ii) the amortization of employee initial public offering awards of $268 million and (iii) the charitable contribution to The Goldman Sachs Foundation of $200 million made at the time of the firm’s initial public offering.

GOLDMAN SACHS ANNUAL REPORT 2001	page 72