Form 10-K405, Exhibit 13
period 2001-11-30
GOLDMAN SACHS GROUP INC/
filed 2002-02-22
CIK 886982

Exhibit 13.3

SUPPLEMENTAL FINANCIAL INFORMATION

Quarterly Results (unaudited)

The following represents the firm’s unaudited quarterly results for 2001 and 2000. These quarterly results were prepared in accordance with U.S. generally accepted accounting principles and reflect all adjustments, consisting only of normal recurring adjustments, that are, in the opinion of the management, necessary for a fair presentation of the results.

	2001 FISCAL QUARTER

(IN MILLIONS, EXCEPT PER SHARE DATA)	FIRST	SECOND	THIRD	FOURTH

Total revenues	$9,502	$8,158	$7,360	$6,118

Interest expense	4,769	4,168	3,699	2,691

Revenues, net of interest expense	4,733	3,990	3,661	3,427

Operating expenses	3,474	3,044	2,894	2,703

Pre-tax earnings	1,259	946	767	724

Provision for taxes	491	369	299	227

Net earnings	$768	$577	$468	$497

Earnings per share

Basic	$1.49	$1.12	$0.92	$0.99

Diluted	1.40	1.06	0.87	0.93

Dividends declared per common share	0.12	0.12	0.12	0.12

	2000 FISCAL QUARTER

(IN MILLIONS, EXCEPT PER SHARE DATA)	FIRST	SECOND	THIRD	FOURTH

Total revenues	$7,964	$8,196	$8,851	$7,989

Interest expense	3,471	4,041	4,324	4,574

Revenues, net of interest expense	4,493	4,155	4,527	3,415

Operating expenses	3,014	2,897	3,154	2,505

Pre-tax earnings	1,479	1,258	1,373	910	(1)

Provision for taxes	592	503	549	309

Net earnings	$887	$755	$824	$601	(1)

Earnings per share

Basic	$1.83	$1.56	$1.71	$1.23

Diluted	1.76	1.48	1.62	1.16	(2)

Dividends declared per share	0.12	0.12	0.12	0.12

(1)	The fourth quarter pre-tax earnings and net earnings included a charge of $290 million and $180 million, respectively, related to the firm’s combination with SLK.

(2)	Excluding the charges related to the combination with SLK, the firm’s diluted earnings per share were $1.50.

page 73	GOLDMAN SACHS ANNUAL REPORT 2001

Common Stock Price Range

On May 4, 1999, the firm’s common stock commenced trading on the New York Stock Exchange under the symbol “GS.” Prior to that date, there was no public market for the firm’s common stock. The following table sets forth, for the fiscal quarters indicated, the high and low closing prices per share of the firm’s common stock as reported by the Consolidated Tape Association.

	CLOSING PRICE

	2001		2000		1999

	HIGH	LOW	HIGH	LOW	HIGH	LOW

First Quarter	$118.62	$80.50	$94.19	$74.50	$—	$—

Second Quarter	103.29	77.53	121.31	69.81	74.13	64.50

Third Quarter	97.35	75.40	120.75	72.00	72.25	55.81

Fourth Quarter	91.50	65.75	132.00	79.94	82.81	57.69

As of January 31, 2002, there were approximately 3,440 holders of record of the firm’s common stock.

On January 31, 2002, the last reported sales price for the firm’s common stock on the New York Stock Exchange was $86.98 per share.

GOLDMAN SACHS ANNUAL REPORT 2001	page 74