Form 10-K405, Exhibit 13
period 2001-11-30
GOLDMAN SACHS GROUP INC/
filed 2002-02-22
CIK 886982

Exhibit 13.4

Selected Financial Data

	AS OF OR FOR YEAR ENDED NOVEMBER

($ AND SHARE AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)	2001	2000	(4)	1999	(5)	1998	1997

Income statement data

Total revenues	$31,138	$33,000		$25,363		$22,478	$20,433

Interest expense	15,327	16,410		12,018		13,958	12,986

Net revenues	15,811	16,590		13,345		8,520	7,447

Compensation and benefits(1)	7,700	7,773		6,459		3,838	3,097

Nonrecurring employee initial public offering and acquisition awards	—	290		2,257		—	—

Amortization of employee initial public offering and acquisition awards	464	428		268		—	—

Other operating expenses	3,951	3,079		2,369		1,761	1,336

Pre-tax earnings(1)	$3,696	$5,020		$1,992		$2,921	$3,014

Balance sheet data

Total assets	$312,218	$284,410		$248,348		$205,739	$178,401

Long-term borrowings	31,016	31,395		20,952		19,906	15,667

Total liabilities	293,987	267,880		238,203		199,355	171,864

Shareholders’ equity	18,231	16,530		10,145		—	—

Partners’ capital	—	—		—		6,310	6,107

Common share data

Earnings per share—basic	$4.53	$6.33		$5.69		—	—

Earnings per share—diluted	4.26	6.00		5.57		—	—

Dividends declared per share	0.48	0.48		0.24		—	—

Book value per share	36.33	32.18		20.94		—	—

Average common shares outstanding—basic	509.7	484.6		475.9		—	—

Average common shares outstanding—diluted	541.8	511.5		485.8		—	—

Selected data (unaudited)

Employees

United States	14,565	14,755		9,746		8,349	6,879

International	8,112	7,872		5,615		4,684	3,743

Total employees(2)	22,677	22,627	(6)	15,361		13,033	10,622

Assets under supervision(3)

Assets under management	$350,718	$293,842		$258,045		$194,821	$135,929

Other client assets	152,192	197,876		227,424		142,018	102,033

Total assets under supervision	$502,910	$491,718		$485,469		$336,839	$237,962

(1)	As a partnership, payments for services rendered by profit participating limited partners were accounted for as distributions of partners’ capital rather than as compensation and benefits expense. As a result, pre-tax earnings in 1998 and 1997 are not comparable with 2001, 2000 or 1999.

(2)	Excludes employees of Goldman Sachs’ property management subsidiaries. Substantially all of the costs of these employees are reimbursed to Goldman Sachs by the real estate investment funds to which these subsidiaries provide property management services.
(3)	Substantially all assets under supervision are valued as of calendar month-end.

(4)	In 2000, pre-tax earnings included a charge of $290 million ($180 million after taxes) related to the firm’s combination with SLK. Excluding this charge, diluted earnings per share were $6.35.

(5)	In 1999, pre-tax earnings were reduced by nonrecurring expenses of $2.26 billion associated with the conversion to corporate form and the charitable contribution to The Goldman Sachs Foundation of $200 million made at the time of the initial public offering.

(6)	Includes 2,600 employees related to the combination with SLK.

page 75	GOLDMAN SACHS ANNUAL REPORT 2001