Form 10-K, Exhibit 13
period 2002-11-29
GOLDMAN SACHS GROUP INC/
filed 2003-02-27
CIK 886982

EXHIBIT 13.2

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of
The Goldman Sachs Group, Inc.:

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of earnings, changes in shareholders’ equity, cash flows and comprehensive income present fairly, in all material respects, the financial position of The Goldman Sachs Group, Inc. and its subsidiaries (the Company) at November 29, 2002 and November 30, 2001, and the results of their operations and their cash flows for each of the three fiscal years in the period ended November 29, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
New York, New York
January 27, 2003

THE GOLDMAN SACHS GROUP, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

	Year Ended November

	2002	2001	2000

	(in millions, except per share amounts)
Revenues
Investment banking	$2,572	$3,677	$5,339
Trading and principal investments	4,063	6,254	6,528
Asset management and securities services	4,950	4,587	3,737
Interest income	11,269	16,620	17,396

Total revenues	22,854	31,138	33,000
Interest expense	8,868	15,327	16,410

Revenues, net of interest expense	13,986	15,811	16,590

Operating expenses
Compensation and benefits	6,744	7,700	7,773
Nonrecurring acquisition awards	—	—	290
Amortization of employee initial public offering and acquisition awards	293	464	428

Brokerage, clearing and exchange fees	852	843	573
Market development	306	406	506
Communications and technology	528	604	435
Depreciation and amortization	617	613	441
Amortization of goodwill and identifiable intangible assets	127	260	45
Occupancy	637	591	440
Professional services and other	629	634	639

Total non-compensation expenses	3,696	3,951	3,079

Total operating expenses	10,733	12,115	11,570

Pre-tax earnings	3,253	3,696	5,020
Provision for taxes	1,139	1,386	1,953

Net earnings	$2,114	$2,310	$3,067

Earnings per share
Basic	$4.27	$4.53	$6.33
Diluted	4.03	4.26	6.00
Average common shares outstanding
Basic	495.6	509.7	484.6
Diluted	525.1	541.8	511.5

The accompanying notes are an integral part of these consolidated financial statements.

THE GOLDMAN SACHS GROUP, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of November

	2002	2001

	(in millions, except share
	and per share amounts)
Assets
Cash and cash equivalents	$4,822	$6,909
Cash and securities segregated in compliance with U.S. federal and other regulations	20,389	22,134
Receivables from brokers, dealers and clearing organizations	5,779	5,453
Receivables from customers and counterparties	23,159	28,010
Securities borrowed	113,579	101,164
Securities purchased under agreements to resell	45,772	27,651

Financial instruments owned, at fair value	123,318	99,654
Financial instruments owned and pledged as collateral, at fair value	6,457	9,231

Total financial instruments owned, at fair value	129,775	108,885

Other assets	12,299	12,012

Total assets	$355,574	$312,218

Liabilities and shareholders’ equity
Short-term borrowings, including the current portion of long-term borrowings	$40,638	$37,597
Payables to brokers, dealers and clearing organizations	1,893	4,014
Payables to customers and counterparties	93,697	93,283
Securities loaned	12,238	6,862
Securities sold under agreements to repurchase	59,919	39,369
Financial instruments sold, but not yet purchased, at fair value	83,473	74,717
Other liabilities and accrued expenses	6,002	7,129
Long-term borrowings	38,711	31,016

Total liabilities	336,571	293,987

Commitments and contingencies

Shareholders’ equity	—	—
Preferred stock, par value $0.01 per share; 150,000,000 shares authorized, no shares issued and outstanding
Common stock, par value $0.01 per share; 4,000,000,000 shares authorized, 515,084,810 and 499,017,511 shares issued as of November 2002 and November 2001, respectively, and 472,940,724 and 476,228,933 shares outstanding as of November 2002 and November 2001, respectively	5	5
Restricted stock units	3,494	4,542
Nonvoting common stock, par value $0.01 per share; 200,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	12,773	11,785
Retained earnings	7,259	5,373
Unearned compensation	(845)	(1,220)
Accumulated other comprehensive loss	(122)	(168)
Treasury stock, at cost, par value $0.01 per share; 42,144,086 and 22,788,578 shares as of November 2002 and November 2001, respectively	(3,561)	(2,086)

Total shareholders’ equity	19,003	18,231

Total liabilities and shareholders’ equity	$355,574	$312,218

The accompanying notes are an integral part of these consolidated financial statements.

THE GOLDMAN SACHS GROUP, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Year Ended November

	2002	2001	2000

	(in millions, except per share amounts)
Common stock, par value $0.01 per share
Balance, beginning of year	$5	$5	$4
Issued	—	—	1

Balance, end of year	5	5	5

Restricted stock units
Balance, beginning of year	4,542	4,760	4,339
Granted	498	648	1,150
Delivered	(1,293)	(600)	(507)
Forfeited	(253)	(266)	(222)

Balance, end of year	3,494	4,542	4,760

Nonvoting common stock, par value $0.01 per share
Balance, beginning of year	—	—	—
Exchanged	—	—	—

Balance, end of year	—	—	—

Additional paid-in capital
Balance, beginning of year	11,785	11,127	7,359
Issuance of common stock	869	535	3,651
Issuance of common stock contributed to a defined contribution plan	—	—	1
Tax benefit related to delivery of equity-based awards	119	123	116

Balance, end of year	12,773	11,785	11,127

Retained earnings
Balance, beginning of year	5,373	3,294	444
Net earnings	2,114	2,310	3,067
Dividends declared	(228)	(231)	(217)

Balance, end of year	7,259	5,373	3,294

Unearned compensation
Balance, beginning of year	(1,220)	(1,878)	(2,038)
Restricted stock units granted	(387)	(375)	(842)
Restricted stock units forfeited	95	108	163
Amortization of restricted stock units	667	925	839

Balance, end of year	(845)	(1,220)	(1,878)

Accumulated other comprehensive (loss)/income
Balance, beginning of year	(168)	(130)	37
Currency translation adjustment	46	(38)	(167)

Balance, end of year	(122)	(168)	(130)

Treasury stock, at cost, par value $0.01 per share
Balance, beginning of year	(2,086)	(648)	—
Shares repurchased	(1,475)	(1,438)	(648)

Balance, end of year	(3,561)	(2,086)	(648)

	$19,003	$18,231	$16,530

The accompanying notes are an integral part of these consolidated financial statements.

THE GOLDMAN SACHS GROUP, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended November

	2002	2001	2000

	(in millions)
Cash flows from operating activities
Net earnings	$2,114	$2,310	$3,067
Noncash items included in net earnings
Depreciation and amortization	617	613	441
Amortization of goodwill and identifiable intangible assets	127	260	45
Deferred income taxes	230	52	(352)
Stock-based compensation	639	789	1,345
Changes in operating assets and liabilities
Cash and securities segregated in compliance with U.S. federal and other regulations	1,745	(5,002)	(5,389)
Net receivables from brokers, dealers and clearing organizations	(2,423)	931	336
Net payables to customers and counterparties	5,265	20,056	14,570
Securities borrowed, net of securities loaned	(7,039)	(21,098)	(916)
Securities sold under agreements to repurchase, net of agreements to resell	2,429	18,046	(9,528)
Financial instruments owned, at fair value	(20,977)	(14,390)	(8,386)
Financial instruments sold, but not yet purchased, at fair value	8,756	1,809	5,507
Other, net	(1,560)	(1,511)	867

Net cash (used for)/provided by operating activities	(10,077)	2,865	1,607

Cash flows from investing activities
Property, leasehold improvements and equipment	(1,008)	(1,370)	(1,552)
Business combinations, net of cash acquired	(68)	(314)	(1,988)
Other, net	(27)	(225)	(116)

Net cash used for investing activities	(1,103)	(1,909)	(3,656)

Cash flows from financing activities
Short-term borrowings, net	6,354	1,261	(726)
Issuance of long-term borrowings	12,740	6,694	16,060
Repayment of long-term borrowings, including the current portion of long-term borrowings	(8,358)	(4,208)	(11,606)
Common stock repurchased	(1,475)	(1,438)	(648)
Dividends paid	(228)	(231)	(217)
Proceeds from issuance of common stock	60	5	1

Net cash provided by financing activities	9,093	2,083	2,864

Net (decrease)/increase in cash and cash equivalents	(2,087)	3,039	815
Cash and cash equivalents, beginning of year	6,909	3,870	3,055

Cash and cash equivalents, end of year	$4,822	$6,909	$3,870

SUPPLEMENTAL DISCLOSURES:
Cash payments for interest approximated the related expense for each of the fiscal years presented.

Payments of income taxes were $1.22 billion, $1.30 billion and $1.96 billion for the years ended November 2002, November 2001 and November 2000, respectively.

Noncash activities:

The value of common stock issued in connection with business combinations was $47 million, $223 million and $3.41 billion for the years ended November 2002, November 2001 and November 2000, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

THE GOLDMAN SACHS GROUP, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended November

	2002	2001	2000

	(in millions)
Net earnings	$2,114	$2,310	$3,067
Currency translation adjustment, net of tax	46	(38)	(167)

Comprehensive income	$2,160	$2,272	$2,900

The accompanying notes are an integral part of these consolidated financial statements.

THE GOLDMAN SACHS GROUP, INC. and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Description of Business

The Goldman Sachs Group, Inc. (Group Inc.), a Delaware corporation, together with its consolidated subsidiaries (collectively, the firm), is a leading global investment banking, securities and investment management firm that provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals.

The firm’s activities are divided into three segments:

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

Note 2. Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of Group, Inc. and all other entities in which the firm has a controlling financial interest. All material intercompany transactions and balances have been eliminated.

The usual condition for a controlling financial interest in an entity is ownership of a majority of the voting interest. Accordingly, the firm consolidates entities in which it has all, or a majority of, the voting interest. A controlling financial interest can also exist in entities whose activities are predetermined or significantly limited, or whose independent equity investors do not hold an equity investment with substantive risks and rewards. These types of entities are commonly referred to as special-purpose entities (SPEs).

The firm consolidates all SPEs it controls and those in which it holds a majority of the SPE’s substantive risks and rewards. The firm also consolidates all SPEs to which it has transferred assets unless independent investors have made a substantive majority equity investment in legal form or the transferred assets are financial instruments and the SPE is a qualifying SPE as defined in Statement of Financial Accounting Standards (SFAS) No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities.” The firm’s financial interests in, and derivative transactions with, non-consolidated SPEs are accounted for at fair value, in the same manner as other financial instruments. As of November 2002, the firm had no material additional financial commitments or guarantees in respect of these entities.

When the firm does not have a controlling financial interest in an entity but exerts significant influence over the entity’s operating and financial policies (generally defined as owning a voting or economic interest of 20% to 50%), the firm accounts for its investment in accordance with the equity method of accounting as prescribed by Accounting Principles Board (APB) Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.”

If the firm does not have a controlling financial interest in, or exert significant influence over, the entity, the firm accounts for its investment at fair value.

The firm also has formed numerous non-consolidated private investment funds with third-party investors that are typically organized as limited partnerships. The firm acts as general partner and also holds limited partnership interests in the funds. The firm does not hold a majority of the residual interests in any of the funds. The firm’s investments in these funds are included in “Financial instruments owned, at fair value” in the consolidated statements of financial condition. As of September 30, 2002 (the latest investment fund reporting date), the funds’ total assets were approximately $11.85 billion.

The firm’s principal U.S. and international subsidiaries include Goldman, Sachs & Co. (GS&Co.), J. Aron & Company and Spear, Leeds & Kellogg, L.P. in New York, Goldman Sachs International (GSI) in London and Goldman Sachs (Japan) Ltd. (GSJL) in Tokyo.

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles that require management to make estimates and assumptions regarding trading inventory valuations,

THE GOLDMAN SACHS GROUP, INC. and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

the outcome of pending litigation and other matters that affect the consolidated financial statements and related disclosures. These estimates and assumptions are based on judgment and available information, and, consequently, actual results could be materially different from these estimates.

Unless otherwise stated herein, all references to 2002, 2001 and 2000 refer to the firm’s fiscal year ended or the date, as the context requires, November 29, 2002, November 30, 2001 and November 24, 2000, respectively. Certain reclassifications have been made to prior-year amounts to conform to the current-year presentation.

Revenue Recognition

Investment Banking. Underwriting revenues and fees from mergers and acquisitions and other corporate finance advisory assignments are recorded when the services related to the underlying transaction are completed under the terms of the engagement. Expenses associated with such transactions are deferred until the related revenue is recognized or the engagement is otherwise concluded. Underwriting revenues are presented net of related expenses. Expenses associated with advisory transactions are recorded as non-compensation expenses, net of client reimbursements.

Repurchase Agreements and Collateralized Financing Arrangements. Securities purchased under agreements to resell and securities sold under agreements to repurchase, principally U.S. government, federal agency and investment-grade non-U.S. sovereign obligations, represent short-term collateralized financing transactions and are carried in the consolidated statements of financial condition at their contractual amounts plus accrued interest. These amounts are presented on a net-by-counterparty basis when the requirements of Financial Accounting Standards Board (FASB) Interpretation No. 41 are satisfied. The firm takes possession of securities purchased under agreements to resell, monitors the market value of these securities on a daily basis and obtains additional collateral as appropriate.

Securities borrowed and loaned are recorded based on the amount of cash collateral advanced or received. These transactions are generally collateralized by either cash, securities or letters of credit. The firm takes possession of securities borrowed, monitors the market value of securities loaned and obtains additional collateral as appropriate. Income or expense on repurchase agreements and collateralized financing arrangements is recognized as interest over the life of the transaction.

Financial Instruments. Gains and losses on financial instruments are recorded on a trade-date basis in the consolidated statements of earnings. The consolidated statements of financial condition generally reflect purchases and sales of financial instruments on a trade-date basis.

“Financial instruments owned, at fair value” and “Financial instruments sold, but not yet purchased, at fair value” in the consolidated statements of financial condition are carried at fair value or amounts that approximate fair value, with related unrealized gains or losses recognized in the firm’s results of operations. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

Quoted market prices in active markets are the best evidence of fair value and the firm uses them when available. If quoted market prices in active markets are not available, management’s estimate of fair value is based on, if available, quoted prices or recent transactions in less active markets and/or prices of similar instruments.

If prices are not readily available either through quoted market prices in active markets or alternative pricing sources, or if liquidating a position is reasonably expected to affect market prices, fair value is based on valuation models or management’s estimate, using the best information available, of amounts that could be realized under current market conditions, assuming an orderly liquidation over a reasonable period of time. The firm’s valuation models consider, among other inputs, contractual and market prices, yield curves, credit, volatility factors, prepayment rates and/or correlations of the underlying positions.

The inputs used in the firm’s valuation models are based on quoted market prices in active markets, if available, or, if not, from quoted market prices or recent transactions in less active markets, and prices of similar instruments. Where such data is not readily available, inputs are derived from other market data taking into account observable market movements that could reasonably be expected to affect the derived input. Different valuation models and assumptions could produce materially different estimates of fair value.

In general, transfers of financial assets are accounted for as sales under SFAS No. 140 when the firm has relinquished control over the transferred assets. For transfers accounted for as sales, any related gains or losses are recognized in net revenues. Transfers that are not accounted for as sales are accounted for as repurchase agreements and collateralized financing arrangements, with the

THE GOLDMAN SACHS GROUP, INC. and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

related interest expense recognized in net revenues over the life of the transaction.

Principal investments are initially carried at cost as an approximation of fair value. The carrying value of such investments is adjusted when changes in the underlying fair values are readily determinable. For public investments, values are determined using quoted market prices discounted for restrictions on sale. For private investments, adjustments to cost (above or below) are made if there are third-party transactions evidencing a change in value. Downward adjustments are also made if management determines that the expected realizable value of the investment is less than the carrying value. In reaching that determination, management considers many factors including, but not limited to, the operating cash flows and financial performance of the companies or properties relative to budgets or projections, trends within sectors and/or regions, underlying business models, expected exit timing and strategy, and any specific rights or terms associated with the investment, such as conversion features and liquidation preferences.

Asset Management. Asset management fees are generally recognized over the period the related service is provided based upon average net asset values. In certain circumstances, the firm is entitled to receive incentive fees when the return on assets under management exceeds certain benchmark returns or other performance targets. Incentive fees are generally based on investment performance over a 12-month period and are not subject to adjustment once the measurement period ends. Accordingly, incentive fees are recognized in the consolidated statements of earnings when the measurement period ends. Asset management fees and incentive fees are included in “Asset management and securities services” in the consolidated statements of earnings.

Commissions. The firm generates commissions from executing and clearing client transactions on stock, options and futures markets worldwide. These commissions are recorded on a trade-date basis in “Asset management and securities services” in the consolidated statements of earnings.

Merchant Banking Override. The firm is entitled to receive merchant banking overrides (i.e., an increased share of a fund’s income and gains) when the return on the fund’s investments exceeds certain threshold returns. Overrides are based on investment performance over the life of each merchant banking fund, and future investment underperformance may require amounts previously distributed to the firm to be returned to the funds. Accordingly, overrides are recognized in the consolidated statements of earnings only when all material contingencies have been resolved. Overrides are included in “Asset management and securities services” in the consolidated statements of earnings.

Cash and Cash Equivalents

The firm defines cash equivalents as highly liquid overnight deposits held in the ordinary course of business.

Goodwill and Identifiable Intangible Assets

The cost of acquired companies in excess of the fair value of net assets at acquisition date is recorded as goodwill. Prior to December 1, 2001, goodwill was amortized over periods of 15 to 20 years on a straight-line basis. Effective December 1, 2001, the firm adopted SFAS No. 142, “Goodwill and Other Intangible Assets” and, consequently, goodwill is no longer amortized but, instead, is tested at least annually for impairment. Identifiable intangible assets, which consist primarily of specialist rights and customer lists, continue to be amortized over their useful lives.

Property, Leasehold Improvements and Equipment

Property, leasehold improvements and equipment, net of accumulated depreciation and amortization, are included in “Other assets” in the consolidated statements of financial condition. Effective December 1, 2001, the firm changed to the straight-line method of depreciation for certain property, leasehold improvements and equipment placed in service after November 2001. This change did not have a material effect on the firm’s results of operations for the year ended November 2002.

The firm’s depreciation and amortization expense is generally computed using the methods set forth below:

	Property and			Certain Internal Use
	Equipment	Leasehold Improvements		Software Costs

		Term of Lease Greater	Term of Lease Less
		Than Useful Life	Than Useful Life

Placed in service prior to December 1, 2001	Accelerated cost recovery	Accelerated cost recovery	Straight-line over the term of the lease	Straight-line over useful life of the asset

Placed in service on or after December 1, 2001	Straight-line over useful life of the asset	Straight-line over useful life of the asset	Straight-line over the term of the lease	Straight-line over useful life of the asset

THE GOLDMAN SACHS GROUP, INC. and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Earnings Per Share

Basic earnings per share (EPS) is calculated by dividing net earnings by the weighted average number of common shares outstanding. Common shares outstanding includes common stock and nonvoting common stock as well as restricted stock units for which no future service is required as a condition to the delivery of the underlying common stock. Diluted EPS includes the determinants of basic EPS and, in addition, reflects the dilutive effect of the common stock deliverable pursuant to stock options and to restricted stock units for which future service is required as a condition to the delivery of the underlying common stock.

Stock-Based Compensation

The firm has historically accounted for stock-based employee compensation plans in accordance with APB No. 25, “Accounting for Stock Issued to Employees,” as permitted by SFAS No. 123, “Accounting for Stock-Based Compensation.” In accordance with APB No. 25, compensation expense is not recognized for stock options that have no intrinsic value on the date of grant. Compensation expense is recognized immediately for restricted stock units for which future service is not required as a condition to the delivery of the underlying shares of common stock. For restricted stock units with future service requirements, compensation expense is recognized over the relevant service period using amortization methodologies determined by the applicable vesting provisions.

Effective in fiscal 2003, the firm will begin to account for stock-based employee compensation in accordance with the fair-value method prescribed by SFAS No. 123, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” using the prospective adoption method. Under this method of adoption, compensation expense will be recognized based on the fair value of stock options and restricted stock units granted for fiscal 2003 and future years over the related service period. The amount of stock-based compensation to be recognized under SFAS No. 123 in fiscal 2003 and beyond is not currently determinable because the number and value of stock options and/or restricted stock units to be granted to employees in the future is not yet known, nor are the related future service provisions. The firm elected to adopt the disclosure provisions of SFAS No. 148 for the fiscal year ended 2002.

Stock options granted for the years ended November 2002, November 2001 and November 2000 were accounted for, and will continue to be accounted for, under the intrinsic value-based method as prescribed by APB No. 25. Therefore, no compensation expense was recognized for those stock options that had no intrinsic value on the date of grant. If the firm were to recognize compensation expense over the relevant service period, under the fair value method of SFAS No. 123 with respect to these stock options, net earnings would have decreased, resulting in pro forma net earnings and EPS as presented below:

	Year Ended November

	2002	2001	2000

	(in millions, except per share amounts)
Net earnings, as reported	$2,114	$2,310	$3,067
Add: Stock-based employee compensation expense, net of related tax benefits, included in reported net earnings	416	499	822
Deduct: Stock-based employee compensation, net of related tax effects, determined under fair-value based method for all awards	(785)	(844)	(918)

Pro forma net earnings	$1,745	$1,965	$2,971

EPS, as reported
Basic	$4.27	$4.53	$6.33
Diluted	4.03	4.26	6.00
Pro forma EPS
Basic	$3.52	$3.86	$6.13
Diluted	3.32	3.63	5.81

THE GOLDMAN SACHS GROUP, INC. and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Income Taxes

Deferred tax assets and liabilities are recognized for temporary differences between the financial reporting and tax bases of the firm’s assets and liabilities. Valuation allowances are established to reduce deferred tax assets to the amount that more likely than not will be realized. The firm’s tax assets and liabilities are presented as a component of “Other assets” and “Other liabilities and accrued expenses,” respectively, in the consolidated statements of financial condition.

Foreign Currency Translation

Assets and liabilities denominated in non-U.S. currencies are translated at rates of exchange prevailing on the date of the consolidated statement of financial condition, and revenues and expenses are translated at average rates of exchange for the fiscal year. Gains or losses on translation of the financial statements of a non-U.S. operation, when the functional currency is other than the U.S. dollar, are reflected, net of hedges, as a separate component of equity and included in the consolidated statements of comprehensive income. Gains or losses on foreign currency transactions are included in the consolidated statements of earnings.

Recent Accounting Developments

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” The statement specifies the accounting for certain employee termination benefits, contract termination costs and costs to consolidate facilities or relocate employees and is effective for exit and disposal activities initiated after December 31, 2002. Management does not expect the statement to have a material effect on the firm’s financial condition or results of operations.

In November 2002, the FASB issued FASB Interpretation (FIN) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN No. 45 specifies the disclosures to be made about obligations under certain issued guarantees and requires a liability to be recognized for the fair value of a guarantee obligation. The recognition and measurement provisions of the interpretation apply prospectively to guarantees issued after December 31, 2002. The disclosure provisions are effective beginning with the firm’s first fiscal quarter in 2003. Adoption of the recognition and measurement provisions will not have a material effect on the firm’s financial condition or results of operations.

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities.” FIN No. 46 requires a company to consolidate a variable interest entity (VIE) if the company has variable interests that give it a majority of the expected losses or a majority of the expected residual returns of the entity. Prior to FIN No. 46, VIEs were commonly referred to as SPEs. FIN No. 46 is effective immediately for VIEs created after January 31, 2003. The firm must apply FIN No. 46 to VIEs created before February 1, 2003 as of the beginning of the fiscal 2003 fourth quarter. Management is evaluating the impact of adoption but does not expect it to have a material effect on the firm’s financial condition or results of operations.

In November 2002, the Emerging Issues Task Force (EITF) reached a consensus on Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” EITF Issue No. 00-21 addresses the accounting for arrangements under which a vendor will perform multiple revenue-generating activities. EITF Issue No. 00-21 is effective for revenue arrangements entered into beginning with the firm’s fourth quarter in fiscal 2003. Management does not expect it to have a material effect on the firm’s financial condition or results of operations.

In November 2002, the EITF reached a consensus on EITF Issue No. 02-3, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities.” EITF Issue No. 02-3 precludes mark-to-market accounting for energy-trading contracts that are not derivatives pursuant to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The firm has adopted the provisions of EITF Issue No. 02-3 related to energy-trading contracts as of the beginning of the fiscal 2003 first quarter and the effect of adoption was not material to the firm’s financial condition or results of operations. EITF Issue No. 02-3 also communicates the FASB staff’s belief that the transaction price for a derivative contract is the best information available with which to estimate fair value at the inception of a contract when the estimate is not based on other observable market data. Management is currently evaluating the impact of the FASB staff’s view on the firm’s financial condition and results of operations.

THE GOLDMAN SACHS GROUP, INC. and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Spear, Leeds & Kellogg

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

As part of the combination with SLK, the firm established a $702 million retention pool of restricted stock units for SLK employees. A charge of $290 million ($180 million after taxes) related to restricted stock units for which future service was not required as a condition to the delivery of the underlying shares of common stock was included in the firm’s operating results in 2000. The remaining restricted stock units, for which future service is required, are being amortized over the five-year service period following the date of consummation.

The following table sets forth the unaudited pro forma combined operating results of the firm and SLK for the year ended November 2000. These pro forma results were prepared as if the firm’s combination with SLK had taken place at the beginning of fiscal 2000.

Pro Forma Operating Results

(unaudited)

Year Ended

November 2000

(in millions, except
per share amounts)
Revenues, net of interest expense	$18,630
Net earnings	3,459
Basic EPS	6.66
Diluted EPS	6.32

Note 4. Financial Instruments

Financial instruments, including both cash instruments and derivatives, are used to manage market risk, facilitate customer transactions, engage in proprietary transactions and meet financing objectives. These instruments can be either executed on an exchange or negotiated in the over-the-counter (OTC) market.

Transactions involving financial instruments sold, but not yet purchased, generally entail an obligation to purchase a financial instrument at a future date. The firm may incur a loss if the market value of the financial instrument subsequently increases prior to the purchase of the instrument.

Fair Value of Financial Instruments

The following table sets forth the firm’s financial instruments owned, including those pledged as collateral, at fair value, and financial instruments sold, but not yet purchased, at fair value:

	As of November

	2002		2001

	Assets	Liabilities	Assets	Liabilities

	(in millions)
Commercial paper, certificates of deposit and time deposits	$1,092	$—	$1,351	$—
U.S. government, federal agency and sovereign obligations	36,053	22,272	31,173	18,606
Corporate debt	25,425	6,902	16,697	6,453
Equities and convertible debentures	23,624	14,398	20,075	12,201
State, municipal and provincial obligations	715	—	771	—
Derivative contracts	42,205	38,921	38,521	36,660
Physical commodities	661	980	297	797

Total	$129,775	$83,473	$108,885	$74,717

THE GOLDMAN SACHS GROUP, INC. and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Credit Concentrations

Credit concentrations may arise from trading, underwriting and securities borrowing activities and may be impacted by changes in economic, industry or political factors. As of November 2002 and 2001, U.S. government and federal agency obligations represented 6% and 7%, respectively, of the firm’s total assets. In addition, most of the firm’s securities purchased under agreements to resell are collateralized by U.S. government, federal agency and other sovereign obligations.

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

Derivative contracts exclude certain cash instruments, such as mortgage-backed securities, interest-only and principal-only obligations, and indexed debt instruments, that derive their values or contractually required cash flows from the price of some other security or index. The firm includes certain commodity-related contracts in its derivative disclosure, although not required to do so, as these contracts may be settled in cash or are readily convertible into cash.

Most of the firm’s derivative transactions are entered into for trading purposes. The firm uses derivatives in its trading activities to facilitate customer transactions, to take proprietary positions and as a means of risk management. Risk exposures are managed through diversification, by controlling position sizes and by establishing hedges in related securities or derivatives. For example, the firm may hedge a portfolio of common stock by taking an offsetting position in a related equity-index futures contract. Gains and losses on derivatives used for trading purposes are generally included in “Trading and principal investments” in the consolidated statements of earnings.

The firm also enters into derivative contracts, to manage the interest rate, currency and equity-linked exposure on its long-term borrowings. These derivatives generally include interest rate futures contracts, interest rate swap agreements, currency swap agreements and equity-linked contracts, which are primarily utilized to convert a substantial portion of the firm’s long-term debt into U.S. dollar-based floating rate obligations. Certain interest rate swap contracts are designated as fair-value hedges. The gains and losses associated with the ineffective portion of these fair-value hedges are included in “Trading and principal investments” in the consolidated statements of earnings and were not material for the years ended November 2002 and November 2001.

Derivative contracts are reported on a net-by-counterparty basis in the firm’s consolidated statements of financial condition when management believes a legal right of setoff exists under an enforceable netting agreement. The fair value of derivative financial instruments, computed in accordance with the firm’s netting policy, is set forth below:

	As of November

	2002		2001

	Assets	Liabilities	Assets	Liabilities

	(in millions)
Forward settlement contracts	$4,293	$4,602	$5,265	$4,491
Swap agreements	22,426	18,516	18,438	15,931
Option contracts	15,486	15,803	14,818	16,238

Total	$42,205	$38,921	$38,521	$36,660

Securitization Activities

The firm securitizes commercial and residential mortgages and home equity loans, government and corporate bonds, and other types of financial assets. The firm acts as underwriter of the beneficial interests that are sold to investors. The firm derecognizes financial assets transferred in securitizations provided it has relinquished control over such assets. Transferred assets are accounted for at fair value prior to securitization. Underwriting net revenues are recognized in connection with the sales of the underlying beneficial interests to investors.

The firm may retain interests in securitized financial assets, which it generally attempts to sell as quickly as possible, subject to prevailing market conditions. Retained interests are accounted for at fair value and are included in “Total financial instruments owned, at fair value” in the consolidated statements of financial condition.

During the years ended November 2002 and November 2001, the firm securitized $107.1 billion and $68.8 billion of financial assets, respectively, including $89.3 billion

THE GOLDMAN SACHS GROUP, INC. and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

and $47.6 billion of agency mortgage-backed securities, respectively. Cash flows received on retained interests and other securitization cash flows were approximately $534 million for the year ended November 2002. As of November 2002, the firm held $3.7 billion of retained interests, including $737 million of retained interests for which the fair value is based on quoted market prices in active markets.

The following table sets forth the weighted average key economic assumptions used in measuring the fair value of retained interests for which fair value is based on alternative pricing sources with reasonable, little or no price transparency and the sensitivity of those fair values to immediate adverse changes of 10% and 20% in those assumptions:

	As of November 2002

	Type of Retained Interests

	Mortgage	Other Asset-Backed(2)

	($ in millions)
Fair value of retained interests	$1,977	$1,022
Weighted average life (years)	4.1	4.7

Annual prepayment rate	25.4%	N/A
Impact of 10% adverse change	$(7)	—
Impact of 20% adverse change	(11)	—

Annual credit losses(1)	2.5%	1.7%
Impact of 10% adverse change	$(1)	$(8)
Impact of 20% adverse change	(2)	(15)

Annual discount rate	7.1%	7.1%
Impact of 10% adverse change	$(38)	$(4)
Impact of 20% adverse change	(74)	(8)

(1)	The impact of adverse changes takes into account credit mitigants incorporated in the retained interests, including overcollateralization and subordination provisions.

(2)	Includes retained interests in government and corporate bonds and other types of financial assets that are not subject to prepayment risk.

The preceding table does not give effect to the offsetting benefit of other financial instruments that are held to hedge risks inherent in these retained interests. Changes in fair value based on a 10% adverse variation in assumptions generally cannot be extrapolated because the relationship of the change in assumptions to the change in fair value is not usually linear. In addition, the impact of a change in a particular assumption is calculated independently of changes in any other assumption. In practice, simultaneous changes in assumptions might magnify or counteract the sensitivities disclosed above.

THE GOLDMAN SACHS GROUP, INC. and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Variable Interest Entities (VIEs)

The firm, in the ordinary course of its business, utilizes VIEs such as trusts, limited partnerships and limited liability companies to securitize commercial and residential mortgages and home equity loans, government and corporate bonds, and other types of financial instruments. Prior to the issuance of FIN No. 46, VIEs were commonly referred to as SPEs. The firm holds variable interests in such entities in the form of senior and subordinated debt, preferred and common stock, interest rate, foreign currency and credit derivatives as well as residual interests in asset-backed securitizations. The following table summarizes the firm’s maximum exposure to loss as a result of its significant variable interests in consolidated and non-consolidated VIEs as well as the total assets of such VIEs:

	As of November 2002

	Variable Interest Entities(1)

	Consolidated(2)	Non-Consolidated

	(in millions)
Maximum exposure to loss
Mortgages	$73	$265
Other asset-backed	197	630

Total maximum exposure to loss	$270	$895

VIE assets
Mortgages	$651	$5,176
Other asset-backed	1,095	3,540

Total VIE assets	$1,746	$8,716

(1)	Excludes qualifying special-purpose entities (QSPEs), in accordance with FIN No. 46.

(2)	Consolidated total VIE assets in excess of total maximum exposure to loss represents variable interests held by third parties that have no recourse to the general credit of the firm.

Secured Borrowing and Lending Activities

The firm obtains secured short-term financing principally through the use of repurchase agreements and securities lending agreements to obtain securities for settlement, to finance inventory positions and to meet customers’ needs. In these transactions, the firm either provides or receives collateral, including U.S. government, federal agency, mortgage-backed, investment-grade foreign sovereign obligations and equity securities.

The firm receives collateral in connection with resale agreements, securities lending transactions, derivative transactions, customer margin loans and other secured lending activities. In many cases, the firm is permitted to sell or repledge securities held as collateral. These securities may be used to secure repurchase agreements, enter into securities lending or derivative transactions, or cover short positions. As of November 2002 and November 2001, the fair value of securities received as collateral by the firm that it was permitted to sell or repledge was $316.3 billion and $267.7 billion, respectively, of which the firm sold or repledged $272.5 billion and $224.4 billion, respectively.

The firm also pledges its own assets to collateralize repurchase agreements and other secured financings. As of November 2002 and November 2001, the carrying value of securities included in “Financial instruments owned, at fair value” that had been loaned or pledged to counter-parties that did not have the right to sell or repledge was $34.7 billion and $22.3 billion, respectively.

Note 5. Short-Term Borrowings

The firm obtains unsecured short-term borrowings through issuance of promissory notes, commercial paper and bank loans. Short-term borrowings also include the portion of long-term borrowings maturing within one year. The carrying value of these short-term obligations approximates fair value due to their short-term nature.

Short-term borrowings are set forth below:

	As of November

	2002	2001

	(in millions)
Promissory notes	$20,433	$15,281
Commercial paper	9,463	8,353
Bank loans and other	4,948	6,794
Current portion of long-term borrowings	5,794	7,169

Total(1)	$40,638	$37,597

(1)	As of November 2002 and November 2001, weighted average interest rates for short-term borrowings, including commercial paper, were 2.09% and 3.05%, respectively.

Note 6. Long-Term Borrowings

The firm’s long-term borrowings are set forth below:

	As of November

	2002	2001

	(in millions)
Fixed rate obligations(1)
U.S. dollar	$19,550	$14,462
Non-U.S. dollar	4,407	3,425
Floating rate obligations(2)
U.S. dollar	10,175	10,415
Non-U.S. dollar	4,579	2,714

Total(3)	$38,711	$31,016

(1)	During 2002 and 2001, interest rates on U.S. dollar fixed rate obligations ranged from 5.50% to 12.00% and from 5.90% to 12.00%, respectively. During 2002 and 2001, non-U.S. dollar fixed rate obligations interest rates ranged from 1.20% to 8.88%.

(2)	Floating interest rates generally are based on LIBOR, the U.S. treasury bill rate or the federal funds rate. Certain equity-linked and indexed instruments are included in floating rate obligations.

(3)	Long-term borrowings have maturities that range from one to 30 years from the date of issue.

Long-term borrowings by fiscal maturity date are set forth below:

	As of November

	2002(1)			2001

	U.S.	Non-U.S.		U.S.	Non-U.S.
	Dollar	Dollar	Total	Dollar	Dollar	Total

	(in millions)
2003	$—	$—	$—	$5,810	$371	$6,181
2004	6,846	184	7,030	3,172	119	3,291
2005	5,804	3,075	8,879	4,694	2,608	7,302
2006	1,575	1,020	2,595	1,734	804	2,538
2007	1,094	953	2,047	1,018	114	1,132
2008-thereafter	14,406	3,754	18,160	8,449	2,123	10,572

Total	$29,725	$8,986	$38,711	$24,877	$6,139	$31,016

(1)	Long-term borrowings maturing within one year are included in “short-term borrowings” in the consolidated statements of financial condition.

The firm enters into derivative contracts, such as interest rate futures contracts, interest rate swap agreements, currency swap agreements and equity-linked contracts, to effectively convert a substantial portion of its long-term borrowings into U.S. dollar-based floating rate obligations. Accordingly, the aggregate carrying value of these long-term borrowings and related hedges approximates fair value.

The effective weighted average interest rates for long-term borrowings, after hedging activities, are set forth below:

	As of November

	2002		2001

	Amount	Rate	Amount	Rate

	(in millions)
Fixed rate obligations	$1,057	8.35%	$757	10.58%
Floating rate obligations	37,654	2.24	30,259	3.02

Total	$38,711	2.40	$31,016	3.20

Note 7.  Commitments and Contingencies

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

On December 20, 2002, as part of a proposed global settlement involving the leading securities firms operating in the United States, agreements in principle were announced among the firm’s U.S. broker-dealer subsidiary GS&Co. and various regulatory authorities to resolve their investigations of GS&Co. relating to investment research analysts’ conflicts of interest. Pursuant to the agreements in principle, GS&Co. has agreed, among other things, to (i) pay $50 million in retrospective relief, (ii) contribute $50 million over five years to provide independent third-party research to clients, (iii) contribute $10 million for investor education and (iv) adopt internal structural and other safeguards to further ensure the integrity of GS&Co. investment research. The cost of the agreements in principle has been provided for in the firm’s consolidated financial statements. In connection with the agreements, the firm also expects to be joining the other leading securities firms who are a part of the proposed global settlement in an initiative that generally will prohibit the allocation of shares in initial public offerings to executives and directors of public companies. Current or future civil lawsuits implicating investment research analysts’ conflicts of interest were not settled as part of the agreements in principle. The firm’s total potential liability in respect of such civil cases cannot be reasonably estimated but could be material to results of operations in a given period.

Leases

The firm has obligations under long-term noncancelable lease agreements, principally for office space, expiring on various dates through 2029. Certain agreements are subject to periodic escalation provisions for increases in real estate taxes and other charges. Minimum rental commitments, net of minimum sublease rentals, under non-cancelable leases for 2003 and the succeeding four years and thereafter and rent charged to operating expense for the last three years are set forth below:

(in millions)
Minimum rental commitments
2003	$350
2004	354
2005	266
2006	280
2007	225
2008-thereafter	1,827

Total	$3,302

Net rent expense
2000	$240
2001	299
2002	359

Other Commitments

The firm had commitments to enter into forward secured financing transactions, including certain repurchase and resale agreements and secured borrowing and lending arrangements, of $40.04 billion and $47.54 billion as of November 2002 and November 2001, respectively.

In connection with its lending activities, the firm had outstanding commitments of $9.41 billion and $13.35 billion as of November 2002 and November 2001, respectively. These commitments are agreements to lend to counterparties, have fixed termination dates and are

THE GOLDMAN SACHS GROUP, INC. and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

contingent on all conditions to borrowing set forth in the contract having been met. Since these commitments may expire unused, the total commitment amount does not necessarily reflect the actual future cash flow requirements.

The firm provides letters of credit issued by various banks to counterparties in lieu of securities or cash to satisfy various collateral and margin deposit requirements. Letters of credit outstanding were $11.63 billion and $11.50 billion as of November 2002 and November 2001, respectively.

The firm acts as an investor in merchant banking transactions, which includes making long-term investments in equity and debt securities in privately negotiated transactions, corporate acquisitions and real estate transactions. In connection with these activities, the firm had commitments to invest up to $1.46 billion and $1.63 billion in corporate and real estate merchant banking investment funds as of November 2002 and November 2001, respectively.

The firm had outstanding commitments and guarantees of $136 million and $134 million relating primarily to client and fund management activities as of November 2002 and November 2001, respectively. The firm also had construction-related commitments of $301 million and $199 million as of November 2002 and November 2001, respectively.

Note 8.  Equity Capital

Dividends declared per common share were $0.48 in each of 2002, 2001 and 2000. On December 19, 2002, the Board of Directors of Group Inc. (the Board) declared a dividend of $0.12 per share to be paid on February 27, 2003 to common shareholders of record on January 28, 2003.

On March 18, 2002 and on November 20, 2002, the Board authorized the repurchase of an aggregate additional 30 million shares of common stock pursuant to the firm’s existing share repurchase program. The total share authorization under the repurchase program was 60 million shares as of November 2002, of which approximately 40.66 million had been repurchased at a cost of $3.45 billion. The average price paid per share for repurchased shares was $76.49, $88.22 and $99.90 for the years ended November 2002, November 2001 and November 2000, respectively.

On August 21, 2000, SMBC Capital Markets, Inc., formerly Sumitomo Bank Capital Markets, Inc., exchanged all 7.4 million shares of its nonvoting common stock, par value $0.01 per share, of Group Inc. for an equal number of shares of voting common stock.

Note 9.  Earnings Per Share

The computations of basic and diluted EPS are set forth below:

	Year Ended November

	2002	2001	2000

	(in millions, except per share amounts)
Numerator for basic and diluted EPS—earnings available to common shareholders	$2,114	$2,310	$3,067

Denominator for basic EPS—weighted average number of common shares	495.6	509.7	484.6
Effect of dilutive securities
Restricted stock units	22.1	22.0	16.2
Stock options	7.4	10.1	10.7

Dilutive potential common shares	29.5	32.1	26.9
Denominator for diluted EPS—weighted average number of common shares and dilutive potential common shares(1)	525.1	541.8	511.5

Basic EPS	$4.27	$4.53	$6.33
Diluted EPS	4.03	4.26	6.00

(1)	The diluted EPS computations do not include the antidilutive effect of the following options:

	Year Ended November

	2002	2001	2000

	(in millions)
Number of antidilutive options	28.1	0.7	—

THE GOLDMAN SACHS GROUP, INC. and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10.  Goodwill And Identifiable Intangible Assets

Goodwill

As of November 2002, goodwill of $2.86 billion was included in “Other assets” in the consolidated statement of financial condition. Prior to December 1, 2001, goodwill was amortized over periods of 15 to 20 years on a straight-line basis. The following table sets forth reported net earnings and EPS, as adjusted to exclude goodwill amortization expense:

	Year Ended November

	2001	2000

	(in millions except per share amounts)
Net earnings, as reported	$2,310	$3,067
Net earnings, as adjusted	2,404	3,096

EPS, as reported:
Basic	$4.53	$6.33
Diluted	4.26	6.00

EPS, as adjusted:
Basic	$4.72	$6.39
Diluted	4.44	6.05

Identifiable Intangible Assets

The following table sets forth the gross carrying amount, accumulated amortization and net carrying amount of identifiable intangible assets:

	As of November

	2002	2001

	(in millions)
Gross carrying amount	$2,239	$2,092
Accumulated amortization	(259)	(132)

Net carrying amount	$1,980	$1,960

Identifiable intangible assets consist primarily of specialist rights and customer lists and are amortized over a weighted average life of approximately 21 years.

Amortization expense associated with identifiable intangible assets was $127 million, $115 million and $7 million for the fiscal years ended November 2002, November 2001 and November 2000, respectively. Estimated amortization expense for existing identifiable intangible assets is $129 million for each of the fiscal years ending November 2003 through November 2007.

Note 11.  Employee Benefit Plans

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

THE GOLDMAN SACHS GROUP, INC. and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table provides a summary of the changes in the plans’ benefit obligations and the fair value of assets for 2002 and 2001 and a statement of the funded status of the plans as of November 2002 and November 2001:

	As of or for the Year Ended November

	2002			2001

	U.S.	Non-U.S.	Post-	U.S.	Non-U.S.	Post-
	Pension	Pension	Retirement	Pension	Pension	Retirement

	(in millions)
Benefit obligation
Balance, beginning of year	$140	$184	$84	$120	$163	$59
Service cost	6	37	8	4	35	6
Interest cost	10	9	9	9	7	5
Plan amendments	—	1	40	—	—	—
Actuarial loss/(gain)	8	7	50	9	(12)	18
Benefits paid	(2)	(9)	(7)	(2)	(7)	(4)
Effect of foreign exchange rates	—	16	—	—	(2)	—

Balance, end of year	$162	$245	$184	$140	$184	$84

Fair value of plan assets
Balance, beginning of year	$138	$164	$12	$148	$128	$15
Actual return on plan assets	(14)	(21)	(1)	(8)	(18)	(3)
Firm contributions	45	56	7	—	61	4
Benefits paid	(2)	(9)	(7)	(2)	(7)	(4)
Other distributions	—	—	(11)	—	—	—
Effect of foreign exchange rates	—	16	—	—	—	—

Balance, end of year	$167	$206	$—	$138	$164	$12

Prepaid/(accrued) benefit cost
Funded status	$5	$(39)	$(184)	$(2)	$(20)	$(72)
Unrecognized actuarial loss	72	79	62	40	36	12
Unrecognized transition (asset)/obligation	(28)	15	1	(31)	16	2
Unrecognized prior service cost	—	4	31	—	3	(1)
Adjustment to recognize additional minimum liability	—	(1)	—	—	—	—

Prepaid/(accrued) benefit cost	$49	$58	$(90)	$7	$35	$(59)

For plans in which the accumulated benefit obligation exceeded plan assets, the aggregate projected benefit obligation and accumulated benefit obligation was $72 million and $55 million, respectively, as of November 2002, and $63 million and $46 million, respectively, as of November 2001. The fair value of plan assets for each of these plans was $39 million and $35 million as of November 2002 and November 2001, respectively.

THE GOLDMAN SACHS GROUP, INC. and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The components of pension expense/(income) and postretirement expense are set forth below:

	Year Ended November

	2002	2001	2000

	(in millions)
U.S. pension
Service cost	$6	$4	$4
Interest cost	10	9	8
Expected return on plan assets	(12)	(12)	(10)
Net amortization	(2)	(3)	(3)

Total	$2	$(2)	$(1)

Non-U.S. pension
Service cost	$37	$35	$28
Interest cost	9	7	7
Expected return on plan assets	(12)	(9)	(8)
Net amortization	4	1	1

Total	$38	$34	$28

Postretirement
Service cost	$8	$6	$2
Interest cost	9	5	4
Expected return on plan assets	(1)	(1)	—
Net amortization	10	—	—

Total	$26	$10	$6

The weighted average assumptions used to develop net periodic pension cost and the actuarial present value of the projected benefit obligation are set forth below. The assumptions represent a weighted average of the assumptions used for the U.S. and non-U.S. plans and are based on the economic environment of each applicable country.

	Year Ended November

	2002	2001	2000

Defined benefit pension plans
U.S. pension
Discount rate	6.75%	7.00%	7.50%
Rate of increase in future compensation levels	5.00	5.00	5.00
Expected long-term rate of return on plan assets	8.50	8.50	8.50

Non-U.S. pension
Discount rate	4.78	4.93	4.66
Rate of increase in future compensation levels	4.14	4.11	4.29
Expected long-term rate of return on plan assets	5.86	5.74	5.81

Postretirement plans
Discount rate	6.75%	7.00%	7.50%
Rate of increase in future compensation levels	5.00	5.00	5.00
Expected long-term rate of return on plan assets	8.50	8.50	—

For measurement purposes, an annual growth rate in the per capita cost of covered healthcare benefits of 11% was assumed for the fiscal year ending November 2003. The rate was assumed to decrease ratably to 5% for the fiscal year ending November 2009 and remain at that level thereafter.

THE GOLDMAN SACHS GROUP, INC. and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The assumed cost of healthcare has an effect on the amounts reported for the firm’s postretirement plans. A 1% change in the assumed healthcare cost trend rate would have the following effects:

	1% Increase		1% Decrease

	2002	2001	2002	2001

	(in millions)
Cost	$3	$2	$(2)	$(1)
Obligation	25	10	(22)	(9)

Defined Contribution Plans

The firm contributes to employer-sponsored U.S. and non-U.S. defined contribution plans. The firm’s contribution to these plans was $154 million, $193 million and $129 million for 2002, 2001 and 2000, respectively. Contributions in 2002 and 2001 each reflect a full year of contributions with respect to employees added as a result of the firm’s combination with SLK.

The firm has also established a nonqualified defined contribution plan (the Plan) for certain senior employees. Shares of common stock contributed to the Plan and outstanding as of November 2002 were 8.6 million. The shares of common stock will vest and generally be distributable to the participant on specified future dates if the participant satisfies certain conditions and the participant’s employment with the firm has not been terminated, with certain exceptions for terminations of employment due to death or a change in control. Dividends on the underlying shares of common stock are paid currently to the participants. Forfeited shares remain in the Plan and are reallocated to other participants. Contributions to the Plan are expensed on the date of grant. Plan expense was immaterial for the years ended November 2002, November 2001 and November 2000.

Note 12. Employee Incentive Plans

Stock Incentive Plan

The firm sponsors a stock incentive plan that provides for grants of incentive stock options, nonqualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units and other stock-based awards.

The total number of shares of common stock that may be issued under the stock incentive plan through fiscal 2002 may not exceed 300 million shares. As of November 2002 and November 2001, 128.6 million shares and 135.0 million shares, respectively, were available for grant under the stock incentive plan, after considering stock-based compensation awards that were issued subsequent to year end, as part of year-end compensation.

Restricted Stock Units

The firm issued restricted stock units to employees under the stock incentive plan, primarily in connection with its initial public offering, acquisitions and as part of year-end compensation. Of the total restricted stock units outstanding as of November 2002 and November 2001, (i) 29.9 million units and 41.7 million units, respectively, required future service as a condition to the delivery of the underlying shares of common stock and (ii) 18.3 million units and 25.6 million units, respectively, did not require future service. In all cases, delivery of the underlying shares of common stock is conditioned on the grantee’s satisfying certain other requirements outlined in the award agreements.

THE GOLDMAN SACHS GROUP, INC. and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The activity related to these restricted stock units is set forth below:

	Restricted Stock Units Outstanding

	No Future	Future
	Service	Service
	Required	Required

Outstanding, November 1999	35,703,923	40,344,481
Granted(1)	6,401,796	10,900,941
Forfeited	(1,189,406)	(2,752,278)
Delivered	(9,571,298)	—
Vested	2,157,204	(2,157,204)

Outstanding, November 2000	33,502,219	46,335,940
Granted	116,968	1,638,536
Forfeited	(975,713)	(3,065,731)
Delivered	(10,253,224)	—
Vested	3,239,683	(3,239,683)

Outstanding, November 2001	25,629,933	41,669,062
Granted(2)	1,484,153	4,855,553
Forfeited	(591,957)	(3,135,134)
Delivered	(21,700,672)	—
Vested	13,494,481	(13,494,481)

Outstanding, November 2002	18,315,938	29,895,000

(1)	Includes restricted stock units granted in connection with the combination with SLK and restricted stock units granted to employees, subsequent to year end, as part of year-end compensation.

(2)	Includes restricted stock units granted to employees subsequent to year end as part of year-end compensation.

Total employee stock compensation expense, net of forfeitures, was $645 million, $798 million and $1.35 billion for the years ended November 2002, November 2001 and November 2000, respectively.

Stock Options

In general, stock options granted to employees in connection with the firm’s initial public offering vest and become exercisable in equal installments on or about the third, fourth and fifth anniversaries of the grant date. Stock options granted to employees subsequent to the firm’s initial public offering generally vest as outlined in the applicable stock option agreement and first become exercisable on the third anniversary of the grant date. All employee stock option agreements provide that vesting is accelerated in certain circumstances, such as upon retirement, death and extended absence. In general, all stock options expire on the tenth anniversary of the grant date, although they may be subject to earlier termination or cancellation in certain circumstances in accordance with the terms of the firm’s stock incentive plan and the applicable stock option agreement. The dilutive effect of the firm’s outstanding stock options is included in “Average common shares outstanding — Diluted,” on the consolidated statements of earnings.

THE GOLDMAN SACHS GROUP, INC. and SUBSIDIARES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The activity related to these stock options is set forth below:

		Weighted	Weighted
		Average	Average
	Options	Exercise	Remaining
	Outstanding	Price	Life (years)

Outstanding, November 1999	40,359,666	$52.91	9.42
Granted(1)	19,685,230	82.89
Exercised	(18,901)	48.13
Forfeited	(2,590,237)	52.88

Outstanding, November 2000	57,435,758	63.19	8.96
Granted(1)	29,004,359	91.89
Exercised	(104,155)	52.03
Forfeited	(1,969,077)	64.46

Outstanding, November 2001	84,366,885	73.04	8.65
Granted(1)	15,908,162	79.16
Exercised	(1,138,087)	52.78
Forfeited	(4,867,859)	68.77

Outstanding, November 2002	94,269,101	74.53	8.08

Exercisable, November 2002	10,642,579	$52.87	6.44

(1)	Includes stock options granted to employees subsequent to year end as part of year-end compensation.

The options outstanding as of November 2002 are set forth below:

		Weighted	Weighted
		Average	Average
	Options	Exercise	Remaining
Exercise Price	Outstanding	Price	Life (years)

$45.00 – $59.99	32,636,115	$52.93	6.44
60.00 – 74.99	—	—	—
75.00 – 89.99	33,596,260	81.10	8.92
90.00 – 104.99	28,036,726	91.81	9.00

	94,269,101

The weighted average fair value of options granted during 2002, 2001 and 2000 was $27.38 per option, $30.82 per option and $28.13 per option, respectively. Fair value was estimated as of the grant date based on a binomial option pricing model using the following weighted average assumptions:

	Year Ended November

	2002	2001	2000

Risk-free interest rate	3.5%	5.2%	5.6%
Expected volatility	35.0	35.0	35.0
Dividend yield	0.6	0.5	0.6
Expected life	5 years	7 years	7 years

THE GOLDMAN SACHS GROUP, INC. and SUBSIDIARES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13. Income Taxes

The components of the net tax expense reflected in the consolidated statements of earnings are set forth below:

	Year Ended November

	2002	2001	2000

	(in millions)
Current taxes
U.S. federal	$543	$781	$1,063
State and local	35	64	285
Non-U.S	331	489	957

Total current tax expense	909	1,334	2,305

Deferred taxes
U.S. federal	7	(9)	(299)
State and local	102	95	49
Non-U.S	121	(34)	(102)

Total deferred tax expense/(benefit)	230	52	(352)

Net tax expense	$1,139	$1,386	$1,953

Deferred income taxes reflect the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities. These temporary differences result in taxable or deductible amounts in future years and are measured using the tax rates and laws that will be in effect when such differences are expected to reverse.

Significant components of the firm’s deferred tax assets and liabilities are set forth below:

	As of November

	2002	2001

	(in millions)
Deferred tax assets
Compensation and benefits	$1,415	$1,768
Unrealized losses	173	—
Other, net	185	197

	1,773	1,965
Valuation allowance(1)	(17)	(7)

Total deferred tax assets	1,756	1,958

Deferred tax liabilities
Depreciation and amortization	207	111
Unrealized gains	—	20

Total deferred tax liabilities	207	131

Net deferred tax assets	$1,549	$1,827

(1)	Relates primarily to the ability to utilize certain state and local and foreign tax credits.

The firm permanently reinvests eligible earnings of certain foreign subsidiaries that were incorporated for U.S. income tax purposes at the end of 2001 and, accordingly, does not accrue any U.S. income taxes that would arise if such earnings were repatriated. As of November 2002, this policy resulted in an unrecognized net deferred tax liability of approximately $33 million attributable to reinvested earnings of approximately $209 million. Additionally, during 2002, the valuation allowance was increased by $10 million, primarily due to an increase in certain state and local and foreign tax credits. Acquired net operating loss carryforwards of approximately $58 million are subject to annual limitations on utilization and will begin to expire in 2018.

THE GOLDMAN SACHS GROUP, INC. and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

A reconciliation of the U.S. federal statutory income tax rate to the firm’s effective income tax rate is set forth below:

	Year Ended November

	2002	2001	2000

U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
Increase related to state and local taxes, net of U.S. income tax effects	2.7	2.8	4.3
Domestic tax credits	(1.3)	—	—
Tax-exempt income, including dividends	(1.3)	(0.6)	(0.2)
Foreign operations	(0.9)	—	—
Other	0.8	0.3	(0.2)

Effective income tax rate	35.0%	37.5%	38.9%

Tax benefits of approximately $119 million in 2002, $123 million in 2001 and $116 million in 2000, related to the delivery of restricted stock units and the exercise of options, were credited directly to “Additional paid-in capital” in the consolidated statements of financial condition and changes in shareholders’ equity.

Note 14. Regulated Subsidiaries

GS&Co. and Spear, Leeds and Kellogg, L.P. are registered U.S. broker-dealers and futures commission merchants subject to Rule 15c3-1 of the Securities and Exchange Commission and Rule 1.17 of the Commodity Futures Trading Commission, which specify uniform minimum net capital requirements, as defined, for their registrants. They have elected to compute their net capital in accordance with the “Alternative Net Capital Requirement” as permitted by Rule 15c3-1. As of November 2002 and November 2001, GS&Co. had regulatory net capital, as defined, of $4.75 billion and $4.59 billion respectively, which exceeded the amounts required by $4.09 billion and $3.91 billion, respectively. As of November 2002 and November 2001, Spear, Leeds and Kellogg, L.P. had regulatory net capital, as defined, of $1.28 billion and $952 million, respectively, which exceeded the amounts required by $1.24 billion and $907 million, respectively.

GSI, a registered U.K. broker-dealer, is subject to the capital requirements of The Financial Services Authority, and GSJL, a Tokyo-based broker-dealer, is subject to the capital requirements of the Financial Services Agency. As of November 2002 and November 2001, GSI and GSJL were in compliance with their local capital adequacy requirements.

Certain other subsidiaries of the firm are also subject to capital adequacy requirements promulgated by authorities of the countries in which they operate. As of November 2002 and November 2001, these subsidiaries were in compliance with their local capital adequacy requirements.

Note 15. Business Segments

In reporting to management, the firm’s operating results are categorized into the following three segments: Investment Banking, Trading and Principal Investments, and Asset Management and Securities Services. The Investment Banking and Trading and Principal Investments segments were previously aggregated into one reporting segment — Global Capital Markets.

Investment Banking

The Investment Banking segment provides a broad range of investment banking services to a diverse group of corporations, financial institutions, governments and individuals. Investment banking activities are divided into two categories:

•	Financial Advisory. Financial Advisory includes advisory assignments with respect to mergers and acquisitions, divestitures, corporate defense activities, restructurings and spin-offs; and

•	Underwriting. Underwriting includes public offerings and private placements of equity and debt securities.

Trading and Principal Investments

The Trading and Principal Investments business facilitates customer transactions with a diverse group of corporations, financial institutions, governments and individuals and takes proprietary positions through market making in, and trading of, fixed income and equity products, currencies, commodities, and swaps and other derivatives. In addition, the firm engages in floor-based and electronic market making as a specialist on U.S. equities and

THE GOLDMAN SACHS GROUP, INC. and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

options exchanges. Trading and Principal Investments is divided into three categories:

•	FICC. The firm makes markets in and trades interest rate and credit products, currencies and commodities, structures and enters into a wide variety of derivative transactions, and engages in proprietary trading;

•	Equities. The firm makes markets in, acts as a specialist for, and trades equities and equity-related products, structures and enters into equity derivative transactions, and engages in proprietary trading; and

•	Principal Investments. Principal Investments primarily represents net revenues from the firm’s merchant banking investments.

Asset Management and Securities Services

The Asset Management and Securities Services segment includes services related to the following:

•	Asset Management. Asset Management generates management fees by providing investment advisory services to a diverse client base of institutions and individuals;

•	Securities Services. Securities Services includes prime brokerage, financing services and securities lending, and the firm’s matched book businesses, all of which generate revenues primarily in the form of interest rate spreads or fees; and

•	Commissions. Commissions includes fees from executing and clearing client transactions on major stock, options and futures markets worldwide. Commissions also includes revenues from the increased share of the income and gains derived from the firm’s merchant banking funds when the return on a fund’s investments exceeds certain threshold returns.

Basis of Presentation

In reporting segments, certain of the firm’s business lines have been aggregated where they have similar economic characteristics and are similar in each of the following areas: (i) the nature of the services they provide, (ii) their methods of distribution, (iii) the types of clients they serve and (iv) the regulatory environments in which they operate.

The cost structures of each of the firm’s segments are broadly similar to that of the firm taken as a whole in that they are primarily influenced by discretionary compensation, headcount and levels of business activity. The firm’s overall compensation and benefits expenses are generally targeted at 50% (plus or minus a few percentage points) of consolidated net revenues. A substantial portion of the firm’s compensation expense represents discretionary bonuses. Compensation expense within a segment reflects, among other factors, the overall performance of the firm as well as the performance of the individual business unit.

The firm allocates revenues and expenses among the three segments. Due to the integrated nature of the business segments, estimates and judgments have been made in allocating certain revenue and expense items. Transactions between segments are based on specific criteria or approximate third-party rates. Total operating expenses include corporate items that have not been allocated to individual business segments. The allocation process is based on the manner in which management views the business of the firm.

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

THE GOLDMAN SACHS GROUPS, INC. and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Segment Operating Results

Management believes that the following information provides a reasonable representation of each segment’s contribution to consolidated pre-tax earnings and total assets:

		As of and for Year Ended November

		2002	2001	2000

		(in millions)
Investment Banking	Net revenues(1)	$2,830	$3,836	$5,371
	Operating expenses(2)	2,454	3,117	3,645

	Pre-tax earnings	$376	$719	$1,726

	Segment assets	$4,555	$3,938	$2,333

Trading and	Net revenues(1)	$5,249	$6,349	$6,627
Principal Investments	Operating expenses(2)	4,273	5,134	4,199

	Pre-tax earnings	$976	$1,215	$2,428

	Segment assets	$184,895	$164,965	$143,900

Asset Management	Net revenues(1)	$5,907	$5,626	$4,592
and Securities Services	Operating expenses(2)	3,794	3,501	3,008

	Pre-tax earnings	$2,113	$2,125	$1,584

	Segment assets	$165,328	$142,477	$137,091

Total	Net revenues(1)	$13,986	$15,811	$16,590
	Operating expenses(2)(3)	10,733	12,115	11,570

	Pre-tax earnings	$3,253	$3,696	$5,020

	Total assets(4)	$355,574	$312,218	$284,410

(1)	Net revenues include net interest as set forth in the table below:

	Year Ended November

	2002	2001	2000

	(in millions)
Investment Banking	$258	$159	$32
Trading and Principal Investments	1,186	95	99
Asset Management and Securities Services	957	1,039	855

Total net interest	$2,401	$1,293	$986

(2)	Operating expenses include depreciation and amortization, including the amortization of goodwill and intangible assets, as set forth in the table below:

	Year Ended November

	2002	2001	2000

	(in millions)
Investment Banking	$140	$172	$148
Trading and Principal Investments	293	386	188
Asset Management and Securities Services	311	315	150

Total depreciation and amortization	$744	$873	$486

(3)	Includes the following expenses that have not been allocated to the firm’s segments: (i) amortization of employee initial public offering awards of $212 million, $363 million and $428 million for the years ended November 2002, November 2001 and November 2000, respectively, and (ii) nonrecurring acquisition awards of $290 million related to the firm’s combination with SLK for the year ended November 2000.

(4)	Includes deferred tax assets relating to the firm’s conversion to corporate form and certain assets that management believes are not allocable to a particular segment.

THE GOLDMAN SACHS GROUPS, INC. and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table sets forth the net revenues of the firm’s three segments:

	Year Ended November

	2002	2001	2000

	(in millions)
Financial Advisory	$1,499	$2,070	$2,592
Underwriting	1,331	1,766	2,779

Total Investment Banking	2,830	3,836	5,371

FICC	4,470	4,047	3,004
Equities	1,008	2,923	3,489
Principal Investments	(229)	(621)	134

Total Trading and Principal Investments	5,249	6,349	6,627

Asset Management	1,653	1,473	1,345
Securities Services	981	1,133	940
Commissions	3,273	3,020	2,307

Total Asset Management and Securities Services	5,907	5,626	4,592

Total net revenues	$13,986	$15,811	$16,590

THE GOLDMAN SACHS GROUP, INC. and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

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

The following table sets forth the total net revenues, pre-tax earnings and identifiable assets of the firm and its consolidated subsidiaries by geographic region allocated on the basis described above:

	As of or for Year Ended November

	2002	2001	2000

	(in millions)
Net revenues
United States	$8,643	$10,181	$9,767
Other Americas	342	234	189
United Kingdom	2,991	3,483	4,400
Other Europe	479	473	622
Asia	1,531	1,440	1,612

Total net revenues	$13,986	$15,811	$16,590

Pre-tax earnings
United States	$1,973	$2,487	$2,845
Other Americas	170	191	104
United Kingdom	525	665	1,882
Other Europe	173	241	391
Asia	624	475	516
Other(1)	(212)	(363)	(718)

Total pre-tax earnings	$3,253	$3,696	$5,020

Identifiable assets
United States	$389,096	$337,061	$287,938
Other Americas	7,521	5,985	7,791
United Kingdom	144,608	131,812	121,257
Other Europe	8,573	8,129	7,979
Asia	25,422	25,367	16,848
Eliminations and other(2)	(219,646)	(196,136)	(157,403)

Total identifiable assets	$355,574	$312,218	$284,410

(1)	Includes the following expenses that have not been allocated to the firm’s segments: (i) amortization of employee initial public offering awards of $212 million, $363 million and $428 million for the years ended November 2002, November 2001 and November 2000, respectively, and (ii) non-recurring acquisition awards of $290 million related to the firm’s combination with SLK for the year ended November 2000.

(2)	Reflects eliminations and certain assets that are not allocable to a particular geographic region.