Form 10-K, Exhibit 13
period 2002-11-29
GOLDMAN SACHS GROUP INC/
filed 2003-02-27
CIK 886982

EXHIBIT 13.3

SUPPLEMENTAL FINANCIAL INFORMATION

Quarterly Results (unaudited)

The following represents the firm’s unaudited quarterly results for 2002 and 2001. These quarterly results were prepared in accordance with U.S. generally accepted accounting principles and reflect all adjustments that are, in the opinion of the management, necessary for a fair presentation of the results. These adjustments are of a normal recurring nature.

	2002 Fiscal Quarter

	First	Second	Third	Fourth

	(in millions, except per share data)
Total revenues	$5,700	$6,234	$5,872	$5,048
Interest expense	2,102	2,383	2,223	2,160

Revenues, net of interest expense	3,598	3,851	3,649	2,888
Operating expenses	2,759	2,950	2,855	2,169

Pre-tax earnings	839	901	794	719
Provision for taxes	315	338	272	214

Net earnings	$524	$563	$522	$505

Earnings per share
Basic	$1.05	$1.13	$1.05	$1.03
Diluted	0.98	1.06	1.00	0.98
Dividends declared per common share	0.12	0.12	0.12	0.12

	2001 Fiscal Quarter

	First	Second	Third	Fourth

	(in millions, except per share data)
Total revenues	$9,502	$8,158	$7,360	$6,118
Interest expense	4,769	4,168	3,699	2,691

Revenues, net of interest expense	4,733	3,990	3,661	3,427
Operating expenses	3,474	3,044	2,894	2,703

Pre-tax earnings	1,259	946	767	724
Provision for taxes	491	369	299	227

Net earnings	$768	$577	$468	$497

Earnings per share
Basic	$1.49	$1.12	$0.92	$0.99
Diluted	1.40	1.06	0.87	0.93
Dividends declared per share	0.12	0.12	0.12	0.12

90

Common Stock Price Range

The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share of the firm’s common stock as reported by the Consolidated Tape Association.

	Sales Price

	2002		2001		2000

	High	Low	High	Low	High	Low

First Quarter	$97.25	$77.52	$120.00	$77.00	$94.81	$74.38
Second Quarter	92.25	74.00	105.15	77.00	128.00	69.38
Third Quarter	81.97	65.55	98.14	75.05	121.75	70.63
Fourth Quarter	81.00	58.57	92.75	63.27	133.63	79.25

As of January 31, 2003, there were approximately 5,530 holders of record of the firm’s common stock.

On January 31, 2003, the last reported sales price for the firm’s common stock on the New York Stock Exchange was $68.10 per share.

91