Form 10-K, Exhibit 13
period 2002-11-29
GOLDMAN SACHS GROUP INC/
filed 2003-02-27
CIK 886982

EXHIBIT 13.4

Selected Financial Data

	As of or for Year Ended November

	2002	2001	2000(4)		1999(5)	1998

Income statement data (in millions)
Total revenues	$22,854	$31,138	$33,000		$25,363	$22,478
Interest expense	8,868	15,327	16,410		12,018	13,958

Net revenues	13,986	15,811	16,590		13,345	8,520
Compensation and benefits(1)	6,744	7,700	7,773		6,459	3,838
Nonrecurring employee initial public offering and acquisition awards	—	—	290		2,257	—
Amortization of employee initial public offering and acquisition awards	293	464	428		268	—
Other operating expenses	3,696	3,951	3,079		2,369	1,761

Pre-tax earnings(1)	$3,253	$3,696	$5,020		$1,992	$2,921

Balance sheet data (in millions)
Total assets	$355,574	$312,218	$284,410		$248,348	$205,739
Long-term borrowings	38,711	31,016	31,395		20,952	19,906
Total liabilities	336,571	293,987	267,880		238,203	199,355
Shareholders’ equity	19,003	18,231	16,530		10,145	—
Partners’ capital	—	—	—		—	6,310

Common share data (in millions, except per share amounts)
Earnings per share
Basic	$4.27	$4.53	$6.33		$5.69	—
Diluted	4.03	4.26	6.00		5.57	—
Dividends declared per share	0.48	0.48	0.48		0.24	—
Book value per share	38.69	36.33	32.18		20.94	—
Average common shares outstanding
Basic	495.6	509.7	484.6		475.9	—
Diluted	525.1	541.8	511.5		485.8	—

Selected data (unaudited)
Employees
United States	12,511	14,565	14,755		9,746	8,349
International	7,228	8,112	7,872		5,615	4,684

Total employees(2)	19,739	22,677	22,627	(6)	15,361	13,033

Assets under management (in billions)
Asset class
Money markets	$108	$122	$72		$48	$46
Fixed income and currency	96	71	57		58	50
Equity	86	96	107		98	69
Alternative investments(3)	58	62	58		54	30

Total assets under management	$348	$351	$294		$258	$195

(1)	As a partnership, payments for services rendered by profit-participating limited partners were accounted for as distributions of partners’ capital rather than as compensation and benefits expense. As a result, pre-tax earnings in 1998 is not comparable with 2002, 2001, 2000 or 1999.

(2)	Excludes employees of Goldman Sachs’ property management subsidiaries. Substantially all of the costs of these employees are reimbursed to Goldman Sachs by the real estate investment funds to which these subsidiaries provide property management services.

(3)	Includes merchant banking, quantitative asset allocation and other similar funds that the firm manages, as well as funds where the firm recommends one or more subadvisors for the firm’s clients.

(4)	In 2000, pre-tax earnings included a charge of $290 million ($180 million after taxes) related to the firm’s combination with SLK. Excluding this charge, diluted earnings per share were $6.35.

(5)	In 1999, pre-tax earnings were reduced by nonrecurring expenses of $2.26 billion associated with the conversion to corporate form and the charitable contribution to The Goldman Sachs Foundation of $200 million made at the time of the initial public offering.

(6)	Includes 2,600 employees related to the combination with SLK.

92