Form 10-K, Exhibit 13
period 2003-11-28
GOLDMAN SACHS GROUP INC/
filed 2004-02-24
CIK 886982

EXHIBIT 13.2

Report of Independent Auditors

To the Board of Directors and Shareholders of The Goldman Sachs Group, Inc.:

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of earnings, changes in shareholders’ equity, cash flows and comprehensive income present fairly, in all material respects, the financial position of The Goldman Sachs Group, Inc. and its subsidiaries (the Company) at November 28, 2003 and November 29, 2002, and the results of their operations and their cash flows for each of the three fiscal years in the period ended November 28, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
New York, New York
January 26, 2004

GOLDMAN SACHS 2003 ANNUAL REPORT  67

Consolidated Statements of Earnings

	YEAR ENDED NOVEMBER

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)	2003	2002	2001

Revenues
Investment banking	$2,400	$2,572	$3,677
Trading and principal investments	8,555	7,297	9,296
Asset management and securities services	1,917	1,716	1,545
Interest income	10,751	11,269	16,620

Total revenues	23,623	22,854	31,138
Interest expense	7,600	8,868	15,327
Cost of power generation	11	—	—

Revenues, net of interest expense and cost of power generation	16,012	13,986	15,811

Operating expenses
Compensation and benefits	7,393	6,744	7,700
Amortization of employee initial public offering and acquisition awards	122	293	464

Brokerage, clearing and exchange fees	829	852	843
Market development	264	306	406
Communications and technology	478	528	604
Depreciation and amortization	562	617	613
Amortization of goodwill and identifiable intangible assets	319	127	260
Occupancy	722	637	591
Professional services and other	878	629	634

Total non-compensation expenses	4,052	3,696	3,951

Total operating expenses	11,567	10,733	12,115

Pre-tax earnings	4,445	3,253	3,696
Provision for taxes	1,440	1,139	1,386

Net earnings	$3,005	$2,114	$2,310

Earnings per share
Basic	$6.15	$4.27	$4.53
Diluted	5.87	4.03	4.26
Average common shares outstanding
Basic	488.4	495.6	509.7
Diluted	511.9	525.1	541.8

The accompanying notes are an integral part of these consolidated financial statements.

68  GOLDMAN SACHS 2003 ANNUAL REPORT

Consolidated Statements of Financial Condition

	AS OF NOVEMBER

(IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)	2003	2002

Assets
Cash and cash equivalents	$7,087	$4,822
Cash and securities segregated in compliance with U.S. federal and other regulations	29,715	20,389
Receivables from brokers, dealers and clearing organizations	9,197	5,779
Receivables from customers and counterparties	27,180	23,159
Securities borrowed	129,118	113,579
Securities purchased under agreements to resell	26,856	45,772

Financial instruments owned, at fair value	139,029	123,318
Financial instruments owned and pledged as collateral, at fair value	21,690	6,457

Total financial instruments owned, at fair value	160,719	129,775

Other assets	13,927	12,299

Total assets	$403,799	$355,574

Liabilities and shareholders’ equity
Short-term borrowings, including the current portion of long-term borrowings	$44,202	$40,638
Payables to brokers, dealers and clearing organizations	3,515	1,893
Payables to customers and counterparties	105,513	93,697
Securities loaned	17,528	12,238
Securities sold under agreements to repurchase	43,084	59,919
Financial instruments sold, but not yet purchased, at fair value	102,699	83,473
Other liabilities and accrued expenses	8,144	6,002
Long-term borrowings	57,482	38,711

Total liabilities	382,167	336,571

Commitments, contingencies and guarantees

Shareholders’ equity
Preferred stock, par value $0.01 per share; 150,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.01 per share; 4,000,000,000 shares authorized, 527,371,946 and 515,084,810 shares issued as of November 2003 and November 2002, respectively, and 473,014,926 and 472,940,724 shares outstanding as of November 2003 and November 2002, respectively	5	5
Restricted stock units and employee stock options	2,984	3,517
Nonvoting common stock, par value $0.01 per share; 200,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	13,562	12,750
Retained earnings	9,914	7,259
Unearned compensation	(339)	(845)
Accumulated other comprehensive income/(loss)	6	(122)
Treasury stock, at cost, par value $0.01 per share; 54,357,020 and 42,144,086 shares as of November 2003 and November 2002, respectively	(4,500)	(3,561)

Total shareholders’ equity	21,632	19,003

Total liabilities and shareholders’ equity	$403,799	$355,574

The accompanying notes are an integral part of these consolidated financial statements.

GOLDMAN SACHS 2003 ANNUAL REPORT  69

Consolidated Statements of Changes in Shareholders’ Equity

	YEAR ENDED NOVEMBER

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)	2003	2002	2001

Common stock, par value $0.01 per share
Balance, beginning of year	$5	$5	$5
Issued	—	—	—

Balance, end of year	5	5	5

Restricted stock units and employee stock options
Balance, beginning of year	3,517	4,561	4,771
Issued	339	507	657
Delivered	(714)	(1,293)	(600)
Forfeited	(156)	(257)	(267)
Options exercised	(2)	(1)	—

Balance, end of year	2,984	3,517	4,561

Additional paid-in capital
Balance, beginning of year	12,750	11,766	11,116
Issuance of common stock	709	865	527
Excess net tax benefit related to delivery of stock-based awards	103	119	123

Balance, end of year	13,562	12,750	11,766

Retained earnings
Balance, beginning of year	7,259	5,373	3,294
Net earnings	3,005	2,114	2,310
Dividends declared	(350)	(228)	(231)

Balance, end of year	9,914	7,259	5,373

Unearned compensation
Balance, beginning of year	(845)	(1,220)	(1,878)
Restricted stock units granted	(6)	(387)	(375)
Restricted stock units forfeited	48	95	108
Amortization of restricted stock units	464	667	925

Balance, end of year	(339)	(845)	(1,220)

Accumulated other comprehensive income/(loss)
Balance, beginning of year	(122)	(168)	(130)
Currency translation adjustment, net of tax	128	46	(38)

Balance, end of year	6	(122)	(168)

Treasury stock, at cost, par value $0.01 per share
Balance, beginning of year	(3,561)	(2,086)	(648)
Repurchased	(939)	(1,475)	(1,438)

Balance, end of year	(4,500)	(3,561)	(2,086)

	$21,632	$19,003	$18,231

The accompanying notes are an integral part of these consolidated financial statements.

70 GOLDMAN SACHS 2003 ANNUAL REPORT

Consolidated Statements of Cash Flows

	YEAR ENDED NOVEMBER

(IN MILLIONS)	2003	2002	2001

Cash flows from operating activities
Net earnings	$3,005	$2,114	$2,310
Noncash items included in net earnings
Depreciation and amortization	562	617	613
Amortization of goodwill and identifiable intangible assets	319	127	260
Deferred income taxes	93	230	52
Stock-based compensation	711	639	789
Changes in operating assets and liabilities
Cash and securities segregated in compliance with U.S. federal and other regulations	(9,311)	1,745	(5,002)
Net receivables from brokers, dealers and clearing organizations	(1,797)	(2,423)	931
Net payables to customers and counterparties	7,826	5,265	20,056
Securities borrowed, net of securities loaned	(10,249)	(7,039)	(21,098)
Securities sold under agreements to repurchase, net of securities purchased under agreements to resell	2,081	2,429	18,046
Financial instruments owned, at fair value	(28,920)	(20,977)	(14,390)
Financial instruments sold, but not yet purchased, at fair value	19,227	8,756	1,809
Other, net	798	(1,560)	(1,511)

Net cash (used for)/provided by operating activities	(15,655)	(10,077)	2,865

Cash flows from investing activities
Property, leasehold improvements and equipment	(592)	(1,008)	(1,370)
Business combinations, net of cash acquired	(697)	(68)	(314)
Other investments	(1,372)	(27)	(225)

Net cash used for investing activities	(2,661)	(1,103)	(1,909)

Cash flows from financing activities
Short-term borrowings, net	729	6,354	1,261
Issuance of long-term borrowings	28,238	12,740	6,694
Repayment of long-term borrowings, including the current portion of long-term borrowings	(7,471)	(8,358)	(4,208)
Derivative contracts with a financing element	231	—	—
Common stock repurchased	(939)	(1,475)	(1,438)
Dividends paid	(350)	(228)	(231)
Proceeds from issuance of common stock	143	60	5

Net cash provided by financing activities	20,581	9,093	2,083

Net increase/(decrease) in cash and cash equivalents	2,265	(2,087)	3,039
Cash and cash equivalents, beginning of year	4,822	6,909	3,870

Cash and cash equivalents, end of year	$7,087	$4,822	$6,909

SUPPLEMENTAL DISCLOSURES:
Cash payments for interest, net of capitalized interest, were $7.21 billion, $8.92 billion and $14.98 billion for the years ended November 2003, November 2002 and November 2001, respectively.

Cash payments for income taxes, net of refunds, were $846 million, $1.22 billion and $1.30 billion for the years ended November 2003, November 2002 and November 2001, respectively.

Noncash activities:
The value of common stock issued in connection with business combinations was $165 million, $47 million and $223 million for the years ended November 2003, November 2002 and November 2001, respectively. In addition, the firm assumed $584 million of long-term borrowings in connection with business combinations for the year ended November 2003.

The accompanying notes are an integral part of these consolidated financial statements.

GOLDMAN SACHS 2003 ANNUAL REPORT   71

Consolidated Statements of Comprehensive Income

	YEAR ENDED NOVEMBER

(IN MILLIONS)	2003	2002	2001

Net earnings	$3,005	$2,114	$2,310
Currency translation adjustment, net of tax	128	46	(38)

Comprehensive income	$3,133	$2,160	$2,272

The accompanying notes are an integral part of these consolidated financial statements.

72  GOLDMAN SACHS 2003 ANNUAL REPORT

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

The firm’s activities are divided into three segments:

•	INVESTMENT BANKING – The firm provides a broad range of investment banking services to a diverse group of corporations, financial institutions, governments and individuals.

•	TRADING AND PRINCIPAL INVESTMENTS – The firm facilitates customer transactions with a diverse group of corporations, financial institutions, governments and individuals and takes proprietary positions through market making in, and trading of, fixed income and equity products, currencies, commodities and derivatives on such products. In addition, the firm engages in floor-based and electronic market making as a specialist on U.S. equities and options exchanges and clears customer transactions on major stock, options and futures exchanges worldwide. In connection with the firm’s merchant banking and other investment activities, the firm makes principal investments directly and through funds that the firm raises and manages.

•	ASSET MANAGEMENT AND SECURITIES SERVICES – The firm offers a broad array of investment strategies, advice and planning across all major asset classes to a diverse client base of institutions and individuals and provides prime brokerage, financing services and securities lending services to mutual funds, pension funds, hedge funds, foundations, endowments and high-net-worth individuals.

The firm made certain changes to its segment reporting structure in 2003. These changes included reclassifying the following from Asset Management and Securities Services to Trading and Principal Investments:

•	equity commissions and clearing and execution fees;

•	merchant banking overrides; and

•	the matched book businesses.

These reclassifications did not affect the firm’s previously reported consolidated results of operations, financial condition or cash flows. See Note 15 for further information regarding the firm’s segments.

NOTE 2

SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These consolidated financial statements include the accounts of Group Inc. and all other entities in which the firm has a controlling financial interest. All material intercompany transactions and balances have been eliminated. The firm determines whether it has a controlling financial interest in an entity by first evaluating whether the entity is a voting interest entity, a variable interest entity (VIE), a special-purpose entity (SPE) or a qualifying special-purpose entity (QSPE) under generally accepted accounting principles.

Voting interest entities are entities in which the total equity investment at risk is sufficient to enable each entity to finance itself independently and provides the equity holders with the obligation to absorb losses, the right to receive residual returns and the right to make decisions about the entity’s activities.

Voting interest entities are consolidated in accordance with Accounting Research Bulletin (ARB) No. 51, “Consolidated Financial Statements,” as amended. ARB No. 51 states that the usual condition for a controlling financial interest in an entity is ownership of a majority voting interest. Accordingly, the firm consolidates voting interest entities in which it has all, or a majority of, the

GOLDMAN SACHS 2003 ANNUAL REPORT  73

Notes to Consolidated Financial Statements

voting interest. The firm’s principal U.S. and international subsidiaries include Goldman, Sachs & Co. (GS&Co.), J. Aron & Company and Spear, Leeds & Kellogg, L.P. (SLK) in New York, Goldman Sachs International (GSI) in London and Goldman Sachs (Japan) Ltd. (GSJL) in Tokyo.

As defined in Financial Accounting Standards Board (FASB) Interpretation (FIN) No. 46, “Consolidation of Variable Interest Entities,” VIEs are entities that lack one or more of the characteristics of a voting interest entity described above. Prior to the issuance of FIN No. 46, VIEs were commonly referred to as SPEs. FIN No. 46 states that a controlling financial interest in an entity is present when an enterprise has a variable interest, or combination of variable interests, that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both. The enterprise with a controlling financial interest, known as the primary beneficiary, consolidates the VIE under FIN No. 46.

In January 2003, the FASB issued FIN No. 46. In accordance with its original provisions, the firm adopted FIN No. 46 immediately for all VIEs created after January 31, 2003. For VIEs created before February 1, 2003 (pre-existing VIEs), the firm was initially required to adopt FIN No. 46 no later than November 2003. In October 2003, the FASB deferred the effective date of FIN No. 46 for pre-existing VIEs to no later than February 2004 (the firm’s first quarter of fiscal 2004). In December 2003, the FASB issued a revision to FIN No. 46 (FIN No. 46-R), which incorporated the October 2003 deferral provisions and clarified and revised the accounting guidance for VIEs. Under its transition provisions, early application of FIN No. 46 or FIN No. 46-R to some or all VIEs was permitted. The firm applied either FIN No. 46 or FIN No. 46-R to substantially all pre-existing VIEs in which it held a variable interest as of November 2003. All VIEs, regardless of when created, are required to be evaluated under FIN No. 46-R no later than May 2004.

In accordance with Statement of Financial Accounting Standards (SFAS) No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” the firm does not consolidate QSPEs. QSPEs are passive entities that hold financial assets transferred to them and are commonly used in mortgage and other securitization transactions. Prior to the adoption of FIN No. 46 or FIN No. 46-R, as applicable, the firm consolidated all nonqualifying SPEs if the firm controlled the SPE, held a majority of the SPE’s substantive risks and rewards, or had transferred assets to the SPE and independent investors had not made a substantive majority equity investment in legal form.

When the firm does not have a controlling financial interest in an entity but exerts significant influence over the entity’s operating and financial policies (generally defined as owning a voting or economic interest of 20% to 50%), the firm accounts for its investment in accordance with the equity method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.”

If the firm does not have a controlling financial interest in, or exert significant influence over, an entity, the firm accounts for its investment at fair value.

The firm’s financial interests in, and derivative transactions with, nonconsolidated SPEs and VIEs are accounted for at fair value, in the same manner as other financial instruments. As of November 2003, the firm had no material additional financial commitments or guarantees in respect of these entities.

The firm also has formed numerous nonconsolidated merchant banking funds with third-party investors that are typically organized as limited partnerships. The firm acts as general partner for these funds and does not hold a majority of the economic interests in any fund. Where the firm holds an interest that is significant to a fund, it is subject to removal as general partner. The firm’s aggregate investments in funds in which it holds a significant interest was $1.57 billion and $1.42 billion as of November 2003 and November 2002, respectively. Such fund investments are included in “Financial instruments owned, at fair value” in the consolidated statements of financial condition. Total assets in these funds were approximately $13 billion as of September 30, 2003 (the most recent investment fund reporting date).

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles that require management to make certain estimates and assumptions regarding fair value measurement, the accounting for goodwill and identifiable intangible assets, the provision for potential losses that may arise from litigation and regulatory proceedings, and other matters that affect the consolidated financial statements and related disclosures. These estimates and assumptions are based on the best available information; nonetheless, actual results could be materially different from these estimates.

Unless otherwise stated herein, all references to November 2003, November 2002 and November 2001 refer to the firm’s fiscal years ended, or the dates, as the context requires, November 28, 2003, November 29,

74  GOLDMAN SACHS 2003 ANNUAL REPORT

Notes to Consolidated Financial Statements

2002 and November 30, 2001, respectively. Certain reclassifications have been made to previously reported amounts to conform to the current presentation.

Revenue Recognition

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

REPURCHASE AGREEMENTS AND COLLATERALIZED FINANCING ARRANGEMENTS

Securities purchased under agreements to resell and securities sold under agreements to repurchase, principally U.S. government, federal agency and investment-grade foreign sovereign obligations, represent short-term collateralized financing transactions and are carried in the consolidated statements of financial condition at their contractual amounts plus accrued interest. These amounts are presented on a net-by-counterparty basis when the requirements of FIN No. 41, “Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements,” are satisfied. The firm takes possession of securities purchased under agreements to resell, makes delivery of securities sold under agreements to repurchase, monitors the market value of these securities on a daily basis and delivers or obtains additional collateral as appropriate.

Securities borrowed and loaned are recorded based on the amount of cash collateral advanced or received. These transactions are generally collateralized by cash, securities or letters of credit. The firm takes possession of securities borrowed, makes delivery of securities loaned, monitors the market value of securities borrowed and loaned, and delivers or obtains additional collateral as appropriate. Income or expense on repurchase agreements and collateralized financing arrangements is recognized as interest over the life of the transaction.

FINANCIAL INSTRUMENTS

The consolidated statements of financial condition generally reflect purchases and sales of financial instruments on a trade-date basis.

“Financial instruments owned, at fair value” and “Financial instruments sold, but not yet purchased, at fair value” in the consolidated statements of financial condition consist of financial instruments carried at fair value or amounts that approximate fair value, with related unrealized gains or losses recognized in the firm’s results of operations. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

In determining fair value, the firm separates financial instruments into three categories—cash (i.e., nonderivative) trading instruments, derivative contracts and principal investments.

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

Certain cash trading instruments trade infrequently and, therefore, have little or no price transparency. Such instruments may include certain high-yield debt, corporate bank loans, mortgage whole loans and distressed debt. The firm values these instruments using methodologies such as the present value of known or estimated cash flows and generally does not adjust underlying valuation assumptions unless there is substantive evidence supporting a change in the value of the underlying instrument or valuation assumptions (such as similar market transactions, changes in financial ratios and changes in the credit ratings of the underlying companies).

Cash trading instruments owned by the firm (long positions) are marked to bid prices and instruments sold but not yet purchased (short positions) are marked to offer prices. If liquidating a position is reasonably expected to affect its prevailing market price, the valuation is adjusted generally based on market evidence or predetermined policies. In certain circumstances, such as for highly illiquid positions, management’s estimates are used to determine this adjustment.

The fair values of the firm’s derivative contracts include cash that the firm has paid and received (for example, option premiums or cash paid or received pursuant to credit support agreements) and consist of exchange-traded and over-the-counter (OTC) derivatives. The fair

GOLDMAN SACHS 2003 ANNUAL REPORT  75

Notes to Consolidated Financial Statements

values of the firm’s exchange-traded derivatives are generally determined from quoted market prices. OTC derivatives are valued using valuation models. The firm uses a variety of valuation models including the present value of known or estimated cash flows, option-pricing models and option-adjusted spread models. The valuation models used to derive the fair values of the firm’s OTC derivatives require inputs including contractual terms, market prices, yield curves, credit curves, measures of volatility, prepayment rates and correlations of such inputs.

At the inception of an OTC derivative contract (day one), the firm values the contract at the model value if the firm can verify all of the significant model inputs to observable market data and verify the model value to market transactions. When appropriate, valuations are adjusted to take account of various factors such as liquidity, bid/offer and credit considerations. These adjustments are generally based on market evidence or predetermined policies. In certain circumstances, such as for highly illiquid positions, management’s estimates are used to determine these adjustments.

Where the firm cannot verify all of the significant model inputs to observable market data and verify the model value to market transactions, the firm values the contract at the transaction price at inception and, consequently, records no day one gain or loss in accordance with Emerging Issues Task Force (EITF) Issue No. 02-3, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities.”

Following day one, the firm adjusts the inputs to valuation models only to the extent that changes in such inputs can be verified by similar market transactions, third-party pricing services and/or broker quotes or can be derived from other substantive evidence such as empirical market data. In circumstances where the firm cannot verify the model value to market transactions, it is possible that a different valuation model could produce a materially different estimate of fair value.

In valuing corporate and real estate principal investments, the firm’s portfolio is separated into investments in private companies and investments in public companies, including the firm’s investment in the convertible preferred stock of Sumitomo Mitsui Financial Group, Inc. (SMFG).

The firm’s private principal investments, by their nature, have little to no price transparency. Such investments are initially carried at cost as an approximation of fair value. Adjustments to carrying value are made if there are third-party transactions evidencing a change in value. Downward adjustments are also made, in the absence of third-party transactions, if it is determined that the expected realizable value of the investment is less than the carrying value. In reaching that determination, many factors are considered, including, but not limited to, the operating cash flows and financial performance of the companies or properties relative to budgets or projections, trends within sectors and/or regions, underlying business models, expected exit timing and strategy, and any specific rights or terms associated with the investment, such as conversion features and liquidation preferences.

The firm’s public principal investments, which tend to be large, concentrated holdings that resulted from initial public offerings or other corporate transactions, are valued using quoted market prices discounted for restrictions on sale. If liquidating a position is reasonably expected to affect market prices, valuations are adjusted accordingly based on predetermined written policies.

The firm’s investment in the convertible preferred stock of SMFG is carried at fair value, which is derived from a model that incorporates SMFG’s common stock price and credit spreads, the impact of the transfer restrictions on the firm’s investment and the downside protection on the conversion strike price.

In general, transfers of financial assets are accounted for as sales under SFAS No. 140 when the firm has relinquished control over the transferred assets. For transfers accounted for as sales, any related gains or losses are recognized in net revenues. Transfers that are not accounted for as sales are accounted for as repurchase agreements or collateralized financing arrangements, with the related interest expense recognized in net revenues over the lives of the transactions.

COMMISSIONS

The firm generates commissions from executing and clearing client transactions on stock, options and futures markets worldwide. These commissions are recorded on a trade-date basis in “Trading and principal investments” in the consolidated statements of earnings.

POWER GENERATION

Power generation revenues are included in “Trading and principal investments” in the consolidated statements of earnings when power is delivered. “Cost of power generation” in the consolidated statement of earnings includes all of the direct costs of the firm’s power plant operations (e.g., fuel, operations and maintenance), as well as the depreciation and amortization associated with the plant and related contractual assets.

76  GOLDMAN SACHS 2003 ANNUAL REPORT

Notes to Consolidated Financial Statements

ASSET MANAGEMENT

Asset management fees are generally recognized over the period that the related service is provided based upon average net asset values. In certain circumstances, the firm is entitled to receive incentive fees when the return on assets under management exceeds certain benchmark returns or other performance targets. Incentive fees are generally based on investment performance over a twelve-month period and are not subject to adjustment once the measurement period ends. Accordingly, incentive fees are recognized in the consolidated statements of earnings when the measurement period ends. Asset management fees and incentive fees are included in “Asset management and securities services” in the consolidated statements of earnings.

MERCHANT BANKING OVERRIDES

The firm is entitled to receive merchant banking overrides (i.e., an increased share of a fund’s income and gains) when the return on the funds’ investments exceeds certain threshold returns. Overrides are based on investment performance over the life of each merchant banking fund, and future investment underperformance may require amounts previously distributed to the firm to be returned to the funds. Accordingly, overrides are recognized in the consolidated statements of earnings only when all material contingencies have been resolved. Overrides are included in “Trading and principal investments” in the consolidated statements of earnings.

Cash and Cash Equivalents

The firm defines cash equivalents as highly liquid overnight deposits held in the ordinary course of business.

Goodwill

Goodwill is the cost of acquired companies in excess of the fair value of identifiable net assets at acquisition date. Prior to December 1, 2001, goodwill was amortized over periods of 15 to 20 years on a straight-line basis. Effective December 1, 2001, the firm adopted SFAS No. 142, “Goodwill and Other Intangible Assets”; consequently, goodwill is no longer amortized but, instead, is tested at least annually for impairment. An impairment loss is triggered if the estimated fair value of an operating segment is less than its estimated net book value. Such loss is calculated as the difference between the estimated fair value of goodwill and its carrying value.

Identifiable Intangible Assets

Identifiable intangible assets, which consist primarily of customer lists and specialist rights, are amortized over their useful lives. Identifiable intangible assets are tested for potential impairment whenever events or changes in circumstances suggest that an asset’s or asset group’s carrying value may not be fully recoverable in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” An impairment loss, calculated as the difference between the estimated fair value and the carrying value of an asset or asset group, is recognized if the expected undiscounted cash flows relating to the asset or asset group are less than the corresponding carrying value.

Property, Leasehold Improvements and Equipment

Property, leasehold improvements and equipment, net of accumulated depreciation and amortization, are included in “Other assets” in the consolidated statements of financial condition. Effective December 1, 2001, the firm changed to the straight-line method of depreciation for certain property, leasehold improvements and equipment placed in service on or after December 1, 2001.

The firm’s depreciation and amortization is generally computed using the methods set forth below:

	PROPERTY AND			CERTAIN INTERNAL USE
	EQUIPMENT	LEASEHOLD IMPROVEMENTS		SOFTWARE COSTS

		TERM OF LEASE GREATER	TERM OF LEASE LESS
		THAN USEFUL LIFE	THAN USEFUL LIFE

Placed in service prior to December 1, 2001	Accelerated cost recovery	Accelerated cost recovery	Straight-line over the term of the lease	Straight-line over the useful life of the asset

Placed in service on or after December 1, 2001	Straight-line over the useful life of the asset	Straight-line over the useful life of the asset	Straight-line over the term of the lease	Straight-line over the useful life of the asset

GOLDMAN SACHS 2003 ANNUAL REPORT 77

Notes to Consolidated Financial Statements

Earnings Per Share

Basic earnings per share (EPS) is calculated by dividing net earnings by the weighted average number of common shares outstanding. Common shares outstanding includes common stock and restricted stock units for which no future service is required as a condition to the delivery of the underlying common stock. Diluted EPS includes the determinants of basic EPS and, in addition, reflects the dilutive effect of the common stock deliverable pursuant to stock options and restricted stock units for which future service is required as a condition to the delivery of the underlying common stock.

Stock-Based Compensation

Effective for fiscal 2003, the firm began to account for stock-based employee compensation in accordance with the fair-value method prescribed by SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” using the prospective adoption method. Under this method of adoption, compensation expense is recognized over the relevant service period based on the fair value of stock options and restricted stock units granted for fiscal 2003 and future years. No unearned compensation is included in “Shareholders’ equity” for such stock options and restricted stock units granted. Rather, such stock options and restricted stock units are included in “Shareholders’ equity” under SFAS No. 123 when services required from employees in exchange for the awards are rendered and expensed. Adoption of SFAS No. 123 did not have a material effect on the firm’s financial condition, results of operations or cash flows.

Compensation expense resulting from stock options and restricted stock units granted for the years ended November 2002, November 2001 and prior years was, and continues to be, accounted for under the intrinsic-value-based method prescribed by APB Opinion No.25, “Accounting for Stock Issued to Employees,” as permitted by SFAS No. 123. Therefore, no compensation expense was, or will be, recognized for those unmodified stock options issued for years prior to fiscal 2003 that had no intrinsic value on the date of grant. Compensation expense for restricted stock units issued for the years prior to fiscal 2003 was, and continues to be, recognized over the relevant service periods using amortization schedules based on the applicable vesting provisions.

If the firm were to recognize compensation expense over the relevant service period under the fair-value method of SFAS No. 123 with respect to stock options granted for the year ended November 2002 and all prior years, net earnings would have decreased, resulting in pro forma net earnings and EPS as presented below:

	YEAR ENDED NOVEMBER

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)	2003	2002	2001

Net earnings, as reported	$3,005	$2,114	$2,310
Add: Stock-based employee compensation expense, net of related tax effects, included in reported net earnings	458	416	499
Deduct: Stock-based employee compensation expense, net of related tax effects, determined under the fair-value method for all awards	(782)	(785)	(844)

Pro forma net earnings	$2,681	$1,745	$1,965

EPS, as reported
Basic	$6.15	$4.27	$4.53
Diluted	5.87	4.03	4.26
Pro forma EPS
Basic	$5.49	$3.52	$3.86
Diluted	5.24	3.32	3.63

78  GOLDMAN SACHS 2003 ANNUAL REPORT

Notes to Consolidated Financial Statements

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

Foreign Currency Translation

Assets and liabilities denominated in non-U.S. currencies are translated at rates of exchange prevailing on the date of the consolidated statement of financial condition, and revenues and expenses are translated at average rates of exchange for the fiscal year. Gains or losses on translation of the financial statements of a non-U.S. operation, when the functional currency is other than the U.S. dollar, are included, net of hedges, on the consolidated statements of comprehensive income. Hedge effectiveness is assessed based on changes in forward exchange rates; accordingly, forward points are reflected as a component of the currency translation adjustment in the consolidated statements of comprehensive income. Foreign currency remeasurement gains or losses on transactions in non-functional currencies are included in the consolidated statements of earnings.

Recent Accounting Developments

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” The statement specifies the accounting for certain employee termination benefits, contract termination costs and costs to consolidate facilities or relocate employees and is effective for exit and disposal activities initiated after December 31, 2002. Adoption of this statement did not have a material effect on the firm’s financial condition, results of operations or cash flows.

In November 2002, the FASB issued FIN No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN No. 45 specifies the disclosures to be made about obligations under certain issued guarantees and requires a liability to be recognized for the fair value of a guarantee obligation. The recognition and measurement provisions of the interpretation apply prospectively to guarantees issued after December 31, 2002. The firm adopted the disclosure provisions effective beginning with the firm’s first fiscal quarter in 2003. Adoption of the recognition and measurement provisions did not have a material effect on the firm’s financial condition or results of operations. See Note 6 for further information regarding the firm’s commitments, contingencies and guarantees.

In November 2002, the EITF reached a consensus on EITF Issue No. 02-3, which precludes mark-to-market accounting for energy-trading contracts that are not derivatives pursuant to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The firm adopted the provisions of EITF Issue No. 02-3 related to energy-trading contracts as of the beginning of the first quarter of fiscal 2003, and the effect of adoption was not material to the firm’s financial condition, results of operations or cash flows. EITF Issue No. 02-3 also communicates the FASB staff’s view that the transaction price for a derivative contract is the best information available to estimate fair value at the inception of a contract when the estimate is not based on other observable market data. The application of the FASB staff’s view did not have a material effect on the firm’s financial condition, results of operations or cash flows.

As discussed above in “—Basis of Presentation,” in January 2003, the FASB issued FIN No. 46 and, in December 2003, the FASB issued FIN No. 46-R. The effect of the firm’s adoption of FIN No. 46 and the early application of FIN No. 46-R to certain structures was not material to the firm’s financial condition, results of operations or cash flows. Management is still evaluating the effect of full adoption of FIN No. 46-R for the firm’s second quarter of fiscal 2004, but does not currently expect full adoption to have a material effect on the firm’s financial condition, results of operations or cash flows.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In addition, the statement clarifies when a contract is a derivative and when a derivative contains a financing component that warrants special reporting in the statement of cash flows. As required, the firm adopted SFAS No. 149 prospectively for contracts entered into or modified, and hedging relationships designated, after June 30, 2003. Adoption did not have a material effect on the firm’s financial condition, results of operations or cash flows.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No.150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity and imposes certain

GOLDMAN SACHS 2003 ANNUAL REPORT  79

Notes to Consolidated Financial Statements

additional disclosure requirements. The provisions of SFAS No. 150 are generally effective for financial instruments entered into or modified after May 31, 2003, except for those provisions relating to noncontrolling interests that have been deferred. As required, the firm adopted the applicable provisions of SFAS No. 150 to all financial instruments at the beginning of the firm’s fourth quarter of fiscal 2003. Adoption did not have a material effect on the firm’s financial condition, results of operations or cash flows. If the deferred provisions are finalized in their current form, management does not expect adoption to have a material effect on the firm’s financial condition, results of operations or cash flows.

NOTE 3

FINANCIAL INSTRUMENTS

Financial instruments, including both cash instruments and derivatives, are used to manage market risk, facilitate customer transactions, engage in proprietary transactions and meet financing objectives. These instruments can be either executed on an exchange or negotiated in the OTC market.

In December 2003, the FASB issued SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits.” SFAS No. 132 revises employers’ disclosures about pension plans and other postretirement benefits by requiring additional disclosures such as descriptions of the types of plan assets, investment strategies, measurement dates, plan obligations, cash flows and components of net periodic benefit costs recognized during interim periods. The statement does not change the measurement or recognition of the plans. Interim period disclosure is generally effective for the firm’s second quarter of 2004. Required annual disclosure is effective for the firm’s fiscal year ending 2004.

Transactions involving financial instruments sold, but not yet purchased, generally entail obligations to purchase financial instruments at future dates. The firm may incur a loss if the market value of the financial instrument subsequently increases prior to the purchase of the instrument.

Fair Value of Financial Instruments

The following table sets forth the firm’s financial instruments owned, including those pledged as collateral, at fair value, and financial instruments sold, but not yet purchased, at fair value:

	AS OF NOVEMBER

	2003		2002

(IN MILLIONS)	ASSETS	LIABILITIES	ASSETS	LIABILITIES

Commercial paper, certificates of deposit, time deposits and other money market instruments	$4,987	$—	$1,092	$—
U.S. government, federal agency and sovereign obligations	36,634	34,003	36,053	22,272
Corporate and other debt obligations
Mortgage whole loans and collateralized debt obligations	11,768	363	8,292	738
Investment-grade corporate bonds	9,862	4,641	7,959	4,607
Bank loans	6,706	264	4,289	401
High-yield securities	4,817	1,394	1,944	940
Preferred stock	3,822	163	1,543	70
Other	569	157	1,398	146

	37,544	6,982	25,425	6,902
Equities and convertible debentures	35,006	19,651	23,624	14,398
State, municipal and provincial obligations	459	—	715	—
Derivative contracts	45,733	41,886	42,205	38,921
Physical commodities	356	177	661	980

Total	$160,719	$102,699	$129,775	$83,473

80 GOLDMAN SACHS 2003 ANNUAL REPORT

Notes to Consolidated Financial Statements

Credit Concentrations

Credit concentrations may arise from trading, underwriting and securities borrowing activities and may be impacted by changes in economic, industry or political factors. As of both November 2003 and November 2002, the firm held U.S. government and federal agency obligations that represented 6% of the firm’s total assets. In addition, most of the firm’s securities purchased under agreements to resell are collateralized by U.S. government, federal agency and other sovereign obligations. As of November 2003 and November 2002, the firm did not have credit exposure to any other counterparty that exceeded 5% of the firm’s total assets.

Derivative Activities

Derivative contracts are instruments, such as futures, forwards, swaps or option contracts, that derive their value from underlying assets, indices, reference rates or a combination of these factors. Derivative instruments may be privately negotiated contracts, which are often referred to as OTC derivatives, or they may be listed and traded on an exchange. Derivatives may involve future commitments to purchase or sell financial instruments or commodities, or to exchange currency or interest payment streams. The amounts exchanged are based on the specific terms of the contract with reference to specified rates, securities, commodities, currencies or indices.

Certain cash instruments, such as mortgage-backed securities, interest-only and principal-only obligations, and indexed debt instruments, are not considered derivatives even though their values or contractually required cash flows are derived from the price of some other security or index. However, certain commodity-related contracts are included in the firm’s derivatives disclosure, as these contracts may be settled in cash or are readily convertible into cash.

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

The firm also enters into derivative contracts to manage the interest rate, currency and equity-linked exposure on its long-term borrowings. These derivatives generally include interest rate futures contracts, interest rate swap agreements, currency swap agreements and equity-linked contracts, which are primarily utilized to convert a substantial portion of the firm’s long-term debt into U.S. dollar-based floating rate obligations. Certain interest rate swap contracts are designated as fair-value hedges. The gains and losses associated with the ineffective portion of these fair-value hedges are included in “Trading and principal investments” in the consolidated statements of earnings and were not material for the years ended November 2003, November 2002 and November 2001.

Derivative contracts are reported on a net-by-counterparty basis in the firm’s consolidated statements of financial condition when management believes a legal right of setoff exists under an enforceable netting agreement. The fair value of derivative financial instruments, computed in accordance with the firm’s netting policy, is set forth below:

	AS OF NOVEMBER

	2003		2002

(IN MILLIONS)	ASSETS	LIABILITIES	ASSETS	LIABILITIES

Forward settlement contracts	$8,134	$9,271	$4,293	$4,602
Swap agreements	25,471	17,317	22,426	18,516
Option contracts	12,128	15,298	15,486	15,803

Total	$45,733	$41,886	$42,205	$38,921

GOLDMAN SACHS 2003 ANNUAL REPORT 81

Notes to Consolidated Financial Statements

Securitization Activities

The firm securitizes commercial and residential mortgages, home equity loans, government and corporate bonds, and other types of financial assets. The firm acts as underwriter of the beneficial interests that are sold to investors. The firm derecognizes financial assets transferred in securitizations provided it has relinquished control over such assets. Transferred assets are accounted for at fair value prior to securitization. Net revenues related to these underwriting activities are recognized in connection with the sales of the underlying beneficial interests to investors.

The firm may retain interests in securitized financial assets, which it generally attempts to sell as quickly as possible, subject to prevailing market conditions. Retained interests are accounted for at fair value and included in “Total financial instruments owned, at fair value” in the consolidated statements of financial condition.

During the years ended November 2003 and November 2002, the firm securitized $95.00 billion and $107.05 billion, respectively, of financial assets, including $70.89 billion and $89.33 billion, respectively, of agency mortgage-backed securities. Cash flows received on retained interests and other securitization cash flows were approximately $1 billion and $534 million for the years ended November 2003 and November 2002, respectively. As of November 2003, the firm held $3.20 billion of retained interests, including $3.04 billion held in QSPEs.

The fair value of $1.05 billion of retained interests was based on quoted market prices in active markets. The following table sets forth the weighted average key economic assumptions used in measuring the fair value of $2.15 billion of retained interests for which fair value is based on alternative pricing sources with reasonable, little or no price transparency and the sensitivity of those fair values to immediate adverse changes of 10% and 20% in those assumptions:

	AS OF NOVEMBER 2003

	TYPE OF RETAINED INTERESTS

($ IN MILLIONS)	MORTGAGE-BACKED	OTHER ASSET-BACKED(3)

Fair value of retained interests	$1,199	$954
Weighted average life (years)	3.8	3.4

Annual constant prepayment rate	22.0%	N/A
Impact of 10% adverse change	$(3)	$—
Impact of 20% adverse change	(7)	—

Annual credit losses(1)	2.9%	1.3%
Impact of 10% adverse change(2)	$(11)	$(6)
Impact of 20% adverse change(2)	(19)	(11)

Annual discount rate	15.0%	8.3%
Impact of 10% adverse change	$(27)	$(6)
Impact of 20% adverse change	(51)	(11)

(1)	Annual percentage credit loss is based only on positions in which expected credit loss is a key assumption in the determination of fair values.

(2)	The impacts of adverse change take into account credit mitigants incorporated in the retained interests, including over-collateralization and subordination provisions.

(3)	Includes retained interests in government and corporate bonds and other types of financial assets that are not subject to prepayment risk.

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

In addition to the retained interests described above, the firm also held interests in QSPEs, primarily agency mortgage-backed securities, purchased in connection with secondary market-making activities. These purchased interests approximated $6 billion and $3 billion as of November 2003 and November 2002, respectively.

82 GOLDMAN SACHS 2003 ANNUAL REPORT

Notes to Consolidated Financial Statements

In connection with the issuance of asset-repackaged notes to investors, the firm had derivative receivables from QSPEs, to which the firm has transferred assets, with a fair value of $188 million and $222 million as of November 2003 and November 2002, respectively. These receivables are collateralized by a first-priority interest in the assets held by each QSPE. Accordingly, the firm views these derivative receivables in the same manner as other segregated collateral arrangements from a credit perspective.

Variable Interest Entities (VIEs)

The firm, in the ordinary course of its business, retains interests in VIEs in connection with its securitization activities. The firm also purchases and sells variable interests in VIEs, primarily mortgage-backed and asset-backed interests, in connection with its market-making activities and makes investments in and loans to VIEs that hold performing and nonperforming debt, real estate and other assets. In addition, the firm utilizes VIEs to provide investors with credit-linked and asset-repackaged notes designed to meet their objectives.

VIEs generally purchase assets by issuing debt and equity instruments and through other contractual arrangements. In certain instances, the firm has provided guarantees to certain VIEs or holders of variable interests in these VIEs. In such cases, the maximum exposure to loss included in the tables set forth below is the notional amount of such guarantees. Such amounts do not represent anticipated losses in connection with these guarantees. The firm’s variable interests in these VIEs include senior and subordinated debt; limited and general partnership interests; preferred and common stock; interest rate, foreign currency, equity, commodity and credit derivatives; guarantees; and residual interests in mortgage-backed and asset-backed securitization vehicles. Group Inc. generally is not directly or indirectly obligated to repay the debt and equity instruments and contractual arrangements entered into by these VIEs.

The following table sets forth the firm’s total assets and maximum exposure to loss associated with its significant variable interests in consolidated, asset-backed VIEs:

	AS OF NOVEMBER

(IN MILLIONS)	2003	2002

VIE assets(1)	$1,832	$1,746
Maximum exposure to loss	145	270

(1)	Consolidated VIE assets include assets financed by nonrecourse short-term and long-term debt. Nonrecourse debt is debt that Group Inc. is not directly or indirectly obligated to repay through a guarantee, general partnership interest or contractual arrangement.

The following table sets forth the firm’s total assets and maximum exposure to loss associated with its significant variable interests in nonconsolidated VIEs:

			AS OF NOVEMBER 2003

			MAXIMUM EXPOSURE TO LOSS

	VIE	PURCHASED			LOANS AND
(IN MILLIONS)	ASSETS	INTERESTS	GUARANTEES	DERIVATIVES	INVESTMENTS	TOTAL

Mortgage-backed	$1,648	$24	$—	$—	$507	$531
Other asset-backed	6,617	65	236	100	920	1,321

Total	$8,265	$89	$236	$100	$1,427	$1,852

			AS OF NOVEMBER 2002

			MAXIMUM EXPOSURE TO LOSS

	VIE	PURCHASED			LOANS AND
(IN MILLIONS)	ASSETS	INTERESTS	GUARANTEES	DERIVATIVES	INVESTMENTS	TOTAL

Mortgage-backed	$3,102	$148	$—	$—	$—	$148
Other asset-backed	5,614	292	—	137	318	747

Total	$8,716	$440	$—	$137	$318	$895

GOLDMAN SACHS 2003 ANNUAL REPORT 83

Notes to Consolidated Financial Statements

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

The firm receives collateral in connection with resale agreements, securities lending transactions, derivative transactions, customer margin loans and other secured lending activities. In many cases, the firm is permitted to sell or repledge securities held as collateral. These securities may be used to secure repurchase agreements, enter into securities lending or derivative transactions, or cover short positions. As of November 2003 and November 2002, the fair value of securities received as collateral by the firm that it was permitted to sell or repledge was $410.01 billion and $316.31 billion, respectively, of which the firm sold or repledged $350.57 billion and $272.49 billion, respectively.

The firm also pledges its own assets to collateralize repurchase agreements and other secured financings. As of November 2003 and November 2002, the carrying value of securities included in “Financial instruments owned, at fair value” that had been loaned or pledged to counter-parties that did not have the right to sell or repledge was $47.39 billion and $34.66 billion, respectively.

NOTE 4

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

Short-term borrowings are set forth below:

	AS OF NOVEMBER

(IN MILLIONS)	2003	2002

Promissory notes	$24,119	$20,433
Commercial paper	4,767	9,463
Bank loans and other	8,183	4,948
Current portion of long-term borrowings	7,133	5,794

Total(1)	$44,202	$40,638

(1)	As of November 2003 and November 2002, the weighted average interest rates for short-term borrowings, including commercial paper, were 1.48% and 2.09%, respectively.

NOTE 5

LONG-TERM BORROWINGS

Long-term borrowings are set forth below:

	AS OF NOVEMBER

(IN MILLIONS)	2003	2002

Fixed rate obligations(1)
U.S. dollar	$28,242	$19,550
Non-U.S. dollar	8,703	4,407
Floating rate obligations(2)
U.S. dollar	13,269	10,175
Non-U.S. dollar	7,268	4,579

Total	$57,482	$38,711

(1)	During 2003 and 2002, interest rates on U.S. dollar fixed rate obligations ranged from 4.13% to 12.00% and from 5.50% to 12.00%, respectively. During 2003 and 2002, interest rates on non-U.S. dollar fixed rate obligations ranged from 0.70% to 8.88% and from 1.20% to 8.88%, respectively.

(2)	Floating interest rates generally are based on LIBOR, the U.S. Treasury bill rate or the federal funds rate. Certain equity-linked and indexed instruments are included in floating rate obligations.

As of November 2003, long-term borrowings included nonrecourse debt of $5.4 billion, consisting of $3.2 billion issued during the year by William Street Funding Corporation (Funding Corp) (a wholly owned subsidiary of Group Inc. formed to raise funding to support loan commitments made by another wholly owned William Street entity to investment-grade clients), $1.6 billion issued by consolidated VIEs and $0.6 billion issued by other consolidated entities, primarily associated with the firm’s ownership of East Coast Power L.L.C. As of November 2002, long-term borrowings included nonrecourse debt of $530 million issued by consolidated VIEs. Nonrecourse debt is debt that Group Inc. is not directly or indirectly obligated to repay through a guarantee, general partnership interest or contractual arrangement.

84 GOLDMAN SACHS 2003 ANNUAL REPORT

Notes to Consolidated Financial Statements

Long-term borrowings by fiscal maturity date are set forth below:

	AS OF NOVEMBER

	2003(1)(2)(3)			2002(2)

	U.S.	NON-U.S.		U.S.	NON-U.S.
(IN MILLIONS)	DOLLAR	DOLLAR	TOTAL	DOLLAR	DOLLAR	TOTAL

2004	$—	$—	$—	$6,846	$184	$7,030
2005	7,854	4,598	12,452	5,804	3,075	8,879
2006	6,133	1,576	7,709	1,575	1,020	2,595
2007	1,274	564	1,838	1,094	953	2,047
2008	3,105	2,546	5,651	239	593	832
2009-thereafter	23,145	6,687	29,832	14,167	3,161	17,328

Total	$41,511	$15,971	$57,482	$29,725	$8,986	$38,711

(1)	Long-term borrowings maturing within one year and certain long-term borrowings that may be redeemable within one year at the option of the holder are included as short-term borrowings in the consolidated statements of financial condition.

(2)	Long-term borrowings repayable at the option of the firm are reflected at their contractual maturity dates. Certain long-term borrowings redeemable prior to maturity at the option of the holder are reflected at the date such options first become exercisable.

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

The effective weighted average interest rates for long-term borrowings, after hedging activities, are set forth below:

	AS OF NOVEMBER

	2003		2002

($ IN MILLIONS)	AMOUNT	RATE	AMOUNT	RATE

Fixed rate obligations	$1,517	7.43%	$1,057	8.35%
Floating rate obligations	55,965	1.79	37,654	2.24

Total	$57,482	1.94	$38,711	2.40

NOTE 6

COMMITMENTS, CONTINGENCIES AND GUARANTEES

Commitments

The firm had commitments to enter into forward secured financing transactions, including certain repurchase and resale agreements and secured borrowing and lending arrangements, of $35.25 billion and $40.04 billion as of November 2003 and November 2002, respectively.

In connection with its lending activities, the firm had outstanding commitments of $15.83 billion and $9.41 billion as of November 2003 and November 2002, respectively. The firm’s commitments to extend credit are agreements to lend to counterparties that have fixed termination dates and are contingent on all conditions to borrowing set forth in the contract having been met. Since these commitments may expire unused, the total commitment amount does not necessarily reflect the actual future cash flow requirements. As of November 2003, $4.32 billion of the firm’s outstanding commitments have been issued through the William Street credit extension program.(1) Substantially all of the credit risk associated

(1)	These commitments were primarily issued through William Street Commitment Corporation (Commitment Corp), a consolidated wholly owned subsidiary of Group Inc. Another consolidated wholly owned subsidiary, Funding Corp, was formed to raise funding to support the William Street credit extension program. Commitment Corp and Funding Corp are each separate corporate entities, with assets and liabilities that are legally separated from the other assets and liabilities of the firm. Accordingly, the assets of Commitment Corp and of Funding Corp will not be available to their respective shareholders until the claims of their respective creditors have been paid. In addition, no affiliate of either Commitment Corp or Funding Corp, except in limited cases as expressly agreed in writing, is responsible for any obligation of either entity.

GOLDMAN SACHS 2003 ANNUAL REPORT 85

Notes to Consolidated Financial Statements

with these commitments has been hedged through credit loss protection provided by SMFG. The firm has also hedged the credit risk of certain non-William Street commitments using a variety of other financial instruments.

The firm provides letters of credit issued by various banks to counterparties in lieu of securities or cash to satisfy various collateral and margin deposit requirements. Letters of credit outstanding were $12.60 billion and $11.63 billion as of November 2003 and November 2002, respectively.

The firm acts as an investor in merchant banking transactions, which includes making long-term investments in equity and debt securities in privately negotiated transactions, corporate acquisitions and real estate transactions. In connection with these activities, the firm had commitments to invest up to $1.38 billion and $1.46 billion in corporate and real estate investment funds as of November 2003 and November 2002, respectively.

The firm had construction-related commitments of $87 million and $301 million as of November 2003 and November 2002, respectively, and other purchase commitments of $255 million and $23 million as of November 2003 and November 2002, respectively.

The firm has obligations under long-term noncancelable lease agreements, principally for office space, expiring on various dates through 2029. Certain agreements are subject to periodic escalation provisions for increases in real estate taxes and other charges. Future minimum rental payments, net of minimum sublease rentals, and rent charged to operating expense for the last three years are set forth below:

(IN MILLIONS)

Minimum rental payments
2004	$422
2005	349
2006	339
2007	304
2008	288
2009-thereafter	2,220

Total	$3,922

Net rent expense
2001	$299
2002	359
2003	360

Contingencies

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

Guarantees

The firm enters into various derivative contracts that meet the definition of a guarantee under FIN No. 45. Such derivative contracts include credit default swaps, written equity and commodity put options, written currency contracts and interest rate caps, floors and swaptions. FIN No. 45 does not require disclosures about derivative contracts if such contracts may be cash settled and the firm has no basis to conclude it is probable that the counterparties held, at inception, the underlying instruments related to the derivative contracts. The firm has concluded that these conditions have been met, for certain large, internationally active commercial and investment banks and end users. Accordingly, the firm has not included such contracts in the table below.

The firm, in its capacity as an agency lender, occasionally indemnifies securities lending customers against losses incurred in the event that borrowers do not return securities and the collateral held is insufficient to cover the market value of the securities borrowed. In relation to certain asset sales and securitization transactions, the firm guarantees the collection of contractual cash flows. In connection with fund management activities, the firm may issue loan guarantees to secure financing and to obtain preferential investment terms. In addition, the firm provides letters of credit and other guarantees, on a limited basis, to enable clients to enhance their credit standing and complete transactions.

86 GOLDMAN SACHS 2003 ANNUAL REPORT

Notes to Consolidated Financial Statements

The following table sets forth certain information about the firm’s derivative contracts that meet the definition of a guarantee and certain other guarantees as of November 2003:

		MAXIMUM PAYOUT/NOTIONAL AMOUNT BY PERIOD OF EXPIRATION(3)

	CARRYING		2005-	2007-	2009-
(IN MILLIONS)	VALUE	2004	2006	2008	THEREAFTER	TOTAL

Derivatives(1)	$7,639	$216,038	$87,843	$126,385	$163,721	$593,987
Securities lending indemnifications(2)	—	7,955	—	—	—	7,955
Guarantees of the collection of contractual cash flows	16	827	708	3	5	1,543
Fund-related commitments	—	44	20	2	2	68
Letters of credit and other guarantees	89	89	25	1	82	197

(1)	The carrying value of $7.64 billion excludes the effect of a legal right of setoff that may exist under an enforceable netting agreement.

(2)	Collateral held in connection with these securities lending indemnifications was $8.23 billion as of November 2003.

(3)	Such amounts do not represent anticipated losses in connection with these contracts.

In the normal course of its business, the firm indemnifies and guarantees certain service providers, such as clearing and custody agents, trustees and administrators, against specified potential losses in connection with their acting as an agent of, or providing services to, the firm or its affiliates. The firm also indemnifies some clients against potential losses incurred in the event specified third-party service providers, including subcustodians and third-party brokers, improperly execute transactions. In addition, the firm is a member of payment, clearing and settlement networks as well as securities exchanges around the world that may require the firm to meet the obligations of such networks and exchanges in the event of member defaults. In connection with its prime brokerage and clearing businesses, the firm may agree to clear and settle on behalf of its clients the transactions entered into by them with other brokerage firms. The firm’s obligations in respect of such transactions are secured by the assets in the client’s account as well as any proceeds received from the transactions cleared and settled by the firm on behalf of the client. The firm is unable to develop an estimate of the maximum payout under these guarantees and indemnifications. However, management believes that it is unlikely the firm will have to make material payments under these arrangements, and no liabilities related to these guarantees and indemnifications have been recognized in the consolidated statement of financial condition as of November 2003.

The firm provides representations and warranties to counterparties in connection with a variety of commercial transactions and occasionally indemnifies them against potential losses caused by the breach of those representations and warranties. The firm may also provide indemnifications protecting against changes in or adverse application of certain U.S. tax laws in connection with ordinary-course transactions such as securities issuances, borrowings or derivatives. In addition, the firm may provide indemnifications to some counterparties to protect them in the event additional taxes are owed or payments are withheld, due either to a change in or an adverse application of certain non-U.S. tax laws. These indemnifications generally are standard contractual terms and are entered into in the normal course of business. Generally, there are no stated or notional amounts included in these indemnifications, and the contingencies triggering the obligation to indemnify are not expected to occur. The firm is unable to develop an estimate of the maximum payout under these guarantees. However, management believes that it is unlikely the firm will have to make material payments under these arrangements, and no liabilities related to these arrangements have been recognized in the consolidated statement of financial condition as of November 2003.

NOTE 7

SHAREHOLDERS’ EQUITY

Dividends declared per common share were $0.74 in 2003 and $0.48 in each of 2002 and 2001. On December 17, 2003, the Board of Directors of Group Inc. declared a dividend of $0.25 per share to be paid on February 26, 2004 to common shareholders of record on January 27, 2004.

During 2003 and 2002, the firm repurchased 12.2 million shares and 19.4 million shares of the firm’s common stock, respectively. The average price paid per share for repurchased shares was $76.83 and $76.49 for the years ended November 2003 and November 2002, respectively. As of November 2003, the firm was authorized to repurchase up to 8.6 million additional shares of common stock pursuant to the firm’s common stock repurchase program.

GOLDMAN SACHS 2003 ANNUAL REPORT 87

Notes to Consolidated Financial Statements

NOTE 8

EARNINGS PER SHARE

The computations of basic and diluted EPS are set forth below:

	YEAR ENDED NOVEMBER

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)	2003	2002	2001

Numerator for basic and diluted EPS — earnings available to common shareholders	$3,005	$2,114	$2,310
Denominator for basic EPS — weighted average number of common shares	488.4	495.6	509.7
Effect of dilutive securities
Restricted stock units	16.0	22.1	22.0
Stock options	7.5	7.4	10.1

Dilutive potential common shares	23.5	29.5	32.1
Denominator for diluted EPS — weighted average number of common shares and dilutive potential common shares(1)	511.9	525.1	541.8

Basic EPS	$6.15	$4.27	$4.53
Diluted EPS	5.87	4.03	4.26

(1)	The diluted EPS computations do not include the antidilutive effect of the following options:

	YEAR ENDED NOVEMBER

(IN MILLIONS)	2003	2002	2001

Number of antidilutive options	27	28	1

NOTE 9

GOODWILL AND IDENTIFIABLE INTANGIBLE ASSETS

Goodwill

As of November 2003 and November 2002, goodwill of $3.16 billion and $2.86 billion, respectively, was included in “Other assets” in the consolidated statements of financial condition. Prior to December 1, 2001, goodwill was amortized over periods of 15 to 20 years on a straight-line basis.

The following table sets forth reported net earnings and EPS, as adjusted to exclude goodwill amortization expense:

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)	YEAR ENDED NOVEMBER 2001

Net earnings, as reported	$2,310
Net earnings, as adjusted	2,404
EPS, as reported
Basic	$4.53
Diluted	4.26
EPS, as adjusted
Basic	$4.72
Diluted	4.44

88 GOLDMAN SACHS 2003 ANNUAL REPORT

Notes to Consolidated Financial Statements

Identifiable Intangible Assets

The following table sets forth the gross carrying amount, accumulated amortization and net carrying amount of identifiable intangible assets:

		AS OF NOVEMBER

(IN MILLIONS)		2003		2002

Customer lists(1)	Gross carrying amount(3)	$1,021		$859
	Accumulated amortization	(141)		(94)

	Net carrying amount	$880		$765

New York Stock Exchange (NYSE) specialist rights	Gross carrying amount	$714		$717
	Accumulated amortization	(78)		(51)

	Net carrying amount	$636		$666

Option and exchange-traded fund (ETF) specialist rights	Gross carrying amount	$312		$312
	Accumulated amortization	(182)		(21)

	Net carrying amount	$130		$291

Other(2)	Gross carrying amount	$351		$351
	Accumulated amortization	(177)		(93)

	Net carrying amount	$174		$258

Total	Gross carrying amount(3)	$2,398		$2,239
	Accumulated amortization	(578	)(4)	(259)

	Net carrying amount	$1,820		$1,980

(1)	Primarily includes the firm’s clearance and execution and Nasdaq customer lists acquired in the firm’s combination with SLK and financial counseling customer lists acquired in the firm’s combination with The Ayco Company, L.P.
(2)	Includes primarily technology-related assets acquired in the firm’s combination with SLK.
(3)	Gross carrying amount includes additions of $162 million and $147 million for the years ended November 2003 and November 2002, respectively.
(4)	For the year ended November 2003, accumulated amortization includes $188 million of impairment charges primarily related to option specialist rights.

Identifiable intangible assets are amortized over a weighted average life of approximately 18 years. There were no identifiable intangible assets that were considered to be indefinite-lived and, therefore, not subject to amortization.

Amortization expense associated with identifiable intangible assets was $319 million (including $188 million of impairment charges), $127 million and $115 million for the fiscal years ended November 2003, November 2002 and November 2001, respectively.

Estimated future amortization expense for existing identifiable intangible assets is set forth below:

(IN MILLIONS)
2004	$123
2005	123
2006	123
2007	118
2008	91

GOLDMAN SACHS 2003 ANNUAL REPORT 89

Notes to Consolidated Financial Statements

NOTE 10

OTHER ASSETS AND OTHER LIABILITIES

Other assets are generally less liquid, nonfinancial assets. The following table sets forth the firm’s other assets by type:

	AS OF NOVEMBER

(IN MILLIONS)	2003	2002

Goodwill and identifiable intangible assets(1)	$4,982	$4,839
Property, leasehold improvements and equipment	3,527	3,460
Equity-method investments and joint ventures	2,159	649
Miscellaneous receivables and other	1,463	1,469
Net deferred tax assets(2)	1,420	1,549
Prepaid assets and deposits	376	333

Total	$13,927	$12,299

(1)   See Note 9 for further information regarding the firm’s goodwill and identifiable intangible assets.

(2)   See Note 13 for further information regarding the firm’s income taxes.

Other liabilities and accrued expenses primarily includes compensation and benefits, minority interest in certain consolidated entities, litigation liabilities, tax-related payables, deferred revenue and other payables. The following table sets forth the firm’s other liabilities and accrued expenses by type:

	AS OF NOVEMBER

(IN MILLIONS)	2003	2002

Compensation and benefits	$3,956	$3,194
Accrued expenses and other payables	2,907	2,572
Minority interest	1,281	236

Total	$8,144	$6,002

NOTE 11

EMPLOYEE BENEFIT PLANS

The firm sponsors various pension plans and certain other postretirement benefit plans, primarily healthcare and life insurance, which cover most employees worldwide. The firm also provides certain benefits to former or inactive employees prior to retirement. A summary of these plans is set forth below.

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

90  GOLDMAN SACHS 2003 ANNUAL REPORT

Notes to Consolidated Financial Statements

The following table provides a summary of the changes in the plans’ benefit obligations and the fair value of assets for November 2003 and November 2002 and a statement of the funded status of the plans as of November 2003 and November 2002:

	AS OF OR FOR YEAR ENDED NOVEMBER

	2003			2002

	U.S.	NON-U.S.	POST-	U.S.	NON-U.S.	POST-
(IN MILLIONS)	PENSION	PENSION	RETIREMENT	PENSION	PENSION	RETIREMENT

Benefit obligation
Balance, beginning of year	$162	$245	$184	$140	$184	$84
Business combination	75	—	1	—	—	—
Service cost	8	41	8	6	37	8
Interest cost	13	12	12	10	9	9
Plan amendments	—	—	—	—	1	40
Actuarial loss/(gain)	39	22	(3)	8	7	50
Benefits paid	(3)	(13)	(6)	(2)	(9)	(7)
Effect of foreign exchange rates	—	28	—	—	16	—

Balance, end of year	$294	$335	$196	$162	$245	$184

Fair value of plan assets
Balance, beginning of year	$167	$206	$—	$138	$164	$12
Business combination	45	—	—	—	—	—
Actual return on plan assets	31	27	—	(14)	(21)	(1)
Firm contributions	37	58	6	45	56	7
Benefits paid	(3)	(13)	(6)	(2)	(9)	(7)
Other distributions	—	—	—	—	—	(11)
Effect of foreign exchange rates	—	26	—	—	16	—

Balance, end of year	$277	$304	$—	$167	$206	$—

Prepaid/(accrued) benefit cost
Funded status	$(17)	$(31)	$(196)	$5	$(39)	$(184)
Unrecognized loss	90	89	56	72	79	62
Unrecognized transition (asset)/obligation	(26)	15	2	(28)	15	1
Unrecognized prior service cost	—	3	22	—	4	31
Adjustment to recognize additional minimum liability	—	—	—	—	(1)	—

Prepaid/(accrued) benefit cost	$47	$76	$(116)	$49	$58	$(90)

The accumulated benefit obligation for all defined benefit plans was $560 million and $356 million as of November 2003 and November 2002, respectively.

For plans in which the accumulated benefit obligation exceeded plan assets, the aggregate projected benefit obligation and accumulated benefit obligation was $160 million and $139 million, respectively, as of November 2003, and $72 million and $55 million, respectively, as of November 2002. The fair value of plan assets for each of these plans was $97 million and $39 million as of November 2003 and November 2002, respectively.

GOLDMAN SACHS 2003 ANNUAL REPORT  91

Notes to Consolidated Financial Statements

The components of pension expense/(income) and postretirement expense are set forth below:

	YEAR ENDED NOVEMBER

(IN MILLIONS)	2003	2002	2001

U.S. pension
Service cost	$8	$6	$4
Interest cost	13	10	9
Expected return on plan assets	(16)	(12)	(12)
Net amortization	5	(2)	(3)

Total	$10	$2	$(2)

Non-U.S. pension
Service cost	$41	$37	$35
Interest cost	12	9	7
Expected return on plan assets	(15)	(12)	(9)
Net amortization	8	4	1

Total	$46	$38	$34

Postretirement
Service cost	$8	$8	$6
Interest cost	12	9	5
Expected return on plan assets	—	(1)	(1)
Net amortization	11	10	—

Total	$31	$26	$10

The weighted average assumptions used to develop net periodic pension cost and the actuarial present value of the projected benefit obligation are set forth below. These assumptions represent a weighted average of the assumptions used for the U.S. and non-U.S. plans and are based on the economic environment of each applicable country.

	YEAR ENDED NOVEMBER

	2003		2002	2001

Defined benefit pension plans
U.S. pension—projected benefit obligation
Discount rate	6.00%		6.75%	7.00%
Rate of increase in future compensation levels	5.00		5.00	5.00
U.S. pension—net periodic benefit cost
Discount rate	6.59	(1)	7.00	7.50
Rate of increase in future compensation levels	5.00		5.00	5.00
Expected long-term rate of return on plan assets	8.50		8.50	8.50
Non-U.S. pension—projected benefit obligation
Discount rate	4.76		4.78	4.93
Rate of increase in future compensation levels	4.37		4.14	4.11
Expected long-term rate of return on plan assets	6.25		5.86	5.74

Postretirement plans—projected benefit obligation
Discount rate	6.00%		6.75%	7.00%
Rate of increase in future compensation levels	5.00		5.00	5.00
Postretirement plans—net periodic benefit cost
Discount rate	6.75	(1)	7.00	7.50
Rate of increase in future compensation levels	5.00		5.00	5.00
Expected long-term rate of return on plan assets	—		8.50	8.50

(1) Includes plan added in connection with business combination.

92 GOLDMAN SACHS 2003 ANNUAL REPORT

Notes to Consolidated Financial Statements

The firm’s approach in determining the long-term rate of return for plan assets is based upon historical financial market relationships that have existed over time with the presumption that this trend will generally remain constant in the future.

For measurement purposes, an annual growth rate in the per capita cost of covered healthcare benefits of 14% was assumed for the fiscal year ending November 2004. The rate was assumed to decrease ratably to 5% for the fiscal year ending November 2010 and remain at that level thereafter.

The assumed cost of healthcare has an effect on the amounts reported for the firm’s postretirement plans. A 1% change in the assumed healthcare cost trend rate would have the following effects:

	1% INCREASE		1% DECREASE

(IN MILLIONS)	2003	2002	2003	2002

Cost	$4	$3	$(3)	$(2)
Obligation	33	25	(26)	(22)

The following table sets forth the composition of plan assets for the U.S. defined benefit pension plans by asset category:

	AS OF NOVEMBER

	2003	2002

Equity securities	61%	66%
Debt securities	25	19
Other	14	15

Total	100%	100%

The investment approach of the firm’s U.S. defined benefit pension plans involves employing a sufficient level of flexibility to capture investment opportunities as they occur, while maintaining reasonable parameters to ensure that prudence and care are exercised in the execution of the investment program. The plans employ a total return on investment approach, whereby a mix, which is broadly similar to the actual asset allocation as of November 2003, of equity securities, debt securities and other assets is targeted to maximize the long-term return on assets for a given level of risk. Investment risk is measured and monitored on an ongoing basis by the firm’s Retirement Committee through periodic portfolio reviews, meetings with investment managers and annual liability measurements.

The firm does not expect to be required to contribute to its U.S. pension plans in fiscal 2004, but does expect to contribute $6 million to its unfunded postretirement benefit plan in the form of benefit payments in fiscal 2004.

The following table sets forth amounts of benefits projected to be paid from the firm’s U.S. defined benefit pension and postretirement plans and reflects expected future service, where appropriate:

	U.S.	POST-
(IN MILLIONS)	PENSION	RETIREMENT

2004	$4	$6
2005	5	7
2006	5	7
2007	6	8
2008	7	8
2009-2013	50	45

Defined Contribution Plans

The firm contributes to employer-sponsored U.S. and non-U.S. defined contribution plans. The firm’s contribution to these plans was $199 million, $154 million and $193 million for the years ended November 2003, November 2002 and November 2001, respectively.

The firm has also established a nonqualified defined contribution plan (the Plan) for certain senior employees. Shares of common stock contributed to the Plan and outstanding as of November 2003 were 4.2 million. The shares of common stock will vest and generally be distributable to the participant on specified future dates if the participant satisfies certain conditions and the participant’s employment with the firm has not been terminated, with certain exceptions for terminations of employment due to death or a change in control. Dividends on the underlying shares of common stock are paid currently to the participants. Forfeited shares remain in the Plan and are reallocated to other participants. Contributions to the Plan are expensed on the date of grant. Plan expense was immaterial for the years ended November 2003, November 2002 and November 2001.

GOLDMAN SACHS 2003 ANNUAL REPORT  93

Notes to Consolidated Financial Statements

NOTE 12

EMPLOYEE INCENTIVE PLANS

Stock Incentive Plan

The firm sponsors a stock incentive plan, The Goldman Sachs Amended and Restated Stock Incentive Plan (the Amended SIP), which provides for grants of incentive stock options, nonqualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units and other stock-based awards. In the second quarter of fiscal 2003, the Amended SIP was approved by the firm’s shareholders, effective for grants after April 1, 2003, and no further awards were or will be made under the original plan after that date, although awards granted under the original plan prior to that date remain outstanding.

The total number of shares of common stock that may be issued under the Amended SIP through fiscal 2008 may not exceed 250 million shares and, in each fiscal year thereafter, may not exceed 5% of the issued and outstanding shares of common stock, determined as of the last day of the immediately preceding fiscal year, increased by the number of shares available for awards in previous fiscal years but not covered by awards granted in such years. As of November 2003, 236.8 million shares were available for grant under the Amended SIP, after taking into account stock-based compensation awards that were issued subsequent to year end, as part of year-end compensation.

As of November 2002, 128.6 million shares were available for grant under the original plan, after taking into account stock-based compensation awards that were issued subsequent to year end, as part of year-end compensation.

Restricted Stock Units

The firm issued restricted stock units to employees under the stock incentive plan, primarily in connection with its initial public offering, acquisitions and as part of year-end compensation. Of the total restricted stock units outstanding as of November 2003 and November 2002, (i) 24.5 million units and 29.9 million units, respectively, required future service as a condition to the delivery of the underlying shares of common stock and (ii) 23.3 million units and 18.3 million units, respectively, did not require future service.

In all cases, delivery of the underlying shares of common stock is conditioned on the grantee’s satisfying certain other requirements outlined in the award agreements. The activity related to these restricted stock units is set forth below:

	RESTRICTED STOCK UNITS OUTSTANDING

	NO FUTURE	FUTURE
	SERVICE	SERVICE
	REQUIRED	REQUIRED

Outstanding, November 2000	33,502,219	46,335,940
Granted	116,968	1,638,536
Forfeited	(975,713)	(3,065,731)
Delivered	(10,253,224)	—
Vested	3,239,683	(3,239,683)

Outstanding, November 2001	25,629,933	41,669,062
Granted(1)	1,484,153	4,855,553
Forfeited	(591,957)	(3,135,134)
Delivered	(21,700,672)	—
Vested	13,494,481	(13,494,481)

Outstanding, November 2002	18,315,938	29,895,000
Granted(1)	3,615,366	9,357,593
Forfeited	(179,708)	(1,886,420)
Delivered	(11,261,989)	—
Vested	12,824,458	(12,824,458)

Outstanding, November 2003	23,314,065	24,541,715

(1)  Includes restricted stock units granted to employees subsequent to year end as part of year-end compensation.

Total employee stock compensation expense, net of forfeitures, was $711 million, $645 million and $798 million for the years ended November 2003, November 2002 and November 2001, respectively.

94  GOLDMAN SACHS 2003 ANNUAL REPORT

Notes to Consolidated Financial Statements

Stock Options

In general, stock options granted to employees in May of 1999 in connection with the firm’s initial public offering vest and become exercisable in equal installments on or about the third, fourth and fifth anniversaries of the grant date. Stock options granted to employees subsequent to the firm’s initial public offering generally vest as outlined in the applicable stock option agreement and first become exercisable on the third anniversary of the grant date. All employee stock option agreements provide that vesting is accelerated in certain circumstances, such as upon retirement, death and extended absence. In general, all stock options expire on the tenth anniversary of the grant date, although they may be subject to earlier termination or cancellation in certain circumstances in accordance with the terms of the firm’s stock incentive plan and the applicable stock option agreement. The dilutive effect of the firm’s outstanding stock options is included in “Average common shares outstanding—Diluted,” in the consolidated statements of earnings.

The activity related to these stock options is set forth below:

		WEIGHTED	WEIGHTED
		AVERAGE	AVERAGE
	OPTIONS	EXERCISE	REMAINING
	OUTSTANDING	PRICE	LIFE (YEARS)

Outstanding, November 2000	57,435,758	$63.19	8.96
Granted(1)	29,004,359	91.89
Exercised	(104,155)	52.03
Forfeited	(1,969,077)	64.46

Outstanding, November 2001	84,366,885	73.04	8.65
Granted(1)	15,908,162	79.16
Exercised	(1,138,087)	52.78
Forfeited	(4,867,859)	68.77

Outstanding, November 2002	94,269,101	74.53	8.08
Granted(1)	902,511	95.81
Exercised	(2,686,955)	52.76
Forfeited	(3,428,692)	73.08

Outstanding, November 2003	89,055,965	75.47	7.17

Exercisable, November 2003	18,604,931	$53.28	5.45

(1)  Includes stock options granted to employees subsequent to year end as part of year-end compensation.

The options outstanding as of November 2003 are set forth below:

		WEIGHTED	WEIGHTED
		AVERAGE	AVERAGE
	OPTIONS	EXERCISE	REMAINING
EXERCISE PRICE	OUTSTANDING	PRICE	LIFE (YEARS)

$45.00 – $ 59.99	28,599,381	$52.95	5.44
60.00 – 74.99	—	—	—
75.00 – 89.99	32,327,078	81.08	7.92
90.00 – 104.99	28,129,506	91.92	8.07

Outstanding, November 2003	89,055,965

GOLDMAN SACHS 2003 ANNUAL REPORT  95

Notes to Consolidated Financial Statements

The weighted average fair value of options granted during fiscal 2003, fiscal 2002 and fiscal 2001 was $31.31 per option, $27.38 per option and $30.82 per option, respectively. Fair value was estimated as of the grant date based on a binomial option-pricing model using the following weighted average assumptions:

	YEAR ENDED NOVEMBER

	2003	2002	2001

Risk-free interest rate	3.4%	3.5%	5.2%
Expected volatility	35.0	35.0	35.0
Dividend yield	1.0	0.6	0.5
Expected life	5 years	5 years	7 years

NOTE 13

INCOME TAXES

The components of the net tax expense reflected in the consolidated statements of earnings are set forth below:

	YEAR ENDED NOVEMBER

(IN MILLIONS)	2003	2002	2001

Current taxes
U.S. federal	$680	$543	$781
State and local	115	35	64
Non-U.S.	552	331	489

Total current tax expense	1,347	909	1,334

Deferred taxes
U.S. federal	22	7	(9)
State and local	27	102	95
Non-U.S.	44	121	(34)

Total deferred tax expense/(benefit)	93	230	52

Net tax expense	$1,440	$1,139	$1,386

Deferred income taxes reflect the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities. These temporary differences result in taxable or deductible amounts in future years and are measured using the tax rates and laws that will be in effect when such differences are expected to reverse.

Significant components of the firm’s deferred tax assets and liabilities are set forth below:

	AS OF NOVEMBER

(IN MILLIONS)	2003	2002

Deferred tax assets
Compensation and benefits	$1,301	$1,415
Unrealized losses	177	173
Other, net	156	185

	1,634	1,773
Valuation allowance(1)	(18)	(17)

Total deferred tax assets	1,616	1,756

Deferred tax liabilities
Depreciation and amortization	196	207

Total deferred tax liabilities	196	207

Net deferred tax assets	$1,420	$1,549

(1)   Relates primarily to the ability to utilize certain state and local and foreign tax credits.

96  GOLDMAN SACHS 2003 ANNUAL REPORT

Notes to Consolidated Financial Statements

The firm permanently reinvests eligible earnings of certain foreign subsidiaries that were incorporated for U.S. income tax purposes at the end of fiscal 2001 and, accordingly, does not accrue any U.S. income taxes that would arise if such earnings were repatriated. As of November 2003, this policy resulted in an unrecognized net deferred tax liability of $84 million attributable to reinvested earnings of $1.10 billion. Additionally, during 2003, the valuation allowance was increased by $1 million, primarily due to an increase in certain foreign losses. Acquired net operating loss carryforwards of $49 million as of November 2003 and $58 million as of November 2002 are subject to annual limitations on utilization and will begin to expire in 2019.

A reconciliation of the U.S. federal statutory income tax rate to the firm’s effective income tax rate is set forth below:

	YEAR ENDED NOVEMBER

	2003	2002	2001

U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
Increase related to state and local taxes, net of U.S. income tax effects	2.1	2.7	2.8
Tax credits	(3.1)	(2.0)	—
Foreign operations	(1.2)	(0.9)	—
Tax-exempt income, including dividends	(1.0)	(1.3)	(0.6)
Other	0.6	1.5	0.3

Effective income tax rate	32.4%	35.0%	37.5%

Tax benefits of approximately $103 million in November 2003, $119 million in November 2002 and $123 million in November 2001, related to the delivery of restricted stock units and the exercise of options, were credited directly to “Additional paid-in capital” in the consolidated statements of financial condition and changes in shareholders’ equity.

NOTE 14

REGULATED SUBSIDIARIES

GS&Co. and SLK are registered U.S. broker-dealers and futures commission merchants subject to Rule 15c3-1 of the Securities and Exchange Commission and Rule 1.17 of the Commodity Futures Trading Commission, which specify uniform minimum net capital requirements, as defined, for their registrants. They have elected to compute their net capital in accordance with the “Alternative Net Capital Requirement” as permitted by Rule 15c3-1. As of November 2003 and November 2002, GS&Co. had regulatory net capital, as defined, of $3.66 billion and $4.75 billion, respectively, which exceeded the amounts required by $2.82 billion and $4.09 billion, respectively. As of November 2003 and November 2002, SLK had regulatory net capital, as defined, of $1.12 billion and $1.28 billion, respectively, which exceeded the amounts required by $1.08 billion and $1.24 billion, respectively.

GSI, a registered U.K. broker-dealer, is subject to the capital requirements of the Financial Services Authority, and GSJL, a Tokyo-based broker-dealer, is subject to the capital requirements of the Financial Services Agency. As of November 2003 and November 2002, GSI and GSJL were in compliance with their local capital adequacy requirements.

Certain other subsidiaries of the firm are also subject to capital adequacy requirements promulgated by authorities of the countries in which they operate. As of November 2003 and November 2002, these subsidiaries were in compliance with their local capital adequacy requirements.

GOLDMAN SACHS 2003 ANNUAL REPORT 97

Notes to Consolidated Financial Statements

NOTE 15

BUSINESS SEGMENTS

In reporting to management, the firm’s operating results are categorized into the following three segments: Investment Banking, Trading and Principal Investments, and Asset Management and Securities Services.

The firm made certain changes to its segment reporting structure in 2003. These changes included reclassifying the following from Asset Management and Securities Services to Trading and Principal Investments:

•	equity commissions and clearing and execution fees;

•	merchant banking overrides; and

•	the matched book businesses.

These reclassifications did not affect the firm’s historical consolidated results of operations, financial condition or cash flows. Certain reclassifications have been made to previously reported amounts to conform to the current presentation.

Basis of Presentation

In reporting segments, certain of the firm’s business lines have been aggregated where they have similar economic characteristics and are similar in each of the following areas: (i) the nature of the services they provide, (ii) their methods of distribution, (iii) the types of clients they serve and (iv) the regulatory environments in which they operate.

The cost drivers of the firm taken as a whole—compensation, headcount and levels of business activity—are broadly similar in each of the firm’s business segments. Compensation expenses within the firm’s segments reflect, among other factors, the performance of the individual business units as well as the overall performance of the firm. Consequently, pre-tax margins in one segment of the firm’s business may be significantly affected by the performance of the firm’s other business segments.

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

The segment information presented in the table below is prepared according to the following methodologies:

•	Revenues and expenses directly associated with each segment are included in determining pretax earnings.

•	Net revenues in the firm’s segments include allocations of interest income and interest expense to specific securities, commodities and other positions in relation to the cash generated by, or funding requirements of, such underlying positions. Net interest is included within segment net revenues as it is consistent with the way in which management assesses segment performance.

•	Overhead expenses not directly allocable to specific segments are allocated ratably based on direct segment expenses.

•	The nonrecurring expenses associated with the firm’s acquisition awards and conversion to corporate form and related transactions are not allocated to individual segments as management excludes them in evaluating segment performance.

98 GOLDMAN SACHS 2003 ANNUAL REPORT

Notes to Consolidated Financial Statements

Segment Operating Results

Management believes that the following information provides a reasonable representation of each segment’s contribution to consolidated pre-tax earnings and total assets:

		AS OF OR FOR YEAR ENDED NOVEMBER

(IN MILLIONS)		2003	2002	2001

Investment Banking	Net revenues(1)	$2,711	$2,830	$3,836
	Operating expenses(2)	2,504	2,454	3,117

	Pre-tax earnings	$207	$376	$719

	Segment assets	$4,867	$4,555	$3,938

Trading and Principal Investments	Net revenues(1)	$10,443	$8,647	$9,570
	Operating expenses(2)	6,938	6,505	7,310

	Pre-tax earnings	$3,505	$2,142	$2,260

	Segment assets	$250,490	$246,789	$215,654

Asset Management and Securities Services	Net revenues(1)	$2,858	$2,509	$2,405
	Operating expenses(2)	1,890	1,562	1,325

	Pre-tax earnings	$968	$947	$1,080

	Segment assets	$147,647	$103,436	$91,788

Total	Net revenues(1)	$16,012	$13,986	$15,811
	Operating expenses(2)(3)	11,567	10,733	12,115

	Pre-tax earnings	$4,445	$3,253	$3,696

	Total assets(4)	$403,799	$355,574	$312,218

(1)	Net revenues include net interest and cost of power generation as set forth in the table below:

	YEAR ENDED NOVEMBER

(IN MILLIONS)	2003	2002	2001

Investment Banking	$311	$258	$159
Trading and Principal Investments	1,888	1,350	274
Asset Management and Securities Services	941	793	860

Total net interest and cost of power generation	$3,140	$2,401	$1,293

(2)	Operating expenses include depreciation and amortization, including the amortization of goodwill and intangible assets, as set forth in the table below:

	YEAR ENDED NOVEMBER

(IN MILLIONS)	2003	2002	2001

Investment Banking	$180	$140	$172
Trading and Principal Investments	584	473	577
Asset Management and Securities Services	117	131	124

Total depreciation and amortization	$881	$744	$873

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

GOLDMAN SACHS 2003 ANNUAL REPORT 99

Notes to Consolidated Financial Statements

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

The following table sets forth the total net revenues, pre-tax earnings and identifiable assets of the firm and its consolidated subsidiaries by geographic region allocated on the basis described above:

	AS OF OR FOR YEAR ENDED NOVEMBER

(IN MILLIONS)	2003	2002	2001

Net revenues
United States	$10,040	$8,633	$10,228
Other Americas	231	352	187
United Kingdom	3,610	2,991	3,483
Other Europe	427	479	473
Asia	1,704	1,531	1,440

Total net revenues	$16,012	$13,986	$15,811

Pre-tax earnings
United States	$3,105	$1,850	$2,418
Other Americas	217	293	260
United Kingdom	610	525	665
Other Europe	90	173	241
Asia	658	624	475
Other(1)	(235)	(212)	(363)

Total pre-tax earnings	$4,445	$3,253	$3,696

Identifiable assets
United States	$400,996	$393,333	$340,409
Other Americas	1,241	3,284	2,637
United Kingdom	184,476	144,608	131,812
Other Europe	8,022	8,573	8,129
Asia	26,650	25,422	25,367
Eliminations and other(2)	(217,586)	(219,646)	(196,136)

Total identifiable assets	$403,799	$355,574	$312,218

(1)	Includes the following expenses that have not been allocated to the firm’s segments: (i) amortization of employee initial public offering awards of $80 million, $212 million and
$363 million for the years ended November 2003, November 2002 and November 2001, respectively, and (ii) provisions for a number of litigation and regulatory proceedings of $155 million for the year ended November 2003.
(2)	Reflects eliminations and certain assets that are not allocable to a particular geographic region.

100 GOLDMAN SACHS 2003 ANNUAL REPORT