Form 10-K, Exhibit 13
period 2003-11-28
GOLDMAN SACHS GROUP INC/
filed 2004-02-24
CIK 886982

EXHIBIT 13.3

Supplemental Financial Information

QUARTERLY RESULTS (UNAUDITED)

The following represents the firm’s unaudited quarterly results for fiscal 2003 and fiscal 2002. These quarterly results were prepared in accordance with U.S. generally accepted accounting principles and reflect all adjustments that are, in the opinion of management, necessary for a fair statement of the results. These adjustments are of a normal recurring nature.

	2003 FISCAL QUARTER

(IN MILLIONS, EXCEPT PER SHARE DATA)	FIRST	SECOND	THIRD	FOURTH

Total revenues	$6,094	$5,985	$5,715	$5,829
Interest expense	1,907	2,000	1,922	1,771
Cost of power generation	—	—	—	11

Revenues, net of interest expense and cost of power generation	4,187	3,985	3,793	4,047
Operating expenses	3,169	2,947	2,813	2,638

Pre-tax earnings	1,018	1,038	980	1,409
Provision for taxes	356	343	303	438

Net earnings	$662	$695	$677	$971

Earnings per share
Basic	$1.35	$1.43	$1.39	$1.98
Diluted	1.29	1.36	1.32	1.89
Dividends declared per common share	0.12	0.12	0.25	0.25

	2002 FISCAL QUARTER

(IN MILLIONS, EXCEPT PER SHARE DATA)	FIRST	SECOND	THIRD	FOURTH

Total revenues	$5,700	$6,234	$5,872	$5,048
Interest expense	2,102	2,383	2,223	2,160

Revenues, net of interest expense	3,598	3,851	3,649	2,888
Operating expenses	2,759	2,950	2,855	2,169

Pre-tax earnings	839	901	794	719
Provision for taxes	315	338	272	214

Net earnings	$524	$563	$522	$505

Earnings per share
Basic	$1.05	$1.13	$1.05	$1.03
Diluted	0.98	1.06	1.00	0.98
Dividends declared per common share	0.12	0.12	0.12	0.12

GOLDMAN SACHS 2003 ANNUAL REPORT 101

Supplemental Financial Information

COMMON STOCK PRICE RANGE

The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share of the firm’s common stock as reported by the Consolidated Tape Association.

	SALES PRICE

	FISCAL 2003		FISCAL 2002		FISCAL 2001

	HIGH	LOW	HIGH	LOW	HIGH	LOW

First quarter	$80.90	$63.75	$97.25	$77.52	$120.00	$77.00
Second quarter	81.67	61.02	92.25	74.00	105.15	77.00
Third quarter	91.98	81.50	81.97	65.55	98.14	75.05
Fourth quarter	97.39	83.64	81.00	58.57	92.75	63.27

As of February 2, 2004, there were approximately 6,038 holders of record of the firm’s common stock.

On February 2, 2004, the last reported sales price for the firm’s common stock on the New York Stock Exchange was $99.81 per share.

102 GOLDMAN SACHS 2003 ANNUAL REPORT