Form 10-K, Exhibit 13
period 2003-11-28
GOLDMAN SACHS GROUP INC/
filed 2004-02-24
CIK 886982

EXHIBIT 13.4

Supplemental Financial Information

SELECTED FINANCIAL DATA

	AS OF OR FOR YEAR ENDED NOVEMBER

	2003	2002	2001	2000(7)		1999(8)

Income statement data (IN MILLIONS)
Total revenues	$23,623	$22,854	$31,138	$33,000		$25,363
Interest expense	7,600	8,868	15,327	16,410		12,018
Cost of power generation(1)	11	—	—	—		—

Revenues, net of interest expense and
cost of power generation	16,012	13,986	15,811	16,590		13,345
Compensation and benefits	7,393	6,744	7,700	7,773		6,459
Nonrecurring employee initial public
offering and acquisition awards	—	—	—	290		2,257
Amortization of employee initial public
offering and acquisition awards	122	293	464	428		268
Other operating expenses	4,052	3,696	3,951	3,079		2,369

Pre-tax earnings	$4,445	$3,253	$3,696	$5,020		$1,992

Balance sheet data (IN MILLIONS)
Total assets	$403,799	$355,574	$312,218	$284,410		$248,348
Long-term borrowings(2)	57,482	38,711	31,016	31,395		20,952
Total liabilities	382,167	336,571	293,987	267,880		238,203
Shareholders’ equity	21,632	19,003	18,231	16,530		10,145

Common share data (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Earnings per share
Basic	$6.15	$4.27	$4.53	$6.33		$5.69
Diluted	5.87	4.03	4.26	6.00		5.57
Dividends declared per share	0.74	0.48	0.48	0.48		0.24
Book value per share(3)	43.60	38.69	36.33	32.18		20.94
Average common shares outstanding
Basic	488.4	495.6	509.7	484.6		475.9
Diluted	511.9	525.1	541.8	511.5		485.8

Selected data (UNAUDITED)
Employees
United States	12,786	12,511	14,565	14,755		9,746
International	6,690	7,228	8,112	7,872		5,615

Total employees(4)	19,476	19,739	22,677	22,627	(9)	15,361

Assets under management (IN BILLIONS)(5)
Asset class
Money markets	$89	$108	$122	$72		$48
Fixed income and currency	115	96	71	57		58
Equity	98	86	96	107		98
Alternative investments(6)	71	58	62	58		54

Total assets under management	$373	$348	$351	$294		$258

(1)  Cost of power generation relates to the firm’s previously announced acquisition of East Coast Power L.L.C. This line includes all of the direct costs of the firm’s power plant operations (e.g., fuel, operations and maintenance), as well as the depreciation and amortization associated with the plants and related contractual assets.

(2)  Long-term debt includes nonrecourse debt of $3.2 billion issued by Funding Corp, $1.6 billion issued by consolidated VIEs and $0.6 billion issued by other consolidated entities.
      Nonrecourse debt is debt, issued by certain consolidated entities, that Group Inc. is not directly or indirectly obligated to repay through a guarantee, general partnership interest or contractual arrangement.

(3)  Book value per share is based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 496.1 million,
491.2 million, 501.8 million, 513.7 million and 484.6 million as of November 2003, November 2002, November 2001, November 2000 and November 1999, respectively.

(4)  Excludes employees of Goldman Sachs’ property management subsidiaries. Substantially all of the costs of these employees are reimbursed to Goldman Sachs by the real estate investment funds to which these companies provide property management and loan services.

(5) Substantially all assets under management are valued as of calendar month end.

(6)  Includes merchant banking funds, quantitatively driven investment funds and other funds with nontraditional investment strategies that the firm manages, as well as funds where the firm recommends one or more subadvisors for the firm’s clients.

(7) In 2000, pre-tax earnings included a charge of $290 million ($180 million after taxes), or $0.35 per average diluted common share outstanding, related to the firm’s combination with SLK.

(8)  In 1999, pre-tax earnings were reduced by nonrecurring expenses of $2.26 billion associated with the conversion to corporate form and the charitable contribution to
The Goldman Sachs Foundation of $200 million made at the time of the initial public offering.

(9) Includes 2,600 employees related to the combination with SLK.

GOLDMAN SACHS 2003 ANNUAL REPORT 103